   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 28, 1998.

                           SCHEDULE 14A INFORMATION
  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the Registrant [X]      Filed by a Party other than the Registrant [_]

-------------------------------------------------------------------------------

Check the appropriate box:                Confidential, for Use of the
                                          Commission Only


[_]Preliminary Proxy Statement
                                          [_](as permitted by Rule 14a-
                                          6(e)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S) 240.14a-11c or (S) 240.14a-12

                           VISIGENIC SOFTWARE, INC.
               (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[_]No fee required.

[_]$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).

[_]$500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

[_]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:
  ----------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:
  ----------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
  ----------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:
  ----------------------------------------------------------------------------

  (5) Total fee paid:
  ----------------------------------------------------------------------------

[_]Fee paid previously with preliminary materials.

[X]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid: $27,267

  2) Form, Schedule or Registration Statement No.: 333-45001

  3) Filing Party: Borland International, Inc.

  4) Date Filed: January 27, 1998

[VISIGENIC LOGO APPEARS HERE]
                                                               January 28, 1998

Dear Stockholder:

  As many of you are aware, Visigenic Software, Inc. ("Visigenic") has entered into an agreement to be acquired by Borland International, Inc. ("Borland") in a strategic business combination (the "Merger"). You are cordially invited to attend a special meeting of stockholders (the "Visigenic Special Meeting") to be held on February 27, 1998, where you will be asked to consider and approve the Agreement and Plan of Merger, dated as of November 17, 1997, among Borland, Vixen Acquisition Corporation, a wholly-owned subsidiary of Borland, and Visigenic (the "Merger Agreement"). The accompanying Joint Proxy Statement/Prospectus presents the details of the Merger.

  In the Merger, each issued and outstanding share of common stock, par value $.001 per share, of Visigenic ("Visigenic Common Stock") will be converted into the right to receive 0.81988 of a share of common stock, par value $.01 per share, of Borland. In addition, Borland will assume all outstanding, but unexercised, options to purchase Visigenic Common Stock.

  After careful consideration, Visigenic's Board of Directors has approved the Merger Agreement and recommends that you vote FOR approval and adoption of the Merger Agreement and approval of the Merger. The Board of Directors of Visigenic believes that the Merger is fair to, and in the best interests of, Visigenic and its stockholders. Borland is a leading platform-independent supplier of object-oriented, component-based development environments and intelligent middleware for building corporate client/server and multi-tier applications. The combination of Borland's and Visigenic's technologies will assist Borland to implement its strategy to establish itself as a leading platform-independent provider of a complete solution for developing, deploying and managing distributed enterprise applications.

  The approval and adoption of the Merger Agreement and approval of the Merger will require the affirmative vote of a majority of the shares of Visigenic Common Stock issued and outstanding at the close of business on January 12, 1998.

  Please review carefully the information contained in the accompanying Joint Proxy Statement/Prospectus, including in particular the information under the captions "Risk Factors," "The Merger--Background of the Merger," "--Reasons for the Merger; Recommendations of the Boards of Directors," and "--Opinion of Financial Advisor to Visigenic" prior to making a voting decision.

  Whether or not you expect to attend the Visigenic Special Meeting, please complete, sign, date and return the enclosed proxy card in the postage-prepaid envelope to assure that your shares will be represented. You may revoke your proxy at any time before it has been voted, and if you attend the Visigenic Special Meeting, you may vote in person even if you have previously returned your proxy card.

  Regardless of the number of shares you own, your vote for the approval and adoption of the Merger Agreement is important. Your prompt attention to this matter is appreciated.

                                          Very truly yours,

                                          /s/ Roger J. Sippl

                                          Roger J. Sippl
                                          Chairman of the Board
                                          and Chief Executive Officer

                           VISIGENIC SOFTWARE, INC.
                   951 MARINER'S ISLAND BOULEVARD, SUITE 120
                          SAN MATEO, CALIFORNIA 94404

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD FEBRUARY 27, 1998

To the Stockholders of Visigenic Software, Inc.:

  PLEASE TAKE NOTICE that a special meeting of stockholders (the "Visigenic Special Meeting") of Visigenic Software, Inc., a Delaware corporation ("Visigenic"), will be held on February 27, 1998, commencing at 10:00 a.m., Pacific Standard Time, at the offices of Visigenic, 951 Mariner's Island Boulevard, Suite 120, San Mateo, California 94404 for the following purposes:

    1. To consider and vote upon a proposal: (i) to approve and adopt the Agreement and Plan of Merger, dated as of November 17, 1997, by and among Borland International, Inc., a Delaware corporation ("Borland"), Vixen Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Borland ("Sub"), and Visigenic, pursuant to which, among other things, Sub will be merged with and into Visigenic, with Visigenic continuing as the surviving corporation and becoming a wholly-owned subsidiary of Borland (the "Merger"), and each outstanding share of common stock, par value $.001 per share, of Visigenic will be converted into the right to receive 0.81988 of a share of common stock, par value $.01 per share, of Borland; and (ii) to approve the Merger.

    2. To transact such other business as may properly come before the Visigenic Special Meeting, including any motion to adjourn the Visigenic Special Meeting to a later date to permit further solicitation of proxies, or any adjournment or postponement thereof.

  The accompanying Joint Proxy Statement/Prospectus contains further information with respect to these matters.

  Stockholders of record at the close of business on January 12, 1998 are entitled to notice of, and to vote at, the Visigenic Special Meeting and any adjournment or postponement thereof.

  All stockholders are cordially invited to attend the Visigenic Special Meeting in person. To ensure your representation at the Visigenic Special Meeting, however, please complete, sign, date and return the enclosed proxy card promptly in the enclosed postage-prepaid envelope.

                                          By Order of the Board of Directors

                                          /s/ Kevin C. Eichler

                                          Kevin C. Eichler
                                          Secretary

San Mateo, California
January 28, 1998

  WHETHER OR NOT YOU PLAN TO ATTEND THE VISIGENIC SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES.

BORLAND INTERNATIONAL, INC.                            VISIGENIC SOFTWARE, INC.


          PROSPECTUS                                   PROXY STATEMENT
        PROXY STATEMENT

  Borland International, Inc., a Delaware corporation ("Borland"), has filed a Registration Statement on Form S-4 (together with all exhibits thereto, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering up to 13,000,000 shares of its common stock, par value $.01 per share ("Borland Common Stock"), to be issued in the proposed merger (the "Merger") of Vixen Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Borland ("Sub"), with and into Visigenic Software, Inc., a Delaware corporation ("Visigenic"), pursuant to the Agreement and Plan of Merger entered into by and among Borland, Sub and Visigenic dated as of November 17, 1997 (the "Merger Agreement").

  Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), Visigenic will become a wholly-owned subsidiary of Borland, and each outstanding share of common stock, par value $.001 per share, of Visigenic ("Visigenic Common Stock") will be converted into the right to receive 0.81988 of a share of Borland Common Stock (the "Exchange Ratio"), and each outstanding option to purchase Visigenic Common Stock will be assumed by Borland and will be converted into an option to purchase shares of Borland Common Stock, with appropriate adjustments based on the Exchange Ratio to the number of shares issuable thereunder and the exercise price thereof. Based upon Visigenic's capitalization as of January 23, 1998, Borland will issue approximately 11,942,707 shares of Borland Common Stock in exchange for all of the outstanding shares of Visigenic Common Stock.

  Under the terms of the Merger Agreement, the Exchange Ratio is fixed, and there is no provision for adjustment of the Exchange Ratio or termination of the Merger Agreement based on fluctuations in the price of Borland Common Stock. Accordingly, the value of the consideration to be received by Visigenic stockholders will depend on the market price of Borland Common Stock at the Effective Time. As of January 23, 1998, the last practicable trading day for which information was available before the printing of this Joint Proxy Statement/Prospectus, the closing sale prices per share of Borland Common Stock and Visigenic Common Stock, as reported on The Nasdaq National Market, were $7.03 and $5.63, respectively.

  This Joint Proxy Statement/Prospectus constitutes (i) the Prospectus of Borland filed as part of the Registration Statement with respect to the issuance of Borland Common Stock in the Merger, (ii) the Proxy Statement of Visigenic relating to the special meeting of stockholders of Visigenic (the "Visigenic Special Meeting") called to vote on the approval and adoption of the Merger Agreement and the approval of the Merger and (iii) the Proxy Statement of Borland relating to the special meeting of stockholders of Borland (the "Borland Special Meeting") called to vote on approval of (a) the issuance of Borland Common Stock pursuant to the Merger Agreement, (b) amendments to Borland's 1997 Stock Option Plan to increase the number of shares reserved for issuance thereunder from 1,600,000 shares to 3,300,000 shares, to increase the one-time option grant limit for newly-hired employees from 1,500,000 shares to 2,000,000 shares and to increase the annual option grant limit for continuing employees from 500,000 shares to 1,000,000 shares, and (c) an amendment to Borland's 1997 Employee Stock Purchase Plan to increase the number of shares of Borland Common Stock available for purchase thereunder from 200,000 shares to 400,000 shares. This Joint Proxy Statement/Prospectus and the accompanying forms of proxies are first being mailed to the stockholders of Visigenic and Borland on or about January 28, 1998.

  SEE "RISK FACTORS" COMMENCING ON PAGE 17 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED CAREFULLY BY BOTH VISIGENIC AND BORLAND STOCKHOLDERS IN EVALUATING THE PROPOSALS TO BE VOTED ON AT THE BORLAND SPECIAL MEETING AND THE VISIGENIC SPECIAL MEETING AND THE ACQUISITION OF THE SECURITIES OFFERED HEREBY.

  NEITHER THIS TRANSACTION NOR THE SECURITIES OF BORLAND OFFERED HEREBY HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS JANUARY 28, 1998.

                             AVAILABLE INFORMATION

  Borland and Visigenic are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Borland and Visigenic with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available for inspection at the Commission's Regional Offices located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, Washington, D.C. 20549 at prescribed rates. The Commission maintains a website (the "Commission Website") that contains reports, proxy information statements and other information regarding Borland and Visigenic. The address of the Commission Website is http:\\www.sec.gov. Borland Common Stock and Visigenic Common Stock are traded on The Nasdaq National Market. Reports and other information concerning Borland and Visigenic can also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

  Borland has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Borland Common Stock to be issued pursuant to the Merger Agreement. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C. or on the Commission Website. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated by reference in this Joint Proxy Statement/ Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

            INCORPORATION OF CERTAIN BORLAND DOCUMENTS BY REFERENCE

  The following Borland documents filed with the Commission are incorporated by reference in this Joint Proxy Statement/Prospectus:

    1. Borland's Annual Report on Form 10-K, as amended, for the fiscal year ended March 31, 1997;

    2. Borland's Quarterly Reports on Form 10-Q for the three-month periods ended June 30, 1997 and September 30, 1997;

    3. The description of Borland's capital stock contained in Borland's Registration Statement, as amended, filed under the Exchange Act; and

    4. Borland's Current Reports on Form 8-K filed July 14, 1997, August 5, 1997, September 23, 1997 and November 21, 1997, and Borland's Current Report on Form 8-K/A filed August 5, 1997.

  All documents and reports subsequently filed by Borland pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the Effective Time shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

  This Joint Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available, without charge, to any person, including any beneficial owner of Borland capital stock, or Visigenic Common Stock, to whom this Joint Proxy Statement/Prospectus is delivered, upon written or oral request, directed to Borland International, Inc., 100 Borland Way, Scotts Valley, California 95066 (telephone number (408) 431-1000), Attention:
Investor Relations. In order to assure timely delivery of the requested material before the Borland Special Meeting and the Visigenic Special Meeting, any request should be made prior to February 17, 1998.

  No persons have been authorized to give any information or to make any representation other than those contained in this Joint Proxy Statement/Prospectus in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by Borland or Visigenic. This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of securities made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Borland or Visigenic since the date hereof or that the information herein is correct as of any time subsequent to its date.

                 INFORMATION PROVIDED BY BORLAND AND VISIGENIC

  The information set forth in this Joint Proxy Statement/Prospectus concerning Borland and Sub has been provided by Borland and has not been independently investigated or verified by Visigenic; and the information set forth in this Joint Proxy Statement/Prospectus concerning Visigenic has been provided by Visigenic and has not been independently investigated or verified by Borland. All unaudited pro forma combined financial information herein has been prepared by Borland using the historical financial information of Borland and Visigenic, which was furnished by Borland and Visigenic, respectively.

  Registered trademarks of Borland include Borland C++, Borland C++ Builder, Delphi, IntraBuilder, JBuilder, Entera, OLEnterprise, Visual dBASE, dBASE, InterBase, Paradox and Open Environment. Visigenic and the Visigenic logo are registered trademarks of Visigenic. VisiBroker, VisiBase, VisiODBC and VisiChannel are trademarks of Visigenic. This Joint Proxy Statement/Prospectus also includes trademarks and trade names of companies other than Borland and Visigenic, which are the property of their respective owners.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
AVAILABLE INFORMATION....................................................  ii
INCORPORATION OF CERTAIN BORLAND DOCUMENTS BY REFERENCE.................. iii
INFORMATION PROVIDED BY BORLAND AND VISIGENIC............................ iii
SUMMARY..................................................................   1
  The Companies..........................................................   1
  Date and Place of the Special Meetings.................................   2
  Stockholders Entitled to Vote..........................................   2
  Purposes of the Meetings...............................................   2
  Vote Required; Voting Agreements.......................................   3
  The Merger.............................................................   3
  Reasons for the Merger.................................................   4
  Recommendations of the Boards of Directors.............................   5
  Opinions of Financial Advisors.........................................   6
  Interests of Certain Persons in the Merger.............................   7
  No Solicitation........................................................   8
  Conditions to the Merger...............................................   8
  Termination............................................................   8
  Surrender of Visigenic Stock Certificates..............................   9
  Certain Federal Income Tax Consequences................................   9
  Accounting Treatment...................................................   9
  No Appraisal Rights....................................................   9
  Restrictions on Resale of Borland Common Stock.........................   9
  Comparison of Stockholder Rights.......................................  10
  Amendments to the Borland 1997 Stock Option Plan.......................  10
  Amendment to the Borland 1997 Employee Stock Purchase Plan.............  10
SELECTED HISTORICAL CONSOLIDATED AND PRO FORMA UNAUDITED COMBINED
 CONDENSED FINANCIAL INFORMATION.........................................  11
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION...................  12
SUMMARY PRO FORMA UNAUDITED COMBINED CONDENSED FINANCIAL INFORMATION.....  13
COMPARATIVE PER SHARE DATA...............................................  14
MARKET PRICE INFORMATION.................................................  15
RISK FACTORS.............................................................  17
  Risks Relating to the Merger...........................................  17
  Risks Relating to Borland, Visigenic and the Combined Company..........  18
THE MEETINGS.............................................................  28
  General................................................................  28
  Matters to be Considered at the Meetings...............................  28
  Recommendations of the Boards of Directors.............................  28
  Voting at the Meetings; Record Dates...................................  29
  Adjournment of the Borland Special Meeting or the Visigenic Special
   Meeting...............................................................  30
  Proxies................................................................  30
THE MERGER...............................................................  32
  Background of the Merger...............................................  32

                                                                           PAGE
                                                                           ----
  Reasons for the Merger; Recommendations of the Boards of Directors......  35
    Joint Reasons for the Merger..........................................  35
    Borland's Reasons for the Merger......................................  37
    Visigenic's Reasons for the Merger....................................  38
  Opinion of Financial Advisor to Borland.................................  39
  Opinion of Financial Advisor to Visigenic...............................  43
  Interests of Certain Persons in the Merger..............................  48
  Voting Agreements.......................................................  49
  Employment Agreements...................................................  49
  Non-Compete and Non-Solicitation Agreements.............................  49
  Severance and Consulting Agreements.....................................  49
  Accounting Treatment....................................................  50
  Certain Federal Income Tax Consequences.................................  50
  No Appraisal Rights.....................................................  52
  Regulatory Requirements.................................................  52
  Federal Securities Law Compliance.......................................  52
  Nasdaq National Market Quotation........................................  53
THE MERGER AGREEMENT......................................................  54
  The Merger..............................................................  54
  Conversion of Securities................................................  54
  Representations and Warranties..........................................  55
  Certain Covenants and Agreements........................................  55
  No Solicitation.........................................................  56
  Indemnification.........................................................  57
  Conditions..............................................................  58
  Stock Plans and Options.................................................  58
  Termination; Termination Fees and Expenses..............................  59
  Amendment and Waiver....................................................  61
INFORMATION CONCERNING BORLAND............................................  62
  Business................................................................  62
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations..........................................................  67
  Management..............................................................  77
  Security Ownership of Directors, Executive Officers and Certain
   Beneficial Owners......................................................  79
INFORMATION CONCERNING VISIGENIC..........................................  80
  Business................................................................  80
  Properties..............................................................  86
  Legal Proceedings.......................................................  86
  Selected Financial Data.................................................  87
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations..........................................................  88
  Management..............................................................  97
  Security Ownership of Directors, Executive Officers and Certain
   Beneficial Owners......................................................  99
  Director Compensation................................................... 101
  Information Regarding Executive Officer Compensation.................... 101
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS......................... 102
PRO FORMA UNAUDITED COMBINED CONDENSED BALANCE SHEET...................... 103
PRO FORMA UNAUDITED COMBINED CONDENSED STATEMENTS OF OPERATIONS........... 104
NOTES TO PRO FORMA UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS...... 105

                                                                           PAGE
                                                                           ----
COMPARISON OF RIGHTS OF BORLAND STOCKHOLDERS AND VISIGENIC STOCKHOLDERS... 107
  Special Meetings........................................................ 107
  Classification of Board of Directors.................................... 107
  Removal of Directors.................................................... 107
  Introduction of Business by Stockholders at Meeting of Stockholders..... 107
  Amendment of Bylaws and Certificate..................................... 108
DESCRIPTION OF BORLAND CAPITAL STOCK...................................... 109
  Common Stock............................................................ 109
  Preferred Stock......................................................... 109
  Borland Rights Agreement................................................ 110
AMENDMENTS TO THE BORLAND 1997 STOCK OPTION PLAN.......................... 111
  General................................................................. 111
  Summary of the Option Plan.............................................. 111
  Summary of Federal Income Tax Consequences.............................. 114
  Vote Required and Borland Board Recommendation.......................... 115
AMENDMENT TO THE BORLAND 1997 EMPLOYEE STOCK PURCHASE PLAN................ 116
  Summary of the Purchase Plan............................................ 116
  Summary of Federal Income Tax Consequences.............................. 118
  Vote Required and Borland Board Recommendation.......................... 119
STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE NEXT ANNUAL MEETINGS......... 119
LEGAL MATTERS............................................................. 119
EXPERTS................................................................... 120
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS................................ F-1
ANNEX A--Agreement and Plan of Merger..................................... A-1
ANNEX B--Opinion of Hambrecht & Quist LLC................................. B-1
ANNEX C--Opinion of BancAmerica Robertson Stephens........................ C-1

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/ Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained, or incorporated by reference, in this Joint Proxy Statement/Prospectus and the Annexes hereto. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Joint Proxy Statement/Prospectus. Borland stockholders and Visigenic stockholders are urged to read this Joint Proxy Statement/Prospectus and the Annexes hereto in their entirety.

  This Joint Proxy Statement/Prospectus contains a number of forward-looking statements which reflect the current views of Borland and/or Visigenic with respect to future events that are expected to have an effect on their future individual or combined financial performance, including but not limited to forward-looking statements regarding the expected benefits and synergies of the proposed strategic business combination, and regarding the reasons for the transaction. These forward-looking statements are subject to various risks and uncertainties, including those set forth under "Risk Factors" and elsewhere herein, that could cause actual results to differ materially from historical results or those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements.

THE COMPANIES

  Borland. Borland develops, markets and supports software development tools, intelligent middleware, database management systems, and application management systems for business enterprises and independent software developers. Borland has several product lines and additional complementary products and services that are designed to meet the needs of software developers and business enterprises developing and using software in desktop, local area network ("LAN"), enterprise and Internet/intranet environments. Borland's business units are organized around its major product lines, a family of interoperable development tools, that include versions for desktop users, professional developers and large business enterprises.

  Borland's business strategy centers around its Information Network product strategy. An Information Network is a network of interconnected resources that cooperate to transform an organization's data into real-time information that is customized for, and meaningful to, its users, whether they are employees, customers or suppliers. Borland's Information Network strategy encompasses all of Borland products with the objective of providing customers with an integrated family of component-based development applications and intelligent middleware that enable customers to develop Information Network applications. The strategy is designed to allow software developers to scale applications for both centralized and decentralized information technology ("IT") departments and to integrate legacy computing systems, new computing systems and emerging Internet/intranet technologies independent of any underlying network architecture.

  Borland was incorporated in California in 1983 and reincorporated in Delaware in 1989. Borland's principal offices are located at 100 Borland Way, Scotts Valley, California 95066, and its telephone number at that location is (408) 431-1000.

  Visigenic. Visigenic is a leading independent provider of software tools for distributed object technologies for the Internet, Intranet and enterprise computing environments. Visigenic's standards-based products facilitate the development, deployment and management of distributed business applications by providing the communication framework for distributed object applications. Visigenic's distributed object products, consisting of the Common Object Request Broker Architecture ("CORBA")-compliant object request brokers and CORBA-based services, provide a communication framework and enable the development and deployment of reliable, flexible and cost-effective distributed business applications. Visigenic also markets a cross-platform database access product, based on the Java Database Connectivity ("JDBC") application programming interface ("API"), which provides Java developers with database access to major relational database management systems.

  Visigenic was incorporated in Delaware in 1993. Visigenic is located at 951 Mariner's Island Blvd., Suite 120, San Mateo, California 94404, and its telephone number is (650) 286-1900.

  Vixen Acquisition Corporation. Sub, a Delaware corporation, is a corporation recently organized by Borland for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the proposed Merger. Its principal offices are located at 100 Borland Way, Scotts Valley, California 95066, and its telephone number at that address is
(408) 431-1000.

DATE AND PLACE OF THE SPECIAL MEETINGS

  The Borland Special Meeting will be held on February 27, 1998, at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California, commencing at 10:00 a.m., Pacific Standard Time. See "The Meetings."

  The Visigenic Special Meeting will be held on February 27, 1998, at the offices of Visigenic, 951 Mariner's Island Boulevard, Suite 120, San Mateo, California, commencing at 10:00 a.m., Pacific Standard Time. See "The Meetings."

STOCKHOLDERS ENTITLED TO VOTE

  Holders of record of shares of Borland Common Stock and Borland Series B Preferred Stock at the close of business on January 12, 1998 (the "Borland Record Date") are entitled to notice of and to vote at the Borland Special Meeting. On the Borland Record Date, there were approximately 38,811,762 shares of Borland Common Stock and 550 shares of Borland Series B Preferred Stock outstanding. Holders of Borland Common Stock and Borland Series B Preferred Stock will vote as a single class with shares of Borland Series B Preferred Stock voting on an as-converted basis. Each share of Borland Common Stock will be entitled to one vote and each share of Borland Series B Preferred Stock will be entitled to 7,207 votes on each matter to be acted upon or which may properly come before the Borland Special Meeting. See "The Meetings--Voting at the Meetings; Record Dates."

  Holders of record of shares of Visigenic Common Stock at the close of business on January 12, 1998 (the "Visigenic Record Date") are entitled to notice of and to vote at the Visigenic Special Meeting. On the Visigenic Record Date, there were approximately 14,554,748 shares of Visigenic Common Stock outstanding. Each share of Visigenic Common Stock outstanding on the Visigenic Record Date will be entitled to one vote on each matter to be acted upon or which may properly come before the Visigenic Special Meeting. See "The Meetings--Voting at the Meetings; Record Dates."

PURPOSES OF THE MEETINGS

  Borland Special Meeting. The purpose of the Borland Special Meeting is to consider and vote upon (i) a proposal to approve the issuance of Borland Common Stock in the Merger, (ii) a proposal to amend Borland's 1997 Stock Option Plan to increase the aggregate number of shares of Borland Common Stock reserved for issuance thereunder and to increase the maximum number of shares that may be subject to individual option grants to Borland employees, (iii) a proposal to amend Borland's 1997 Employee Stock Purchase Plan to increase the number of shares of Borland Common Stock reserved for issuance thereunder, and (iv) such other matters as may properly be brought before the Borland Special Meeting, including any motion to adjourn the Borland Special Meeting to a later date to permit further solicitation of proxies if necessary to establish a quorum or to obtain additional votes, or any adjournment or postponement thereof. See "The Meetings--Matters to be Considered at the Meetings."

  Visigenic Special Meeting. The purpose of the Visigenic Special Meeting is to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and approve the Merger, and (ii) such other matters as may properly be brought before the Visigenic Special Meeting, including any motion to adjourn the Visigenic Special Meeting to a later date to permit further solicitation of proxies if necessary to establish a quorum or to obtain additional votes, or any adjournment or postponement thereof. See "The Meetings--Matters to be Considered at the Meetings."

VOTE REQUIRED; VOTING AGREEMENTS

  Borland. The approval of the issuance of Borland Common Stock in the Merger, the approval of the amendments to the 1997 Stock Option Plan and the approval of the amendment to the 1997 Employee Stock Purchase Plan will each require the affirmative vote of a majority of the shares of Borland Common Stock and Borland Series B Preferred Stock, voting as a single class on an as-converted basis at the Borland Special Meeting. See "The Meetings--Voting at the Meetings; Record Dates."

  Visigenic. The approval and adoption of the Merger Agreement and the approval of the Merger will require the affirmative vote of a majority of the outstanding shares of Visigenic Common Stock entitled to vote at the Visigenic Special Meeting. See "The Meetings--Voting at the Meetings; Record Dates."

  Roger J. Sippl and Jens Christensen, each executive officers and directors of Visigenic, and their respective spouses, have executed and delivered to Borland voting agreements and irrevocable proxies (the "Visigenic Voting Agreements") obligating them, among other things, to vote their shares of Visigenic Common Stock in favor of approval and adoption of the Merger Agreement and approval of the Merger. Pursuant to the Visigenic Voting Agreements, all of the outstanding shares of Visigenic Common Stock beneficially owned by such executive officers of Visigenic and their spouses on the Visigenic Record Date (representing approximately 26.4% of the total number of shares of Visigenic Common Stock outstanding at such date) will be voted for the approval and adoption of the Merger Agreement and approval of the Merger. See "The Merger--Interests of Certain Persons in the Merger" and "--Voting Agreements."

THE MERGER

  Upon consummation of the Merger pursuant to the Merger Agreement (i) Sub will be merged with and into Visigenic, which will be the surviving corporation (the "Surviving Corporation"), and Visigenic will become a wholly-owned subsidiary of Borland, and (ii) each issued and outstanding share of Visigenic Common Stock will be converted into the right to receive 0.81988 of a share of Borland Common Stock (the "Exchange Ratio"). Fractional shares of Borland Common Stock will not be issued in connection with the Merger. Visigenic stockholders otherwise entitled to a fractional share will be paid the value of such fractional share in cash. See "The Merger Agreement--Conversion of Securities."

  Based upon the outstanding shares of stock of Visigenic and Borland as of January 23, 1998, an aggregate of approximately 11,942,707 shares of Borland Common Stock would be issued in the Merger, representing approximately 23.5% of the outstanding shares of Borland Common Stock immediately following consummation of the Merger.

  The Merger Agreement does not contain any provisions for adjustment of the Exchange Ratio or termination of the Merger Agreement based on fluctuations in the price of Borland Common Stock. Accordingly, the value of the consideration to be received by the stockholders of Visigenic upon the Merger will depend on the market price of Borland Common Stock at the Effective Time. From November 17, 1997 (the last full trading day prior to the published announcement of the signing of the Merger Agreement) through January 23, 1998 (the latest practicable trading day for which information was available before the printing of this Joint Proxy Statement/Prospectus), the closing sales price of Borland Common Stock, as reported on The Nasdaq National Market, has fluctuated between $6.69 and $12.00 per share. The closing sales price on January 23, 1998 was $7.03 per share. There can be no assurance that the market price of Borland Common Stock on and after the Effective Time will not be lower than such price. See "Market Price Information" and "Risk Factors -- Fixed Exchange Ratio."

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


  The following table sets forth, at various per share prices for the Borland Common Stock, (i) the equivalent per share prices for Visigenic Common Stock based on the Borland Common Stock prices multiplied by the Exchange Ratio of
0.81988 and (ii) the value of Borland Common Stock issuable for each 100 shares of Visigenic Common Stock.

                                                             VALUE OF BORLAND SHARES
         PRICE OF                  VISIGENIC                    ISSUABLE FOR EACH
   BORLAND COMMON STOCK         EQUIVALENT PRICE              100 VISIGENIC SHARES
   --------------------         ----------------             -----------------------
          $13.00                     $10.66                         $1,065.84
           12.00                       9.84                            983.86
           11.00                       9.02                            901.87
           10.00                       8.20                            819.88
            9.00                       7.38                            737.89
            8.00                       6.56                            655.90
            7.00                       5.74                            573.92
            6.00                       4.92                            491.93

  At the Effective Time (as defined below), each then-outstanding option or right to purchase Visigenic Common Stock, whether vested or unvested (a "Visigenic Option"), will be assumed by Borland and will be deemed to constitute an option or right to acquire, on the same terms and conditions as were applicable under the Visigenic Option, such number of shares of Borland Common Stock (rounded down to the nearest whole share) as the holder would have been entitled to receive pursuant to the Merger had such holder exercised such Visigenic Option in full immediately prior to the consummation of the Merger, at a price per share (rounded up to the nearest tenth of a cent) equal to the aggregate exercise price for the shares of Visigenic Common Stock otherwise purchasable pursuant to such Visigenic Option divided by the number of full shares of Borland Common Stock (rounded down to the nearest whole share) deemed purchasable pursuant to such Visigenic Option in accordance with the foregoing. The purpose and effect of this option assumption formula is to give holders of Visigenic Options the economic benefit of the Merger. In addition, all then outstanding options to purchase Visigenic Common Stock issued under the Visigenic 1996 Outside Directors Stock Option Plan (the "Visigenic Director Option Plan") will terminate in accordance with the terms of the Visigenic Director Option Plan. Immediately prior to the Effective Time, all then outstanding rights to acquire shares of Visigenic Common Stock under the Visigenic 1996 Employee Stock Purchase Plan (the "Visigenic Stock Purchase Plan") will be exercised for the purchase of shares of Visigenic Common Stock and all awards accrued as of the Effective Time under Visigenic's Executive Performance Incentive Plan (the "Visigenic Incentive Plan") shall be paid in cash or stock. See "The Merger Agreement--Stock Plans and Options."

  It is anticipated that the Merger will become effective as promptly as practicable after the requisite stockholder approvals have been obtained and all other conditions to the Merger have been satisfied or waived (the "Effective Time"). It is anticipated that, assuming all conditions are met, the Merger will occur during February 1998. If the Merger is not consummated on or before March 31, 1998, Borland and Visigenic each has the right (subject to certain limitations) to terminate the Merger Agreement. See "The Merger Agreement--Termination; Termination Fees and Expenses."

REASONS FOR THE MERGER

  The Boards of Directors of Borland and Visigenic have approved the Merger Agreement because they believe that the terms of the Merger Agreement are fair to, and in the best interests of, their respective companies and stockholders and that the Merger will create a stronger combined company with greater potential than either company would have by itself. The potential benefits of the Merger include the following: (i) the potential for increased sales which may result from combining the product lines of the two companies to offer corporate customers and partners a more integrated solution for developing, deploying and managing distributed enterprise applications which make up Information Networks; (ii) the ability to increase the integration of Borland's object-oriented development environments with Visigenic's VisiBroker ORB technology; (iii) the opportunity to expand the worldwide sales and support organization for enterprise customers; (iv) the opportunity to leverage research and development capabilities of the two companies and to share technology; and (v) the ability to achieve economies of scale in sales, marketing, research and development, international operations and corporate infrastructure. By capitalizing on this opportunity, the combined company could potentially realize improved long-term operating and financial results and a stronger competitive position than the respective companies would realize on a stand-alone basis. See "Risk Factors" and "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  By the unanimous vote of all directors present and voting, the Board of Directors of Borland (the "Borland Board") has approved the Merger Agreement and the issuance of shares of Borland Common Stock in the Merger. The Borland Board believes that the terms of the Merger Agreement are fair to, and that the Merger is in the best interests of, Borland and its stockholders. The Borland Board therefore recommends that the stockholders of Borland vote FOR approval of the issuance of Borland Common Stock in the Merger. The Borland Board has also unanimously approved the amendments to Borland's 1997 Stock Option Plan and Borland's 1997 Employee Stock Purchase Plan and unanimously recommends that the stockholders of Borland vote FOR approval of the amendments.

  The Borland Board has reviewed the decline in the trading price of Borland Common Stock since the signing of the Merger Agreement, and has also reviewed the recent volatility in the trading prices of technology companies generally, and noted that a number of technology companies have experienced declines in their stock prices over the same period. The Borland Board has also reviewed the recent financial performance of both companies, the potential long-term prospects for the combined company, the strategic value and synergies potentially derived from the Merger, and other factors described in more detail in the "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors--Borland's Reasons for the Merger." The Borland Board has also reviewed the opinion of Hambrecht & Quist LLC ("Hambrecht & Quist"), dated as of November 17, 1997, as to the fairness from a financial point of view of the consideration to be paid by Borland in the Merger to Borland. Given that the Hambrecht & Quist opinion was based, in part, on the price per share of Borland Common Stock as of November 17, 1997, the Borland Board has also reviewed the potential effect of the recent decline in Borland's trading price on the Hambrecht & Quist analyses, as summarized under "The Merger--Opinion of Financial Advisor to Borland." The Borland Board noted that, of these analyses, the contribution analysis and the pro forma merger analysis are not dependent upon the trading price of Borland Common Stock. The Borland Board also continued to find meaningful certain other analyses that were based in part on the historical trading prices of the Borland Common Stock and Visigenic Common Stock prior to the announcement of the Merger, insofar as the historical trading prices prior to the announcement represent the most recent market valuation of the companies without giving effect of the pending Merger. The Borland Board noted that, since the announcement of the Merger, the trading prices of each of the company's common stock have reflected, among other things, the consideration to be paid by Borland in the Merger and the combined valuation of the companies. The Borland Board noted that the Hambrecht & Quist opinion was only one of many factors that it considered in evaluating the Merger and, in light of the variety of factors supporting the Merger, did not request an updated fairness opinion from Hambrecht & Quist. After consideration of all of the foregoing factors, including the reconsideration of the Hambrecht & Quist opinion, the Borland Board continues to believe that the Merger is in the best interest of its stockholders and continues to make its recommendations as herein set forth through the date of this Joint Proxy Statement/Prospectus. See "The Merger--Background of the Merger," "Reasons for the Merger; Recommendations of the Boards of Directors--Joint Reasons for the Merger," and "Borland's Reasons for the Merger."

  The Board of Directors of Visigenic (the "Visigenic Board") has unanimously approved the Merger Agreement and the Merger and believes that the terms of the Merger Agreement are fair to, and that the Merger is in the best interests of, Visigenic and its stockholders. The Visigenic Board therefore recommends that the stockholders of Visigenic vote FOR approval and adoption of the Merger Agreement and approval of the Merger.


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

  The Visigenic Board has reviewed the decline in the trading price of Borland Common Stock since the signing of the Merger Agreement, and has also reviewed the recent volatility in the trading prices of technology companies generally, and noted that a number of technology companies have experienced declines in their stock prices over the same period. The Visigenic Board has also reviewed the recent financial performance of both companies, the potential long-term prospects for the combined company, the strategic value and synergies potentially derived from the Merger, and other factors described in more detail in the "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors--Visigenic's Reasons for the Merger." The Visigenic Board has also reviewed the opinion of BancAmerica Robertson Stephens, successor in interest to Robertson, Stephens & Company LLC ("BancAmerica Robertson Stephens"), dated as of November 17, 1997, as to the fairness from a financial point of view of the Aggregate Merger Consideration (as defined therein) to the stockholders of Visigenic. Given that the BancAmerica Robertson Stephens opinion was based, in part, on the price per share of Borland Common Stock as of November 17, 1997, the Visigenic Board has also reviewed the potential effect of the recent decline in Borland's trading price on the BancAmerica Robertson Stephens analyses, as summarized under "The Merger--Opinion of Financial Advisor to Visigenic." The Visigenic Board noted that, of these analyses, the contribution analysis and the pro forma earnings analysis are not dependent upon the trading prices of Borland Common Stock and Visigenic Common Stock. The Visigenic Board also continued to find meaningful certain other analyses that were based in part on the historical trading prices of the Borland Common Stock and Visigenic Common Stock prior to the announcement of the Merger, insofar as the historical trading prices prior to the announcement represent the most recent market valuation of the companies without giving effect to the pending Merger. The Visigenic Board noted that, since the announcement of the Merger, the trading prices of each of the company's common stock have reflected, among other things, the consideration to be paid by Borland in the Merger and the combined valuation of the companies. The Visigenic Board noted that the BancAmerica Robertson Stephens opinion was only one of many factors that it considered in evaluating the Merger and, in light of the variety of factors supporting the Merger, did not request an updated fairness opinion from BancAmerica Robertson Stephens. After consideration of all of the foregoing factors, including the reconsideration of the BancAmerica Robertson Stephens opinion, the Visigenic Board continues to believe that the Merger is in the best interest of its stockholders and continues to make its recommendations as herein set forth through the date of this Joint Proxy Statement/Prospectus. See "The Merger-- Background of the Merger," "Reasons for the Merger; Recommendations of the Boards of Directors--Joint Reasons for the Merger," and "Visigenic's Reasons for the Merger."

  See "The Meetings--Recommendations of the Boards of Directors" and "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors."

OPINIONS OF FINANCIAL ADVISORS

  Borland. Hambrecht & Quist delivered its oral opinion to the Borland Board on November 17, 1997, confirmed in writing as of November 17, 1997, to the effect that, as of the date of such opinion, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to Borland. The full text of the written opinion of Hambrecht & Quist which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken in connection with the opinion, is attached hereto as Annex B and is incorporated herein by reference. STOCKHOLDERS OF BORLAND ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. Hambrecht & Quist's opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to Borland, does not address any other aspect of the Merger or related transactions, and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Borland Special Meeting. See "The Merger--Opinion of Financial Advisor to Borland" and Annex B attached hereto.

  Visigenic. BancAmerica Robertson Stephens delivered to the Visigenic Board its written opinion, dated November 17, 1997, to the effect that, as of such date, the Aggregate Merger Consideration (as defined therein) was fair from a financial point of view to the stockholders of Visigenic. The full text of the written opinion of BancAmerica Robertson Stephens, which sets forth, among other things, the analyses and assumptions made, matters considered and limitations on the review undertaken in connection with its opinion, is attached hereto as Annex C and is incorporated herein by reference. STOCKHOLDERS OF VISIGENIC ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. BancAmerica Robertson Stephens' opinion is directed only to the fairness, from a financial point of view, of the Aggregate Merger Consideration to the stockholders of Visigenic, does not address any other aspect of the Merger or related transactions, and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Visigenic Special Meeting. See "The Merger--Opinion of Financial Advisor to Visigenic" and Annex C attached hereto.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  As of January 11, 1998, directors and executive officers of Borland and their affiliates may be deemed, under the rules of the Commission, to be beneficial owners of approximately 3.7% of the outstanding shares of Borland Common Stock, representing approximately 3.3% of the aggregate voting power of Borland capital stock. See "Information Concerning Borland--Security Ownership of Certain Beneficial Owners and Management."

  As of January 11, 1998, directors and executive officers of Visigenic and their affiliates may be deemed, under the rules of the Commission, to be beneficial owners of approximately 39.7% of the outstanding shares of Visigenic Common Stock. See "Information Concerning Visigenic--Security Ownership of Certain Beneficial Owners and Management."

  Roger J. Sippl, Chairman of the Board and Chief Executive Officer of Visigenic, and Jens Christensen, the Chief Technology Officer, Vice President, Advanced Systems and a director of Visigenic, and their respective spouses are obligated to vote or direct the vote of all of the outstanding shares of Visigenic Common Stock over which they have voting control in favor of the approval and adoption of the Merger Agreement and approval of the Merger. See "The Merger--Voting Agreements."

  Messrs. Sippl and Christensen each will enter into two-year employment agreements with Borland which will become effective at the Effective Time. Mr. Sippl will become the Chief Technical Officer of Borland, and Mr. Christensen will become a Borland Fellow, the highest individual contributor position in Borland's engineering department. See "The Merger--Employment Agreements."

  Messrs. Sippl and Christensen each will enter into non-compete and non-solicitation agreements with Borland prior to the Effective Time. See "The Merger--Non-Compete and Non-Solicitation Agreements."

  Mark D. Hanson, President and Chief Operating Officer of Visigenic, Kevin C. Eichler, Vice President, Operations, Chief Financial Officer, Treasurer and Secretary of Visigenic, Therese Langlais, Vice President Business Development of Visigenic, and J. Scott Chalmers, Vice President, Worldwide Sales of Visigenic, each will enter into severance and consulting agreements with Borland which will become effective at the Effective Time. Each agreement will amend each such individual's employment letter with Visigenic to provide certain benefits upon the termination of such individual's employment with Borland. See "The Merger--Severance and Consulting Agreements."

  Visigenic's right to repurchase currently unvested shares of Visigenic Common Stock owned by executive officers and directors of Visigenic may lapse as a result of the Merger. Agreements relating to stock options to purchase shares of Visigenic Common Stock that were granted to certain executive officers of Visigenic and other Visigenic employees and that will be assumed by Borland in the Merger, provide that the termination of the optionee's employment under certain circumstances, or the resignation of the optionee following a constructive termination, after the Merger, will result in a lapse of Visigenic's right to repurchase any of the shares acquired prior to the expiration of the option which are unvested at the time of termination. In addition, options to purchase shares of Visigenic Common Stock held by Visigenic's outside directors will vest in full ten days prior to the Effective Time. See "The Merger--Interests of Certain Persons in the Merger."

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


  Pursuant to the Merger Agreement, Borland has agreed to indemnify each person who is an officer or director of Visigenic against certain liabilities. In addition, Borland has agreed to maintain, with certain limitations, policies of directors' and officers' liability insurance comparable to those currently maintained by Visigenic. See "The Merger Agreement--Indemnification."

  As a result of the foregoing transactions and agreements, the directors and executive officers of Visigenic have personal interests in the Merger which are not identical to the interests of the other Visigenic stockholders. See "The Merger--Interests of Certain Persons in the Merger."

  Hambrecht & Quist, Borland's financial advisor, has previously provided investment banking services to Visigenic and was paid fees for such services, including 84,375 shares of Visigenic Common Stock which it currently owns. See "The Merger--Opinion of Financial Advisor to Borland." Hambrecht & Quist has advised Borland that it currently intends to vote such shares in favor of the Merger and hold such shares through the consummation of the Merger (and thereby convert such shares into Borland Common Stock). Based on the last reported sales price of Borland Common Stock of $7.03 on January 23, 1998, the latest practicable trading day for which information was available prior to the printing of this Joint Proxy Statement/Prospectus, the aggregate dollar value of the shares of Borland Common Stock to be received in the Merger by Hambrecht & Quist and officers and directors of Hambrecht & Quist is approximately $593,156.

NO SOLICITATION

  Except in certain circumstances where it could be contrary to the fiduciary duties of the Visigenic Board, Visigenic has agreed to refrain from directly or indirectly (i) soliciting, initiating or encouraging a proposal or offer competitive with the Merger, (ii) engaging in negotiations or discussions concerning such a competing offer, (iii) providing any non-public information to any person or entity relating to such a competing offer, or (iv) agreeing to, approving or recommending any such competing offer. See "The Merger Agreement--No Solicitation."

CONDITIONS TO THE MERGER

  The respective obligations of Borland and Visigenic to consummate the Merger are subject to the satisfaction of certain conditions, including, but not limited to, obtaining requisite stockholder and regulatory approvals, approval for quotation on The Nasdaq National Market of the Borland Common Stock to be issued pursuant to the Merger Agreement, the absence of any injunction prohibiting consummation of the Merger, the accuracy of certain representations and warranties made in the Merger Agreement on and as of the Effective Time (subject to certain limitations relating to the materiality thereof), the receipt of certain legal opinions with respect to tax matters, the confirmation of certain accountants' letters with respect to qualification of the Merger as a pooling of interests transaction and the absence of any material adverse change in the business, operations, financial condition or results of operations of Borland or Visigenic. See "The Merger--Accounting Treatment," "-- Certain Federal Income Tax Consequences" and "The Merger Agreement-- Conditions."

  The consummation of the Merger is subject to certain regulatory matters. Borland, Visigenic and Roger J. Sippl, the Chairman of the Board and Chief Executive Officer of Visigenic, each have obtained early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). See "The Merger--Regulatory Requirements."

TERMINATION

  The Merger Agreement is subject to termination by mutual written consent of Borland and Visigenic, at the option of either Borland or Visigenic, if the Merger is not consummated before March 31, 1998, and prior to such time upon the occurrence of certain events. The Merger Agreement does not include any provision for termination based on fluctuations in the price of Borland Common Stock. If the Merger Agreement is terminated under certain circumstances, Visigenic may be required to reimburse Borland for its expenses up to $750,000, or

Visigenic or Borland may be required to pay the other party a termination fee of up to $4,000,000. See "The Merger Agreement--Termination; Termination Fees and Expenses."

SURRENDER OF VISIGENIC STOCK CERTIFICATES

  If the Merger is consummated, ChaseMellon Shareholder Services (the "Exchange Agent") will mail a letter of transmittal with instructions to all holders of record of Visigenic Common Stock immediately prior to the Merger for use in surrendering their stock certificates in exchange for certificates representing shares of Borland Common Stock and a cash payment in lieu of fractional shares, if any. CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL IS RECEIVED. See "The Merger Agreement--Conversion of Securities."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The Merger is intended to be a tax-free reorganization for federal income tax purposes so that no gain or loss would generally be recognized by Borland or Visigenic, and no gain or loss would be recognized by Visigenic stockholders, except in respect of cash received in lieu of fractional shares. Visigenic stockholders are urged to consult their own tax advisors as to the specific federal, state, local and foreign tax consequences of the Merger to the individual stockholder. It is a condition to the Merger that Borland and Visigenic shall have each received an opinion of their respective counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For a further discussion of federal income tax consequences of the Merger, see "The Merger--Certain Federal Income Tax Consequences." See also "The Merger Agreement--Conditions."

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. It is a condition to the Merger that Borland shall have received a letter from Price Waterhouse LLP, Borland's independent public accountants, as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16, and that Visigenic shall have received a letter from Arthur Andersen LLP, Visigenic's independent public accountants, stating that it believes that Visigenic could be a combining entity in a transaction accounted for as a pooling of interests. See "The Merger--Accounting Treatment," "The Merger Agreement--Conditions" and "Unaudited Pro Forma Combined Financial Statements."

NO APPRAISAL RIGHTS

  Visigenic stockholders are not entitled to appraisal rights under the Delaware General Corporation Law (the "DGCL") in connection with the Merger. See "The Merger--No Appraisal Rights." Accordingly, Visigenic stockholders who do not wish to receive Borland Common Stock in exchange for their shares of Visigenic Common Stock must either liquidate their investment by selling their Visigenic Common Stock prior to the consummation of the Merger or vote their shares against the Merger. However, if the Merger Agreement and the Merger receive the requisite approval by the Visigenic stockholders, Visigenic stockholders voting against the Merger Agreement and the Merger who retain their Visigenic Common Stock through the Effective Time, will still receive Borland Common Stock in exchange for their shares of Visigenic Common Stock.

RESTRICTIONS ON RESALE OF BORLAND COMMON STOCK

  The shares of Borland Common Stock issuable to stockholders of Visigenic upon consummation of the Merger will have been registered under the Securities Act at the Effective Time. Such shares will be freely transferable without restriction by those Visigenic stockholders who are not deemed to be "affiliates" of Borland or Visigenic, as that term is defined in the rules under the Securities Act.

  Shares of Borland Common Stock received pursuant to the Merger by stockholders of Visigenic who are deemed to be affiliates of Visigenic or Borland may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Each affiliate of Visigenic has agreed not to sell, pledge transfer or otherwise dispose of any shares of Borland Common Stock received pursuant to the Merger, except in compliance with Rule 145 under the Securities Act, or in a transaction that is otherwise exempt from the registration requirements of the Securities Act and in which an opinion of counsel, satisfactory to Borland, has been provided to Borland to the effect that such registration is not required in connection with the proposed transaction, or in an offering that is registered under the Securities Act. In addition, each affiliate of Borland or Visigenic has agreed to execute and deliver a written agreement to the effect that such person will not sell, transfer, pledge, distribute or otherwise dispose of, or reduce such person's interest in or risk relating to, (i) any shares of Borland Common Stock or Visigenic Common Stock and (ii) any shares of Borland Common Stock issued to such person in the Merger or otherwise beneficially owned by such person, except in each case for amounts of Visigenic Common Stock and Borland Common Stock not more than the de minimis amount permitted by the rules and releases of the Commission relating to pooling of interests accounting treatment, during the period beginning 30 days prior to the Closing Date (as defined in the Merger Agreement) and ending on the day after Borland has published financial results covering at least 30 days of post-Merger combined operations of Borland and Visigenic. See "The Merger-- Accounting Treatment" and "--Federal Securities Law Compliance."

COMPARISON OF STOCKHOLDER RIGHTS

  See "Comparison of Rights of Borland Stockholders and Visigenic Stockholders" for a summary of the material differences between the rights of holders of Borland Common Stock and Visigenic Common Stock.

AMENDMENTS TO THE BORLAND 1997 STOCK OPTION PLAN

  Borland is submitting to the Borland stockholders a proposal to approve amendments to Borland's 1997 Stock Option Plan (i) to increase the number of shares of Borland Common Stock reserved for issuance thereunder from 1,600,000 shares to 3,300,000 shares, (ii) to increase the one-time option grant limit for newly-hired employees from 1,500,000 shares to 2,000,000 shares and (iii) to increase the annual option grant limit for continuing employees from 500,000 shares to 1,000,000 shares. The Borland Board believes that approval of the amendments to the 1997 Stock Option Plan to make available an adequate number of shares for the future grant of stock options and other awards is in the best interests of Borland and its stockholders because stock options and other forms of stock compensation align the long-term interests of stock option holders and the stockholders. See "Amendments to the Borland 1997 Stock Option Plan."

AMENDMENT TO THE BORLAND 1997 EMPLOYEE STOCK PURCHASE PLAN

  Borland is submitting to the Borland stockholders a proposal to approve an amendment to Borland's 1997 Employee Stock Purchase Plan to increase the number of shares of Borland Common Stock available for purchase thereunder from 200,000 shares to 400,000 shares. The Borland Board believes that approval of the amendment to the 1997 Employee Stock Purchase Plan to make available for future issuances an adequate number of shares of Borland Common Stock thereunder is in the best interests of Borland and its stockholders because it provides employees with an opportunity through payroll deductions to purchase shares of Borland Common Stock. The Borland Board believes such issuances will be helpful in attracting, retaining and motivating valued employees. See "Amendment to the Borland 1997 Employee Stock Purchase Plan."

  SELECTED HISTORICAL CONSOLIDATED AND PRO FORMA UNAUDITED COMBINED CONDENSED
                             FINANCIAL INFORMATION

  The following selected historical consolidated financial information of Borland and Visigenic has been derived from their respective historical consolidated financial statements, and should be read in conjunction with such consolidated financial statements and the notes thereto, included elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus. The selected pro forma unaudited combined condensed financial information of Borland and Visigenic is derived from the pro forma combined condensed financial statements and should be read in conjunction with such pro forma statements and the notes thereto, which are included elsewhere in this Joint Proxy Statement/Prospectus. For pro forma purposes, Borland's and Visigenic's consolidated financial statements for the fiscal years ended March 31, 1997, 1996 and 1995 and for the six months ended September 30, 1997 and 1996, have been combined. In July 1997, Borland changed its year end from March 31 to December 31 and, accordingly, Visigenic's year end will be conformed to Borland's upon the consummation of the Merger. No dividends have been declared or paid on either Borland or Visigenic Common Stock during the past five years.

  The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated, nor is it necessarily indicative of future operating results or financial position. See "Unaudited Pro Forma Combined Financial Statements."

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                         SIX MONTHS ENDED
                          SEPTEMBER 30,                      YEAR ENDED MARCH 31,
                         -----------------  --------------------------------------------------------
                          1997    1996(A)     1997     1996(A)     1995(A)     1994(A)   1993(A)(B)
                         -------  --------  ---------  --------  ----------- ----------- -----------
                           (UNAUDITED)                                             (UNAUDITED)
STATEMENT OF
 OPERATIONS--BORLAND
 Net revenues........... $84,470  $ 77,452  $ 151,376  $245,087   $ 272,185   $406,682    $468,100
 Operating income
  (loss)................   1,234   (39,757)  (112,580)   13,793    (122,402)   (63,918)    (45,641)
 Net income (loss)......   1,597   (36,119)  (107,960)   14,719     (11,827)   (69,069)    (50,365)
 Net income (loss) per
  share................. $   .03  $  (1.00) $   (2.96) $    .40   $    (.37)  $  (2.23)   $  (1.92)
 Weighted average shares
  and equivalent
  shares................  39,064    36,293     36,512    37,167      32,228     31,042      26,266
                                                                  MARCH 31,
                          SEPTEMBER 30,     --------------------------------------------------------
                               1997           1997     1996(A)     1995(A)     1994(A)     1993(A)
                         -----------------  ---------  --------  ----------- ----------- -----------
                           (UNAUDITED)                           (UNAUDITED) (UNAUDITED) (UNAUDITED)
BALANCE SHEET--BORLAND
 Total assets...........     $223,218       $ 192,702  $292,234   $ 254,472   $302,392    $342,841
 Long-term debt and
  other.................       22,141          22,508    14,583      21,101     19,943      23,271
 Mandatorily redeemable
  convertible preferred
  stock.................       24,265              --        --          --         --          --
 Stockholders' equity...      100,700          89,876   200,295     121,483    121,346     188,467
                         SIX MONTHS ENDED
                          SEPTEMBER 30,                      YEAR ENDED MARCH 31,
                         -----------------  --------------------------------------------------------
                         1997(C)  1996(C)    1997(C)   1996(C)      1995       1994(E)      1993
                         -------  --------  ---------  --------  ----------- ----------- -----------
                           (UNAUDITED)                                       (UNAUDITED)
STATEMENT OF
 OPERATIONS--
 VISIGENIC(D)
 Net revenues........... $11,774  $  7,810  $  19,601  $  6,734   $   1,831   $    575    $     --
 Operating loss.........  (6,442)  (15,948)   (20,494)   (4,472)     (4,619)    (2,399)         --
 Net loss...............  (6,222)  (15,939)   (20,268)   (4,408)     (4,568)    (2,398)         --
 Net loss per share..... $  (.43) $  (1.30) $   (1.58) $   (.39)         --         --          --
 Weighted average
  shares outstanding....  14,411    12,254     12,807    11,418          --         --          --
                                                                  MARCH 31,
                          SEPTEMBER 30,     --------------------------------------------------------
                               1997           1997       1996       1995       1994(E)      1993
                         -----------------  ---------  --------  ----------- ----------- -----------
                           (UNAUDITED)                                       (UNAUDITED)
BALANCE SHEET--
 VISIGENIC(D)
 Total assets...........     $ 27,909       $  33,043  $  5,109   $   2,193   $  3,621    $     --
 Stockholders' equity...       21,440          26,998     2,242       1,221      3,214          --

                          SUMMARY PRO FORMA UNAUDITED
                    COMBINED CONDENSED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                               SIX MONTHS ENDED
                                 SEPTEMBER 30,        YEAR ENDED MARCH 31,
                               ------------------  ---------------------------
                                 1997      1996      1997      1996     1995
                               --------  --------  --------  -------- --------
STATEMENT OF OPERATIONS
  Net revenues................ $ 96,244  $ 85,262  $170,977  $251,821 $274,016
  Operating income (loss).....   (5,208)  (55,705) (133,074)    9,321 (127,021)
  Net income (loss)...........   (4,625)  (52,048) (128,228)   10,311  (16,395)
  Net income (loss) per
   share...................... $   (.10) $  (1.12) $  (2.73) $    .22 $   (.40)
  Weighted average shares and
   equivalent shares..........   49,386    46,340    47,012    46,528   40,804

                                                                   SEPTEMBER 30,
                                                                       1997
                                                                   -------------
BALANCE SHEET
  Total assets....................................................   $249,127
  Long-term obligations...........................................     22,141
  Mandatorily redeemable convertible preferred stock..............     24,265
  Stockholders' equity............................................    110,140

--------
a) Borland's statement of operations data for the fiscal years ended March 31, 1996, 1995, 1994 and 1993 and for the six months ended September 30, 1996 and the balance sheet data as of March 31, 1996, 1995, 1994 and 1993 have been restated to reflect Borland's acquisition of Open Environment Corporation ("OEC") by means of a merger. This merger was consummated in November 1996 and was accounted for as a pooling of interests. Although the separate financial statements of OEC and Borland for the fiscal years ended March 31, 1994 and 1993 were audited, the combined financial statements for the fiscal years ended March 31, 1994 and 1993 of Borland and OEC were not audited.
b) OEC began operations in 1992 as a division of Cambridge Technology Group, Inc. and there were no shares of capital outstanding in OEC's fiscal year ended December 31, 1992 which is combined with Borland's fiscal year ended March 31, 1993 for pooling of interests purposes.
c) See Note 2 of Notes to Consolidated Financial Statements of Visigenic for an explanation of the method used to determine the number of shares used to compute per share amounts.
d) Visigenic's statement of operations data for the fiscal years ended March 31, 1997, 1996, 1995 and 1994 and for the six months ended September 30, 1997 and 1996 and the balance sheet data as of March 31, 1997, 1996, 1995 and 1994 have been restated to reflect Visigenic's merger with Interactive Objects Software GmbH ("iO"). This merger was consummated in September 1997 and was accounted for as a pooling of interests. Although the statement of operations of Visigenic for the fiscal year ended March 31, 1994 and the balance sheet of Visigenic as of March 31, 1995 and 1994 were audited, the combined statement of operations for the fiscal year ended March 31, 1994 and the combined balance sheets as of March 31, 1995 and 1994 of Visigenic and iO were not audited.
e) Visigenic's statement of operations data for the fiscal year ended March 31, 1994 is presented for the period from inception (February 12, 1993) to March 31, 1994.

                           COMPARATIVE PER SHARE DATA

  The following table sets forth certain historical per share data of Borland and Visigenic and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling-of-interests basis assuming that
0.81988 of a share of Borland Common Stock is issued in exchange for each share of Visigenic Common Stock in the Merger. This data should be read in conjunction with the selected historical consolidated financial information, the pro forma unaudited combined condensed financial information and the separate historical consolidated financial statements of Borland and Visigenic and notes thereto, included elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus. The pro forma unaudited combined condensed financial information is not necessarily indicative of the operating results that would have been achieved had the transaction been in effect as of the beginning of the periods presented and should not be construed as representative of future operating results.

                                    SIX MONTHS ENDED
                                     SEPTEMBER 30,      YEAR ENDED MARCH 31,
                                   ------------------  ------------------------
                                      1997      1996     1997     1996    1995
                                   ----------- ------  --------  ------  ------
                                   (UNAUDITED)
HISTORICAL--BORLAND
  Net income (loss) per share....     $ .03    $(1.00) $ (2.96)  $  .40  $ (.37)
  Book value per share...........     $2.63       (a)  $  2.42      (a)     (a)
                                    SIX MONTHS ENDED
                                     SEPTEMBER 30,      YEAR ENDED MARCH 31,
                                   ------------------  ------------------------
                                      1997      1996   1997(B)    1996    1995
                                   ----------- ------  --------  ------  ------
                                   (UNAUDITED)
HISTORICAL--VISIGENIC
  Net loss per share.............     $(.43)   $(1.30) $ (1.58)  $ (.39) $   --
  Book value per share...........     $1.48       (a)  $  1.88      (a)     (a)
                                    SIX MONTHS ENDED
                                     SEPTEMBER 30,      YEAR ENDED MARCH 31,
                                   ------------------  ------------------------
                                      1997      1996     1997     1996    1995
                                   ----------- ------  --------  ------  ------
PRO FORMA AND EQUIVALENT COMBINED
 PER BORLAND SHARE:
  Net income (loss)..............     $(.10)   $(1.12) $ (2.73)  $  .22  $ (.40)
  Book value.....................     $2.19       (a)  $  2.41      (a)     (a)
EQUIVALENT PRO FORMA PER
 VISIGENIC SHARE:
  Net income (loss)..............     $(.07)   $ (.92) $ (2.24)  $  .18  $ (.33)
  Book value.....................     $1.80       (a)     1.97      (a)     (a)

--------
(a) Not required to be presented.
(b) See Note 2 of Notes to Consolidated Financial Statements of Visigenic for an explanation of the method used to determine the number of shares used to compute per share amounts.

                            MARKET PRICE INFORMATION

  Both Borland Common Stock and Visigenic Common Stock are quoted on The Nasdaq National Market under the symbols "BORL" and "VSGN," respectively.

  The table below sets forth, for the calendar quarters indicated, the reported high and low closing sale prices of Borland Common Stock and Visigenic Common Stock as reported on The Nasdaq National Market. Visigenic Common Stock began trading on The Nasdaq National Market on August 8, 1996.

                                                       BORLAND      VISIGENIC
                                                    COMMON STOCK  COMMON STOCK
                                                    ------------- -------------
     CALENDAR YEAR                                   HIGH   LOW    HIGH   LOW
     -------------                                  ------ ------ ------ ------
     1996
       First Quarter............................... $21.25 $13.38    --     --
       Second Quarter..............................  20.00   9.13    --     --
       Third Quarter...............................   9.25   6.38 $13.25 $ 9.00
       Fourth Quarter..............................   8.44   4.75  17.75  10.50
     1997
       First Quarter...............................   8.56   5.69  16.25   8.63
       Second Quarter..............................   7.50   6.75  10.88   7.25
       Third Quarter...............................  10.19   6.30   9.75   6.75
       Fourth Quarter..............................  12.00   7.31   8.00   4.13
     1998
       First Quarter (through January 23, 1998)....   7.69   6.69   6.00   5.16

  The following table sets forth the closing sales prices per share of Borland Common Stock and Visigenic Common Stock as reported on The Nasdaq National Market on November 17, 1997, the last full trading day prior to the public announcement of the signing of the Merger Agreement, and on the last practicable trading day for which information is available before the printing of this Joint Proxy Statement/Prospectus; and the equivalent per share prices for Visigenic Common Stock based on the Borland Common Stock prices multiplied by the Exchange Ratio of 0.81988:

                                              BORLAND     VISIGENIC   VISIGENIC
                                            COMMON STOCK COMMON STOCK EQUIVALENT
                                            ------------ ------------ ----------
     November 17, 1997.....................    $12.00       $5.25       $9.84
     January 23, 1998......................    $ 7.03       $5.63       $5.76

  As of January 12, 1998, there were approximately 2,595 holders of record of Borland Common Stock and 22 holders of record of Borland Series B Preferred Stock, and approximately 283 holders of record of Visigenic Common Stock.

  Borland and Visigenic believe that Visigenic Common Stock presently trades on the basis of the value of the Borland Common Stock expected to be issued in exchange for such Borland Common Stock in the Merger, discounted for the uncertainties associated with such transaction.

  BORLAND STOCKHOLDERS AND VISIGENIC STOCKHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR BORLAND COMMON STOCK AND VISIGENIC COMMON STOCK. No assurance can be given as to the market prices of Borland Common Stock or Visigenic Common Stock at any time before the Effective Time or as to the market price of Borland Common Stock at any time thereafter. Because the Exchange Ratio is fixed, the Exchange Ratio will not be adjusted to compensate Visigenic stockholders for decreases in the market price of Borland Common Stock which could occur before the Merger becomes effective. In the event the market price for Borland Common Stock decreases or increases prior to the Effective Time, the value at the Effective Time of the Borland Common Stock to be received in the Merger in exchange for Visigenic Common Stock would correspondingly decrease or increase. For additional information concerning the effect of fluctuations in the market price of Borland Common Stock on value of the consideration to be received by Visigenic stockholders in the Merger, see "Summary--The Merger."

  Following the Merger, all Visigenic Common Stock will be owned by Borland, and as a result, Visigenic Common Stock will no longer be listed on The Nasdaq National Market.

  Neither Borland nor Visigenic has paid any cash dividends on its Common Stock during or after its last five completed fiscal years. Following the Merger, Borland intends to retain any future earnings for use in its business and does not anticipate paying cash dividends in the foreseeable future.

                                 RISK FACTORS

  The following risk factors should be considered by stockholders of Visigenic in evaluating whether to approve and adopt the Merger Agreement and approve the Merger, and thereby become holders of Borland Common Stock, and by stockholders of Borland in evaluating whether to approve the issuance of Borland Common Stock pursuant to the Merger Agreement. These factors should be considered in conjunction with the other information included and incorporated by reference in this Joint Proxy Statement/Prospectus. In evaluating Borland's and Visigenic's respective businesses, and the Merger, Visigenic stockholders and Borland stockholders should carefully consider the following factors in addition to the other information presented in this Joint Proxy Statement/Prospectus. For purposes of the discussion below, the post-Merger Borland resulting from the combination of Borland and Visigenic is sometimes referred to as the "combined company."

RISKS RELATING TO THE MERGER

  Integration of Operations. The success of the Merger will depend, in substantial part, upon whether the integration of the two companies' businesses is accomplished in an efficient and effective manner. The combination of the two companies will require, among other things, integration of the companies' respective product offerings and technology and the coordination of their research and development, sales and marketing efforts, and administrative functions. There can be no assurance that such integration will be accomplished smoothly or successfully. If significant difficulties are encountered in the integration of the companies' existing product lines and technology, resources could be diverted from new product development, resulting in delays in new product introductions. The integration of the companies' product lines could also cause confusion or dissatisfaction among existing customers of Borland and Visigenic. The integration of certain operations following the Merger will require the dedication of management and other personnel resources which may distract attention from the day-to-day business of the combined company. Failure to successfully accomplish the integration of the two companies' operations could have a material adverse effect on the combined company's business, operating results or financial condition.

  Failure to Achieve Beneficial Synergies. Borland and Visigenic have entered into the Merger Agreement with the expectation that the Merger will result in beneficial synergies. See "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors." Achieving these anticipated synergies will depend on a number of factors, including, without limitation, general and industry-specific economic factors. Even if Borland and Visigenic are able to successfully integrate their operations and economic conditions remain stable, there can be no assurance that the anticipated synergies will be achieved. The failure to achieve such synergies could have a material adverse effect on the combined company's business, operating results or financial condition.

  Distributors, Resellers and Customers. There can be no assurance that distributors, resellers and present and potential customers of Borland or Visigenic will continue their current buying patterns without regard to the announced Merger. In particular, Borland and Visigenic believe that certain customers may defer purchasing decisions as they evaluate the combined company's future product strategy. Further, certain customers of Visigenic are competitors of Borland, and, on that basis, may elect either to defer or cancel planned purchases from Visigenic or to discontinue their relationship with the combined company. In the aggregate these customers may represent a material portion of Visigenic's revenues. Any such deferral, cancellation or discontinuance could have a material adverse effect upon the combined company's business, operating results or financial condition.

  Fixed Exchange Ratio. Under the terms of the Merger Agreement, each share of Visigenic Common Stock issued and outstanding at the Effective Time will be converted into 0.81988 of a share of Borland Common Stock. The Merger Agreement does not contain any provisions for adjustment of the Exchange Ratio or termination of the Merger Agreement based on fluctuations in the price of Borland Common Stock. Accordingly, the value of the consideration to be received by the stockholders of Visigenic upon the Merger will depend on the market price of Borland Common Stock at the Effective Time. On January 23, 1998, the latest practicable trading day for which information was available before the printing of this Joint Proxy Statement/Prospectus, the closing per share sale price of Borland Common Stock was $7.03. There can be no assurance that the market price of Borland Common Stock on and after the Effective Time will not be lower than such price. See "Summary--The Merger," "Risk Factors--Risks Relating to Borland, Visigenic and the Combined Company-- Extreme Volatility of Stock Price" and "Market Price Information."

  Transaction Charges. Borland expects to incur charges to operations currently estimated to be between $10 million and $12 million in the quarter ending March 31, 1998, the quarter in which the Merger is expected to be consummated, for fees and expenses of financial advisors, legal counsel and accountants, and other transaction costs, as well as costs associated with combining the operations of the two companies. This range is a preliminary estimate and is therefore subject to change. There can be no assurance that Borland will not incur additional charges to reflect costs associated with the Merger. See "Risk Factors--Risks Relating to the Merger--Integration of Operations" and "Selected Historical and Unaudited Combined Pro Forma Financial Data."

  Dilution of Borland Stockholders' Interests. Based on the number of shares of Borland Common Stock and Visigenic Common Stock outstanding as of January 23, 1998, an aggregate of approximately 11,942,707 shares of Borland Common Stock will be issued to the shareholders of Visigenic upon consummation of the Merger and approximately 2,695,585 additional shares of Borland Common Stock will be reserved for issuance upon the exercise of options to purchase Common Stock assumed by Borland in connection with the Merger. The issuance of Borland Common Stock in the Merger and upon the exercise of Visigenic Options assumed by Borland will dilute the pro rata ownership interests of the current Borland stockholders. In addition, the issuance of the Borland Stock in the Merger could cause dilution of Borland's earnings per share which could negatively impact the price of Borland Common Stock.

  Dependence on Retention and Integration of Key Employees. The success of the combined company is dependent, in part, on the retention and integration of the key management, sales, marketing, engineering and other technical employees of Borland and Visigenic. Competition for qualified personnel in the software industry is very intense, and competitors often use aggressive tactics to recruit key employees during the period leading up to a merger and during the integration phase following a merger. Although Borland and Visigenic are presently engaged in ongoing efforts to retain their key employees, and although it is anticipated that the combined company will implement retention arrangements for certain key employees, there can be no assurance that key employees will remain with the combined company. The loss of services of any of the key employees of the combined company could materially and adversely affect the combined company's business, operating results or financial condition. See "Risks Relating to Borland, Visigenic and the Combined Company--Dependence on Key Personnel and Changes in Management."

RISKS RELATING TO BORLAND, VISIGENIC AND THE COMBINED COMPANY

  Continuing Operating Losses; Limited Visigenic Operating History. Borland and Visigenic each have incurred significant losses and negative cash flow. Borland experienced substantial operating losses in each of the four quarters in fiscal 1997 and a net loss of $108 million for the fiscal year. Borland also experienced operating losses for the four fiscal years ended March 31, 1995. Visigenic has a limited operating history, particularly with respect to its business relating to distributed object products, which Visigenic acquired in May 1996 and which has accounted for the majority of Visigenic's revenues in recent periods. Since its inception, Visigenic has had cumulative operating losses of $31.7 million, with net losses of $2.4 million, $4.6 million, $4.4 million and $20.3 million for fiscal 1994, 1995, 1996 and 1997, respectively. Although Borland recorded a small operating profit for the quarters ended June 30, 1997 and September 30, 1997, the combined company's ability to continue or increase profitability will be substantially dependent upon its ability to successfully develop and introduce new products, to successfully implement restructuring and cost control measures adopted by Borland during fiscal 1997 and to avoid the loss of management and other key personnel. There can be no assurance that the combined company will be able to successfully accomplish the foregoing or to continue or increase profitability in future periods. Borland believes that the existing capital resources of Borland and Visigenic will enable the combined company to fund its operations through at least the end of calendar year 1998. In the event that the combined company is unable to generate adequate cash flow prior to that time, the combined company may be required to seek additional capital through the issuance of additional shares of Borland Series B Preferred Stock pursuant to its existing arrangements with current holders of Borland Series B Preferred Stock or by seeking other sources of capital, which could result in dilution to the holders of Borland Common Stock. There can be no assurance that the combined company will be able to obtain such capital on acceptable terms or at all. See "Potential Dilutive Effect of Conversion and Additional Issuance of Borland Series B Preferred Stock", "Information Concerning Borland-- Management's Discussion and Analysis of Financial Condition and Results of Operations", "Information Concerning Visigenic--Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Borland Capital Stock--Preferred Stock."

  Restructurings. In response to the significant losses from operations, Borland implemented restructurings and realignments of its operations in October 1996 and in February 1997. These restructurings resulted in significant reductions in workforce and other ongoing costs. Given the extent of the restructurings which Borland has undertaken, there can be no assurance that the remaining resources will be sufficient for the combined company to return to revenue growth or sustain profitability, nor can there be any assurance that the combined company will realize the cost savings which the restructurings were designed to produce. See "Information Concerning Borland-- Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Dependence on Key Personnel and Changes in Management. The success of the combined company depends in large part upon the ability of the combined company to recruit and retain qualified employees, particularly highly skilled engineers. The competition for such personnel is intense, and there can be no assurance that the combined company will be successful in retaining or recruiting such personnel. During fiscal 1997, certain management, engineers and other key personnel of Borland were hired away by competitors who offered very substantial signing bonuses and compensation packages that would have been very difficult for Borland to match. There can be no assurance that the combined company will not be subject to further losses of management, engineers and other key personnel. In addition, Borland has had to, and the combined company may continue to be required to, substantially increase the compensation, stock options or other benefits offered to employees in order to attract and retain management, engineers and other key personnel. The loss of management, engineering and other key personnel, and the delays which may be experienced in recruiting and training such personnel, as well as the additional costs which may be incurred in retaining or attracting new personnel, may have a material adverse effect on the combined company, its product releases and its operating results.

  Significant Fluctuations in Quarterly Operating Results and
Seasonality. Each of Borland's and Visigenic's quarterly operating results have varied significantly in the past, and the combined company's results are likely to vary significantly from time to time in the future. Such variations may result from, among other factors: the size and timing of significant orders and their fulfillment; demand for the combined company's products; the number, timing and significance of product enhancements and new product announcements by the combined company and its competitors; changes in pricing policies by the combined company or its competitors; changes in the level of operating expenses; changes in the combined company's sales incentive plans; budgeting cycles of its customers; customer order deferrals in anticipation of enhancements or new products offered by the combined company or its competitors; product life cycles; product defects and other product quality problems; personnel changes; seasonal trends and general domestic and international economic and political conditions. Operating results can also be adversely impacted by deferrals of customer orders in light of customer uncertainty regarding the combined company's short- and long-term prospects. As an increasing percentage of the combined company's revenues are expected to be derived from the licensing of client/server products to enterprise customers, the combined company expects that an increasing percentage of its revenues will be from large orders. The timing of such orders and their fulfillment may cause material fluctuations in the combined company's operating results, particularly on a quarterly basis. In addition, the combined company intends to continue to expand its domestic and international direct sales force. The timing of such expansion and the rate at which new sales people become productive could also cause material fluctuations in the combined company's quarterly operating results. See "Information Concerning Borland--Management's Discussion and Analysis of Financial

Condition and Results of Operations" and "Information Concerning Visigenic-- Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Due to the foregoing factors, quarterly revenues and operating results are difficult to forecast. Revenues are also difficult to forecast because the market for enterprise application development software is rapidly evolving, and the combined company's sales cycle for enterprise products, from initial evaluation to purchase and the provision of support services, will be lengthy and will vary substantially from customer to customer. Because the combined company will normally ship products within a short time after it receives an order, it typically will not have any material backlog. As a result, to achieve its quarterly revenue objectives, the combined company will be dependent upon obtaining orders in any given quarter for shipment in that quarter. Furthermore, because many customers place orders toward the end of a quarter, the combined company will generally recognize a substantial portion of its revenues at the end of a quarter. As the combined company's expense levels will be based in significant part on the combined company's expectations as to future revenues and are therefore relatively fixed in the short term, if revenue levels fall below expectations, operating results are likely to be disproportionately adversely affected. There can be no assurance that the combined company will be able to achieve or maintain profitability on a quarterly or annual basis in the future. Due to the foregoing factors, it is likely that in some future quarter the combined company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the combined company's Common Stock would likely be materially adversely affected.

  New Business Areas. The combined company's strategy will be to focus on software developers, enterprise customers and the Internet/intranet markets. Accordingly, revenues derived from the combined company's products, particularly its distributed object products, will depend in large part upon the rate of adoption by businesses and end-users of the Internet and intranets for commerce and communications. Critical issues concerning the Internet and intranets, including security, reliability, cost, ease of use and access and quality of service, remain unresolved at this time, inhibiting adoption by many enterprises and end-users. To the extent the Internet and intranets are not widely used by businesses and end-users, there would be a corresponding material adverse effect on the combined company's business, operating results and financial condition. Borland's and Visigenic's relatively recent entry into these markets is subject to a number of risks, including among others, their inexperience in these markets; the new and evolving nature of the markets themselves; the combined company's need to make choices regarding the operating systems, database management systems and server software on which to focus; the ongoing transition of and investment of resources for this segment by the combined company; the combined company's limited credibility in this area; and, the presence of several very large and well-established businesses, as well as a number of smaller very successful companies, already competing in this market. There can be no assurance that sales in these markets will meet the combined company's objectives, in which case the combined company's business, operating results or financial condition could be materially adversely affected. See "Information Concerning Borland--Business" and "Information Concerning Visigenic--Business."

  Dependence on Java; Risks Associated with Encryption Technology. Certain of the combined company's products are based on Java, an object-oriented programming language developed by JavaSoft, a subsidiary of Sun Microsystems. Java was developed primarily for Internet/intranet applications. Java was only recently introduced and does not yet have sufficient history to establish its reliability, thereby inhibiting adoption of Java. To date, there have been only a very limited number of commercially significant Java-based products, and it is too early to determine whether Java will become a significant technology. Alternatives to Java have been announced by several companies, including Microsoft. To the extent that Java is not adopted or is adopted more slowly than anticipated, this could have a material adverse effect on the combined company's business, operating results or financial condition. See "Information Concerning Borland--Business" and "Information Concerning Visigenic--Business."

  The combined company plans to use encryption technology in certain of its future products to provide the security required for the exchange of confidential information. Encryption technologies have been breached in the past. There can be no assurance that there will not be a compromise or breach of the security technology used by the combined company. If any such compromise or breach were to occur, it could have a material adverse effect on the combined company's business, results of operations or financial condition. Additionally, the export of encryption technology is subject to government regulation. The inability to obtain approval for the export of such technology could have a material adverse effect on the combined company's business, operating results or financial condition.

  Decline in Revenue from Desktop Database and Database Access Products. Most of Borland's revenues to date have been attributable to its desktop products. Revenues derived from desktop products accounted for approximately 58% and 73%, of Borland's total revenues in fiscal 1997 and 1996, respectively. Revenues derived from these products, particularly Borland's desktop database products, have declined over the last three fiscal years. The decline in revenues has been due to a number of factors, including, among others, the success of product "suites" offered by competitors which have had an adverse impact on the sale of individual desktop software products; the sale by Borland of its Quattro Pro and Paradox product lines; and continued competitive pricing pressures that have resulted in lower average sales prices for desktop products.

  Through fiscal 1997, revenues derived from the licensing of its database connectivity products based upon the Open Database Connectivity ("ODBC") standard accounted for a significant portion of Visigenic's overall revenues. During fiscal 1997 and the first six months of fiscal 1998, Visigenic's revenues from database connectivity products declined each quarter as a percentage of total revenues. As a result, in October 1997, Visigenic announced that, in order to focus its efforts on its business relating to distributed object products, Visigenic would be transitioning out of its business relating to ODBC database access products and would not be further enhancing such products, which included its VisiODBC software developer kits, VisiODBC drivers and VisiChannel for ODBC products. As part of this transition, Visigenic and Intersolv entered into an agreement in August 1997 under which Visigenic's customers for these products are being offered a plan to transition to comparable products provided by Intersolv. In the quarter ended September 30, 1997, Visigenic's revenues derived from licensing of ODBC-based data connectivity products accounted for less than 10% of revenues, and Visigenic does not anticipate that it will derive significant revenues from those products in future periods. Despite its decision to transition out of its ODBC-product business, Visigenic remains contractually committed under many of its agreements with customers to provide them with service and support. Visigenic continues to offer VisiChannel for JDBC, its JDBC-based database access product.

  While the combined company expects the decline in revenues associated with its desktop database and ODBC-based database access products to continue, revenues from the sales of Borland's desktop database products currently continue to represent an important portion of the combined company's revenues. Although the combined company plans to invest in the development, sales, marketing and support of such products on a limited basis, there can be no assurance that revenues from desktop database products will not decline faster than expected. If revenues from such products decline materially or at a more rapid rate than currently anticipated, the combined company's business, operating results and financial condition would be materially adversely affected. See "Information Concerning Borland--Business," "--Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Information Concerning Visigenic--Business."

  Dependence on Third-Party Licenses. Borland and Visigenic are dependent on licenses from third-party suppliers for certain of its products. In particular, Borland is dependent upon certain licenses from Microsoft which is both a licensor to Borland and its most significant competitor. If any such third-party licenses were terminated or not renewed or if these third parties fail to develop new products in a timely manner, the combined company could be required to develop an alternative approach to developing its products which could require payment of substantial fees to third parties or additional internal development costs and delays. Furthermore, such products may not be successful in providing the same level of functionality. Such delays, increased costs or reduced functionality could materially adversely affect the combined company's business, operating results and financial condition. See "Information Concerning Borland--Business," "--Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Information Concerning Visigenic--Business."

  New Product Introductions. The combined company's future sales will depend substantially on its ability to continue to successfully design and market new products and upgrades of current products for existing and new personal computer and server platforms and operating environments. There can be no assurance that sales of such new products and versions will meet the combined company's expectations as a result of various factors. For example, the combined company may introduce certain of such products later to market than expected or later to market than competitors' introductions, or competitors may introduce competitive products at lower prices. In addition, the acceptance of the combined company's new products is dependent in part on the adoption of the Internet as a new computing paradigm and the adoption of the Java programming language. See "Information Concerning Borland--Business" and "Information Concerning Visigenic--Business."

  From time to time, Borland and Visigenic have made, and the combined company is expected to make, announcements to its customers with respect to the time frames within which new products are expected to be shipped. Such announcements are made for the purpose of providing customers with a general idea of the expected availability of products for planning purposes, are based only upon estimates and are not a prediction of the exact availability date for such products. In the past, certain of the Borland's products shipped later, and in some cases substantially later, than the timeframe within which Borland originally anticipated that the products would be available. Visigenic has in the past also experienced delays in the development of its products and product enhancements. Some of Visigenic's products are based on technology from third parties, and Visigenic has limited control over whether and when these technologies are enhanced. The failure or delay in enhancements of technology from third parties could have a material adverse effect on the ability to develop and enhance the combined company's products. Due to the inherent uncertainties of software development, it is likely that such situations will occur from time to time in the future as well. Moreover, the loss of key employees may increase the risk of delays in product availability from timeframes originally anticipated. Consequently, announcements regarding the combined company's expectations of when products may ship should not be considered a prediction by the combined company that the products will ship in any particular quarter or otherwise be relied upon by investors as a basis for predicting the combined company's results for any future period. Delays in the shipment of such products and product enhancements will have a material adverse impact on the combined company. Without the introduction of such new products and product enhancements, the combined company's products may become technologically obsolete, and as a result the combined company's business, operating results and financial condition could be materially adversely affected. There can be no assurance that the future development and marketing efforts by the combined company will be successful.

  Evolving Market and Standards. In light of the changing market in which Borland and Visigenic now compete, it is uncertain whether each company's historical product life cycle will continue. Borland has, in the past, experienced declining sales of certain of its products in anticipation of the release of new products. Furthermore, it cannot be determined whether the increasing price competition in the industry, the timing of competitors' product releases or other factors will have an adverse effect upon the product upgrade revenue that has historically been a significant component of Borland's revenue or upon the revenues from licensing of distributed object software products on which Visigenic's overall level of revenues have become substantially dependent. Finally, a greater portion of the combined company's revenues are expected to be derived from the licensing of client/server products to enterprise customers, which transactions are characterized by longer sales cycles and increased transaction values. As a result, such revenues may be subject to increased variability over time.

  In May 1996, Visigenic began to offer standards-based distributed object products. Visigenic's current distributed object products are based on several standards, including CORBA and Internet Inter-ORB Protocol ("IIOP"). These standards are intended to facilitate the management and communication of applications created in object-oriented programming languages such as C++ and Java. These standards are new, are just beginning to gain widespread acceptance, and compete with proprietary solutions such as Microsoft's ActiveX and DCOM. The distributed object software market is relatively young, and there are few proven products. Further, some of Visigenic's distributed object products are designed specifically for use in applications for the Internet and intranets. Because critical issues concerning the Internet and intranets, including security, reliability, cost, ease of use and access and quality of service remain unresolved, the growth of applications targeted at the Internet/Intranets is uncertain and difficult to predict.

  Visigenic's VisiChannel for JDBC datbase access product is based on the JDBC standard, which was developed to enable applications to access data from JDBC-compliant data sources. While the JDBC standard is supported by most of the major database and software vendors, it is a recent standard that has not yet gained widespread acceptance and currently it co-exists with proprietary database access solutions from many of these same database and software vendors.

  Because the markets for the combined company's products are new and evolving, it is difficult to assess or predict with any assurance the size or growth rate, if any, of these markets. There can be no assurance that the markets for the combined company's products will develop, or that the combined company's products will be adopted. If these markets fail to develop, develop more slowly than expected or attract new competitors, or if the combined company's products do not achieve market acceptance, the combined company's business, operating results and financial condition could be materially adversely affected. Because Visigenic's and Borland's strategy is to develop standards-based products and these standards are relatively new, not widely accepted and compete with other emerging standards, to the extent that these standards are not commercially successful, this will have a material adverse affect on the combined company's business, operating results and financial condition. Competing or alternative technologies are being or are likely in the future to be promoted by current and potential competitors of Borland and Visigenic, some of which have well-established relationships with current and potential customers of each company and have extensive knowledge of the markets served by each company, better name recognition and more extensive development, sales and marketing resources than either company. See "Information Concerning Borland--Business," "--Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Information Concerning Visigenic--Business."

  Reliance on VARs and ISVs. A significant element of Visigenic's strategy is to embed its technology in products offered by Visigenic's value-added reseller ("VAR") and independent software vendor ("ISV") customers, such as Borland, Cisco, Compuware, Healtheon, Hewlett-Packard, Microsoft, Netscape, Novell, Oracle, Platinum technology and Sybase. A relatively small number of VAR and ISV customers have accounted for a significant percentage of Visigenic's revenues. In fiscal 1996, ten VAR and ISV customers accounted for approximately 65% of Visigenic's revenues and in fiscal 1997, ten VAR and ISV customers accounted for approximately 48% of the Visigenic's revenues. The combined company intends to seek similar distribution arrangements with other VARs and ISVs to embed Visigenic's technology in their products. To date, the terms and conditions, including prices and discounts, of Visigenic's agreements with its VAR and ISV customers have been highly negotiated and vary significantly among customers; however, substantially all agreements are non-exclusive and do not require the VAR or ISV to make minimum purchases. Many of the markets for the VAR and ISV products in which Visigenic's technology are being embedded are new and evolving and, therefore, will be subject to the same risks faced by the combined company in the markets for its own products. Furthermore, certain of the companies with which Visigenic maintains or would otherwise seek to establish VAR or ISV relationships are competitors of Borland, and accordingly, the Merger could adversely affect Visigenic's ability to maintain or secure such relationships. If the combined company is unsuccessful in maintaining its current relationships and securing license agreements with additional VARs and ISVs on commercially reasonable terms or at all, or if the combined company's VAR and ISV customers are unsuccessful in selling their products, the Company's business, financial condition or results of operations could be materially adversely affected. See "Information Concerning Borland--Business" and "Information Concerning Visigenic-- Business."

  Extreme Volatility of Stock Price. Like the stock of other high technology companies, the market prices of Borland Common Stock and Visigenic Common Stock have been, and the market price of Borland Common Stock may continue to be extremely volatile. Factors such as quarterly fluctuations in the results of operations, delays in product development, the announcement of technological innovations or the introduction of new products by the combined company or its competitors, and general conditions in the computer hardware and software industries may have a significant impact on the market price of Borland Common Stock.

  Extremely Competitive Industry. The software industry is extremely competitive. Borland competes with a number of other companies, including Microsoft, Computer Associates, Oracle, Sybase and Symantec. Certain of its competitors have substantially greater financial, management, marketing and technical resources than Borland. In the past, competitors have utilized their greater resources to provide substantial signing bonuses and other inducements to lure away Borland's management and other key personnel. In addition, Microsoft is the developer of the Windows operating environments. To the extent that the combined company is unable to obtain information regarding existing and future operating systems from the developer of such systems, the release of the combined company's products for such systems may be delayed. Visigenic's products are targeted at the emerging markets for standards-based distributed object software products. The markets for these products are intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. The combined company's principal competitive factors in these markets will be product quality, performance and price, vendor and product reputation, product architecture and quality of support. In the standards-based distributed object market, Visigenic competes principally against Iona Technologies, Expersoft and BEA. Visigenic's distributed object products also compete against existing or proposed distributed object solutions from hardware vendors such as Hewlett-Packard, ICL, IBM and Sun. In addition, because there are relatively low barriers to entry in the software market and because Visigenic's products are based on publicly available standards, the combined company expects to experience additional competition in the future from other established and emerging companies if the market for distributed object software continues to develop and expand. In particular, operating system vendors such as ICL, Hewlett-Packard, IBM, Microsoft and Sun may offer standards-based distributed object products bundled with their operating systems. For instance, Microsoft has introduced DCOM, which could reduce or eliminate the need for CORBA-compliant ORBs, such as those offered by Visigenic, for Microsoft operating systems. Many of these current and potential competitors have well-established relationships with current and potential customers of Visigenic and the combined company, have extensive knowledge of the markets serviced by Visigenic, more extensive development, sales and marketing resources and are capable of offering single vendor solutions. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any one of which could materially adversely affect the combined company's business, operating results and financial condition. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships, thereby increasing the ability of their products to address the needs of the combined company's current and prospective customers. Accordingly, it is possible that new competitors may emerge, or alliances among current and new competitors may be formed, that may rapidly gain significant market share. Certain competitors have been known to license software for free to gain competitive advantage. Such competition could materially adversely affect the combined company's ability to sell additional licenses and maintenance and support renewals on terms favorable to the combined company. Further, competitive pressures could require the combined company to reduce the price of its products and related services, which could materially adversely affect the combined company's business, operating results and financial condition. There can be no assurance that the combined company will be able to compete successfully against current and future competition, and the failure to do so would have a material adverse effect upon the combined company's business, operating results and financial condition. See "Information Concerning Borland--Business," "--Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Information Concerning Visigenic--Business."

  Risks Associated with International Operations and Sales. Revenues derived from international operations accounted for approximately 59%, 45% and 43% of total revenues for Borland in fiscal 1997, 1996 and 1995, respectively. Visigenic's international sales accounted for approximately 23% and 26% of its total revenue in fiscal 1997 and fiscal 1996, respectively. In September 1997, Visigenic acquired iO, a leading independent German consulting company that specializes in distributed object computing. There are a number of risks inherent in the assimilation of iO's consulting business in the combined company's international sales channels, including the expense related to such assimilation. There are certain risks inherent in doing business on an international level, such as unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political instability, changes in foreign economic conditions, fluctuations in currency exchange rates, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world and potentially adverse tax consequences, any of which could adversely impact the success of the combined company's international operations. The combined company's foreign subsidiaries plan to operate primarily in local currencies, and their results would be translated into US dollars. If the value of the US dollar increases relative to foreign currencies, the combined company's operating results could be materially adversely affected. In particular, revenue from sales in the Pacific Rim could be adversely affected by declines in the value of such currencies against the dollar. In addition, the overall weakness of these economies could adversely affect revenue from the Pacific Rim. Although Borland has not experienced these affects to date, there can be no assurance that it will not experience them in the future. There can be no assurance that one or more of such factors will not have a material adverse effect on the combined company's future international operations and, consequently, on its business, operating results and financial condition.

  Anti-takeover Provisions. Borland's stockholders' rights plan and certain provisions of Borland's Certificate of Incorporation may discourage or prevent certain types of transactions involving an actual or potential change in control of Borland, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices, and may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. In addition, the Borland Board has the authority to fix the rights and preferences of and issue shares of Preferred Stock without action by the stockholders, which may have the effect of delaying or preventing a change in control of Borland. See "Description of Borland Capital Stock--Borland Rights Agreement."

  Software Defects and Liability Claims. Software products frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released and there can be no assurance that, despite testing by Borland, Visigenic and the combined company and by current and potential customers, defects and errors will not be found in current versions, new versions or enhancements after commencement of commercial shipments, resulting in the loss of revenues, delay in product introduction or market acceptance or unexpected reprogramming costs, any of which could have a material adverse effect upon the combined company's business, operating results and financial condition.

  Borland's and Visigenic's license agreements with their customers typically contain provisions designed to limit the combined company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in these license agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. A successful product liability claim brought against the combined company could have a material adverse effect upon the combined company's business, operating results and financial condition.

  Intellectual Property Rights. Borland and Visigenic rely on a combination of patent, copyright, trademark and trade secret laws, non-disclosure agreements and other intellectual property protection methods to protect their proprietary technology. Despite these efforts to protect their proprietary rights, unauthorized parties may copy aspects of their products or obtain and use information that each company regards as proprietary. Policing unauthorized use of their products is difficult, and while it is difficult to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect each company's proprietary rights as fully as do the laws of the United States. There can be no assurance that the combined company's means of protecting its proprietary rights in the United States or abroad will be adequate or that competitors will not independently develop similar technology.

  Other than the Western Imaging matter discussed below in "Information Concerning Visigenic--Legal Proceedings," there are no pending material lawsuits against Borland or Visigenic regarding infringement of any existing patents or other intellectual property rights or any material notices that either company is infringing the intellectual property rights of others. However, there can be no assurance that such infringement claims will not be asserted by third parties in the future. See "Risk Factors--Legal Proceedings." If any such claims are asserted and determined to be valid, there can be no assurance that the combined company will be able to obtain licenses of the intellectual property rights in question on reasonable terms. The combined company's involvement in any patent dispute or other intellectual property dispute or action to protect proprietary rights may have a material adverse effect on the combined company's business, operating results and financial condition. Adverse determinations in any litigation may subject the combined company to significant liabilities to third parties, require the combined company to seek licenses from third parties and prevent the combined company from manufacturing and selling its products. Any of these situations can have a material adverse effect on the combined company's business, operating results and financial condition.

  Superior Rights and Preferences of Borland Series B Preferred Stock. Borland has authorized the issuance of up to 1,470 shares of its Series B Preferred Stock, of which 550 shares are currently outstanding. The Borland Series B Preferred Stock has certain rights and preferences which are superior to those of the Borland Common Stock. In particular, each share of Borland Series B Preferred Stock is entitled to vote the number of shares of Common Stock into which such share of Borland Series B Preferred Stock is convertible, or 7,207 votes for each currently outstanding share of Borland Series B Preferred Stock, on matters on which all stockholders of Borland are entitled to vote as compared to one vote per share of Borland Common Stock. In addition, upon any liquidation, dissolution or winding up of Borland, each share of Borland Series B Preferred Stock is entitled to be paid the original purchase price per share, or $50,000, from the assets of Borland prior to any payments to the holders of Borland Common Stock. The Borland Board, without stockholder approval, is authorized to issue up 1,000,000 shares of Borland Preferred Stock (including the 1,470 authorized shares of Borland Series B Preferred Stock) with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Borland Common Stock or the market price of the Borland Common Stock. See "--Potential Dilutive Effect of Conversion and Additional issue of Borland Series B Preferred Stock" and "Description of Capital Stock--Preferred Stock."

  Potential Dilutive Effect of Conversion and Additional Issuance of Borland Series B Preferred Stock. The number of shares of Borland Common Stock which may be issued upon conversion of the Borland Series B Preferred Stock is dependent upon the trading price of Borland Common Stock at the time of conversion. To the extent that the trading price of Borland Common Stock is lower than $6.94 per share at the time of any conversion of the currently outstanding shares of Borland Series B Preferred Stock, the number of shares of Borland Common Stock issuable upon such conversion will increase. From October 1, 1997 until March 31, 1998, Borland has the option, subject to certain conditions, to require all existing holders of Borland Series B Preferred Stock to purchase in the aggregate up to 500 additional shares of Borland Series B Preferred Stock. In the event Borland exercises this option and additional shares of Borland Series B Preferred Stock are issued, existing holders of Borland Common Stock could be subject to dilution. Commencing June 30, 1998 and extending through June 30, 2000, holders of Borland Series B Preferred Stock have the option to purchase in the aggregate of up to an additional 198 shares of Borland Series B Preferred Stock. In the event some or all existing holders of Borland Series B Preferred Stock exercise this option and additional shares of Borland Series B Preferred Stock are issued, existing Borland stockholders would be subject to dilution at that time. See "Description of Borland Capital Stock--Preferred Stock."

  Risks Associated with Potential Acquisitions. As a part of the combined company's business strategy, the parties expect that the combined company will review acquisition prospects that would complement Borland's and Visigenic's existing product offerings, augment the combined company's market coverage or enhance its technological capabilities, or that may otherwise offer growth opportunities. Although neither Borland nor Visigenic have current agreements or negotiations underway with respect to any such acquisitions, the combined company may make acquisitions of businesses, products or technologies in the future. Future acquisitions by the combined company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which could materially adversely affect the combined company's operating results and/or the market price of the Borland's Common Stock. Acquisitions entail numerous risks, including difficulties in the assimilation of acquired operations, technologies and products, diversion of management's attention to other business concerns, risks of entering markets in which Borland and Visigenic have no or limited prior experience and potential loss of key employees of acquired organizations. No assurance can be given as to the ability of the combined company to successfully integrate any businesses, products, technologies or personnel that might be acquired in the future, and the failure of the combined company to do so could have a material adverse effect on the combined company's business, financial condition and operating results.

  Legal Proceedings. Borland is a party to two lawsuits alleging certain securities law violations by Borland and certain of its officers and directors prior to 1995. Both lawsuits purport to represent a class of investors who purchased or otherwise acquired Borland's Common Stock. Three lawsuits were filed in 1996 and 1997 against Borland's subsidiary, OEC, and certain former officers and directors of OEC, alleging violations of federal securities laws prior to the Company's acquisition of OEC. Visigenic is a co-defendant with Corel in a lawsuit in which the plaintiff, Western Imaging, Inc. ("Western Imaging") alleges breach of contract, copyright infringement and other related claims arising out of the sale of certain Visigenic products to Western Imaging in May 1994. Visigenic has agreed to defend Corel pursuant to its indemnification obligations in its license agreement with Visigenic. There can be no assurance of the ultimate outcome of any of these matters or that the combined company's business, financial condition or operating results will not be materially adversely affected as a result of such lawsuits.

  Borland and Visigenic are involved in various other legal actions or claims arising in the normal course of business. Due to the inherent uncertainties of litigation, the outcome of any of these actions could be unfavorable, and the combined company may choose to make payments, or enter into other arrangements, to settle such actions or may be required to pay damages or other expenses. Such an outcome in certain of these matters could have a material adverse effect on the combined company's operating results or financial condition. The computer industry has been subject to a substantial amount of intra-industry litigation in recent years regarding, among other matters, the extent of patent, copyright and intellectual property protection available for software products. Such actions can require the expenditure of substantial management time and financial resources and can adversely affect the business, financial condition or operating results of the company involved. There can be no assurance that the combined company will not be a party to other such litigation in the future. See "Information Concerning Borland--Business," and "Information Concerning Visigenic--Legal Proceedings."

                                 THE MEETINGS

GENERAL

  This Joint Proxy Statement/Prospectus is being furnished to holders of Visigenic Common Stock in connection with the solicitation of proxies by the Visigenic Board for use at the Visigenic Special Meeting to be held at the offices of Visigenic, 951 Mariner's Island Boulevard, Suite 120, San Mateo, California, on February 27, 1998, commencing at 10:00 a.m., Pacific Standard Time, and at any adjournments or postponements thereof.

  This Joint Proxy Statement/Prospectus is also being furnished to holders of Borland Common Stock and Borland Series B Preferred Stock in connection with the solicitation of proxies by the Borland Board for use at the Borland Special Meeting to be held at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California, on February 27, 1998, commencing at 10:00 a.m., Pacific Standard Time, and at any adjournments or postponements thereof.

  This Joint Proxy Statement/Prospectus and the accompanying forms of proxies are first being mailed to stockholders of Borland and Visigenic on or about January 28, 1998.

MATTERS TO BE CONSIDERED AT THE MEETINGS

  Borland Special Meeting. At the Borland Special Meeting, holders of Borland Common Stock and Borland Series B Preferred Stock will consider and vote upon
(i) a proposal to approve the issuance of Borland Common Stock in the Merger,
(ii) a proposal to amend Borland's 1997 Stock Option Plan to (a) increase the number of shares of Borland Common Stock authorized for issuance thereunder from 1,600,000 shares to 3,300,000 shares, (b) increase the one-time option grant limit for newly-hired employees from 1,500,000 shares to 2,000,000 shares and (c) increase the annual option grant limit for continuing employees from 500,000 shares to 1,000,000 shares, (iii) a proposal to amend Borland's 1997 Employee Stock Purchase Plan to increase the number of shares of Borland Common Stock available for purchase thereunder from 200,000 shares to 400,000 shares, and (iv) such other matters as may properly be brought before the Borland Special Meeting, including any motion to adjourn the Borland Special Meeting to a later date to permit further solicitation of proxies if necessary to establish a quorum or to obtain additional votes, or any adjournment or postponement thereof.

  Visigenic Special Meeting. At the Visigenic Special Meeting, holders of Visigenic Common Stock will consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and approve the Merger, and (ii) such other matters as may properly be brought before the Visigenic Special Meeting, including any motion to adjourn the Visigenic Special Meeting to a later date to permit further solicitation of proxies if necessary to establish a quorum or to obtain additional votes, or any adjournment or postponement thereof.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  Borland. The Borland Board, by the unanimous vote of all directors present and voting at a special meeting, has approved the Merger Agreement and the issuance of shares of Borland Common Stock in the Merger. The Borland Board believes that the terms of the Merger Agreement are fair to, and that the Merger is in the best interests of, Borland and its stockholders. The Borland Board therefore recommends that the stockholders of Borland vote FOR approval of the issuance of Borland Common Stock in the Merger. The Borland Board has also unanimously approved the amendments to Borland's 1997 Stock Option Plan and the amendment to Borland's 1997 Employee Stock Purchase Plan and unanimously recommends that the stockholders of Borland vote FOR approval of all of the amendments.

  Visigenic. The Visigenic Board has unanimously approved the Merger Agreement and the Merger and believes that the terms of the Merger Agreement are fair to, and that the Merger is in the best interests of, Visigenic and its stockholders. The Visigenic Board therefore recommends that the holders of Visigenic Common Stock vote FOR approval and adoption of the Merger Agreement and approval of the Merger. See "The Merger--Interests of Certain Persons in the Merger."

  See "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors."

VOTING AT THE MEETINGS; RECORD DATES

  Borland. Holders of record of Borland Common Stock and Borland Series B Preferred Stock on the Borland Record Date are entitled to notice of and to vote at the Borland Special Meeting. On the Borland Record Date, there were 38,811,762 shares of Borland Common Stock outstanding and entitled to vote, which shares were held by approximately 2,595 holders of record, and 550 shares of Borland Series B Preferred Stock outstanding and entitled to vote, which shares were held by 22 holders of record. Each holder of record of Borland Common Stock outstanding on the Borland Record Date is entitled to cast one vote per share, and each holder of record of Borland Series B Preferred Stock outstanding on the Borland Record Date is entitled to cast 7,207 votes per share (representing the number of shares of Borland Common Stock into which each share of Borland Series B Preferred Stock was then convertable), in person or by a properly executed proxy, on each proposal submitted for the vote of the Borland stockholders at the Borland Special Meeting. The presence, in person or by a properly executed proxy, of a majority of the outstanding shares of Borland Common Stock and Borland Series B Preferred Stock entitled to vote at the Borland Special Meeting is necessary to constitute a quorum at the Borland Special Meeting.

  The approval of the issuance of Borland Common Stock in the Merger requires the affirmative vote of a majority of the shares of Borland Common Stock and Borland Series B Preferred Stock, voting as a single class on an as-converted basis on the proposal either in person or by proxy at the Borland Special Meeting. The amendments to Borland's 1997 Stock Option Plan and the amendment to Borland's 1997 Employee Stock Purchase Plan each also require the affirmative vote of a majority of the shares of Borland Common Stock and Borland Series B Preferred Stock, voting as a single class on an as-converted basis on the proposals either in person or by proxy at the Borland Special Meeting.

  Visigenic. Holders of record of Visigenic Common Stock on the Visigenic Record Date are entitled to notice of and to vote at the Visigenic Special Meeting. On the Visigenic Record Date, there were 14,554,748 shares of Visigenic Common Stock outstanding and entitled to vote, which shares were held by approximately 283 holders of record. Each holder of record of Visigenic Common Stock on the Visigenic Record Date is entitled to cast one vote per share, in person or by a properly executed proxy, on each proposal submitted for the vote of the Visigenic stockholders at the Visigenic Special Meeting. The presence, in person or by a properly executed proxy, of a majority of the outstanding shares of Visigenic Common Stock entitled to vote at the Visigenic Special Meeting is necessary to constitute a quorum at the Visigenic Special Meeting.

  The approval and adoption of the Merger Agreement and the approval of the Merger by Visigenic stockholders will require the affirmative vote of a majority of the outstanding shares of Visigenic Common Stock entitled to vote at the Visigenic Special Meeting.

  Roger J. Sippl, Chief Executive Officer and a director of Visigenic, Jens Christensen, Chief Technology Officer, Vice President, Advanced Systems and a director of Visigenic, and each of their respective spouses, have executed and delivered the Visigenic Voting Agreements obligating them, among other things, to vote their shares of Visigenic Common Stock in favor of approval and adoption of the Merger Agreement and approval of the Merger. Pursuant to the Visigenic Voting Agreements, all of the outstanding shares of Visigenic Common Stock beneficially owned by Messrs. Sippl and Christensen and their respective spouses on the Visigenic Record Date (representing approximately 26.4% of the total number of shares of Visigenic Common Stock outstanding as of such date) will be voted for the approval and adoption of the Merger Agreement and approval of the Merger. See "The Merger--Interests of Certain Persons in the Merger" and "--Voting Agreements."

  Effects of Abstentions and "Broker Non-Votes." At the Visigenic Special Meeting, in determining whether the proposal to approve and adopt the Merger Agreement and approve the Merger has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against such proposal. At the Borland Special Meeting, abstentions and broker non-votes will have no effect either for or against the votes with respect to the issuance of Borland Common Stock in the Merger, the amendments to Borland's 1997 Stock Option Plan and the amendment to Borland's 1997 Employee Stock

Purchase Plan. At both the Borland Special Meeting and the Visigenic Special Meeting, abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because, for such proposal, the nominee does not have discretionary voting power and has not received instructions from such beneficial owner.

ADJOURNMENT OF THE BORLAND SPECIAL MEETING OR THE VISIGENIC SPECIAL MEETING

  In the event that there are not sufficient votes to approve the issuance of Borland Common Stock in the Merger at the time of the Borland Special Meeting, such proposal may not be approved unless the Borland Special Meeting is adjourned to permit further solicitation of proxies from Borland stockholders. Proxies that are being solicited by the Borland Board grant the discretionary authority to vote for any such adjournment. If it is necessary to adjourn the Borland Special Meeting, and such adjournment is for a period of less than 30 days, no notice of the time and place of the adjourned meeting is required to be given to Borland stockholders other than the announcement of such time and place at the Borland Special Meeting. A majority of the voting power represented and voting at the Borland Special Meeting is required to approve such adjournment whether or not a quorum is present at the Borland Special Meeting.

  In the event that there are not sufficient votes to approve and adopt the Merger Agreement and approve the Merger at the time of the Visigenic Special Meeting, such proposal may not be approved unless the Visigenic Special Meeting is adjourned in order to permit further solicitation of proxies from Visigenic stockholders. Proxies that are being solicited by the Visigenic Board grant the discretionary authority to vote for any such adjournment. If it is necessary to adjourn the Visigenic Special Meeting, and such adjournment is for a period of less than 30 days, no notice of the time and place of the adjourned meeting is required to be given to Visigenic stockholders other than an announcement of such time and place at the Visigenic Special Meeting. A majority of the voting power represented and voting at the Visigenic Special Meeting is required to approve any such adjournment whether or not a quorum is present at the Visigenic Special Meeting.

  An adjournment of either the Borland Special Meeting or the Visigenic Special Meeting, or both, may be necessary because the limited time between the mailing of the Joint Proxy Statement/Prospectus and the special meetings may result in the lack of a quorum at either or both special meetings. In addition, the approval of a majority of all outstanding shares of Visigenic Common Stock is required to approve and adopt the Merger Agreement and approve the Merger, and not merely a majority of the shares present and voting in person or by proxy. To obtain the requisite vote, it may be necessary to adjourn the Visigenic Special Meeting to solicit additional proxies.

PROXIES

  This Joint Proxy Statement/Prospectus is being furnished to Borland stockholders and Visigenic stockholders in connection with the solicitation of proxies by and on behalf of the Borland Board and the Visigenic Board for use at the Borland Special Meeting and the Visigenic Special Meeting, respectively.

  All shares of Borland Common Stock and Borland Series B Preferred Stock and all shares of Visigenic Common Stock which are entitled to vote and are represented at the Borland Special Meeting and the Visigenic Special Meeting, respectively, by properly executed proxies received prior to or at the relevant special meeting and before the occurrence of the vote, and not revoked, will be voted at such special meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted:

    (i) in the case of the Borland Special Meeting, FOR (a) approval of the issuance of Borland Common Stock in the Merger, (b) approval of the amendments to Borland's 1997 Stock Option Plan, and (c) approval of the amendment to Borland's 1997 Employee Stock Purchase Plan; and

    (ii) in the case of the Visigenic Special Meeting, FOR approval and adoption of the Merger Agreement and approval of the Merger.

  If any other matters are properly presented for consideration at either of the special meetings, including, among other things, consideration of a motion to adjourn a special meeting (including, without limitation, for purposes of soliciting additional proxies) to another time and/or place, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

  The persons named as proxies in the respective proxies are officers of Borland or Visigenic. Any proxy given pursuant to this Joint Proxy Statement/Prospectus may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Borland or Visigenic, as the case may be, at or before the taking of the vote at the Borland Special Meeting or the Visigenic Special Meeting, respectively, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Borland or Visigenic, as the case may be, before the taking of the vote at the relevant special meeting or (iii) attending the Borland Special Meeting or the Visigenic Special Meeting, respectively, and voting in person (although attendance at a special meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent, in the case of Borland stockholders, to Borland International, Inc., 100 Borland Way, Scotts Valley, California 95066,
Attention: Secretary, and, in the case of Visigenic stockholders, to Visigenic Software, Inc., 951 Mariner's Island Boulevard, Suite 120, San Mateo, California 94404, Attention: Secretary, or hand delivered to the Secretary of Borland or Visigenic, as the case may be, at or before the taking of the vote at the relevant special meeting.

  All expenses relating to this Joint Proxy Statement/Prospectus, including the cost of preparing and mailing this Joint Proxy Statement/Prospectus, will be borne by Borland and Visigenic. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Borland and Visigenic, respectively, in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Borland has retained Georgeson & Company, Inc., a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the Borland Special Meeting at a cost of approximately $8,500 plus reasonable out-of-pocket expenses. Visigenic also has retained Georgeson & Company, Inc. for assistance in connection with the solicitation of proxies for the Visigenic Special Meeting at a cost of approximately $6,500 plus reasonable out-of-pocket expenses. Arrangements also will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Borland and Visigenic, respectively, will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

  VISIGENIC STOCKHOLDERS AND BORLAND STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                  THE MERGER

BACKGROUND OF THE MERGER

  Since 1996, both Borland and Visigenic have modified their product and marketing strategies to focus on enterprise customers and have since targeted many of the same customers with complementary product offerings. During the summer of 1996, Borland and Visigenic first explored the possibility of an OEM agreement whereby Borland would bundle Visigenic's Visibroker ORB with its own JBuilder Client/Server Suite. Initial contacts between senior management of Borland and Visigenic occurred at meetings in October 1996 between Paul Gross, formerly, Senior Vice President, Research and Development of Borland, and Mark
D. Hanson, President and Chief Operating Officer of Visigenic, at Borland's offices in Scotts Valley, California. The substance of this meeting was to explore commercial possibilities of an OEM relationship. The parties did not discuss a possible strategic combination between Borland and Visigenic at this time.

  Following the initial meeting, representatives of Borland and Visigenic held discussions relating to the negotiation of an OEM relationship, and the parties entered into an OEM agreement on December 30, 1996. Sales of the bundled product commenced in November 1997. Since Borland and Visigenic entered into the OEM agreement, employees of the two companies have contacted each other on a regular basis in writing, by telephone and in person to discuss a variety of commercial issues that have arisen in connection with the OEM agreement.

  In the Spring of 1997, Visigenic engaged Hambrecht & Quist, at the time a financial advisor to Visigenic, to review Visigenic's strategic alternatives, including possible business combinations.

  On August 28, 1997, Borland engaged Hambrecht & Quist to act as its financial advisor in connection with the potential acquisition of other companies. Thereafter, Hambrecht & Quist provided no financial advisory services to Visigenic in connection with the business combination between the two companies.

  On October 10, 1997, Delbert W. Yocam, Chairman and Chief Executive Officer of Borland, met at Visigenic's offices in San Mateo, California with Roger J. Sippl, Chairman and Chief Executive Officer of Visigenic. A representative of Hambrecht & Quist, Borland's financial advisor, was also present at the meeting. At the meeting, the parties discussed, on a preliminary basis, a possible business combination between Borland and Visigenic. At the conclusion of the meeting, the parties agreed that a possible transaction of this type merited further consideration, that information concerning the two companies should be exchanged and that another meeting should be scheduled.

  On October 16, 1997, Mr. Sippl met with Mr. Yocam, Richard A. LeFaivre, Borland's Vice President of Research and Development and Chief Technology Officer, and Zack Urlocker, Borland's Vice President, Product Marketing, at Borland's offices to discuss Visigenic's and Borland's products, technologies and strategies and to learn more about each other's organizational structure.

  On October 20, 1997, Kathleen M. Fisher, Borland's Chief Financial Officer, met with Mr. Hanson and Kevin C. Eichler, Visigenic's Vice President, Finance and Operations, and Chief Financial Officer, at Visigenic's offices to discuss Visigenic's business model, its financial performance to date and its strategic direction. Representatives from Hambrecht & Quist were also present at the meeting.

  On October 21, 1997, at a meeting of the Visigenic Board, at Visigenic's offices, Mr. Sippl and other Visigenic executive officers briefed the Visigenic Board on the status of discussions with Borland.

  On October 21, 1997 as part of a regularly scheduled meeting of the Borland Board, the potential business combination between Borland and Visigenic was discussed by the Borland Board, members of Borland management and representatives of Hambrecht & Quist. At the meeting a special committee of the Borland Board, composed of Mr. Yocam and directors David Heller and Stephen J. Lewis (the "Borland Special Committee"), was appointed to evaluate the potential transaction.

  On October 22, 1997, Borland and Visigenic entered into confidentiality agreements in connection with the exchange of confidential information.

  On October 22, 1997, Mr. Yocam, Ms. Fisher, Mr. LeFaivre, Mr. Urlocker, and John Floisand, Vice President, Worldwide Sales of Borland, met with Mr. Sippl, Mr. Hanson, Mr. Eichler, J. Scott Chalmers, Vice President, Worldwide Sales, Robert J. Macdonald, Vice President, Marketing, Robert Perreault, Vice President, Professional Services, and Therese Langlais, Vice President, Business Development of Visigenic at the Hyatt Regency in Burlingame, California. Representatives from Hambrecht & Quist were also present at the meeting. At the meeting the Borland officers described Borland's products and technology and its strategic direction. There followed a discussion of the potential risks and benefits of a combination of the two companies.

  On October 23, 1997, Mr. Yocam of Borland and Mr. Sippl of Visigenic had a telephone conversation regarding the proposed Merger.

  On October 24, 1997, the Borland Special Committee met by telephone conference with representatives of Hambrecht & Quist to review and discuss additional information concerning Visigenic and the proposed transaction.

  On October 27, 1997, the Visigenic Board met by conference call to review the proposed transaction with Borland.

  On October 28, 1997, Borland and Visigenic entered into an agreement (the "No Shop Agreement") prohibiting Visigenic from taking certain actions to solicit, initiate or encourage a competing offer or proposal from a third party regarding the acquisition of Visigenic. Among other things, the No Shop Agreement required the parties not to disclose the pending discussions between them concerning a potential business combination, prohibited either party from soliciting certain employees of the other for a period of one year, and prohibited Borland from taking certain actions aimed at exercising control or influence over Visigenic in the absence of an agreement between Borland and Visigenic.

  On October 28, 1997, Mr. Sippl and Dr. Jens Christensen, Chief Technology Officer and Vice President, Advanced Systems, of Visigenic, spoke with with Mr. Urlocker of Borland regarding the respective technologies of the companies.

  On October 29, 1997, Mr. Eichler of Visigenic met with Ms. Fisher of Borland at Borland's offices to discuss the process for the proposed Merger.

  On October 29, 1997, Mr. Hanson, Mr. Eichler, Mr. Macdonald, Ms. Langlais, and Susan Guscott, Director of Human Resources of Visigenic, met with Ms. Fisher, Mr. Floisand, and Mr. Urlocker of Borland at Borland's offices to discuss the timing and process for the proposed Merger.

  On October 31, 1997, Mr. Sippl and Dr. Christensen of Visigenic met with Mr. Urlocker and Mr. LeFaivre of Borland, at Borland's offices to discuss the respective technologies of the companies.

  On November 3, 1997, a meeting took place at the offices of Gray Cary Ware and Friedenrich, A Professional Corporation ("GCW&F"), counsel to Borland, in Palo Alto, California, to discuss a timeline for the proposed transaction, the status of the financial, legal and business due diligence processes, and further exchanges of information that would be required. Present at the meeting were senior executives from Visigenic and Borland as well as representatives of BancAmerica Robertson Stephens, Hambrecht & Quist, Price Waterhouse LLP, Arthur Andersen LLP, GCW&F, and Cooley Godward LLP, special counsel to Visigenic ("CG").

  On November 4, 1997, a due diligence conference call was held between senior executives of Visigenic and Borland in connection with Visigenic's and BancAmerica Robertson Stephens' due diligence process. Topics discussed included Borland's recent corporate history, the key milestones in its turn-around program and its current and future corporate strategy and technology focus.

  On November 4, 1997, Mr. Sippl of Visigenic had a telephone conversation with Mr. Urlocker of Borland regarding the respective technologies of the companies.

  On November 5, 1997, Mr. Chalmers of Visigenic met with Mr. Floisand of Borland at Borland's offices to discuss an overview of Borland's and Visigenic's worldwide sales organization and strategies.

  On November 5, 1997, Mr. Perreault of Visigenic met with Mr. Floisand of Borland at Borland's offices to discuss an overview of Borland's and Visigenic's worldwide services strategy and organizations, including training, consulting and technical support.

  On November 5, 1997, GCW&F delivered a draft of a proposed Merger Agreement to Visigenic and CG.

  Between November 6, 1997 and November 17, 1997, representatives of Borland and GCW&F held various telephonic conversations with representatives of Visigenic and CG to negotiate the terms of the proposed Merger Agreement and various ancillary documents.

  On November 6, 1997, Visigenic engaged BancAmerica Robertson Stephens to render an opinion to Visigenic as to the fairness of the consideration to be received by the Visigenic stockholders in the Merger.

  On November 10, 1997, senior executives of Borland and Visigenic held a meeting at the Westin Hotel in Santa Clara, California to conduct mutual due diligence. Representatives of Hambrecht & Quist and BancAmerica Robertson Stephens were also present at the meeting. The Borland representatives delivered a presentation on Borland's sales, marketing, and research and development operations. The Visigenic representatives then delivered a presentation on Visigenic's sales and marketing, research and development, financial and IT management, and services and consulting operations.

  During the morning of November 17, 1997, Borland's and Visigenic's management and their respective counsel negotiated the resolution of several remaining terms of the Merger Agreement and ancillary documents.

  On November 17, 1997, at 1:00 p.m., Pacific Standard Time, the Borland Board held a special meeting at Borland's offices in Scotts Valley, California. All of Borland's directors were present (in person or by telephone), except for Dr. Miller, who was out of the country. Representatives of Hambrecht & Quist and GCW&F also participated in the meeting. Mr. Yocam presented an overview of the proposed Merger, and the strategic rationale for its undertaking. Thereafter, representatives of Hambrecht & Quist reviewed their financial analyses with respect to the proposed Merger and delivered an oral opinion (subsequently confirmed in writing) that the Exchange Ratio was fair to Borland from a financial point of view. Certain other members of Borland's management then made presentations regarding the integration of Visigenic's operations with their respective areas of responsibility. There followed a general discussion concerning the potential benefits of the proposed Merger as well as the risks involved. The Borland Board concluded, by the unanimous vote of the directors present at the meeting, that the Merger was fair to, and in the best interests of, Borland and its stockholders and approved the Merger Agreement, the issuance of shares of Borland Common Stock in the Merger, and related matters and authorized Borland's management to proceed with the Merger.

  On November 17, 1997, at 1:00 p.m., Pacific Standard Time, the Visigenic Board held a special meeting at Visigenic's offices in San Mateo, California, at which all of Visigenic's directors and its legal and financial advisors were present (in person or by telephone). During the meeting, representatives of BancAmerica Robertson Stephens made a presentation to the Visigenic Board regarding the proposed transaction, including a summary of the analyses and factors described below in "Opinion of Financial Advisor to Visigenic," and delivered its oral opinion (subsequently confirmed in writing) that the Aggregate Merger Consideration (as defined in such opinion) was fair to the stockholders of Visigenic from a financial point of view. Thereafter, following due consideration, the Visigenic Board unanimously approved the Merger Agreement.

  On November 17, 1997, after the closing of trading on The Nasdaq National Market and following the approval of the Merger Agreement by both Boards, representatives of both companies met at the Hyatt Hotel in Burlingame, California to execute and deliver the Merger Agreement.

  On November 18, 1997, prior to the opening of trading on The Nasdaq National Market, Borland and Visigenic issued a joint press release announcing the execution of the Merger Agreement and the proposed Merger.

  On January 15, 1998, the Visigenic Board held a special meeting at which it reviewed the proposed Merger, the recent financial results for the two companies, the recent trading prices for the Borland Common Stock and the Visigenic Common Stock, as well as technology companies generally, and the factors discussed under "--Reasons for the Merger; Recommendations of the Boards of Directors" and unanimously determined that, based on this review, the Merger continues to be fair to, and in the best interests of, Visigenic and its stockholders.

  On January 19, 1998, the Borland Board held a special meeting at which it reviewed the proposed Merger, the recent financial results for the two companies, the recent trading prices for the Borland Common Stock and the Visigenic Common Stock, as well as technology companies generally, and the factors discussed under "--Reasons for the Merger; Recommendations of the Boards of Directors" and unanimously determined that, based on this review, the Merger continues to be fair to, and in the best interests of, Borland and its stockholders.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  The following discussion of the parties' reasons for the Merger contains a number of forward-looking statements which reflect the current views of Borland and/or Visigenic with respect to future events that may have an effect on their future financial performance. These forward-looking statements include statements regarding the markets for Borland's, Visigenic's and the combined company's products, their planned response to the demands of these markets, their product and sales strategies, and certain potential technological and operating synergies intended to be achieved by the Merger. These forward-looking statements are subject to various risks and uncertainties that could cause actual results of Borland, Visigenic and the combined company to differ materially from those currently anticipated, including the ability of Borland and Visigenic to successfully integrate their operations and achieve expected synergies; the risk that customers may defer purchasing decisions following the announcement of the Merger; the ability of Borland and Visigenic to retain key employees following announcement of the Merger; the impact of transaction and restructuring charges to be incurred by Borland as a result of the Merger; changes in business conditions and growth trends affecting Borland's and Visigenic's products and markets, the software industry and the economy in general; technological advancements and new product offerings by Borland's and Visigenic's competitors; Borland's and Visigenic's ability to successfully introduce new products and upgrades to existing products; a variety of other competitive factors such as price reductions by Borland, Visigenic or their competitors; and changes in enterprise purchasing practices. These and other factors which could cause actual results to differ materially are described under "Risk Factors" and elsewhere in this Joint Proxy Statement/Prospectus.

 Joint Reasons for the Merger

  Borland and Visigenic have identified several potential benefits of the Merger that they believe will contribute to the success of the combined company. These potential benefits include:

  . The potential for increased sales which may result from combining the product lines of the two companies to offer corporate customers and partners a more integrated solution for developing, deploying and managing distributed enterprise applications which make up Information Networks.

  . The ability to increase the integration of Borland's object-oriented development environments with Visigenic's VisiBroker ORB technology.

  . The opportunity to expand the worldwide sales and support organization for enterprise customers.

  . The opportunity to leverage research and development capabilities of the two companies and to share technology.

  . The ability to achieve economies of scale in sales, marketing, research and development, international operations and corporate infrastructure.

  Between the announcement of the proposed Merger on November 18, 1997 and January 23, 1998, the closing sales price of Borland Common Stock has been as high as $12.00 per share and as low as $6.69 per share. On January 23, 1998, the most recent practicable trading day prior to the printing of this Joint Proxy Statement/Prospectus, the closing sales price of Borland Common Stock was $7.03 per share. Furthermore, between November 18, 1997 and January 23, 1998, the closing sales price of Visigenic Common Stock has been as high as $7.88 per share and as low as $5.16 per share. On January 23, 1998, the most recent practicable trading day prior to the printing of this Joint Proxy Statement/Prospectus, the closing sales price of Visigenic Common Stock was $5.63 per share. Each of the Borland and Visigenic Boards noted that the Merger involves significant potential synergies and strategic benefits that are long-term in nature and that are not likely to be affected by short-term fluctuations in the trading prices of the companies' common stock. Nonetheless, the Borland Board met on January 19, 1998 and the Visigenic Board met on January 15, 1998 to evaluate the impact, if any, of the recent decline in the trading price of Borland Common Stock on their respective recommendations of approval of the proposed Merger. At such meetings, the Borland and Visigenic Boards each reviewed the recent financial results of the companies, the recent trading prices for the Borland Common Stock and Visigenic Common Stock, as well as the recent volatility of technology companies generally, the potential synergies between the two companies and the potential benefits of the Merger described in its immediately preceding paragraph. In addition, the Borland Board reviewed the reasons set forth under "Borland's Reasons for the Merger" and the Hambrecht & Quist fairness opinion dated November 17, 1997, and the Visigenic Board reviewed the reasons set forth under " Visigenic's Reasons for the Merger" and the BancAmerica Robertson Stephens fairness opinion.

  In addition, the Borland Board and the Visigenic Board each considered the effect of the recent decline in the trading price of Borland Common Stock on the analyses of its respective financial advisor as to the fairness from a financial point of view of the consideration to be paid by Borland. The Borland Board noted that the Hambrecht & Quist opinion is based on a number of analyses, summarized under "Opinion of Financial Advisor to Borland," and that the contribution analysis and pro forma merger analysis are not dependent upon the trading prices of Borland Common Stock and Visigenic Common Stock. The Visigenic Board noted that the BancAmerica Robertson Stephens opinion is based on a number of analyses, summarized under "Opinion of Financial Advisor to Visigenic," and that the contribution analysis and pro forma earnings analysis are not dependent upon the trading prices of Borland Common Stock and Visigenic Common Stock. The Borland Board and the Visigenic Board also continued to find meaningful certain other analyses of their respective financial advisors that were based in part on the historical trading prices of the Borland Common Stock and Visigenic Common Stock prior to the announcement of the Merger, insofar as the historical trading prices prior to the announcement represent the most recent market valuation of the companies without giving effect to the pending Merger. The Boards of Borland and Visigenic noted that, since the announcement of the Merger, the trading prices of each of the company's common stock have reflected, among other things, the consideration to be paid by Borland in the Merger and the combined valuation of the companies. Each Board noted that the fairness opinion that it had received was only one of several factors that it considered in evaluating the Merger and, in light of the variety of factors supporting the Merger, did not request an updated fairness opinion from its financial advisor.

  After reconsideration of all of the foregoing factors, the Borland Board continues to believe that the Merger is fair to, and in the best interests of, the Borland stockholders and continues to unanimously recommend, as of the date of this Joint Proxy Statement/Prospectus, that the Borland stockholders vote for each of the proposals to be voted on at the Borland Meeting. After reconsideration of all of the foregoing factors, the Visigenic Board continues to believe that the Merger is fair to, and in the best interests of, the Visigenic stockholders and continues to unanimously recommend, as of the date of this Joint Proxy Statement/Prospectus, that the Visigenic stockholders vote for approval and adoption of the Merger Agreement and approval of the Merger.

  Borland and Visigenic each has identified additional reasons for the Merger. Nevertheless, each Board of Directors has recognized that the potential benefits of the Merger may not be realized. See "Risk Factors--Risks Relating to the Merger."

 Borland's Reasons for the Merger

  The Borland Board considered the proposed Merger at meetings on October 21, 1997 and November 17, 1997, and the Borland Special Committee considered the proposed Merger at a meeting on October 24, 1997. On November 17, 1997, by the unanimous vote of the directors present, the Borland Board approved the Merger Agreement and the transactions contemplated thereby and determined that the Merger is fair to, and in the best interests of, Borland and its stockholders. As noted above, the Borland Board has reconsidered its evaluation of the Merger in light of certain developments subsequent to November 17, 1997 and continues to believe that the Merger is fair to, and in the best interests of, Borland and its stockholders.

  In addition to the anticipated joint benefits described above, the Borland Board believes that the Merger will provide the following potential benefits to Borland and its stockholders:

  . The ability to enhance the opportunity to pursue Borland's strategic objective of being a leading platform-independent vendor of development tools for enterprise distributed applications.

  . The opportunity to offer customers additional and enhanced consulting services through use of Visigenic's professional services organization.

  . The opportunity to improve revenue prospects with the addition of new products and technology and the ability to obtain increased revenue from existing customers.

  In assessing the proposed Merger, the Borland Board considered a number of factors, including, but not limited to: (i) the potential strategic benefits of the Merger; (ii) historical information concerning Borland's and Visigenic's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company filed with the SEC;
(iii) current financial market conditions and historical market prices, volatility and trading information with respect to Borland Common Stock and Visigenic Common Stock; (iv) the consideration to be received by Visigenic stockholders in the Merger and the relationship between the market value of Borland Common Stock to be issued in exchange for each share of Visigenic Common Stock and a comparison of comparable merger transactions; (v) the terms of the Merger Agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations; (vi) the potential for other third parties to enter into strategic relationships with or to acquire Visigenic; (vii) the impact of the Merger on Borland's customers and employees; and (viii) reports from management, legal, financial and accounting advisors as to the results of the due diligence investigation of Visigenic concerning the business, technology, products, operations, properties, assets, financial condition, operating results and prospects of Visigenic. In addition, the Borland Board noted that the Merger is expected to be accounted for as a pooling of interests and that no goodwill is expected to be created on the books of the combined company as a result thereof. The Borland Board also considered financial presentations by Hambrecht & Quist, including the opinion of Hambrecht & Quist that as of November 17, 1997, and subject to the assumptions set forth therein, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to Borland.

  The Borland Board also identified and considered a number of uncertainties and potentially negative factors in its deliberations concerning the Merger, including, but not limited to: (i) the risk that the potential benefits sought in the Merger might not be fully realized; (ii) the risk that the issuance of Borland Common Stock in the Merger could be dilutive to Borland stockholders if anticipated synergies are not realized; (iii) the possibility that the Merger would not be consummated; (iv) the effect of public announcement of the Merger on (a) Borland's operating results, (b) Borland's ability to attract and retain key management, marketing and technical personnel and (c) progress of certain development projects; (v) the significant risks related to integrating the two companies, including risks related to duplicative facilities and personnel; (vi) the substantial charges to be incurred in connection with the Merger, including the costs of integrating the businesses and transaction expenses arising from the Merger; (vii) the risk that despite the efforts of the combined company, key technical, sales, support and management personnel might not remain employed by the combined company; and
(viii) the other risks associated with the businesses of Borland, Visigenic and the combined company and the Merger described under "Risk Factors."

  The Borland Board believed that certain of the risks were unlikely to occur or unlikely to have a material impact on the combined company, while others could be avoided or mitigated by Borland or by the combined company, and that, overall, the risks associated with the Merger were outweighed by the potential benefits of the Merger.

  The foregoing discussion of the information and factors considered by the Borland Board is not intended to be exhaustive but is believed to include all material factors considered by the Borland Board. In view of the variety of factors considered in connection with its evaluation of the Merger, the Borland Board did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the Borland Board may have given different weight to different factors.

 Visigenic's Reasons for the Merger

  The Visigenic Board considered the proposed Merger at meetings on October 21, 1997, October 27, 1997 and November 17, 1997, and by unanimous vote at its special meeting on November 17, 1997, approved the Merger Agreement and the transactions contemplated thereby and determined that the Merger is fair to, and in the best interests of, Visigenic and its stockholders. As noted above, the Visigenic Board has reconsidered its evaluation of the Merger in light of certain developments subsequent to November 17, 1997 and continues to believe that the Merger is fair to, and in the best interests of, Visigenic and its stockholders.

  In addition to the anticipated joint benefits described above, the Visigenic Board believes that the Merger will provide the following benefits to Visigenic and its stockholders:

  . The opportunity to accelerate Visigenic's product strategy through the use of Borland's financial and technical resources.

  . The opportunity to increase the revenues for Visigenic products and services by leveraging the worldwide sales and support organization of the combined company and by marketing to an expanded customer base.

  . The greater liquidity and diversification of risk offered to the shareholders of Visigenic by an investment in the combined company instead of Visigenic alone.

  In assessing the proposed Merger, the Visigenic Board considered a number of factors, including, but not limited to, the following: (i) the potential strategic benefits of the Merger; (ii) historical information concerning Visigenic's and Borland's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company filed with the SEC; (iii) current financial market conditions and historical market prices, volatility and trading information with respect to Visigenic Common Stock and Borland Common Stock; (iv) the consideration to be received by Visigenic stockholders in the Merger and the relationship between the market value of Borland Common Stock to be issued in exchange for each share of Visigenic Common Stock and a comparison of comparable merger transactions; (v) the terms of the Merger Agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations; (vi) the implications for continued independent operation of Visigenic in light of market and competitive conditions; (vii) alternative acquisition transactions in which Visigenic might engage; (viii) the impact of the Merger on Visigenic's customers and employees; and (viii) reports from management, legal, financial and accounting advisors as to the results of the due diligence investigation of Borland concerning the business, technology, products, operations, properties, assets, financial condition, operating results and prospects of Borland. In addition, the Visigenic Board noted that the Merger is expected to be accounted for as a pooling of interests and that no goodwill is expected to be created on the books of the combined company as a result thereof. The Visigenic Board also considered financial presentations by BancAmerica Robertson Stephens, including the opinion of BancAmerica Robertson Stephens that as of November 17, 1997, and subject to the assumptions set forth therein, the Aggregate Merger Consideration (as defined in such opinion) is fair to the stockholders of Visigenic from a financial point of view.

  The Visigenic Board also identified and considered a number of uncertainties and potentially negative factors in its deliberations concerning the Merger, including, but not limited to: (i) the risk that the potential benefits sought in the Merger might not be fully realized; (ii) the possibility that the Merger would not be consummated; (iii) the effect of the public announcement of the Merger on (a) Visigenic's sales, customer relations and operating results and (b) Visigenic's ability to attract and retain key management, marketing and technical personnel; (iv) the risk that despite the efforts of the combined company, key technical, marketing and management personnel might not choose to remain employed by the combined company; (v) the risk of market confusion and potential delay or reduction in product orders; (vi) the risk of loss of current product brand awareness before the combined company gains market acceptance; and (vii) the other risks associated with the businesses of Borland, Visigenic and the combined company and the Merger described under "Risk Factors" herein.

  The Visigenic Board believed that certain of these risks were unlikely to occur or unlikely to have a material impact on the combined company, while others could be avoided or mitigated by Visigenic or by the combined company, and that, overall, the risks associated with the Merger were outweighed by the potential benefits of the Merger.

  The foregoing discussion of the information and factors considered by the Visigenic Board is not intended to be exhaustive but is believed to include all material factors considered by the Visigenic Board. In view of the variety of factors considered in connection with its evaluation of the Merger, the Visigenic Board did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the Visigenic Board may have given different weight to different factors.

OPINION OF FINANCIAL ADVISOR TO BORLAND

  Pursuant to a letter agreement dated August 28, 1997, Borland confirmed its engagement of Hambrecht & Quist to act as its financial advisor in connection with the potential acquisition of companies, including the rendering of an opinion as to the fairness from a financial point of view to Borland of the consideration to be paid by Borland in connection with any such acquisition. Hambrecht & Quist was selected by the Borland Board based on Hambrecht & Quist's qualifications, expertise and reputation. Hambrecht & Quist rendered its oral opinion (subsequently confirmed in writing) on November 17, 1997 to the Borland Board that, as of such date, the consideration to be paid by Borland pursuant to the Merger Agreement was fair to Borland from a financial point of view. A COPY OF HAMBRECHT & QUIST'S WRITTEN OPINION DATED NOVEMBER 17, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, THE SCOPE AND LIMITATIONS OF THE REVIEW UNDERTAKEN AND THE PROCEDURES FOLLOWED BY HAMBRECHT & QUIST IS ATTACHED AS ANNEX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS. BORLAND STOCKHOLDERS ARE ADVISED TO READ THE OPINION IN ITS ENTIRETY. NO LIMITATIONS WERE PLACED ON HAMBRECHT & QUIST BY THE BORLAND BOARD WITH RESPECT TO THE INVESTIGATION MADE OR THE PROCEDURES FOLLOWED IN PREPARING AND RENDERING ITS OPINION.

  In its review of the Merger, and in arriving at its opinion, Hambrecht & Quist, among other things: (i) reviewed the publicly available financial statements of Borland for recent years and interim periods to date and certain other relevant financial and operating data of Borland made available to Hambrecht & Quist from published sources and from the internal records of Borland; (ii) reviewed certain internal financial and operating information including certain projections relating to Borland prepared by management of Borland; (iii) discussed the business, financial condition and prospects of Borland with certain of its officers; (iv) reviewed the publicly available financial statements of Visigenic for recent years and interim periods to date and certain other relevant financial and operating data of Visigenic made available to Hambrecht & Quist from published sources and from the internal records of Visigenic; (v) reviewed certain financial and operating information including certain projections relating to Visigenic prepared by analysts and certain information relating to Visigenic prepared by the management of Visigenic; (vi) discussed the business, financial condition and prospects of Visigenic with certain of its officers; (vii) reviewed the recent reported prices and trading activity for the common stocks of Borland and Visigenic and compared such information and certain financial information for Borland and Visigenic with similar information for certain other companies engaged in businesses Hambrecht & Quist considered comparable; (viii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions; (ix) reviewed the Merger Agreement; (x) discussed the tax and accounting treatment of the Merger with Borland's and Visigenic's legal counsel and accountants; and (xi) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as Hambrecht & Quist deemed relevant.

  Hambrecht & Quist did not independently verify any of the information concerning Borland or Visigenic considered in connection with its review of the Merger and, for purposes of its opinion, Hambrecht & Quist assumed and relied upon the accuracy and completeness of all such information. In connection with its opinion, Hambrecht & Quist did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Borland or Visigenic, nor did it conduct a physical inspection of the properties and facilities of Borland or Visigenic. In connection with its analysis, Hambrecht & Quist utilized certain financial forecasts published by securities research analysts in the investment community. Hambrecht & Quist assumed that such financial forecasts reflected the best publicly available estimates and judgments of the expected future financial performance of Visigenic and Borland. Hambrecht & Quist also assumed that neither Borland nor Visigenic was a party to any pending transactions, including external financings, recapitalizations or merger discussions, other than the Merger and those in the ordinary course of conducting their respective businesses. For purposes of its opinion, Hambrecht & Quist assumed that the Merger would qualify as a tax-free reorganization under the Code for the stockholders of Borland and that the Merger will be accounted for as a pooling of interests. Hambrecht & Quist's opinion is based upon market, economic, financial and other conditions as they existed and can be evaluated as of the date of the opinion and any subsequent change in such conditions would require a reevaluation of such opinion.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The summary of the Hambrecht & Quist analyses set forth below does not purport to be a complete description of the presentation by Hambrecht & Quist to the Borland Board. In arriving at its opinion, Hambrecht & Quist did not attribute any particular weight to any analyses or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hambrecht & Quist believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the following summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in the Hambrecht & Quist presentation to the Borland Board and its opinion. In performing its analyses, Hambrecht & Quist made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Borland and Visigenic. The analyses performed by Hambrecht & Quist (and summarized below) are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be acquired.

  The following is a brief summary of certain financial analyses performed by Hambrecht & Quist in connection with providing its oral and written opinion to the Borland Board on November 17, 1997:

  Contribution Analysis. Hambrecht & Quist analyzed the contribution of each of Borland and Visigenic to certain financial statement categories of the pro forma combined company, assuming no revenue or expense adjustments to the company including revenue, gross profit, operating income and net income. This contribution analysis was then compared to the respective pro forma ownership percentages of Borland and Visigenic stockholders in the pro forma post-Merger combined company. Hambrecht & Quist examined the expected contributions to the combined company's revenues, gross profit, operating income (loss), and pro forma net income (loss) by Borland for calendar years 1998 and 1999 (i.e., the four quarters ending December 31), derived from Wall Street's consensus estimates, and by Visigenic for calendar years 1998 and 1999 (i.e., the four quarters ending December 31), derived from Wall Street's consensus estimates. Hambrecht & Quist observed that, calculated on a fully-diluted basis based on the treasury stock method, Borland stockholders are expected to own approximately 78% of the combined company equity at the close of the Merger and Visigenic stockholders are expected to own approximately 22% of the combined company equity at the close of the Merger. In calendar 1998, assuming no revenue or expense adjustment to the combined company, it was estimated that Borland and Visigenic would have contributed approximately 83% and 17%, respectively, of the combined revenues; approximately 84% and 16%, respectively, of the combined gross profit; approximately 100% and 0%, respectively, of the combined operating loss; and approximately 100% and 0%, respectively, of the combined pro forma net income. With respect to calendar 1999 financial performance, assuming no revenue or expense adjustment to the combined company, it was estimated that Borland and Visigenic would have contributed approximately 78% and 22%, respectively, of the combined revenues; approximately 78% and 22%, respectively, of the combined gross profit; approximately 83% and 17%, respectively, of the combined operating income; and approximately 87% and 13%, respectively, of the combined pro forma net income.

  Pro Forma Merger Analysis. Hambrecht & Quist analyzed the pro forma impact of the Merger. Hambrecht & Quist prepared financial projections for Borland based on equity analysts' published consensus estimates of EPS in fiscal 1998, 1999 as well as Borland management estimates for calendar 1998 and 1999. Hambrecht & Quist used Hambrecht & Quist analyst estimates for Visigenic's EPS in fiscal 1998 and 1999 as well as other information provided by Visigenic's management for calendar 1998 and 1999. The analysis indicated that pro forma EPS of the combined company would be substantially the same for calendar 1998, and potentially higher for calendar 1999, than Borland as a standalone company when taking into account certain expected synergies for the combined company. Without expected synergies from rationalization initiatives, the analysis indicated that the acquisition would dilute Borland EPS in calendar 1998 and in calendar 1999. There can be no assurances that such assumptions can be realized and the actual results and savings achieved by the combined company resulting from the Merger may vary from the projected results and such variations may be material.

  Premium Analysis. Hambrecht & Quist compared the implied price per share of the Borland Common Stock to be issued in the Merger as of November 14, 1997, to the last sale price of Visigenic Common Stock on both November 13, 1997 and October 15, 1997 (the thirtieth trading day preceding the announcement of the Merger) to similar premiums for certain technology transactions announced since April 1993. Hambrecht & Quist analyzed over 30 such public company transactions in the software sectors. Hambrecht & Quist observed that the average one-day premium and four week premiums paid in the selected public company technology transactions were 37% and 50%, respectively. This compared with the proposed Merger in, which the one-day premium offered was 80% and the four-week premium offered was 60% based on Borland's closing sales price of $11.25 on November 14, 1997.

  Discounted Cash Flow Analysis. Hambrecht & Quist analyzed the theoretical valuation of Visigenic based on the unleveraged discounted cash flow of the projected financial performance estimates as to Visigenic. However, because of the nature of Visigenic's business and current market valuations for software companies, Hambrecht & Quist determined that this analysis did not provide meaningful information in the context of analyzing the fairness from a financial point of view of the Merger.

  Analysis of Publicly Traded Comparable Companies. Hambrecht & Quist compared selected historical and projected financial information of Visigenic to publicly traded companies that Hambrecht & Quist deemed to be comparable to Visigenic. Such data and ratios included the ratio of market value to historical net income, price per share to historical and projected earnings per share, market value to historical book value, and earnings per share growth rates. Hambrecht & Quist also examined the ratio of the enterprise value (market value plus debt less cash and marketable securities) to the earnings before interest and taxes and earnings before interest, taxes, depreciation and amortization. Selected high growth companies which were used as comparables included selected high growth software companies including BEA Systems, Borland, Citrix Systems, Cognos, Cyber Media, Dr. Solomon's, Forte Software, Intersolv, Iona Technologies, Logic Works, Mercury Interactive, Progress Software, Rational Software, Rogue Wave Software, and Select Software. The foregoing multiples were applied to historical financial results of Visigenic for the twelve-month period ended September 30, 1997 and projected financial results of Visigenic derived from equity analysts' published consensus estimates, as adjusted by Hambrecht & Quist. Hambrecht & Quist determined that the average multiple of the last twelve months revenue for these companies was 5.0. Hambrecht & Quist determined that the average multiple of book value for these companies over that period was 5.9. Hambrecht & Quist determined that the average multiple of earnings for these companies over that period was 45.1. Hambrecht & Quist determined that for the expected results for calendar year 1998, the average multiple of earnings per share for these companies was 25.4. Based on the analysis of publicly traded comparable companies, Visigenic's implied equity value ranged from approximately $112 million to approximately $131 million. This compared with an implied equity value of $144 million of Visigenic in the Merger, based on the closing price of Borland Common Stock on November 14, 1997.

  Analysis of Selected Merger and Acquisition Transactions. Hambrecht & Quist compared the proposed Merger with selected comparable merger and acquisition transactions. This analysis included over 50 comparable public and private company software transactions since August 1993. In examining these transactions, Hambrecht & Quist analyzed certain income statement and balance sheet parameters of the acquired company relative to the consideration offered. The foregoing multiples were applied to historical financial results of Visigenic for the twelve-month period ended September 30, 1997. Multiples analyzed included consideration offered to historical revenue, to historical cash flow from operations, to historical earnings before depreciation, interest and taxes, to historical earnings before interest and taxes, to historical cash flow from operations, to historical earnings, to historical book value, and to historical net operating assets. Selected software transactions analyzed included, among others, Baan/Aurum (May 1997), Rational Software/SQA (November 1996), Rational/Pure Atria Software (April 1997), Computer Associates/Cheyenne Software (October 1996), Atria Software/Pure Software (June 1996), Sybase/Powersoft (November 1994), and Microsoft/SoftImage (February 1994). The consideration offered in all the transactions reviewed was an average multiple of 5.0 times revenue, 31.3 times earnings before depreciation, interest and taxes, 37.2 times earnings before interest and taxes, 55.4 times earnings, 7.5 times book value and 52.3 times cash flow from operations. Based on the analysis of selected merger and acquisition transactions. Visigenic's implied equity value ranged from approximately $112 million to $162 million. This compared with an implied value of $144 million of Visigenic in the Merger, based on the closing price of Borland Common Stock on November 14, 1997.

  No company or transaction used in the above analyses is identical to Visigenic or Borland or the Merger. Accordingly, an analysis of the results of the foregoing is not purely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies or company to which they are compared.

  The foregoing description of Hambrecht & Quist's opinion is qualified in its entirety by reference to the full text of such opinion which is attached as Annex B to this Joint Proxy Statement/Prospectus.

  Hambrecht & Quist, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, strategic alliances, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, Hambrecht & Quist has provided financial advisory services to PostModern Computing Technologies Inc. in its merger with Visigenic and received fees for rendering these services including 84,375 shares of Visigenic Common Stock which it currently owns. Hambrecht & Quist acted as the lead underwriter in both Visigenic's initial pubic offering of Visigenic Common Stock in August 1996 and its subsequent follow-on offering in February 1997. In the ordinary course of business, Hambrecht & Quist has acted as a market maker and broker in the publicly traded securities of Visigenic and has received customary compensation in connection therewith. Hambrecht & Quist has also provided research coverage on Visigenic. Christina Morgan, Managing Director and Co-Head of Investment Banking at Hambrecht & Quist was a member of Visigenic's Board of Directors between March 1993 and July 1997. As of November 14, 1997, William Timken, Vice Chairman of Hambrecht & Quist, owned 81,250 shares of Visigenic Common Stock.

  In accordance with its engagement agreement dated August 28, 1997, Borland will pay Hambrecht & Quist a fee (the "Transaction Fee") equal to 1.5% of the first $100 million of aggregate consideration paid plus 1% of any additional consideration paid. For purposes of calculating the Transaction Fee, aggregate consideration shall be valued at the closing of the transaction (or as close thereto as is reasonable practicable) and deemed to include the sum of (i) the cash (without reduction for any cash to be acquired), market value of marketable equity securities or interests, and fair market value of marketable equity securities or interests, and fair market value of unmarketable equity securities or interests paid, including the full value of the securities underlying any options (whether vested or unvested) granted to stockholders or employees of the acquired company and (ii) the fair market value of straight and convertible debt instruments or obligations paid. Such Transaction Fee, with the exception of $350,000 payable to Hambrecht & Quist at the time of the delivery of its fairness opinion, which sum will be credited against the Transaction Fee, is payable upon consummation of the transaction. Borland also has agreed to reimburse Hambrecht & Quist for its reasonable out-of-pocket expenses and to indemnify Hambrecht & Quist against certain liabilities, including liabilities under the federal securities laws or relating to or arising out of Hambrecht & Quist's engagement as financial advisor.

OPINION OF FINANCIAL ADVISOR TO VISIGENIC

  On November 6, 1997, Visigenic and BancAmerica Robertson Stephens executed an engagement letter (the "Engagement Letter") pursuant to which BancAmerica Robertson Stephens was engaged to render an opinion as to the fairness of the Aggregate Merger Consideration (as defined therein), from a financial point of view, to the stockholders of Visigenic. See "The Merger--Background of the Merger."

  On November 17, 1997, at a meeting of the Visigenic Board held to evaluate the proposed Merger, BancAmerica Robertson Stephens delivered to the Visigenic Board its oral opinion which was subsequently confirmed as a written opinion dated November 17, 1997 (the "BancAmerica Robertson Stephens Opinion") that as of November 17, 1997 and based on the matters described therein, the Aggregate Merger Consideration (as defined therein) was fair, from a financial point of view, to the stockholders of Visigenic. No limitations were imposed by the Visigenic Board on BancAmerica Robertson Stephens with respect to the investigations made or procedures followed by it in furnishing its opinion. The Aggregate Merger Consideration was determined through negotiations between the managements of Visigenic and Borland. Although BancAmerica Robertson Stephens did assist the management of Visigenic in those negotiations, it was not asked by, and did not recommend to, Visigenic that any specific consideration constituted the appropriate consideration for the Merger. BancAmerica Robertson Stephens also assisted Visigenic's management in the negotiations leading to an agreement on principal structural terms of the transaction. BancAmerica Robertson Stephens expresses no opinion as to tax consequences of the Merger, and BancAmerica Robertson Stephens' opinion as to the fairness of the Aggregate Merger Consideration does not take into account the particular tax status or position of any stockholder of Visigenic. In furnishing its opinion, BancAmerica Robertson Stephens was not engaged as an agent or fiduciary of Visigenic's stockholders or any other third party.

  THE FULL TEXT OF THE BANCAMERICA ROBERTSON STEPHENS OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX C AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS OF VISIGENIC ARE URGED TO READ THE BANCAMERICA ROBERTSON STEPHENS OPINION IN ITS ENTIRETY. THE BANCAMERICA ROBERTSON STEPHENS OPINION WAS PREPARED FOR THE BENEFIT AND USE OF THE VISIGENIC BOARD IN ITS CONSIDERATION OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO STOCKHOLDERS OF VISIGENIC AS TO HOW THEY SHOULD VOTE AT THE VISIGENIC SPECIAL MEETING IN CONNECTION WITH THE MERGER. THE BANCAMERICA ROBERTSON STEPHENS OPINION DOES NOT ADDRESS THE RELATIVE MERITS OF THE MERGER AND ANY OTHER TRANSACTIONS OR BUSINESS STRATEGIES DISCUSSED BY THE VISIGENIC BOARD AS ALTERNATIVES TO THE MERGER AGREEMENT OR THE UNDERLYING BUSINESS DECISION OF THE VISIGENIC BOARD TO PROCEED WITH OR EFFECT THE MERGER. THE SUMMARY OF THE BANCAMERICA ROBERTSON STEPHENS OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE BANCAMERICA ROBERTSON STEPHENS OPINION.

  In connection with the preparation of the BancAmerica Robertson Stephens Opinion, BancAmerica Robertson Stephens, among other things, (i) reviewed financial information relating to Visigenic and Borland furnished to it by each company, including financial forecasts and data which were provided to or otherwise discussed with it by the respective managements of Visigenic and Borland; (ii) reviewed publicly available information concerning Visigenic, including Visigenic's Annual Report on Form 10-K for the fiscal year ended March 31, 1997, Visigenic's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997, Visigenic's earnings announcement for the fiscal quarter ended September 30, 1997, Visigenic's 1997 Proxy Statement and Annual Report to Stockholders, various earnings and other public announcements made by Visigenic and various published industry and market analysts reports concerning Visigenic and Visigenic Common Stock; (iii) reviewed publicly available information concerning Borland, including Borland's Annual Report on Form 10-K for the fiscal year ended March 31, 1997, Borland's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997, Borland's earnings announcement for the fiscal quarter ended September 30, 1997, Borland's 1997 Proxy Statement and Annual Report to Stockholders, various earnings and other public announcements made by Visigenic and various published industry and market analysts reports concerning Borland and Borland Common Stock; (iv) held discussions with the respective managements of Visigenic and Borland concerning the businesses, past and current business operations, financial condition and future prospects of Visigenic and Borland, independently and combined; (v) reviewed the terms of a draft of the Merger Agreement; (vi) reviewed the stock price and trading history of each of Visigenic and Borland; (vii) analyzed the potential pro forma earnings per share of the combined company; (viii) reviewed the valuations of publicly traded companies which were deemed comparable to Visigenic; (ix) compared the financial terms of the Merger with other transactions which were deemed relevant; (x) prepared a discounted cash flow analysis of Visigenic; (xi) held discussions with the managements of Visigenic and Borland concerning the future prospects of a combined company comprised of Visigenic and Borland; and
(xii) made such other studies and inquiries, and reviewed such other data, as it deemed relevant.

  In conducting its review and arriving at its opinion, BancAmerica Robertson Stephens assumed and relied upon, without independent verification, the accuracy, completeness and fairness of the information furnished to or otherwise reviewed by or discussed with it for purposes of rendering its opinion. BancAmerica Robertson Stephens received estimates of Visigenic's projected financial performance that were prepared by the management of Visigenic. BancAmerica Robertson Stephens also reviewed publicly-available projections of analysts regarding the financial performance of Borland, reviewed information provided by Borland management and discussed this information with Borland management. With the consent of the Visigenic Board, this information was used by BancAmerica Robertson Stephens in comparable company, precedent transaction, historical consideration analysis and premium contribution, discounted cash flow and pro forma earnings analyses summarized below. With respect to financial and operating forecasts of Visigenic and information regarding Borland provided to BancAmerica Robertson Stephens, BancAmerica Robertson Stephens assumed that such forecasts were reasonably prepared in good faith on the basis of reasonable assumptions, reflecting the best available estimates and judgments of the respective managements of Visigenic and Borland. BancAmerica Robertson Stephens assumed that the Merger would be accounted for as a "pooling-of-interests" under generally accepted accounting principles. BancAmerica Robertson Stephens did not make any independent evaluation or appraisal of the properties or assets of Visigenic or Borland, nor has BancAmerica Robertson Stephens been furnished with any such evaluations or appraisals. The BancAmerica Robertson Stephens Opinion is based on the closing trading price of Borland Common Stock as of November 17, 1997 and on market, economic and other conditions as they existed or were disclosed to BancAmerica Robertson Stephens and could be evaluated as of the date of the BancAmerica Robertson Stephens Opinion and made available to BancAmerica Robertson Stephens on such date. In rendering the BancAmerica Robertson Stephens Opinion, BancAmerica Robertson Stephens assumed that the Merger would be consummated substantially on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by any party thereto. Although developments following the date of the BancAmerica Robertson Stephens Opinion may affect the opinion, BancAmerica Robertson Stephens assumed no obligation to update, revise or reaffirm its opinion.

  The following is a summary of the material financial analyses performed by BancAmerica Robertson Stephens in connection with rendering the BancAmerica Robertson Stephens Opinion:

  Comparable Company Analysis. Using publicly available information, BancAmerica Robertson Stephens analyzed, among other things, the market values plus net debt (the "Total Capitalization") and trading multiples of Visigenic and selected publicly traded companies in the application tools software industry (the "Application Tools Software Industry"), including: BEA Systems, Iona, New Era of Networks, and TSI International Software (collectively, the "Comparable Companies"). BancAmerica Robertson Stephens compared Total Capitalization values as multiples of, among other things, estimated calendar 1997 and 1998 revenues. BancAmerica Robertson Stephens also compared the profit margins, and projected earnings per share growth of Visigenic and the Comparable Companies. All multiples were based on closing stock prices as of November 13, 1997. Applying a range of multiples for the Comparable Companies of estimated calendar years 1998 and 1997 revenues of 2.5x to 3.3x and 3.5x to 5.1x, respectively, to corresponding financial data for Visigenic resulted in an equity reference range for Visigenic of approximately $6.77 to $9.60 per share (without giving effect to a change in control premium), as compared to the equity value implied by the Aggregate Merger Consideration of approximately $9.07 per share based on the closing stock price of Visigenic Common Stock on November 13, 1997.

  Precedent Transaction Analysis. Using publicly available information, BancAmerica Robertson Stephens analyzed the consideration offered plus net debt assumed (the "Total Consideration") and implied transaction value multiples paid or proposed to be paid in selected transactions in the Application Tools Software Industry, including: VMARK Software, Inc./Unidata, Inc. (October 7, 1997), Apptivity/Progress Software (June 30, 1997), Rational Software/Pure Atria (April 7, 1997), SQA/Rational Software (November 12,
1996), Cheyenne Software/Computer Associates (October 7, 1996), Client-Server Technologies Oy/BEA Systems (June 27, 1996), Enigma Logic/Secure Computing (June 26, 1996), Atria Software/Pure Software (June 6, 1996), OEC/Borland (May 13, 1996), Cheyenne Software/McAfee Associates (April 15, 1996), Tivoli Systems/IBM (January 31, 1996), Collabra Software/Netscape Communications (September 21, 1995), Wavefront Technologies/Silicon Graphics (February 7,
1995), Powersoft/Sybase (November 14, 1994), Ocean Isle Software/Stac Electronics (October 31, 1994), and SOFTIMAGE/Microsoft (February 14, 1994) (collectively, the "Comparable Transactions"). BancAmerica Robertson Stephens compared, among other things, the total consideration in such transaction as a multiple of latest 12 months revenues, and also compared the premium paid in the Comparable Transactions over the public equity closing sale price one day and one month prior to the announcement of the transactions. Applying a range of multiples for the Comparable Transactions of latest 12 months revenues of 2.5x to 6.0x to corresponding financial data for Visigenic, resulted in an equity reference range for Visigenic of approximately $5.05 to $10.47 per share, as compared to the equity value implied by the Aggregate Merger Consideration of approximately $9.07 per share based on the closing stock price of Visigenic Common Stock on November 13, 1997. Applying a range of multiples for the Comparable Transactions of premium ranges for one day and one month prior to announcement of the transactions, of 0.0% to 45.0% and 20.0% to 60.0%, respectively, resulted in an equity reference range for Visigenic of approximately $5.31 to $8.50 per share, as compared to the equity value implied by the Aggregate Merger Consideration of approximately $9.07 per share based on the closing price of Borland Common Stock on November 13, 1997. All multiples for the Comparable Transactions were based on public information available at the time of the announcement, or one day or one month prior to the announcement, as the case may be, of such transactions, without taking into account differing market and other conditions during the period in which the Comparable Transactions occurred.

  No company, transaction or business used in Comparable Company Analysis or Precedent Transaction Analysis as a comparison is identical to Visigenic, Borland or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the Comparable Companies, Comparable Transactions or the business segment, company or transactions to which they are being compared.

  Historical Consideration Analysis and Premium Analysis. BancAmerica Robertson Stephens reviewed and analyzed the historical ratio of the daily per share market closing prices of Visigenic Common Stock and Borland Common Stock over several time periods, each ending on November 13, 1997. BancAmerica Robertson Stephens noted that the Aggregate Merger Consideration represents a premium of 13.9% to the average price ratio for the two companies for the last three months, a premium of 49.9% to the average price ratio for the trailing 30 trading days, a premium of 61.7% to the average price ratio for the trailing 20 trading days, a premium of 61.6% to the average price ratio for the trailing 10 trading days, a premium of 47.2% to the average price ratio for the four weeks prior to November 13, 1997, and a premium of 70.8% to the average price ratio on November 13, 1997.

  Contribution Analysis. BancAmerica Robertson Stephens analyzed the respective contributions of Visigenic and Borland to the estimated revenues and gross profit for the years ended December 31, 1996, 1997 and 1998, and earnings before interest and taxes ("EBIT") and net income of the combined company for the year ended December 31, 1998. This analysis indicated that (i) in calendar year 1996, Visigenic would have contributed approximately 7.6% of revenue and approximately 7.2% of gross profit, and Borland would have contributed approximately 92.4% of revenue and approximately 92.8% of gross profit, of the combined company, (ii) in calendar year 1997, Visigenic would contribute approximately 13.0% of revenue and approximately 11.0% of gross profit, and Borland would contribute approximately 87.0% of revenue and approximately 89.0% of gross profit, of the combined company, and (iii) in calendar year 1998, Visigenic would contribute approximately 16.6% of revenue, approximately 16.0% of gross profit, approximately 10.6% of EBIT and approximately 10.1% of net income, and Borland would contribute approximately 83.4% of revenue, approximately 84.0% of gross profit, approximately 89.4% of EBIT and approximately 89.9% of net income, of the combined company. Based on capitalizations of Visigenic and Borland as of November 13, 1997, stockholders of Visigenic and Borland would own approximately 22.8% and 77.2%, respectively, of the combined company upon consummation of the Merger.

  Discounted Cash Flow Analysis. BancAmerica Robertson Stephens performed a discounted cash flow analysis of the unlevered (before interest expense) after-tax cash flows of Visigenic using the Visigenic estimates for the fiscal years 1998 through 2003. BancAmerica Robertson Stephens first discounted the projected, unlevered after-tax cash flows through March 31, 2003 using a range of discount rates from 15% to 20%. Visigenic unlevered after-tax cash-flows were calculated as the after-tax operating earnings of Visigenic adjusted to add back non-cash expenses and deduct uses of cash not reflected in the income statement. BancAmerica Robertson Stephens then added to the present value of the cash flows the terminal value of Visigenic in the fiscal year ending March 31, 2003, discounted back at the same discount rate. The terminal value was computed by multiplying Borland's projected EBIT in fiscal 2003 by terminal multiples ranging from 13x to 17x. The range of terminal multiples selected reflect BancAmerica Robertson Stephens's judgment as to an appropriate range of multiples at the end of the referenced period. The discounted cash flow valuation resulted in an equity reference range of approximately $7.33 to $11.21 per share, as compared to the equity value implied by the Aggregate Merger Consideration of approximately $9.07 per share based on the closing price of Visigenic Common Stock on November 13, 1997.

  Pro Forma Earnings Analysis. BancAmerica Robertson Stephens analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on the projected earnings per share ("EPS") of the combined company for the calendar years 1998 and 1999 after taking into account certain cost savings that the combined company may realize in its operations following consummation of the Merger. Without taking into account certain cost savings that the combined company may realize in its operations, the results of the pro forma earnings analysis suggested that the Merger could be dilutive to the combined company's EPS in the calendar year 1998 on a pro forma basis and dilutive to the combined company's EPS in the calendar year 1999. After taking into account certain cost savings that the combined company may realize in its operations in calendar years 1998 and 1999, the results of the pro forma earnings analysis suggested that the Merger could be non-dilutive to the combined company's EPS in each of calendar years 1998 and 1999. The actual results achieved by the combined company may vary from projected results and the variations may be material.

  Other Factors and Comparative Analyses. In rendering its opinion, BancAmerica Robertson Stephens considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of
(i) the history of trading prices and volume for each of Visigenic Common Stock and Borland Common Stock for the period November 13, 1996 to November 13, 1997; (ii) selected published analysts' reports on each of Visigenic and Borland, including analysts' estimates as to the earnings growth potential of Visigenic and Borland; and (iii) a cost of capital analysis for each of Visigenic and Borland.

  While the foregoing summary describes certain analyses and factors that BancAmerica Robertson Stephens deemed material in its presentation to the Visigenic Board of Directors, it is not a comprehensive description of all analyses and factors considered by BancAmerica Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. BancAmerica Robertson Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the BancAmerica Robertson Stephens Opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by BancAmerica Robertson Stephens. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by BancAmerica Robertson Stephens are based on all analyses and factors taken as a whole and also on application of BancAmerica Robertson Stephens' own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. BancAmerica Robertson Stephens therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, BancAmerica Robertson Stephens considered general economic, market and financial conditions and other matters, many of which are beyond the control of Visigenic and Borland. The analyses performed by BancAmerica Robertson Stephens are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased. Furthermore, no opinion is being expressed as to the prices at which shares of Visigenic Common Stock may trade at any future time.

  Visigenic engaged BancAmerica Robertson Stephens pursuant to the Engagement Letter on November 6, 1997. The Engagement Letter provides that, for its services, BancAmerica Robertson Stephens is entitled to receive, contingent upon consummation of the Merger, a transaction fee of $500,000. An initial fee of $150,000 was due and payable to BancAmerica Robertson Stephens on November 18, 1997, a payment of $175,000 became due and payable to BancAmerica Robertson Stephens upon delivery of its fairness opinion to the Visigenic Board, and the remainder of the transaction fee is due and payable upon consummation of the Merger. Visigenic has also agreed to reimburse BancAmerica Robertson Stephens for its out-of-pocket expenses and to indemnify and hold harmless BancAmerica Robertson Stephens and its affiliates and any person, director, employee or agent of BancAmerica Robertson Stephens or any of its affiliates, or any person controlling BancAmerica Robertson Stephens or its affiliates for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by BancAmerica Robertson Stephens as financial advisor to Visigenic. The terms of the fee arrangement with BancAmerica Robertson Stephens, which Visigenic and BancAmerica Robertson Stephens believe are customary in transactions of this nature, were negotiated at arm's length between Visigenic and BancAmerica Robertson Stephens, and the Visigenic Board was aware of such fee arrangements.

  BancAmerica Robertson Stephens was retained based on BancAmerica Robertson Stephens' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as BancAmerica Robertson Stephens investment banking relationship and familiarity with Visigenic. BancAmerica Robertson Stephens has provided financial advisory and investment banking services to Visigenic from time to time, including acting as co-underwriter for its initial public offering.

  BancAmerica Robertson Stephens is a nationally recognized investment banking firm. As part of its investment banking business, BancAmerica Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. BancAmerica Robertson Stephens may actively trade the equity securities of Visigenic and Borland for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. BancAmerica Robertson Stephens maintains a market in the Visigenic Common Stock and regularly publishes research reports regarding the software industry and the business and securities of Visigenic and other publicly traded companies in the software industry.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  As of the Visigenic Record Date, directors and executive officers of Visigenic and their affiliates beneficially owned an aggregate of 6,104,069 shares of Visigenic Common Stock (including 807,243 shares of Visigenic Common Stock subject to Visigenic Options). Based upon the last reported sales price of Borland Common Stock on January 23, 1998 of $7.03 the aggregate dollar value of the shares of Borland Common Stock to be received in the Merger by the executive officers and directors of Visigenic is approximately $30.5 million.

  Messrs. Sippl and Christensen, and their respective spouses, who hold in the aggregate approximately 26.4% of the shares of Visigenic outstanding as of the Visigenic Record Date, have entered into Voting Agreements with Borland pursuant to which each has agreed to vote in favor of the Merger. See "The Merger--Voting Agreements."

  Messrs. Sippl and Christensen each will enter into two-year employment agreements which will become effective upon the Effective Time. Mr. Sippl will become the Chief Technology Officer of Borland and Mr. Christensen will become a Borland Fellow, the highest individual contributor position in Borland's engineering department, and report to Mr. Sippl. See "The Merger--Employment Agreements."

  Certain current officers of Visigenic will enter into severance and consulting agreements with Borland which will become effective upon the Effective Time. Each agreement will amend the respective officer's employment letter with Visigenic to provide certain benefits upon the termination of such officer's employment with Borland. See "The Merger--Severance and Consulting Agreements."

  Certain Visigenic stock purchase agreements with employees entered into between 1993 and 1995 ("Visigenic SPAs") permit the purchase by the employees of shares prior to their vesting, subject to a right of repurchase by Visigenic as set forth therein. These Visigenic SPAs provide that Visigenic's unvested share purchase option shall lapse in full if the service of the employee is terminated (either actually or constructively) under certain circumstances on or after the Merger. Visigenic's right to repurchase unvested shares subject to options granted under the Visigenic 1995 Stock Option Plan (the "Visigenic Option Plan") and assumed by Borland (including unvested shares sold, but still subject to such options) shall lapse if the optionee/stockholder's service is terminated (either actually or constructively) under certain circumstances on or after the Merger. On the tenth day prior to the Merger, options granted under the Visigenic Director Option Plan will vest in full. Purchases of stock through the current offering under Visigenic's Employee Stock Purchase Plan will be moved up from the regular purchase date thereof to immediately prior to the Effective Time. The Visigenic Incentive Plan provides that on a transfer of control, such as the Merger, awards will be deemed to have been achieved on a pro-rata basis immediately prior to the consummation of the change of control instead of at the time originally designated, if at all. Certain officer and employee offer letters provide for acceleration of vesting or lapse of a right to repurchase unvested shares upon a change of control. See "The Merger--Non-Compete and Non-Solicitation Agreements."

  Pursuant to the Merger Agreement, Borland has agreed to indemnify each person who was an officer or director of Visigenic against certain liabilities. In addition, Borland has agreed to maintain, with certain limitations, policies of directors' and officers' liability insurance ("D&O Insurance") comparable to those currently maintained by Visigenic, for six years following the Effective Time. In no event will Borland be required to expend in any one year an amount greater than 150% of the annual premiums currently being paid by Visigenic for D&O Insurance. See "The Merger Agreement--Certain Covenants and Agreements."

  As a result of the foregoing transactions and agreements, the directors and executive officers of Visigenic have personal interests in the Merger which are not identical to the interests of the other Visigenic stockholders.

  Hambrecht & Quist, Borland's financial advisor, has previously provided investment banking services to Visigenic and was paid fees for such services, including 84,375 shares of Visigenic Common Stock which it currently owns. See "The Merger--Opinion of Financial Advisor to Borland." Hambrecht & Quist has advised Borland that it currently intends to vote such shares in favor of the Merger and hold such shares through the consummation of the Merger (and thereby convert such shares into Borland Common Stock). Based on the last reported sales price of Borland Common Stock on January 23, 1998 of $7.03, the aggregate dollar value of the shares of Borland Common Stock to be received in the Merger by Hambrecht & Quist and officers and directors of Hambrecht & Quist is approximately $593,156.

VOTING AGREEMENTS

  In connection with the execution of the Merger Agreement, Roger J. Sippl, Chairman of the Board and Chief Executive Officer of Visigenic, and Jens Christensen, Chief Technology Officer, Vice President, Advanced Systems and a director of Visigenic and their respective spouses, who, as of the Visigenic Record Date, together beneficially owned approximately 26.4% of the outstanding shares of Visigenic Common Stock, entered into the Visigenic Voting Agreements pursuant to which such persons agreed, among other things, to vote their shares of Visigenic Common Stock in favor of approval and adoption of the Merger Agreement and approval of the Merger. Concurrently with the execution of each Visigenic Voting Agreement, each such stockholder delivered to Borland an irrevocable proxy pursuant to which such stockholder has appointed the Borland Board as such stockholder's proxy to vote all shares of Visigenic Common Stock owned by such stockholder in a manner consistent with the Visigenic Voting Agreement.

EMPLOYMENT AGREEMENTS

  Messrs. Sippl and Christensen each will enter into two-year employment agreements which will become effective upon the Effective Time. Under these agreements, either Borland or the employees may terminate their employment during or after the two-year term. Mr. Sippl will become the Chief Technical Officer of Borland and will receive an annual salary of $250,000, an annual performance bonus of up to $100,000 and a stock option exercisable for up to 250,000 shares of Borland Common Stock. Under his agreement, Mr. Sippl may continue to participate in certain other business activities. Mr. Christensen will become a Borland Fellow, the highest individual contributor position in Borland's engineering department, and will receive an annual salary of $160,000 per year, an annual performance bonus of up to $30,000 and a stock option exercisable for up to 125,000 shares of Borland Common Stock. In addition, upon termination other than "for cause," Mr. Sippl or Mr. Christensen, as the case may be, would receive severance payments at their base salary rate for a period of one year.

NON-COMPETE AND NON-SOLICITATION AGREEMENTS

  Messrs. Sippl and Christensen each will enter into non-compete and non-solicitation agreements with Borland prior to the Closing which will provide that for a period equal to the lesser of two years from the Effective Time or one year from the termination of such officer's employment with Borland, he will not directly or indirectly engage or participate in the ownership, management, operation, sales, control or other activities of any business competitive with the business of Borland except, in the case of Mr. Sippl, to the extent permitted by his employment agreement. In addition, the non-compete and non-solicitation agreements provide that, for a period of one year from the termination of such officer's employment with Borland, he will not directly or indirectly recruit, induce or attempt to persuade any person who is an employee, sales representative or consultant of Borland to terminate his or her relationship with Borland.

SEVERANCE AND CONSULTING AGREEMENTS

  Messrs. Hanson, Eichler and Chalmers and Ms. Langlais have each entered into severance and consulting agreements with Borland which will become effective as of the Effective Time. The agreements will amend each such individual's employment letter with Visigenic to provide that, if, after the Effective Time, the individual's employment is terminated by Borland without cause or through a constructive termination, the individual will receive a severance payment in an amount equal to the individual's then applicable annual base salary, plus reimbursement for continued medical insurance coverage payments. The agreements provide that, upon any such termination, the individual will remain available to serve as a consultant to Borland on a full-time basis until up to the ninetieth day following the Effective Time, at Borland's option, and on a part-time basis thereafter until the second anniversary of the Effective Time. Each such individual's consulting fee would be an amount equal to such individual's salary rate at the time of termination for full-time consulting service and $1,000 per day for part-time consulting service.

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. It is a condition to the Merger that Borland shall have received a letter from Price Waterhouse LLP, Borland's independent public accountants, stating their concurrence with management, as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16, and that Visigenic shall have received a letter from Arthur Andersen LLP, Visigenic's independent public accountants, stating that it believes that Visigenic could be a combining entity in a transaction accounted for as a pooling of interests. Under pooling of interests accounting, the recorded assets and liabilities of Borland and Visigenic will be carried forward to the combined company at their recorded amounts, income of the combined company will include income of Borland and Visigenic for the entire fiscal year in which the combination occurs and the reported income of the separate companies for prior periods will be combined and restated as income of the combined company. Consummation of the Merger is conditioned upon the written confirmation of such letters at the Effective Time. See "The Merger Agreement--Conditions" and "Unaudited Pro Forma Combined Financial Statements."

  Each of the respective affiliates of Borland and Visigenic has agreed to execute and deliver a written agreement to the effect that such person will not transfer shares of Common Stock of either Borland or Visigenic during the period beginning 30 days preceding the Effective Time and ending on the date that Borland publishes financial statements which reflect 30 days of combined post-Merger operations of Borland and Visigenic, subject to certain de minimus exceptions. These agreements are intended to preserve Borland's ability to account for the Merger as a pooling of interests.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion addresses certain material federal income tax considerations of the Merger that are generally applicable to holders of Visigenic Common Stock. Visigenic stockholders should be aware that the following discussion does not deal with all federal income tax considerations that may be relevant to particular Visigenic stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, who are foreign persons, who acquired their shares in connection with previous mergers involving Visigenic or an affiliate or who acquired their Visigenic Common Stock through stock option or stock purchase programs or in other compensatory transactions or who hold their shares as part of a straddle, hedge or other risk reduction strategy. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger) including, without limitation, the exercise of options or warrants to purchase Visigenic Common Stock in anticipation of the Merger. Finally, no foreign, state or local tax considerations are addressed herein. ACCORDINGLY, VISIGENIC STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER AND RELATED TRANSACTIONS, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER AND SUCH RELATED TRANSACTIONS.

  The following discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. The Internal Revenue Service (the "IRS") is not precluded from adopting a contrary position. In addition, there can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger to Borland, Visigenic and/or their respective stockholders.

  Neither Borland nor Visigenic has requested a ruling from the IRS in connection with the Merger. However, it is a condition of the respective obligations of Borland and Visigenic to consummate the Merger that Borland and Visigenic receive confirming tax opinions from their respective legal counsel to the effect that for federal income tax purposes, the Merger will constitute a Reorganization (as defined below). These closing opinions, which are collectively referred to herein as the "Tax Opinions," neither bind the IRS nor preclude the IRS from adopting a contrary position. The Tax Opinions will be subject to certain assumptions, exceptions and qualifications and will be based on the truth and accuracy of certain representations of Borland, Visigenic, Sub and certain Visigenic stockholders, including representations contained in certain certificates of the respective managements of Borland, Visigenic and Sub. In particular, Borland, Sub and Visigenic will represent that they have no knowledge of any plan or intention on the part of Visigenic's stockholders to engage in a sale, exchange, transfer, distribution, pledge, distribution or any other transaction which results in a reduction in the risk of ownership or direct or indirect disposition of Borland Common Stock to be issued in the Merger, which shares would have an aggregate fair market value in excess of 50% of the aggregate fair market value, immediately prior to the Merger, of all outstanding shares of Visigenic Common Stock; and the Tax Opinions will assume that there is in fact no such plan or intention. If that assumption were incorrect, the Tax Opinions might be adversely affected and could not be relied upon.

  The Merger is intended to qualify as a reorganization within the meaning of
Section 368(a) of the Code (a "Reorganization"). Subject to the limitations and qualifications referred to herein, and as a result of the Merger qualifying as a Reorganization, the following tax consequences should generally result:

    (a) No gain or loss will be recognized by the holders of Visigenic Common Stock upon the receipt of Borland Common Stock solely in exchange for Visigenic Common Stock in the Merger (except to the extent of cash received in lieu of fractional shares);

    (b) The aggregate tax basis of the Borland Common Stock to be received by the Visigenic stockholders in the Merger (including any fractional share of Borland Common Stock not actually received) will be the same as the aggregate tax basis of the Visigenic Common Stock surrendered in exchange therefor;

    (c) The holding period of the Borland Common Stock received by each Visigenic stockholder in the Merger will include the period during which the Visigenic Common Stock surrendered in exchange therefor was held, provided that the Visigenic Common Stock so surrendered is held as a capital asset at the Effective Time;

    (d) Cash payments received by Visigenic stockholders in lieu of receipt of a fractional share of Borland Common Stock will be treated as if such fractional share had been issued in the Merger and then redeemed by Borland for cash with the recipient generally recognizing capital gain or loss equal to the difference between the cash payment received and the Visigenic stockholders' basis in such fractional share; and

    (e) None of Borland, Sub or Visigenic will recognize gain or loss solely as a result of the Merger.

  A successful IRS challenge to the Reorganization status of the Merger would result in a Visigenic stockholder recognizing gain or loss with respect to each share of Visigenic Common Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time, of the Borland Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Borland Common Stock so received would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the Merger.

  Even if the Merger qualifies as a Reorganization, a recipient of shares of Borland Common Stock would recognize income or gain to the extent that such shares were considered to be received in exchange for services or property (other than solely for Visigenic Common Stock). All or a portion of such gain may be taxable as ordinary income. Gain would also be recognized to the extent that a Visigenic stockholder was treated as receiving (directly or indirectly) consideration other than Borland Common Stock in exchange for the stockholder's Visigenic Common Stock.

  Visigenic stockholders will be required to attach a statement to their tax returns for the year of the Merger that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the stockholder's tax basis in the stockholder's Visigenic Common Stock and a description of the Borland Common Stock received.

NO APPRAISAL RIGHTS

  Section 262 of the DGCL provides appraisal rights (sometimes referred to as "dissenters' rights") to stockholders of Delaware corporations in certain situations. However, Section 262 appraisal rights are not available to stockholders of a corporation, such as Visigenic, (a) whose securities are listed on a national securities exchange or are designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. ("NASD") and (b) whose stockholders are not required to accept in exchange for their stock anything other than stock of another corporation listed on a national securities exchange or an interdealer quotation system by the NASD and cash in lieu of fractional shares. Because Visigenic Common Stock is traded on such a system, The Nasdaq National Market, and because the Visigenic stockholders are being issued Borland Common Stock, which is also traded on The Nasdaq National Market, stockholders of Visigenic will not have appraisal rights with respect to the Merger. The DGCL does not provide appraisal rights to stockholders of a corporation, such as Borland, which issues shares in connection with a merger but is not itself a constituent corporation in the Merger.

REGULATORY REQUIREMENTS

  Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. Borland, Visigenic and Mr. Sippl filed notification and report forms under the HSR Act with the FTC and the Antitrust Division and each have been granted early termination of the applicable 30-day waiting period. At any time before or after the Effective Time, notwithstanding the early termination of the HSR Act waiting period, the Antitrust Division or the FTC could take such action under the antitrust laws or other grounds as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Borland or Visigenic. At any time before or after the Effective Time of the Merger, and notwithstanding that early termination of the HSR Act waiting period has been granted, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of Visigenic or businesses of Borland or Visigenic. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

  Based on information available to them, Borland and Visigenic believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, Borland and Visigenic would prevail or would not be required to accept certain conditions, including certain divestitures, in order to consummate the Merger.

FEDERAL SECURITIES LAW COMPLIANCE

  All shares of Borland Common Stock received by Visigenic stockholders in the Merger will be freely transferable, except that shares of Borland Common Stock received by persons who are deemed to be "affiliates" (as such term is defined for purposes of Rule 145 under the Securities Act) of Visigenic prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Borland) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Visigenic or Borland generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders or stockholders of such party. The Merger Agreement requires Visigenic to use its best efforts to cause each of its affiliates to execute a written agreement (an "Affiliate's Agreement") to the effect that such person will not offer or sell or otherwise dispose of any of the shares of Borland Common Stock issued to such person in or pursuant to the Merger in violation of the Securities Act or the rules and regulations promulgated by the Commission thereunder.

NASDAQ NATIONAL MARKET QUOTATION

  It is a condition to the Merger that the shares of Borland Common Stock to be issued pursuant to the Merger Agreement and required to be reserved for issuance in connection with the Merger be approved for quotation on The Nasdaq National Market. Borland has begun preparation of a notification for listing of such shares of Borland Common Stock on The Nasdaq National Market.

                             THE MERGER AGREEMENT

  The following is a brief summary of certain provisions of the Merger Agreement, a copy of which is attached as Annex A to this Joint Proxy Statement/Prospectus and incorporated herein by reference. This summary is qualified in its entirety by reference to the Merger Agreement. Stockholders of Visigenic are urged to read the Merger Agreement in its entirety for a more complete description of the Merger and related matters.

THE MERGER

  The Merger Agreement provides that, following the approval and adoption of the Merger Agreement and the approval of the Merger by the stockholders of Visigenic, the approval of the issuance of Borland Common Stock pursuant to the Merger Agreement by the stockholders of Borland, and the satisfaction or waiver of the other conditions to the Merger, Sub will be merged with and into Visigenic, with Visigenic continuing as the surviving corporation (the "Surviving Corporation"), which shall be a wholly-owned subsidiary of Borland.

  If all such conditions to the Merger are satisfied or waived, the Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of Delaware and the Recorder of the County in which the registered office of Visigenic is located (the "Effective Time").

CONVERSION OF SECURITIES

  Upon consummation of the Merger pursuant to the Merger Agreement, each issued and outstanding share of Visigenic Common Stock (other than shares owned by Borland, Sub or any other wholly-owned subsidiary of Borland, all of which will be canceled) will be converted into the right to receive 0.81988 of a share of Borland Common Stock. Based upon the capitalization of Visigenic and Borland as of January 23, 1998, the stockholders of Visigenic immediately prior to the consummation of the Merger will own approximately 23.5% of the outstanding shares of Borland Common Stock immediately following consummation of the Merger. If any holder of shares of Visigenic Common Stock would be entitled to receive a number of shares of Borland Common Stock that includes a fraction, then, in lieu of a fractional share, such holder will be entitled to receive cash in an amount equal to such fractional part of a share of Borland Common Stock multiplied by the last reported sale price of Borland Common Stock, as reported on The Nasdaq National Market, on the trading day immediately preceding the date of the Effective Time. Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into one share of Common Stock of the Surviving Corporation.

  Promptly after the Effective Time, the Exchange Agent will mail transmittal forms and exchange instructions to, each holder of record of Visigenic Common Stock to be used to surrender and exchange certificates evidencing shares of Visigenic Common Stock for certificates evidencing the shares of Borland Common Stock (and cash in lieu of any fractional share) to which such holder has become entitled. After receipt of such transmittal forms, each holder of certificates formerly representing Visigenic Common Stock will be able to surrender such certificates to the Exchange Agent, and each such holder will receive in exchange therefor certificates evidencing the number of whole shares of Borland Common Stock to which such holder is entitled and any cash, which may be payable in lieu of a fractional share of Borland Common Stock. Such transmittal forms will be accompanied by instructions specifying other details of the exchange. VISIGENIC STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL AND OTHER TRANSMITTAL FORMS.

  After the Effective Time, each certificate evidencing Visigenic Common Stock, until so surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive the number of whole shares of Borland Common Stock which the holder of such certificate is entitled to receive and the right to receive any cash payment in lieu of a fractional share of Borland Common Stock. The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions payable by Borland until the certificate has been exchanged. Subject to applicable laws, such dividends and distributions, together with any cash payment in lieu of a fractional share of Borland Common Stock, will be paid without interest.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various customary representations and warranties relating to, among other things, (a) the due organization, valid existence and good standing of each of Borland, Visigenic and their respective subsidiaries and certain similar corporate matters; (b) the capital structure of each of Borland and Visigenic; (c) the authorization, execution, delivery and enforceability of the Merger Agreement; (d) the absence of conflicts under charters or by-laws, required consents or approvals and violations of any instruments or law; (e) documents and financial statements filed by each of Borland and Visigenic with the Commission and the accuracy of information contained therein; (f) the absence of undisclosed liabilities which in the aggregate would be material; (g) the absence of certain material adverse changes or events; (h) taxes, tax returns and audits; (i) properties; (j) intellectual property; (k) agreements, contracts and commitments; (l) litigation; (m) environmental matters including hazardous materials and hazardous materials activities; (n) employee benefit plans; (o) insurance maintained by Visigenic; (p) matters affecting the availability of pooling of interests accounting; (q) interested party transactions; (r) the accuracy of information supplied by each of Borland and Visigenic in connection with the Registration Statement and this Joint Proxy Statement/Prospectus; (s) opinions of financial advisors; (t) the absence of pending discussions by Visigenic with other parties; (u) the interim operations of Sub; and (v) the valid issuance of Borland Common Stock.

CERTAIN COVENANTS AND AGREEMENTS

  Pursuant to the Merger Agreement, Visigenic has agreed that, during the period from the date of the Merger Agreement until the Effective Time, except as otherwise consented to in writing by Borland or as contemplated by the Merger Agreement, Visigenic and its subsidiaries will: (a) carry on its business in the ordinary course in substantially the same manner as previously conducted; (b) pay its debts and taxes when due subject to good faith disputes over such debts or taxes, and pay or perform its other obligations when due;
(c) use all reasonable efforts to preserve intact its present business organization; (d) not accelerate, amend or change the period of exercisability of options granted under any employee stock plan, except as required pursuant to such plans or any related agreements; (e) not transfer or license or otherwise extend, amend or modify any rights to its intellectual property rights, other than in the ordinary course of business consistent with past practices; (f) not declare or pay any dividends on or make other distributions in respect of any of its capital stock, or effect certain other changes in its capitalization; (g) not purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with the termination of service; (h) not issue, or authorize or propose the issuance of, any shares of its capital stock or securities convertible into shares of its capital stock, or any subscriptions, rights, warrants, or options to acquire, or other agreements obligating it to issue any such shares or other convertible securities, subject to certain exceptions including but not limited to the grant of options for up to 150,000 additional shares of Visigenic Common Stock to employees or consultants (excluding officers and directors); (i) not engage in material acquisitions; (j) subject to certain exceptions, not sell, lease, license or otherwise dispose of material properties or assets; (k) not increase the compensation payable to its officers or employees (except for increases consistent with past practices), grant additional severance or termination pay or enter into employment agreements with officers or any non-officer employee except in accordance with past practices enter into any collective bargaining agreement or establish, adopt, enter into or amend any plan for the benefit of its directors, officers, or employees, subject to certain exceptions; (l) not revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (m) not incur any material indebtedness for money borrowed (or guarantees thereof) other than indebtedness incurred under existing lines of credit; (n) not amend its Certificate of Incorporation or Bylaws, except as contemplated by the Merger Agreement; (o) not incur capital expenditures in excess of $200,000 per calendar month; (p) not enter into or amend any agreements pursuant to which any third party is granted exclusive marketing or manufacturing rights with respect to any Visigenic product, subject to certain exceptions; (q) not amend or terminate any material contract, agreement or license to which it is a party except in the ordinary course of business; (r) not waive or release any material right or claim, except in the ordinary course of business; (s) not initiate any litigation or arbitration proceeding, subject to certain exceptions; (t) not take any action that is reasonably likely to make any of its representations and warranties inaccurate in any material respect as of the date made or, in certain instances, as of the Effective Time; (u) promptly notify Borland of any event or occurrence not in the ordinary course of business where such event or occurrence would result in a breach of any covenant of Visigenic or cause any representation or warranty of Visigenic to be inaccurate in any material respect; and (v) confer on a regular basis with Borland on operational matters of materiality.

  Pursuant to the Merger Agreement, Borland has agreed that, during the period from the date of the Merger Agreement until the Effective Time, except as otherwise consented to in writing by Visigenic or as contemplated by the Merger Agreement, Borland and its subsidiaries will: (a) carry on its business in the ordinary course in substantially the same manner as previously conducted; (b) pay its debts and taxes when due subject to good faith disputes over such debts or taxes, and pay or perform its other obligations when due;
(c) use all reasonable efforts to preserve intact its present business organization; (d) not declare or pay any dividends on or make any other distributions in respect of any of its capital stock, or effect certain other changes in its capitalization; (e) not purchase, redeem or otherwise acquire directly or indirectly any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service;
(f) not issue, deliver or sell to any of its directors, officers, employees or consultants any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of shares or rights to purchase shares of Borland Common Stock pursuant to its existing employee equity plans; (g) not issue, deliver or sell or authorize any shares of its capital stock or securities by means of any public offering registered under the Securities Act, or in any transaction exempt from such registration where the gross proceeds from such transaction are reasonably expected to exceed $50,000,000, unless Borland has advised Visigenic in advance of its intention to effect such offering or enter into such transaction and, if Visigenic so requests, consulted with Visigenic regarding the advisability of such offering or transaction; (h) not acquire or agree to acquire by merging or consolidating with, or by any other manner, any business where the consideration to be paid by Borland therefor consists of voting securities, cash and/or other assets having an aggregate value of more than $125,000,000 unless Borland has advised Visigenic in advance of its intention to effect such acquisition and, if Visigenic so requests, consulted with Visigenic regarding the advisability of such proposed acquisition; (i) not sell, lease, license or otherwise dispose of (by merger, consolidation, sale of assets or otherwise) any of its properties or assets which are material, individually or in the aggregate, to the business of Borland and its subsidiaries, taken as a whole, except for licenses and sales in the ordinary course of business; (j) not amend or propose to amend its Certificate of Incorporation or Bylaws, except as contemplated by the Merger Agreement; (k) not take any action that is reasonably likely to make any of its representations or warranties inaccurate in any material respect as of the date made or, in certain instances, as of the Effective Time; (l) promptly notify Visigenic of any event or occurrence not in the ordinary course of business where such event or occurrence would result in a breach of any covenant of Borland or cause any representation or warranty of Borland to be inaccurate in any material respect; and (m) confer on a regular basis with Visigenic on operational matters of materiality.

NO SOLICITATION

  The Merger Agreement provides that Visigenic will not, directly or indirectly, through any officer, director, employee, representative or agent of Visigenic, (i) solicit, initiate, seek, entertain or knowingly encourage or support any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, sale of any material portion of assets, sale of shares of capital stock of Visigenic (including without limitation by way of a tender offer) constituting more than 10% of the total outstanding voting securities of Visigenic, other than the transactions contemplated by the Merger Agreement (any of the foregoing inquiries or proposals being referred to in the Merger Agreement as an "Acquisition Proposal"), (ii) engage or participate in negotiations or discussions concerning, or provide any nonpublic information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal; provided, however, that nothing contained in the Merger Agreement shall prevent Visigenic or the Visigenic Board from
(A) providing non-public information to, or engaging or participating in discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity (including a new and unsolicited Acquisition Proposal received by Visigenic after the execution of the Merger Agreement from a person or entity whose initial contact with Visigenic may have been solicited by Visigenic prior to the execution of the Merger Agreement) or recommending such an unsolicited bona fide written Acquisition Proposal to the stockholders of Visigenic, if and only to the extent that (1) the Visigenic Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction more favorable to Visigenic's stockholders from a financial point of view than the transaction contemplated by the Merger Agreement (any such more favorable Acquisition Proposal being referred to as a "Superior Proposal") and that the party making such Superior Proposal has the financial means, or the ability to obtain the necessary financing, to conclude such transaction, (2) the Visigenic Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would create a substantial risk of liability for breach of its fiduciary duties to Visigenic's stockholders under applicable law and (3) prior to furnishing such non-public information to such person or entity, the Visigenic Board receives from such person or entity an executed confidentiality agreement with terms no more favorable to such party than those contained in the non-disclosure agreements between Borland and Visigenic; or (B) complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or making any disclosure of Visigenic stockholders if, in the good faith judgment of the Visigenic Board (after consultation with its outside legal counsel) failure to do so would be inconsistent with any law, rule, regulation or duty applicable to Visigenic or the Visigenic Board.

  Visigenic is required to notify Borland (orally and in writing) within 24 hours after receipt of any Acquisition Proposal or request for non-public information or access to its properties, books or records in connection with an Acquisition Proposal.

INDEMNIFICATION

  The Merger Agreement provides that from and after the Effective Time, Borland shall indemnify, defend and hold harmless each person who was as of the date of the Merger Agreement or had been at any time prior to the date thereof, or who becomes prior to the Effective Time, an officer or director of Visigenic or any of its subsidiaries against all losses, claims, damages, costs, fines, penalties, expenses, fees (including reasonable attorneys' fees), liabilities or judgment or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of Visigenic or any subsidiary, whether pertaining to any matter existing or occurring prior to or after the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"). After the Effective Time, Borland and the Surviving Corporation will fulfill and honor in all respects the obligations of Visigenic pursuant to the Certificate of Incorporation and Bylaws of Visigenic and any indemnification agreements with Visigenic directors and officers existing as of the date of the Merger Agreement.

  In addition, Borland has agreed to maintain, or cause the Surviving Corporation to maintain, in effect a policy or policies of directors and officers liability insurance with coverage substantially comparable to policies in force as of November 17, 1997 covering the present and former directors and officers of Visigenic for a period of not less than six years following the Effective Time; provided, however, that in no event shall Borland or the Surviving Corporation be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by Visigenic for such insurance; and, provided, however, that if during such period the annual premiums for such comparable insurance coverage exceed such amount, Borland or the Surviving Corporation shall be obligated to obtain a policy which, in the reasonable judgment of Borland, provides the best coverage available for a cost not exceeding such amount.

CONDITIONS

  The respective obligations of Borland and Visigenic to effect the Merger are subject to the following conditions, among others: (a) the Merger Agreement shall have been approved and adopted by the stockholders of Visigenic and the issuance of Borland Common Stock pursuant to the Merger Agreement shall have been approved by the Borland stockholders; (b) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (c) all material governmental authorizations, consents, orders or approvals shall have been obtained; (d) the Registration Statement shall have become effective and shall not be the subject of a stop order or proceedings seeking a stop order; (e) no temporary restraining order, preliminary or permanent injunction or other order shall be in effect nor shall there be any proceeding seeking any of the foregoing that prevents, or seeks to prevent, the consummation of the Merger; (f) no action shall be taken, nor any statute, rule, regulation, or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal in any jurisdiction in the United States; (g) Borland and Visigenic shall have received letters from Price Waterhouse LLP and Arthur Andersen LLP, respectively, dated and confirmed in writing at the Effective Time, stating that they know of nothing that would prohibit the business combination from qualifying as a pooling of interests transaction under generally accepted accounting principles (see "The Merger--Accounting Treatment"); (h) the shares of Borland Common Stock to be issued in the Merger shall have been approved for quotation on The Nasdaq National Market; (i) Borland shall have received a written opinion from GCW&F, counsel to Borland, and Visigenic shall have received an opinion of CG, special counsel to Visigenic, both to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code (see "The Merger--Certain Federal Income Tax Consequences"); (j) the execution of employment agreements and non-competition agreements by certain employees of Visigenic with and in favor of Borland; (k) subject to certain exceptions, the accuracy of the representations and warranties of the other party set forth in the Merger Agreement; (l) subject to certain exceptions, the performance of all obligations of the other party required to be performed under the Merger Agreement; and (m) subject to certain exceptions, no material adverse change shall have occurred in the business, operations, financial condition or results of operations of Borland or Visigenic (changes relating to general business and economic conditions, pendency of the Merger or actions contemplated by the Merger Agreement shall be disregarded). Borland and Visigenic agreed that a material and adverse deviation in the financial performance of a party from the consensus of published financial analyst estimates as of the date of the Merger Agreement for the fiscal quarter ending December 31, 1997 may be deemed a material adverse change with respect to such party. Any of the conditions in the Merger Agreement may be waived by the party benefited thereby, except those conditions imposed by law.

STOCK PLANS AND OPTIONS

  At the Effective Time, each outstanding option to purchase shares of Visigenic Common Stock under the Visigenic Option Plan and the individual options assumed by Visigenic pursuant to prior Visigenic acquisitions ("Visigenic Options") shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Visigenic Option, the number of shares of Borland Common Stock (rounded down to the nearest whole number) as the holder of such Visigenic Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share (rounded up to the nearest tenth of a cent) equal to (i) the aggregate exercise price for the shares of Visigenic Common Stock otherwise purchasable pursuant to such Visigenic Option divided by (ii) the number of whole shares of Borland Common Stock deemed purchasable pursuant to such Visigenic Option as determined above as of the Effective Time. As of January 23, 1998, Visigenic Options to acquire an aggregate of 3,287,780 shares of Visigenic Common Stock were outstanding.

  Borland has agreed to reserve for issuance a sufficient number of shares of Borland Common Stock for delivery upon exercise of the Visigenic Options assumed as described above. On the first business day after the date of the Effective Time, Borland shall file a registration statement on Form S-8 with respect to the shares of Borland Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement(s) and the current status of the prospectus(es) contained therein for so long as such options remain outstanding. With respect to individuals, if any, who will be subject to the reporting requirements under Section 16(a) of the Exchange Act after the Merger, Borland has agreed to administer the options under the Visigenic Employee Option Plan assumed in the Merger in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

  Visigenic has agreed to take such action as is necessary to cause the ending date of the then current offering period of the Visigenic Stock Purchase Plan to be the last trading day on which the Visigenic Common Stock is traded on The Nasdaq National Market immediately prior to the Effective Time (the "Final Visigenic Purchase Date"); provided, that, such change in the current offering period shall be conditioned upon the consummation of the Merger. On the Final Visigenic Purchase Date, Visigenic shall apply the funds credited as of such date under the Visigenic Stock Purchase Plan within each participant's payroll withholding account to the purchase of whole shares of Visigenic Common Stock in accordance with the terms of the Visigenic Stock Purchase Plan.

  Employees of Visigenic as of the Effective Time shall be permitted to participate in the Borland 1997 Employee Stock Purchase Plan commencing on the first enrollment date following the Effective Time, subject to compliance with the eligibility provisions of the plan. Employees of Visigenic will each receive credit, for purposes of such eligibility provisions, for prior service with Visigenic or Borland.

  Under Visigenic's Incentive Plan, Visigenic's Compensation Committee has awarded performance units that vest and become payable if one or more preestablished performance goals are attained during a specified performance period and the participant remains an employee of Visigenic during such performance period. In accordance with the change of control provisions of the Visigenic Incentive Plan, at the Effective Time participants will be paid the value of their performance units for the performance period then in effect that would have vested had the performance goals been attained at the target level, pro rated for the portion of the performance period elapsed prior to the Effective Time. Participants will be entitled to elect to receive payments in cash or Visigenic Common Stock.

  Under the Visigenic Director Option Plan, all then outstanding options to purchase Visigenic Common Stock issued under such plan will terminate in accordance with the terms of the Visigenic Director Option Plan.

TERMINATION; TERMINATION FEES AND EXPENSES

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Visigenic or Borland:

    (a) by the mutual written consent of Borland and Visigenic;

    (b) by either Borland or Visigenic if the Merger shall not have been consummated by March 31, 1998 (provided that, with certain exceptions, the right to terminate the Merger Agreement under this clause shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

    (c) by either Borland or Visigenic if a court of competent jurisdiction or other Governmental Entity (as defined in the Merger Agreement) shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if the party relying on such order, decree or ruling or other action has failed to comply in any material respect with its obligations under Section 6.7 (Legal Conditions to Merger) of the Merger Agreement;

    (d) by either Borland or Visigenic, if at the Visigenic Special Meeting or the Borland Special Meeting (including any adjournment or postponement) the final vote of the stockholders shall have been taken and, in respect of Visigenic and Borland, the requisite vote to approve the Merger shall not have been obtained (provided, however, that the right to terminate the Agreement in this instance shall not be available to any party which has failed to comply in any material respect with its obligations under Sections 6.2 (Proxy Statement; Registration Statement) and 6.6 (Stockholder Meetings) of the Agreement);

    (e) by Borland, if (i) the Visigenic Board shall have withdrawn or modified its recommendation of the Merger Agreement or the Merger in a manner adverse to Borland or shall have resolved or publicly announced its intention to do so; (ii) an Alternative Transaction (as defined in the Merger Agreement) shall have been consummated or the Visigenic Board shall have recommended to the stockholders of Visigenic an Alternative Transaction or shall have resolved or publicly announced its intention to recommend or engage in such an Alternative Transaction; or (iii) a tender offer or exchange offer for 50% or more of the outstanding shares of Visigenic Common Stock is commenced (other than by Borland or an affiliate of Borland) and the Visigenic Board shall have (A) recommended (or resolved or publicly announced its intention to recommend) that the stockholders of Visigenic tender their shares in such tender or exchange offer or (B) resolved or publicly announced its intention to take no position with respect to such tender or exchange offer;

    (f) by Visigenic, if the Visigenic Board shall have determined (i) to recommend an Acquisition Proposal to its stockholders after determining, pursuant to the Agreement, that such Acquisition Proposal constitutes a Superior Proposal or (ii) to withdraw its recommendation of the Merger Agreement or the Merger in accordance with the provisions of Section 6.2 (Proxy Statement; Registration Statement) of the Agreement; or

    (g) by Borland or Visigenic, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the Merger Agreement, which breach (i) causes the conditions set forth in Sections 7.2(a) or (b) (in the case of termination by Borland) or 7.3(a) or (b) (in the case of termination by Visigenic) of the Merger Agreement (relating to the accuracy of representations and warranties of the other party and performance by the other party of certain obligations) not to be satisfied and (ii) shall not have been cured within 20 business days following receipt by the breaching party of written notice of such breach from the other party.

The Merger Agreement does not include any provision for termination based on fluctuations in the price of Borland Common Stock.

  In the event of any termination of the Merger Agreement by either Borland or Visigenic as provided above, there will be no liability or obligation on the part of Borland, Visigenic, Sub or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, provided that the provisions described below relating to the payment of fees and expenses shall survive any such termination.

  Except as described below, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except that all fees and expenses, other than attorneys' fees, incurred in connection with the printing and filing of this Joint Proxy Statement/Prospectus shall be shared equally by Borland and Visigenic.

  If the Merger Agreement is terminated by Borland or by Visigenic pursuant to paragraph (d) above as a result of the failure to receive the requisite vote by the stockholders of Visigenic to approve the Merger, or by Visigenic pursuant to paragraph (f) above, the Merger Agreement provides that Visigenic shall reimburse Borland for all of its reasonable and documented legal, accounting and financial advisory fees and all other reasonable and documented out-of-pocket expenses incurred by Borland in connection with the Merger Agreement and the transactions contemplated thereby, in an aggregate amount not to exceed $750,000.

  If (i) the Merger Agreement is terminated by Borland pursuant to paragraph
(e) above or by Visigenic pursuant to paragraph (f) above, and (ii) within six months after such termination, an Alternative Transaction (as defined in the Merger Agreement) is consummated, Visigenic shall pay to Borland a termination fee of $4,000,000 in cash, less any amount previously paid by Visigenic in reimbursement of Borland's expenses, at or prior to the consummation of such Alternative Transaction.

  If the Merger Agreement is terminated by Borland or Visigenic pursuant to paragraph (d) above as a result of the failure to receive the requisite vote by the stockholders of Borland to approve the issuance of Borland

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

Common Stock in the Merger, Borland shall pay to Visigenic a termination fee of $4,000,000 in cash within one business day after such termination.

AMENDMENT AND WAIVER

  The Merger Agreement may be amended at any time by action taken or authorized by the respective Boards of Directors of Borland and Visigenic, but after approval by the stockholders of Visigenic of the matters presented in connection with the Merger to them, no amendment shall be made which by law requires further approval by such stockholders, without such further approval. Borland and Visigenic, by action taken or authorized by their respective Boards of Directors, may extend the time for performance of the obligations or other acts of the other parties to the Merger Agreement, may waive inaccuracies in the representations or warranties contained in the Merger Agreement or may waive compliance with any agreements or conditions for the benefit of each party contained in the Merger Agreement.

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

                        INFORMATION CONCERNING BORLAND

  The following Business section contains forward-looking statements which involve risks and uncertainties. Borland's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those factors set forth under "Risk Factors" and elsewhere in this Proxy Statement/Prospectus.

BUSINESS

  Borland develops, markets and supports software development tools, intelligent middleware, database management systems, and application management systems for business enterprises and independent software developers. Borland has several product lines and additional complementary products and services that are designed to meet the needs of software developers and business enterprises developing and using software in desktop, local area network ("LAN"), client/server, enterprise and Internet/intranet environments.

  Borland is organized around its major products, a family of interoperable development tools, that include versions for desktop users, professional developers and large business enterprises.

  Borland's business strategy centers around its Information Network product strategy. An Information Network is a network of interconnected resources that cooperate to transform an organization's data into real-time information that is customized for, and meaningful to, its users, whether they be employees, customers or suppliers. Borland's Information Network strategy encompasses all of Borland products with the objective of providing customers with an integrated family of component-based development applications and intelligent middleware that enable customers to develop Information Network applications. The strategy is designed to allow software developers to scale applications for both centralized and decentralized information technology ("IT") departments and to integrate legacy computing systems, new computing systems and emerging Internet/intranet technologies independent of any underlying network architecture.

  Borland markets and distributes its products worldwide primarily through independent distributors, dealers, value-added resellers ("VARs") and independent software vendors ("ISVs"). Borland also markets and sells to corporations, governments, educational institutions and end-user customers through direct sales and through the Internet.

 PRODUCTS

  Borland develops, markets and supports computer software, primarily programming and database management tools for building small and large scale business software system. Borland's family of interoperable tools allow software developers to create software applications for single desktop computers, larger networked client/server database systems, corporate intranets, the Internet and enterprise-wide computing environments.

  Borland's product offerings can be divided into four categories: Programming tools, Internet/intranet products, Intelligent middleware and Databases.

  Programming Tools

  Borland's Windows programming tools include Borland C++, Borland C++Builder and Delphi. These tools are based on programming languages to enable developers to write software applications that can be executed by a computer running Microsoft Windows 3.1, Windows 95 or Windows NT operating systems.

  Borland's language tools are known for their high performance, ease of use and reliability of generated code. These products are primarily designed for professional software developers.

  Borland C++ and Borland C++Builder are Borland's software development tools and compilers in the C and C++ computer languages. C is a programming language often used by programmers to write operating systems, systems software and software application programs. C++ is an enhanced version of the C language that has object-oriented extensions. The newest addition to the product line is Borland C++Builder. This product provides software developers with the power of the C++ programming language combined with the ease-of-use of rapid application development ("RAD") environment which was pioneered by Borland's Delphi product described below.

  Borland's Delphi product is a high-performance rapid application software development tool based on the Pascal computer language. The Delphi product combines visual productivity tools and a high-performance compiler so that software developers can build high-speed desktop and advanced database systems in less time than would be possible with conventional programming tools. There are four separate versions of Delphi each of which is designed for a separate market, of these, the Delphi Client/Server Suite is an advanced developer tool for building large-scale, high-performance enterprise applications that can access relational database management system ("RDBMS") servers. The Delphi product line also includes a client/server edition for the IBM AS/400 hardware platform.

  Internet/Intranet Products

  Borland has developed new products that facilitate software development for the emerging Internet and intranet environments. In September 1997, Borland released JBuilder which is a family of visual development tools for creating high-performance, platform-independent applications using the Java programming language. JBuilder's scalable, component-based environment is designed for all levels of Information Network development projects ranging from applets and applications that require desktop connectivity, to client/server and enterprise-wide, distributed multi-tier systems. JBuilder also provides developers with a flexible open architecture to incorporate third-party tools, add-ins and JavaBean components. Borland's DataGateway product provides Java developers with a multi-tier, database connectivity solution adhering to industry standard JDBC. Borland DataGateway provides native database connectivity to Oracle, Sybase, DB2, Microsoft SQL Server, Informix, Borland InterBase, Paradox, Access, dBASE, and FoxPro. Borland's IntraBuilder product combines visual development tools with a scalable application server to build Web applications for enterprise-wide data sharing.

  Intelligent Middleware

  Through the acquisition of Open Environment Corporation ("OEC") in fiscal 1997, Borland added Entera and OLEnterprise to its family of development tools. These products are described in the computer software industry as intelligent middleware. These products are designed to allow software developers to build, manage and deploy large-scale and robust enterprise applications in a multi-tier computing environment. Entera provides an enterprise operating environment for building flexible integrated information systems. All of Borland's tools, such as Delphi and Borland C++, can be combined with the Entera middleware technology to deliver scaleable, multi-tier applications for business enterprises. This provides customers with a reliable software development environment that spans from desktop and two-tier client/server computing environments to multi-tier, enterprise-wide and Internet/intranet computing environments. OLEnterprise is designed to provide stability and reliability in a distributed, multi-tier computing environment so that integral business systems will operate continuously.

  Databases

  Borland's database management tool, Visual dBASE, is based on the dBASE programming language. This product enables users to create, save, retrieve and manipulate databases, as well as to create both standard and customized reports. The latest version of Visual dBASE includes a set of utilities that allows dBASE developers to create interactive database applications for the Internet and intranets.

  InterBase is a relational database management system that operates on personal computers, minicomputers and workstations. InterBase provides unique solutions for creating new software applications or converting existing software applications to take advantage of expanding Internet/intranet technology.

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

 PRODUCT DEVELOPMENT

  Borland is known for consistently providing high-quality and innovative software tools for customers seeking greater productivity. Borland's research and development programs are designed to develop new products and improve existing products so as to maintain and improve Borland's competitive position in the software development and application management tools business. Borland's research and development efforts also support its Information Network strategy which is designed to provide software tools that bridge between enterprise and Internet/intranet architectures, decentralized and centralized IT departments and that provide interoperability between competing technology standards. In addition to internal development, Borland from time to time acquires new products and enhancements through acquisitions or licensing from third parties.

  Borland believes that its ability to develop innovative and successful products depends in large part upon successfully executing product planning strategies and research and development activities and upon its ability to attract, hire and retain highly qualified engineers.

  Although Borland believes that its product planning strategy and development processes will result in the successful development of technology innovations in the future, due to the inherent uncertainties of software development, there can be no assurance that Borland will be successful, or if successful, such innovations will result in increased revenues or profits.

 MARKETING AND DISTRIBUTION

  Borland's products are sold to a broad customer base, which includes businesses, educational institutions, government bodies and individual software developers. Borland distributes its products domestically and internationally, primarily through distributors, dealers, ISVs and VARs. Borland also sells through a direct sales force and via the Internet. Because Borland generally ships products upon receipt of orders, backlog is neither significant nor an important measure of revenue for any future period.

  Borland offers a number of marketing programs to assist its distributors, retailers and resellers in their sales efforts. These programs include corporate marketing and advertising and special sales incentives to retailers. In addition, Borland permits its distributors to balance their inventories by periodically returning contractually limited amounts of products in exchange for other Borland products. Borland includes an estimate for returns in its reserves for the amount of product which may be exchanged in accordance with this policy.

  Borland is investing in communicating with its customers by electronic means, and Borland has established a presence on the Internet through its web-site, Borland Online. Through Borland Online, customers may access information regarding Borland's products, participate in online discussion forums, download trial versions of certain products and purchase some of Borland's products.

 PRODUCT SUPPORT

  Borland offers free installation support to the purchasers of its products, including access to its technical support personnel through a special telephone support line, through national electronic bulletin board services and through the Internet. End-users also receive further support and information from Borland and dealers through their local end-user groups. Support requirements have increased in recent years as product offerings have become more complicated. Borland has sought to address increasing support requirements in numerous ways, including making its products easier to install and offering multiple kinds of support programs, including paid-for support programs.

 INTERNATIONAL SALES AND OPERATIONS

  International net revenues (including exports from the U.S.) accounted for approximately 62%, 51% and 45% of net revenues in fiscal 1997, 1996 and 1995, respectively.

  Borland believes that its international diversification not only increases revenues but also provides stability to its business and reduces the impact on Borland of adverse economic changes in any single country. Borland's international business is subject to risks customarily encountered in foreign operations, including fluctuations in monetary exchange rates, import and export controls and the economic, political, tax and regulatory laws and policies of foreign governments. Furthermore, Borland can provide no assurance that its diversification strategy will be successful.

 COMPETITION

  Borland is in an extremely competitive industry which has been subject to continual and rapid change. Certain of Borland's competitors have substantially greater financial, management, marketing and technical resources than Borland. In particular, Microsoft is a major competitor in development tools and applications programs. Other competitors include Computer Associates, Forte, Oracle, Sybase and Symantec. Current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of Borland's prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge in the future. There can be no assurance that Borland will be able to compete successfully against current and future competition, and the failure to do so would have a material adverse effect upon Borland's business, operating results and financial condition.

  Borland believes that the principal competitive factors in its industry are technology, distribution and marketing capability, pricing, product performance (including scalability and interoperability) and customer support. To remain competitive, Borland must continually introduce new technologically advanced products and update of existing products. As a result of rapid and continual advances in the technology and the marketplace there can be no assurance that Borland will be able to deliver such products and updates.

 MANUFACTURING

  Borland out-sources its manufacturing support. Borland's products are principally sold in CD ROM format together with user manuals. Borland believes that there are adequate supplies of and sources for the raw materials for its products and that there are multiple sources available for CD ROM replication and printing of manuals.

  Borland has final quality control tests performed on its products which Borland believes effectively accomplish its product quality assurance goals. There can be no assurance that Borland's quality control efforts will always be successful.

 PATENTS, COPYRIGHT AND TRADEMARKS

  Borland relies on a combination of patent, copyright, trademark and trade secret laws, non-disclosure agreements and other intellectual property protection methods to protect its proprietary technology. Despite Borland's efforts to protect its proprietary rights, unauthorized parties may copy aspects of Borland's products or obtain and use information that Borland regards as proprietary. Policing unauthorized use of Borland's products is difficult, and the laws of some foreign countries do not protect Borland's proprietary rights as fully as do the laws of the United States. There can be no assurance that the steps taken by the company to protect its proprietary rights in the United States or abroad will be adequate.

  Although there are no pending material lawsuits against Borland regarding infringement of any existing patents or other intellectual property rights, there can be no assurance that infringement claims will not be asserted by third parties in the future. If any such claims are asserted, there can be no assurance that Borland will be able to obtain licenses of the intellectual property rights in question on reasonable terms. Borland's involvement in any patent dispute or other intellectual property dispute or action to protect trade secrets and proprietary information may have a material adverse effect on Borland. Adverse determinations in any litigation may subject Borland to significant liabilities to third parties, require Borland to seek licenses from third parties and prevent Borland from manufacturing and selling its products. Any of these situations can have a material adverse effect on Borland's business, results of operations or financial condition.

 LITIGATION

  Borland is a party to a lawsuit, Kaplan, et al vs. Kahn, et al, originally filed in the United States District Court for the Northern District of California in January 1993. This lawsuit alleges certain securities law violations by Borland and certain of its officers and directors. The complaint, as amended, purports to be brought as a class action on behalf of investors who purchased or otherwise acquired Borland Common Stock between March 5, 1991 and December 9, 1992. Borland and certain of its officers and directors were named as defendants in a second lawsuit, Crook, et al vs. Kahn, et al, filed in the U.S. District Court for the Northern District of California on February 28, 1995. The complaint alleges certain violations of the federal securities laws and purports to be brought as a class action on behalf of all persons other than the defendants, who purchased or otherwise acquired Borland Common Stock between June 6, 1994 and October 19, 1994. As of February 29, 1996, the parties had entered into a stipulation to settle both lawsuits. This stipulation was submitted for court approval and monies were deposited in escrow to fund the settlement. At the time, Borland recorded a charge in the amount of its contribution to the settlement to be paid by Borland. On May 29, 1997, the Court entered an order declining to approve the present plan of allocation proposed by counsel for the class representatives, but that order now has been vacated and the parties have submitted additional material in support of the plan for distributing the settlement proceeds. Another hearing on the plan was held on November 12, 1997. At this time, there can be no assurance whether the plan will be approved, either in present or a modified form. If these lawsuits are not settled and the cases are litigated, an adverse decision in either case could have a material adverse effect on Borland's financial condition and results of operations.

  On January 16, 1996, in the case of Lotus Development Corp. vs. Borland International, Inc., the U.S. Supreme Court affirmed the judgment of the U.S. Court of Appeals for the First Circuit that Borland did not infringe the copyright of Lotus's spreadsheet product, Lotus 1-2-3. Borland initiated proceedings in the U.S. District Court in Massachusetts for a determination of what attorneys fees and costs, if any, Borland may recover. On February 26, 1997, the U.S. District Court in Massachusetts denied Borland's request for attorneys fees but awarded costs to Borland in a small amount. Borland has appealed the U.S. District Court's denial of attorneys fees and payment of full costs and a hearing was held on January 9, 1998 in the U.S. Court of Appeals for the First Circuit. The appeal is under submission.

  Three securities class action lawsuits have been filed against Borland's OEC subsidiary, certain former officers and directors of OEC, and OEC's outside auditors. These three lawsuits have been consolidated in the United States District Court for the District of Massachusetts under the name Zeid, et al.
v. Open Environment Corp., et al. The consolidated lawsuit alleges violations of the federal securities laws prior to Borland's acquisition of OEC. The lawsuit is purportedly brought as a class action on behalf of purchasers of OEC stock from April 13, 1995 to October 10, 1996. The Company and other defendants filed a motion to dismiss the consolidated complaint on December 16, 1997. The motion was granted in part and denied in part. The case will now proceed to the discovery phase. No trial date has been set. Borland's OEC subsidiary intends to defend this lawsuit vigorously. If this lawsuit is not settled and the case is litigated, an adverse decision could have a material adverse effect on Borland's financial condition and results of operations.

  In addition, Borland is involved in various other legal actions arising in the normal course of business. Borland believes that the probability is remote that the financial consequence of judgments, if any, arising from any of the above actions would have a materially adverse impact on its financial condition or results of operations. However, due to the inherent uncertainties of litigation, the outcome of any of these actions could be unfavorable and Borland may choose to make payments, or enter into other arrangements, to settle such actions or may be required to pay damages or other expenses. Such an outcome in certain of these matters could have a material adverse effect on Borland's financial condition or results of operations.

 EMPLOYEES

  Borland believes that its success is highly dependent upon its ability to recruit, retain and motivate qualified employees. Borland is subject to regular, intense and at times extraordinary competition for such employees and has taken actions that it has determined to be necessary or appropriate to attract and retain such employees in light of such competition and recruiting efforts. There can be no assurance, however, that Borland will continue to be successful in doing so in the future.

  None of Borland's U.S. employees are represented by a labor union. Employees of certain of Borland's subsidiaries may be represented by worker's councils or other similar organizations as required by local regulations. Borland believes that its relations with its employees are good.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following Management's Discussion and Analysis of Financial Condition and Results of Operations section contains forward-looking statements which involve risks and uncertainties. Borland's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the additional factors set forth under "Risk Factors" and elsewhere in this Joint Proxy Statement/Prospectus.

  This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and accompanying Notes for the fiscal year ended March 31, 1997 in Borland's Annual Report on Form 10-K and in Borland's Quarterly Report on Form 10-Q for the three-month periods ended June 30, 1997 and September 30, 1997, incorporated by reference in this Joint Proxy Statement/Prospectus (the "Borland Consolidated Financial Statements").

 OVERVIEW

  Borland develops, markets and supports software development tools, intelligent middleware, database management systems, and application management systems for business enterprises and independent software developers. Borland has several product lines and additional complementary products and services that are designed to meet the needs of software developers and business enterprises developing and using software in desktop, LAN, client/server, enterprise and Internet/intranet environments.

  Borland is organized around its major products, a family of interoperable development tools, that include versions for desktop users, professional developers and large business enterprises.

  Borland's business strategy centers around its Information Network product strategy. An Information Network is a network of interconnected resources that cooperate to transform an organization's vast amount of data into real-time information that is customized for, and meaningful to, its users, whether they are employees, customers or suppliers. Borland's Information Network strategy encompasses all of Borland products with the objective of providing customers with an integrated family of component-based development applications and intelligent middleware that enable customers to develop Information Network applications. The strategy is designed to allow software developers to scale applications for both centralized and decentralized IT departments and to integrate legacy computing systems, new computing systems and emerging Internet/intranet technologies independent of any underlying network architecture.

  Borland distributes its products domestically and internationally through independent distributors, dealers, ISVs and VARs and also markets and sells to corporations, government bodies, educational institutions and end-user customers through direct sales and through the Internet. Borland offers certain return privileges to some of its customers and also offers its distributors certain limited product exchange privileges and rebates. Borland recognizes revenue upon shipment; and allowances for estimated future returns, exchanges and rebates are recorded as a reduction of revenue at that time.

  RESULTS OF OPERATIONS

  The following table sets forth Borland's unaudited consolidated results of operations as a percentage of net revenues for the three months and six months ended September 30, 1997 and 1996 and for the fiscal years ended March 31, 1997, 1996 and 1995.

                         THREE MONTHS      SIX MONTHS
                             ENDED            ENDED        YEAR ENDED MARCH
                         SEPTEMBER 30,    SEPTEMBER 30,           31,
                         --------------   --------------   --------------------
                          1997    1996     1997    1996    1997    1996   1995
                         ------  ------   ------  ------   -----   -----  -----
  Net revenues..........  100.0%  100.0%   100.0%  100.0%  100.0%  100.0% 100.0%
  Cost of revenues......   15.0    19.2     15.1    21.2    19.5    15.6   21.9
                         ------  ------   ------  ------   -----   -----  -----
    Gross margin........   85.0    80.8     84.9    78.8    80.5    84.4   78.1
  Selling, general and
   administrative.......   59.0    82.9     59.2    92.7    94.7    57.8   76.4
  Research and
   development..........   23.3    37.3     24.2    36.0    36.4    20.7   23.5
  Restructuring and
   merger related
   charges..............    --      --       --      1.4    12.5     0.3   23.2
  Other non-recurring
   charges..............    --      --       --      --     11.3     --     --
                         ------  ------   ------  ------   -----   -----  -----
    Total operating
     expenses...........   82.3   120.2     83.4   130.1   154.9    78.8  123.1
                         ------  ------   ------  ------   -----   -----  -----
  Operating income
   (loss)...............    2.7   (39.4)     1.5   (51.3)  (74.4)    5.6  (45.0)
  Interest income, net
   and other............    1.4     4.2       .9     4.6     3.4     1.8    1.3
  Gain on sale of
   Quattro Pro..........    --      --       --      --      --      --    40.4
                         ------  ------   ------  ------   -----   -----  -----
    Income (loss) before
     income taxes.......    4.1   (35.2)     2.4   (46.7)  (71.0)    7.4   (3.3)
  Income tax provision..    0.5     1.2      0.5    (0.1)    0.3     1.4    1.0
                         ------  ------   ------  ------   -----   -----  -----
    Net income (loss)...    3.6%  (36.4)%    1.9%  (46.6)% (71.3)%   6.0%  (4.3)%
                         ======  ======   ======  ======   =====   =====  =====

 RECENT DEVELOPMENTS

  On January 9, 1998, Borland announced that it expected that revenues for its fiscal quarter ended December 31, 1997 will not deviate materially from then current published analyst estimates of between approximately $42 million and $43 million, and that net income per share for the same period will meet or exceed then current published analyst estimates of between approximately $0.02 and $0.04 per share.

 THREE AND SIX MONTHS ENDED SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996

  Net Revenues

  Net revenues were $42.5 million for the three months ended September 30, 1997, an increase of 8% from $39.3 million for the three months ended September 30, 1996. Net revenues were $84.5 million for the six months ended September 30, 1997, an increase of 9% from $77.5 million for the six months ended September 30, 1996. Net revenues in the most recent quarter were favorably affected by the introduction of JBuilder 1.0, Borland's Java development product. In addition, Borland continued to realize positive results from its increased focus and marketing efforts on the client/server, enterprise and Internet markets. These products represented approximately 55% of net revenues for the three months ended September 30, 1997 as compared to 47% of net revenues for the three months ended June 30, 1997. Borland's non-U.S. net revenues represented approximately 56% for the three months ended September 30, 1997 and 1996.

  Borland expects its revenues may vary from quarter to quarter as a result of numerous factors. For example, in the past, Borland has experienced declining sales of certain of its products in anticipation of the release of new products. Also, Borland cannot determine whether the increasing price competition in the industry, the timing of competitors' product releases or other factors will have an adverse effect upon the product upgrade revenue which has historically been a significant component of Borland's revenue. Finally, a greater portion of Borland's revenues are being derived from client/server and enterprise sales which are characterized by longer sales cycles and increased transaction values.

  Borland expects that a significant portion of its revenues for the quarter ending December 31, 1997 will come from new products and new versions of existing products as well as the release of client/server developer tools and products for Internet/intranet-related development. There can be no assurances that these products will be released on a timely basis or that the sales of such products will meet Borland's expectations.

  Borland's ability to implement its strategy to focus on software developers and the opportunities associated with the enterprise market could have a significant impact on future revenues. Borland's relatively recent entry into this market is subject to a number of risks, including the risks that Borland has historically not competed in this market, that the market itself is new and evolving, that Borland must make choices regarding the operating systems to focus upon, and that there are several very large and well entrenched businesses as well as a number of smaller, very successful companies already competing in this market. There can be no assurances that the sales of these client/server, multi-tier products will meet Borland's expectations due to various factors including the ongoing transition of and investment in resources for this segment by Borland, Borland's credibility in this arena, and a competitive environment in which many of Borland's competitors have greater financial resources which may be leveraged to gain market share.

  From time to time, Borland may make announcements to its customers with respect to the timeframes within which Borland expects to ship new products. Such announcements are for the purpose of providing its customers with a general idea of the expected availability of products for planning purposes based only upon estimates and are not a prediction by Borland of the exact availability of such products. In the past, certain of Borland's products shipped later, and in some cases substantially later, than the timeframe within which Borland originally anticipated that the products would be available. Due to the inherent uncertainties of software development, it is likely that such situations will occur from time to time in the future as well. Moreover, the loss of key employees may increase the risk of delays in product availability from time frames originally anticipated. Consequently, announcements regarding Borland's expectations of when products may ship should not be considered a prediction by Borland that the products will ship in any particular fiscal quarter or otherwise be relied upon by investors as a basis for predicting Borland's results for any future period.

  Borland is dependent on licenses from third-party suppliers for certain of its products. In particular, Borland is dependent upon certain licenses from Microsoft which is both a licensor to Borland and its most significant competitor. If any such third-party licenses were terminated or not renewed or if these third parties fail to develop new products in a timely manner, Borland could be required to develop an alternative approach to developing its products which could require payment of substantial fees to third parties or additional internal development costs and delays and such products may not be successful in providing the same level of functionality. Such delays, increased costs or reduced functionality could materially adversely affect Borland's business, operating results and financial conditions.

  Gross Margins

  Gross margins were 85.0% and 80.8% of net revenues for the three months ended September 30, 1997 and 1996, respectively. Gross margins were 84.9% and 78.8% of net revenues for the six months ended September 30, 1997 and 1996, respectively. The improvement in margins for the respective periods was primarily the result of the increase in client/server and enterprise products as a percentage of net revenues. In addition, Borland benefited from improved inventory control measures implemented during fiscal 1997.

  Gross margins can be affected by various factors, including product revenue mix, price changes, changes in the composition of sales by product or distribution channel, sales volumes, special product promotions and return privileges, all of which may be subject to other factors, including the timing of product releases, actions taken by competitors, or other factors beyond Borland's control. In particular, Borland's gross margins can be strongly affected in particular periods by aggressive pricing strategies and return privileges employed in connection with new product introductions and upgrades. The microcomputer software industry continues to experience substantial price competition. The extent to which price competition may require Borland to lower prices with the result of lower margins remains uncertain.

  Selling, General and Administrative

  Selling, general and administrative ("SG&A") expenses were $25.1 million and $32.6 million for the three months ended September 30, 1997 and 1996, respectively, and were 59.0% and 82.9% of net revenues for such periods, respectively. SG&A expenses declined by 23.0% as compared to the same quarter last year. In addition to cost savings associated with prior year restructurings, Borland took steps to eliminate redundant marketing programs and duplicative functions within its sales organization.

  Although certain SG&A expenses can be managed or controlled on a medium or long term basis, a substantial portion of such expenses are essentially fixed on a quarter to quarter basis. As a result, when Borland suffers adverse effects to its net revenues or margins because of delays in new product introductions, price competition or other competitive factors, Borland generally is unable to take actions in the short term to substantially reduce expenses.

  Borland incurs substantial expenses in connection with the introduction of new products and generally a significant portion of such costs are incurred prior to the release of the new products. As a result, in addition to the general risks associated with the ultimate success of Borland's new products, results for any quarter may be materially and adversely affected to the extent significant expenses are incurred, but significant revenues from the new product are not recognized until a later quarter.

  Research and Development

  Research and development expenses were $9.9 million and $14.7 million for the three months ended September 30, 1997 and 1996, and were 23.3% and 37.3% of net revenues for such periods, respectively. Research and development expenses declined 32.5% as compared to the same quarter last year. The decrease in research and development expenses was principally due to a reduction in headcount associated with the prior year restructuring efforts.

  Borland's focus on providing products to the software developer community is subject to a number of uncertainties including, but not limited to, rapid changes in the industry, Borland's ability to make timely product introductions, the increasing importance of Internet technologies, and competitive responses to Borland's strategic actions. Borland believes that it is necessary to continue to invest in research and development efforts to remain competitive. Because of the inherent uncertainties of software development projects, there can be no assurance that Borland's research and development efforts will result in successful product introductions or increased revenue.

  Restructurings

  Subsequent to March 31, 1997, there have been no changes to Borland's estimate of the total cost of restructurings occurring prior to fiscal 1998. During the six months ended September 30, 1997, the restructuring reserves decreased by $2.9 million. The decrease was primarily due to cash payments related to severance and noncancellable rent costs of excess facilities.

                                         SEVERANCE
                                        AND BENEFITS FACILITIES OTHER   TOTAL
                                        ------------ ---------- -----  -------
                                                   (IN THOUSANDS)
   Accrual as of March 31, 1997........   $ 2,047     $ 1,959   $ 952    4,958
     Cash charges......................    (1,634)     (1,032)   (230)  (2,896)
                                          -------     -------   -----  -------
   Accrual as of September 30, 1997....     $ 413     $   927   $ 722  $ 2,062
                                          =======     =======   =====  =======

  Interest Income, Net and Other

  Interest income, net and other, was $0.6 million and $1.7 million for the three months ended September 30, 1997 and 1996, and were 1.4% and 4.2% of net revenues for such periods, respectively. The decrease was principally due to a non-recurring benefit of $1.4 million of interest income in fiscal year 1997 related to a tax settlement with the IRS.

  Income Taxes

  Income tax expense for the quarter ended September 30, 1997 was approximately $0.2 million. Such tax expense resulted principally from non-U.S. withholding taxes, which are assessed without regard to the profitability of the applicable operation.

  Liquidity and Capital Resources

  Cash, cash equivalents and short-term investments were $83.5 million at September 30, 1997 an increase of $29.1 million from a balance of $54.4 million at March 31, 1997. Working capital (deficit) increased from $(1.3) million as of March 31, 1997 to $36.9 million as of September 30, 1997.

  Net cash used by Borland for operating activities in the six months ended September 30, 1997 was $2.5 million and was primarily comprised of Borland's net income of $1.6 million offset by an increase in accounts receivable of $3.6 million. Additionally, $3.8 million was used to pay down accounts payable, accrued expenses and short-term restructuring charges originating from the year ended March 31, 1997. Net cash used by Borland for investing activities of $1.4 million consisted primarily of $2.3 million from the purchase of property and equipment less sales of equipment for $.7 million. Financing activities provided net cash of $33.0 million, primarily from exercises of employee stock options and the issuance of 495 shares of manditorily convertible preferred stock and warrants. Borland believes that its existing cash balances and funds expected to be provided by operations will be sufficient to finance its working capital requirements at least through the next twelve months.

  Recent Events Change in Fiscal Year

  On July 22, 1997, Borland resolved to change its fiscal year end. The fiscal year end will change from the last calendar day of March to the last Saturday ending closest to December thirty-first. The change will be effective for calendar year 1998 starting with the period beginning January 1, 1998. Due to this change, the fiscal year which began on April 1, 1997, will end on December 31, 1997, a short period of nine calendar months.

 FISCAL YEARS ENDED MARCH 31, 1997, 1996 AND 1995

  Acquisition of Open Environment Corporation

  On November 18, 1996, Borland completed the acquisition of OEC. Borland issued 4,975,000 shares of Borland Common Stock, or approximately 16% of the total number of shares of Borland Common Stock outstanding as of that date in exchange for all the outstanding common stock of OEC. In addition, Borland assumed options for the purchase of approximately 1,190,000 shares of common stock of OEC, which were converted to options to purchase approximately 786,000 shares of Borland Common Stock upon completion of the merger.

  The merger was accounted for as a pooling of interests, and accordingly, Borland's consolidated financial statements have been restated for all periods presented. Borland reported its financial results on a March 31 fiscal year end basis, whereas OEC reported its financial results on a calendar year basis. For purposes of pooling of interests accounting, the balance sheet of Borland as of March 31, 1996 has been combined with that of OEC as of December 31, 1995. The statements of operations of Borland for the years ended March 31, 1996 and 1995 have been combined with those of OEC for the years ended December 31, 1995 and 1994, respectively.

  OEC's statement of operations for the three months ended March 31, 1996 have not been combined with any of Borland's statements of operations. Instead, OEC's net income for that period has been credited to retained earnings. (See
Note 3 to the Borland Consolidated Financial Statements).

  Net Revenues

  Net revenues were $151.4 million, $245.1 million and $272.2 million in fiscal 1997, 1996 and 1995, respectively. Included in net revenues for fiscal 1997, 1996 and 1995 are revenues of $8.2 million, $29.9 million and $18.1 million, respectively, related to OEC. Exclusive of such OEC revenues, revenues declined by $72.0 million from fiscal 1996 to 1997. The decline in net revenues was primarily related to a decline in desktop product revenue principally caused by extremely competitive pricing and reduced market share. Net revenue from desktop products in fiscal 1997 declined $82.0 million or 46%, compared to fiscal 1996. This decline in revenues from desktop products during fiscal 1997 was partially offset by an increase in revenues from client server products.

  In the fourth quarter of 1997 the percentage of revenues associated with Borland's desktop products constituted 57.5% of Borland's total revenues, compared to 72.9% (81.7% excluding OEC) in the same period of the prior year. In contrast, Borland's revenues from the sale of client server products increased to 42.2% (26.3% excluding OEC) in the fourth quarter of fiscal 1997, compared to 26.4% (17.5% excluding OEC) in the same period of the prior fiscal year. If Borland continues to experience declines in sales of its desktop products beyond those levels already experienced, which are not offset by sales of other products, Borland's operating results and financial condition would be materially and adversely affected.

  Net revenues for fiscal 1996 and 1995 include $7.9 million and $27.1 million, respectively, related to the sale of licenses of Paradox for Windows to Novell. Exclusive of such license revenue, fiscal 1996 revenue declined by $7.9 million from fiscal 1995. Such license revenue declined for several reasons, including an increasingly competitive marketplace, offerings by competitors of product suites at lower prices, and declines in revenues from DOS product versions.

  Borland's non-U.S. revenues represented approximately 59%, 45% and 43% of total net revenues in fiscal 1997, 1996 and 1995, respectively. The increase in the percentage of non-U.S. revenues in fiscal 1997 and 1996 was caused by aggressive pricing in the U.S. retail channel, the timing of releases of foreign language versions of products and the slower decline in revenues from desktop database products in non-U.S. markets. In addition, in fiscal 1995, Borland recorded as part of U.S. revenues a large non-recurring license fee from Novell. Fluctuations in currency exchange rates did not have a material impact on total net revenues or operating results in fiscal 1997, 1996 or 1995. However, there can be no assurance that fluctuations in currency exchange rates will not have a material impact on Borland's future net revenues, operating results, or financial condition.

  Acquisition and Disposition of Products

  In June 1994, Borland sold its Quattro Pro product line to Novell for $145 million in cash. The terms of the agreement also entitled Novell to certain licensing rights to distribute up to one million copies of Borland's Paradox for Windows database product over a three year period in a suite of products also containing Quattro Pro for Windows and WordPerfect for Windows. Of the $145 million, $110 million was attributed to the sale of the Quattro Pro product line and $35 million to the Paradox licenses. In fiscal 1997, Borland amended the license with Corel Corporation which had acquired Novell's rights under the license, pursuant to which, Corel has rights to market and enhance the products; however, Borland retained limited distribution rights until October, 1997.

  In fiscal 1995, Borland reported revenue of $27.1 million related to the Paradox licenses and a net non-operating gain of $109 million related to the sale of Quattro Pro, which reflected the costs and expenses of disposing of the Quattro Pro product line, the net book value of assets sold to Novell and the operating profit of the Quattro Pro product line for the first fiscal quarter. As a result of Borland's significant tax loss carry-forwards and other tax benefits, Borland did not incur a significant tax expense related to this gain. Following the closing of this transaction, Borland no longer had revenues related to sales of the Quattro Pro and Borland Office products. Combined Quattro Pro and Borland Office revenues were $101.6 million and $87.3 million for the fiscal years 1994 and 1993, respectively. Such revenues were 25.8% and 18.8% of fiscal years 1994 and 1993 revenues, respectively. During fiscal 1994, the cost of revenues and operating expenses directly attributable to Quattro Pro and Borland Office were $44.7 million and $29.2 million, respectively, which costs have not continued subsequent to the disposition of the product line. The pro forma net revenues and related operating loss of Borland for the year ended March 31, 1994, after giving effect to the Novell transaction as if it had been consummated at April 1, 1993, were $291.9 million and $92.8 million, respectively.

  Borland acquired ReportSmith, Inc. in May 1994 in exchange for approximately
1.8 million shares of Borland's common stock and options. Under the terms of the agreement, the former holders of ReportSmith stock had the right to demand payment in cash for their stock, which election was made. During the fiscal years ended March 31, 1996 and 1995, Borland paid out cash of approximately $0.8 million and $16.0 million, respectively, to redeem such shares. This acquisition was accounted for under the purchase method of accounting. In connection with this transaction and based on an appraisal, Borland recorded a write-off of $16.2 million at the time of the acquisition, related to the estimated value of acquired research and development in process.

  Inflation

  Inflation has not had a significant impact on Borland's revenues or operations.

  Gross Margins

  Gross margins were 80.5%, 84.4% and 78.1% in fiscal 1997, 1996 and 1995, respectively. Included in fiscal 1996 is deferred license revenue of $7.9 million associated with the Paradox licenses sold to Novell in fiscal 1995. Without this revenue, gross margins for fiscal 1996 would have been 83.9%. Gross margins in fiscal 1997 were negatively impacted by lower revenues, resulting from lower volumes and lower selling prices. This also resulted in certain fixed costs being spread across lower revenues, as well as by charges related to the write-off of excess inventory. Favorable gross margins are dependent upon Borland's ability to successfully manage its outsourcing arrangements and its ability to sustain a higher percentage of revenues from products with relatively higher margins.

  Gross margins in fiscal 1996 benefited from a cost reduction achieved as a result of the outsourcing of Borland's manufacturing operations which commenced in April 1995. In addition, gross margins for fiscal 1996 were favorably affected as a higher percentage of revenues were generated from products with relatively higher margins. Specifically, the increased business from site licenses and OEM arrangements contributed to this favorable product mix.

  Gross margins in fiscal 1995 were favorably impacted by the $27.1 million of license revenue from the Paradox licenses sold to Novell. Excluding the effect of this sale, gross margins for fiscal year 1995 would have been 75.6%. Fiscal year 1995 gross margins were negatively impacted by lower revenues.

  Amortization of acquired technology rights and capitalized software development costs was $0.5 million, $0.9 million, and $2.3 million in fiscal years 1997, 1996 and 1995, respectively.

  Selling, General and Administrative

  SG&A expenses were $143.3 million, $141.7 million and $207.9 million in fiscal 1997, 1996 and 1995, respectively. Such expenses were 94.7%, 57.8% and 76.4% of revenues in fiscal 1997, 1996 and 1995, respectively.

  SG&A expenses increased in fiscal 1997 from fiscal 1996 in the areas of marketing, employee costs, facilities and outside services. These increases primarily resulted from the acquisition of OEC in November 1996. Excluding the costs associated with OEC, fiscal 1997 SG&A expenses were $133.4 million, or 88.1% of revenue, excluding revenue associated with OEC. Exclusive of OEC, SG&A expenses as a percentage of revenue in fiscal 1997 increased due to the costs associated with recruiting new employees and costs associated with retention and motivation of existing employees.

  SG&A expenses decreased in fiscal 1996 from fiscal 1995 in the areas of marketing, employee costs, facilities and outside services. These reductions primarily resulted from the restructuring which occurred in January 1995 in order to reduce Borland's cost structure.

  Research and Development

  Research and development expenses for fiscal 1997, 1996 and 1995 were $55.2 million, $50.7 million, and $63.8 million, respectively. Such expenses were 36.4%, 20.7% and 23.5% of revenues in fiscal 1997, 1996 and 1995, respectively. This investment in research and development in fiscal 1997 resulted in the release of a new product of Borland C++ Builder for Windows 95, NT, and new versions of Delphi for Windows 95, NT, Intrabuilder for Windows 95, NT and InterBase. Substantial amounts were also invested in developing JBuilder, which was released in September 1997. The increase in research and development expenses from fiscal 1996 to fiscal 1997 reflects the efforts to increase product lines while continuing to release new versions of existing products.

  Borland has historically offered technical support to the purchasers of its products. Support requirements continue to increase as product offerings increase in sophistication, Borland's client server business increases and the client server market expands to more sophisticated users and developers. Such markets require an overall higher level of technical support expertise, which could translate into higher levels of personnel costs. However, the combination of increasing support requirements and lower gross margins for Borland's support products may have a material adverse effect on Borland's operating results and financial condition.

  As part of its efforts to attract and retain key employees, Borland has had and may continue to be required to substantially increase the compensation, stock options or other benefits offered to employees in order to attract and retain management and other key personnel. The loss of management and other key personnel, and the delays which may be experienced in recruiting new management and other personnel as well as the additional costs which may be incurred in retaining or attracting new personnel, may have a material adverse affect on Borland, its product launches and its operating results.

  Restructuring, Merger and Other Non-Recurring Charges

  During fiscal 1997, Borland recorded restructuring and merger related charges totaling $18.9 million. OEC recorded a revision for restructuring charges of $1.1 million in the quarter ended June 30, 1996. Such charges included write-off of inventory, prepaid royalties and facilities related to discontinued education centers, and severance. In response to significant losses from operations in the three and six months ended September 30, 1996, Borland implemented a world-wide restructuring and realignment of its corporate structure during October 1996, which resulted in a 15% reduction in workforce. In connection with this restructuring, Borland recorded a $3.0 million restructuring charge in the quarter ended December 31, 1996 primarily for severance costs and lease terminations.

  Based on the results of the October 1996 restructuring and the results of the quarter ended December 31, 1996, Borland implemented an additional worldwide restructuring and realignment and recorded the related charge of $6.5 million during the quarter ended March 31, 1997. The fourth quarter restructuring plan involved significant reductions in operational expenses as well as the implementation of new programs aimed at increasing Borland's revenues. The restructuring included measures to achieve a reduction in employees and contractors of approximately 300 personnel worldwide, or a reduction of approximately 30 percent. Borland also implemented new marketing and support programs to replace programs no longer integral to Borland's core business or strategic focus. In the quarter ended December 31, 1996 Borland recorded a $3.0 million restructuring charge of which $2.0 million was related to severance costs associated with the reduction in the worldwide workforce, $.4 million to the termination of certain lease agreements and $.1 million to the write off of certain fixed assets $.5 million to other costs associated with the restructuring.

  Pursuant to the merger with OEC Borland incurred merger related costs of $8.9 million. The charge for merger related costs included in the Borland Consolidated Statements of Operations consists principally of severance costs, write-offs of certain assets and professional fees.

  During fiscal 1995, Borland recorded restructuring charges of $50 million. The restructuring charges were incurred for the world wide reduction of the workforce by approximately 40%, the centralization of certain marketing and development activities to improve efficiency, the outsource of manufacturing operations in the U.S. and in Europe and the write-down of facilities and certain purchased technology costs. In addition, several international operations were closed, sales efforts in those areas are now conducted through authorized distributors.

  During the fourth quarter of fiscal 1997, Borland incurred non-recurring charges of $17.1 million relating to professional fees and settlement costs.

  Income Taxes

  On a consolidated basis, Borland generated a pre-tax loss of approximately $107.4 million in fiscal 1997, a pre-tax profit of approximately $18.0 million in fiscal 1996 and a pre-tax loss of approximately $8.9 million in fiscal 1995. Income tax expense was approximately $0.5 million, $3.3 million and $2.9 million in fiscal 1997, 1996 and 1995, respectively.

  For U.S. federal income tax purposes, Borland had net operating loss carryforwards of approximately $177 million at March 31, 1997 and U.S. federal tax credit carryforwards of approximately $22 million. These loss and credit carryforwards expire between 1998 and 2012, if not utilized. At March 31, 1997, Borland also had an Alternative Minimum Tax (AMT) credit carryforward of approximately $2 million, which does not expire and approximately $34 million of net operating loss carryforwards in various foreign jurisdictions, certain of which will expire beginning in 1998, if not utilized.

  At March 31, 1997, Borland had a net deferred tax asset of approximately $136 million. This asset is comprised of the tax effect of the above described loss and credit carryforwards, plus the tax effect of future reversing temporary differences. Borland believes sufficient uncertainty exists regarding the realizability of the deferred tax assets such that a full valuation allowance has been provided. Deferred tax assets and related valuation allowances of approximately $37 million relate to certain U.S. operating loss carryforwards resulting from the exercise of employee stock options, the tax benefit of which, when recognized, will be accounted for as a credit to additional paid-in capital rather than a reduction of the income tax provision.

  During the fiscal year ended March 31, 1997 Borland recorded an income tax benefit of approximately $2.1 million resulting from a settlement reached with the IRS. The settlement resolved differences regarding certain disputed deductions related to the years ended in 1986-1991 for its former subsidiary, Ashton-Tate Corporation. Without the settlement benefit, Borland would have incurred an income tax expense of approximately $2.6 million.

  During the fiscal year ended March 31, 1997, Borland successfully appealed a foreign tax assessment of approximately $18 million including interest. Borland originally was successful in abating the assessment; yet, the foreign tax authority had appealed the decision of the court. The above appeal has now definitively abated the assessment.

  Borland has unresolved deficiency notices or proposed adjustments from IRS and various state governments for additional taxes and interest of approximately $5 million. Borland is protesting these assessments or adjustments with the appellate divisions of the respective tax authorities. Borland believes that the ultimate outcome of the above assessment will not have a material adverse impact on Borland's financial position or results of operations.

  Liquidity and Capital Resources

  Cash, cash equivalents and short-term investments were $54.4 million at March 31, 1997, a decrease of $53.4 million from a balance of $107.8 million as of March 31, 1996. Working capital decreased from $86.6 million as of March 31, 1996 to $(1.3) million as of March 31, 1997.

  Net cash used by Borland for operating activities during fiscal 1997 was $56.2 million. The primary use of cash was to fund ongoing operations. However, Borland incurred substantial cash expenditures related to the two restructurings. Net cash paid for severance and facilities costs associated with restructurings, approximated $10.8 million. In addition, Borland paid approximately $12 million related to bonus and retention plans. (See Note 10 to the Borland Consolidated Financial Statements).

  Net cash provided by investing activities of $21.9 million consisted primarily of $4.9 million of acquisitions of property and equipment which was offset by $4.6 million provided by the sale of fixed assets and real estate held for sale and a decrease in short-term investments of $22.4 million. Cash provided by financing activities, resulting primarily from the exercises of employee stock options, provided net cash of $3.6 million.

  Included in Borland's cash flows for fiscal 1997 is $1.5 million, which represents the net cash provided by OEC for the three months ended March 31, 1996.

  Currency fluctuations had an insignificant impact on Borland's cash flow during fiscal 1997. Borland cannot predict the impact such fluctuations might have on its future cash flows and there can be no assurance that foreign exchange rates will not have a material impact on future cash flows.

  On June 30, 1997, Borland completed a private placement of 495 shares of Borland Series B Preferred Stock for approximately $25 million, net of issuance costs. The non-dividend paying Borland Series B Preferred Stock is convertible into shares of Borland Common Stock. Each share of Borland Series B Preferred Stock is accompanied by a warrant to purchase 400 shares of Borland Common Stock. The conversion price for the Borland Series B Preferred Stock and the warrant exercise price is based on the market value of Borland Common Stock.

  Borland believes that its existing cash balances and funds expected to be provided by operations will be sufficient to finance its working capital requirements at least through fiscal 1998.

  Recent Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board ("FASB") issued FAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131"). This statement establishes standards for the way companies report information about operating segments in annual financial statements for periods beginning after December 15, 1997. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. Borland will adopt FAS 131 beginning in fiscal 1998 and does not expect such adoption to have a material effect on its consolidated financial statements.

  In June 1997, the FASB issued FAS No. 130 "Reporting Comprehensive Income" ("FAS 130"). FAS 130 establishes standards for reporting and display of comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements for periods beginning after December 15, 1997. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from nonowner sources. Examples of items to be included in comprehensive income which are excluded from net income include cumulative translations adjustments resulting from consolidation of foreign subsidiaries' financial statements and unrealized gains and losses on available-for-sale securities. Reclassification of financial statements for earlier periods for comparative purposes is required. Borland will adopt FAS 130 beginning in 1998 and does not expect such adoption to have a material effect on its consolidated financial statements.

  In February 1997, the FASB issued Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" ("SFAS 129") and Statement of Financial Accounting Standards No. 128,

"Earnings per Share" ("SFAS 128"). SFAS No. 129 establishes standards for disclosing information about an entity's capital structure. SFAS 129 is effective for financial statements for the periods ending after December 15, 1997.

  SFAS 128 simplifies the standards for computing earnings per share ("EPS") previously found in APB No. 15, "Earnings per Share," and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the financial statements for all entities with complex capital structures. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS is computed similarly to fully diluted EPS under APB Opinion No. 15. SFAS 128 is effective for Borland's fiscal quarter ending December 31, 1997. The following table represents unaudited, pro forma disclosures of basic and diluted EPS in accordance with SFAS 128 assuming the standard was adopted during all periods presented below:

                                                        YEAR ENDED MARCH 31,
                                                       -----------------------
                                                        1997     1996   1995
                                                       -------  ------ -------
Net income (loss) per common share--as reported......  $ (2.96) $ 0.40 $ (0.37)
Basic net income (loss) per common share--pro forma..  $ (2.96) $ 0.43 $ (0.37)
Diluted net income (loss) per common share--pro
 forma...............................................  $ (2.96) $ 0.40 $ (0.37)

MANAGEMENT

  The directors and executive officers of Borland and their ages as of January 23, 1998 are as follows:

NAME                      AGE                      POSITION
----                      ---                      --------
Delbert W. Yocam........   54 Chairman of the Board and Chief Executive Officer
Hobart McK. Birmingham..   53 Vice President, General Counsel and Secretary
Kathleen M. Fisher......   42 Vice President, Finance and Chief Financial Officer
Richard A. LeFaivre.....   50 Vice President, Research and Development and Chief
                              Technology Officer
John Floisand...........   53 Vice President, Worldwide Sales
George Hara.............   44 Director
Stephen J. Lewis........   39 Director
David Heller............   52 Director
William F. Miller.......   72 Director
Harry J. Saal...........   53 Director

  Delbert W. Yocam has been the Chairman of the Board and Chief Executive Officer of Borland since December 1996. From November 1994 to December 1996, he served as an independent consultant. From 1992 to 1994, he served as President, Chief Operating Officer and a director of Tektronix, Inc., a measurement, color printing, video and networking company based in Wilsonville, Oregon. From 1989 to 1992, Mr. Yocam served as an independent consultant. Prior to 1989, Mr. Yocam served in a variety of executive management positions for ten years at Apple Computer, Inc., a personal computer company. He served as President of Apple Pacific from 1988 to 1989; as Executive Vice President and Chief Operating Officer from 1986 to 1988; as Executive Vice President of Product Operations from 1985 to 1986; and as Executive Vice President and General Manager of the Apple II group from 1983 to 1985. Prior to managing the Apple II group, he was Vice President of Operations and Vice President of Manufacturing. Mr. Yocam is a member of the board of directors of Adobe Systems Inc., a desktop publishing and application software company; Hollywood Park, Inc., a hotel and entertainment company; Raster Graphics, Inc., a large format color printing company; and Xircom, Inc., a network access company.

  Hobart McK. Birmingham joined Borland in February 1997 as Vice President and General Counsel, and was appointed Secretary in March 1997. Prior to joining Borland, Mr. Birmingham served as Senior Director and Associate General Counsel at Apple Computer, Inc. from 1995 to 1997. From 1988 to 1995 Mr. Birmingham was a partner with the law firm of Graham & James. Additionally, Mr. Birmingham was an associate and partner (1979) with the law firm of Bronson, Bronson & McKinnon from 1974 through 1988.

  Kathleen M. Fisher joined Borland in May 1997 as Vice President of Finance and Chief Financial Officer. Prior to joining Borland, Ms. Fisher served as Vice President of Finance, Treasurer, and Chief Financial Officer at Phoenix Publishing Systems, Inc., a software publishing company. From 1993 to 1995 Ms. Fisher served as Vice President of Finance, Treasurer & Chief Financial Officer of Glacier Water Services, Inc., a purified water manufacturer. Ms. Fisher also served as Vice President of Finance & Business Development of Vitarel Microelectronics, a multi-chip modules company from 1990 to 1993.

  Richard A. LeFaivre joined Borland in May 1997 as Vice President, Research and Development and Chief Technology Officer. Prior to joining Borland, Mr. LeFaivre served as Vice President, Advanced Technology Group at Apple Computer, Inc., a personal computer company. From April 1996 to January 1997, Mr. LeFaivre served as Senior Vice President, Product Development at Viacom, Inc., a diversified entertainment and publishing company. From June 1995 to April 1996, Mr. LeFaivre served as Vice President, Engineering at Silicon Graphics Computer Systems, Inc., a computer company. From March 1991 to June 1995, Mr. LeFaivre served as Vice President, Advanced Technology Group at Apple Computer, Inc.

  John Floisand joined Borland in April 1997 as Vice President, U.S. Sales. He was promoted to Vice President, Worldwide Sales in July 1997. Prior to joining Borland, Mr. Floisand served in a variety of executive management positions for 11 years at Apple Computer, most recently as Senior Vice President of Worldwide Sales. Prior to joining Apple Computer, Mr. Floisand served as Managing Director of Base2.

  George Hara has served as a director of Borland since April 1990. Mr. Hara is managing partner of DEFTA Partners, a venture capital firm specializing in the information technology area. He is the founder of Data Control Ltd., a computer network provider, for which he served as President from 1984 until March 31, 1997. Mr. Hara is also a director of Futuretel, a MPEG editing system developer; Pixera, a digital camera manufacturer; Base Technologies, a systems integrator company; and Cybergold, an internet based advertising company.

  Stephen J. Lewis has served as a director of Borland since October 1993. Mr. Lewis has been a managing director of Generation Ventures, L.L.C., a China focused venture capital firm since November 1994. Mr. Lewis was a managing director of SCM International Ltd., an international investment bank from 1993 to 1994. Mr. Lewis was employed with Booz-Allen & Hamilton, Inc., a management consulting and technology firm from 1981 to 1993, most recently serving as a Vice President and Partner in the Operations management practice. Mr. Lewis is also a director of Invision Interactive, Inc., a multimedia sound company.

  David Heller has served as a director of Borland since April 1984. Mr. Heller is a founder, a director and the President of Pacific Technology Capital Corporation, a financial advisory and investment banking firm; a director of Tie Rack U.S., a clothing accessory company; a director of Power Computing Corporation, a computer manufacturing company and a director of America West Golf Manufacturing, Inc., a golf club manufacturing company.

  William F. Miller has served as a director of Borland since January 1996. Dr. Miller is the Herbert Hoover Professor Emeritus, Graduate School of Business, Stanford University and President Emeritus of SRI International. He is also Professor Emeritus of Computer Science, School of Engineering, Stanford University. In 1990, Dr. Miller retired after 11 years as President and CEO of SRI International. Until recently he served on the board of directors of Wells Fargo Bank and Co., Varian Associates, Pacific Gas and Electric Company, First Interstate Bancorp and Fireman's Fund Insurance Company. Dr. Miller serves on the board of several private companies and non-profit organizations and is Chairman of WhoWhere?, Inc.

  Harry J. Saal has served as a director of Borland since January 1996. Dr. Saal is a director of Network Associates, a network management and analysis company. Dr. Saal founded Network General Corporation and was Chairman of Network General Corporation prior to its acquisition by McAffee Associates in December 1997. Dr. Saal founded Nestar Systems, Inc., a local area network systems company. Dr. Saal is also chairman of Imaging Technologies Corporation, a designer of controllers for laser printers and related devices. He is also a director of GlobalNet Systems, Ltd., an internet service provider, and serves on the board of several non-profit organizations.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL
OWNERS

  The following table sets forth information, as of January 11, 1998, with respect to the beneficial ownership of Borland Common Stock by (i) each person known by Borland to be the beneficial owner of more than 5% of Borland Common Stock, (ii) each director of Borland, (iii) each current executive officer of Borland, and (iv) all current executive officers and directors of Borland as a group.

                                              PERCENT OF        PERCENT OF
                                             COMMON STOCK      COMMON STOCK
                                NUMBER OF OUTSTANDING BEFORE OUTSTANDING AFTER
   NAME                          SHARES       THE MERGER      THE MERGER(11)
   ----                         --------- ------------------ -----------------
   5% STOCKHOLDERS:
   Merrill Lynch & Co.,
    Inc.(1).................... 4,691,463       12.09%             8.79%
   Neuberger & Berman(2)....... 4,048,200       10.43%             7.59%
   EXECUTIVE OFFICERS AND
    DIRECTORS:
   Delbert W. Yocam(3).........   864,559        2.18%             1.59%
   George Hara(4)..............   112,500         *                  *
   David Heller(5).............   197,500         *                  *
   Stephen J. Lewis(6).........    88,140         *                  *
   William F. Miller(7)........   105,000         *                  *
   Harry J. Saal(8)............    67,500         *                  *
   Hobart McK. Birmingham(9)...    46,436         *                  *
   Kathleen M. Fisher..........       --           --                --
   John Floisand...............       --           --                --
   Richard A. LeFaivre.........       --           --                --
   All directors and executive
    officers as a group (10
    persons)(10)............... 1,481,635        3.68%             2.70%

--------
  *  Less than 1%
 (1) Information is based on a Schedule 13G filing dated February 11, 1997. Number of shares which may be deemed beneficially owned includes shares held by various funds related to or managed by Merrill Lynch & Co., Inc. The address of Merrill Lynch & Co., Inc. is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281.
 (2) Information is based on a Schedule 13G filing dated December 15, 1997. Number of shares which may be deemed beneficially owned includes shares held by various funds related to or managed by Neuberger and Berman LLC and Neuberger and Berman Management Inc. The address of Neuberger & Berman is 605 Third Ave., New York, New York, 10158.
 (3) Represents options exercisable within 60 days of January 11, 1998 to acquire 864,559 shares.
 (4) Represents options exercisable within 60 days of January 11, 1998 to acquire 112,500 shares.
 (5) Represents options exercisable within 60 days of January 11, 1998 to acquire 197,500 shares.
 (6) Includes options exercisable within 60 days of January 11, 1998 to acquire 82,500 shares.
 (7) Represents options exercisable within 60 days of January 11, 1998 to acquire 105,000 shares.
 (8) Represents options exercisable within 60 days of January 11, 1998 to acquire 67,500 shares.
 (9) Represents options exercisable within 60 days of January 11, 1998 to acquire 46,436 shares.
(10) Includes options exercisable within 60 days of January 11, 1998 to acquire 1,475,995 shares.
(11) After the consummation of the Merger, Roger J. Sippl, Chairman and Chief Executive Officer of Visigenic, will become the Chief Technology Officer of Borland. Consequently, based upon Mr. Sippl's ownership of Visigenic Common Stock on January 11, 1998, following the consummation of the Merger, Mr. Sippl will beneficially hold approximately 4.1% of the outstanding shares of Borland Common Stock and all directors and executive officers as a group (including Mr. Sippl) will beneficially hold approximately 6.77% of such outstanding shares. See "Information Concerning Visigenic--Security Ownership of Directors, Executive Officers and Certain Beneficial Owners."

                       INFORMATION CONCERNING VISIGENIC

  The following Business section contains forward-looking statements which involve risks and uncertainties. Visigenic's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those factors set forth under "Risk Factors" and elsewhere in this Joint Proxy Statement/Prospectus.

BUSINESS

 OVERVIEW

  Visigenic is a leading independent provider of software tools for distributed object technologies for the Internet/intranet and enterprise computing environments. Visigenic's standards-based products facilitate the development, deployment and management of distributed business applications by providing the communication framework for distributed object applications. Visigenic's distributed object products, consisting of CORBA-compliant object request brokers and CORBA-based services, provide a communication framework and enable the development and deployment of reliable, flexible and cost-effective distributed business applications. Visigenic also markets a cross-platform database access product, based on JDBC interface API, which provides Java developers with database access to the major relational database management systems.

  Visigenic markets and sells its software through its direct sales and telesales forces, independent software vendors ("ISVs"), value added resellers ("VARs") and international distributors in North America, Europe and Asia. Visigenic's customers include Borland, Cisco, Compuware, Healtheon, Hewlett-Packard, Hitachi, Netscape, Novell, Oracle, Platinum technology, Silicon Graphics and Sybase.

 PRODUCTS

  Visigenic's distributed object products include VisiBroker for Java and VisiBroker for C++ which are both based on the CORBA standard, and utilize Internet Inter-ORB Protocol ("IIOP"). Visigenic's VisiBroker product line also includes two object services, Events and Naming, that are service implementations of the Naming and Events CORBA specification. Developers frequently need these services when implementing distributed object applications. In addition, Visigenic has developed VisiBroker Bridge, a bridge from Microsoft's ActiveX and Distributed Component Object Model ("DCOM"), to CORBA-based applications. Visigenic also markets its VisiChannel for JDBC database access products which provides Java developers with database access to the major relational database management systems ("DBMS").

  Distributed Object Products

  VisiBroker for C++. VisiBroker for C++ is a complete CORBA 2.0-compliant object request broker that consists of a runtime and supporting development environment for building, deploying and managing distributed C++ applications that are open, flexible and interoperable across multiple platforms. Objects built with VisiBroker for C++ can easily be accessed by Web-based applications, such as applications built with VisiBroker for Java, that communicate using CORBA's IIOP.

  VisiBroker for C++ operates on Sun Solaris, Digital UNIX, HP-UX, IBM AIX, SGI Irix, Windows NT and Windows 95 platforms. VisiBroker for C++ was first released in September 1994, and Visigenic released version 3.0 of this product in September 1997.

  VisiBroker for Java. VisiBroker for Java is the first client- and server-side CORBA 2.0-compliant object request broker written completely in Java. VisiBroker for Java consists of a runtime and supporting development environment for building distributed Java applications for the Internet and intranets. VisiBroker for Java can be used for client applets that run in Java-enabled browsers such as Netscape Navigator and Microsoft Internet Explorer, as well as objects that reside on servers.

  The VisiBroker for Java development environment is available on Windows NT, Windows 95 and Sun Solaris. Distributed applications developed with VisiBroker for Java can be deployed on any platform supporting the Java environment. VisiBroker for Java was first released in April 1996, and Visigenic released version 3.0 of this product in September 1997.

  VisiBroker Events Service for C++ and Java. The VisiBroker Events Service for C++ and Java is a full implementation of the Object Management Group's ("OMG's") CORBA Events Service specification. The event service allows "supplier objects" to communicate via an event channel, notifying any number of "consumer objects" when events they "subscribe to" take place. This supplier-consumer model reduces server traffic and improves scalability over the alternative of a polling scheme.

  The VisiBroker Events Service was first released in December 1996 and is currently available for Windows NT, Sun Solaris and Java environments.

  VisiBroker Naming Service for C++ and Java. The VisiBroker Naming Service for C++ and Java is a full implementation of the OMG's CORBA Naming Service specification. The naming service enables developers to register object names at runtime. Naming contexts are organized into a hierarchical namespace. Client applications can then use the Naming Service to discover the names and object references for objects they wish to use by simply traversing the naming context hierarchy.

  The VisiBroker Naming Service was first released in December 1996 and is currently available for Windows NT, Sun Solaris and Java environments.

  VisiBroker Bridge. VisiBroker Bridge is a connectivity tool that enables Microsoft's ActiveX controls implemented in Web pages, Visual Basic applications or OLE-enabled applications to interoperate with CORBA objects. This technology provides customers the flexibility to operate in familiar Microsoft applications and development environments, with the added benefit of transparently accessing distributed objects based on CORBA standards. Developers using ActiveX-enabled tools such as Microsoft Excel or Microsoft Access, or ActiveX-enabled development environments such as Microsoft's Visual Basic and Visual C++, Borland's Delphi and Powersoft's PowerBuilder, can build applications that transparently and easily access CORBA objects over the Internet or intranets. Additionally, VisiBroker Bridge also serves to bridge the Microsoft DCOM environment to the VisiBroker CORBA/IIOP environment. VisiBroker Bridge provides information technology ("IT") organizations that have a strong commitment to Microsoft's standard for object development with a way to access environments where application functionality exists as CORBA objects. Visigenic initially released this product in March 1997.

  Database Access Products

  Through fiscal 1997, revenues derived from the licensing of its database connectivity products based upon the Open Database Connectivity ("ODBC") standard accounted for a significant portion of Visigenic's total revenues. During fiscal 1997 and the first six months of fiscal 1998, Visigenic's revenues from database connectivity products declined each quarter as a percentage of total revenues. As a result, in October 1997, Visigenic announced that, in order to focus its efforts on its business relating to distributed object products, Visigenic would be transitioning out of its business relating to ODBC database access products and would not be further enhancing such products, which included its VisiODBC software developer kits, VisiODBC drivers and VisiChannel for ODBC. As part of this transition, Visigenic and Intersolv entered into an agreement in August 1997 under which Visigenic's customers for these products are being offered a plan to transition to comparable products provided by Intersolv. In the six months ended September 30, 1997, Visigenic's revenues derived from licensing of ODBC-based data connectivity products accounted for less than 10% of total revenues, and Visigenic does not anticipate that it will derive significant revenues from those products in future periods. Despite its decision to transition out of its ODBC-product business, Visigenic remains contractually committed under many of its agreements with customers to provide them with service and support. Visigenic continues to offer VisiChannel for JDBC, its JDBC-based database access product.

  VisiChannel for JDBC. VisiChannel for JDBC simplifies database access from Internet/intranet Java applications to relational DBMSs. VisiChannel for JDBC is the first product that integrates Visigenic's database access and distributed object technologies. Conforming to the JDBC standard, VisiChannel for JDBC uses the IIOP to provide optimized communication between client and server. The thin all-Java VisiChannel for JDBC clients may be deployed on any platform where a Java runtime environment exists. The VisiChannel for JDBC Server, using the ODBC database access standard, accesses data via the appropriate ODBC database driver, either supplied with VisiChannel (Oracle, Sybase, Informix), or by third parties. This allows enterprises to leverage their investment in their existing ODBC database access infrastructure.

  VisiChannel for JDBC is available for Windows NT (Versions 3.51 and 4.0) and Sun Solaris (Version 2.5.1). The VisiChannel for JDBC Client runs on any platform with a Java runtime environment on a Java-enabled Web browser. Visigenic initially released VisiChannel for JDBC in March 1997.

 CUSTOMERS

  Worldwide, Visigenic has sold its products to more than 1,200 customers, including end user IT organizations, ISVs, VARs, and distributors. Most of Visigenic's customers come from the following industries: financial services, telecommunications, network management/systems management, ISVs and VARs. In fiscal 1996, one customer, Platinum technology, accounted for approximately 21% of Visigenic's total revenues. No individual customer accounted for more than 10% of Visigenic's total revenues in fiscal 1997, nor in the six months ended September 30, 1997. A relatively small number of ISV and VAR customers have accounted for a significant percentage of Visigenic's revenues, and Visigenic expects that sales to ISV and VAR customers will continue to represent a significant portion of Visigenic's revenues in future periods. In fiscal 1997 and in the six months ended September 30, 1997, approximately 48% and 39% of Visigenic's total revenues were derived from ten customers.

 SALES AND MARKETING

  Visigenic's sales and marketing objective is to achieve broad market penetration by targeting multiple channels of distribution, including direct sales and telesales, ISVs, VARs, system integrators ("SIs"), and international distributors. Visigenic is actively seeking to increase its base of VARs, ISVs, SIs and international distributors. As of December 31, 1997, Visigenic's sales organization included 52 employees and its marketing organization included 17 employees.

  Visigenic's marketing efforts are directed at building brand name awareness while also highlighting the value of Visigenic's distributed object products. Visigenic's marketing efforts include market research, product planning, creating collateral materials, managing press coverage and other public relations, identifying potential customers, advertising, attending tradeshows, speaking at industry conferences, direct mail campaigns and establishing and maintaining close relationships with recognized industry analysts. Visigenic also maintains a home page on the Internet that is a source of sales leads.

  A significant element of the Company's strategy is to embed its technology in products offered by Visigenic's VAR and ISV customers, such as Borland, Cisco, Compuware, Healtheon, Hewlett-Packard, Informix, Netscape, Novell, Oracle and Sybase, Inc. A relatively small number of VAR and ISV customers have accounted for a significant percentage of Visigenic's total revenues. Visigenic intends to seek similar distribution arrangements with other VARs and ISVs to embed Visigenic's technology in their products and expects that these arrangements will account for a significant portion of Visigenic's revenues in future periods. If Visigenic is unsuccessful in securing license agreements with additional VARs and ISVs on commercially reasonable terms or at all, or if Visigenic's VAR and ISV customers are unsuccessful in selling their products, this would have a material adverse effect on Visigenic's business, results of operations and financial condition.

  Direct Sales/Telesales. Visigenic's direct sales and telesales forces focus on medium to large-sized ISVs, VARs and corporate IT opportunities. To date, the direct sales and telesales forces have been primarily targeting strategic ISVs and VARs to leverage their sales and marketing expertise as well as their position in the market. Visigenic has direct sales offices or personnel in San Mateo, California; Denver, Colorado; Atlanta, Georgia; Chicago, Illinois; Boston, Massachusetts; Dallas, Texas; Reston, Virginia; Paris, France; Frankfurt, Germany; and Freiburg, Germany. Visigenic's telesales organization, based in San Mateo, works jointly with the direct sales force to receive customer orders as well as proactively identify, contact and qualify customer leads.

  Independent Software Vendors. Visigenic has relationships with a number of ISVs to leverage their sales and marketing channels through joint marketing programs and product bundling agreements.

  Value Added Resellers and System Integrators. VARs and SIs customize, configure and install Visigenic's software products and bundle these products with their software solutions and services.

  International Distributors. Visigenic believes that it is important to develop a strong international presence and intends to do business in markets outside of North America principally through distributors. International sales, which include export sales from North America, accounted for 39%, 26%, 23% and 34% of Visigenic's revenues in fiscal 1995, fiscal 1996, fiscal 1997, and the first six months of fiscal 1998, respectively. Visigenic is working with its distributors to develop end user, ISV, VAR and SI relationships in their respective territories. As of December 31, 1997, Visigenic had 22 international distributors. In September 1997, Visigenic entered into a new distributor agreement with Valtech, which thereby became a primary distributor for Visigenic's products in certain European territories. In September 1997, Visigenic acquired Interactive Objects Software GmbH ("iO"), a leading German consulting company that specializes in distributed object computing, which resulted in iO becoming a wholly-owned subsidiary of Visigenic. See Note 3 of Notes to Visigenic Consolidated Financial Statements.

  Visigenic believes that its continued growth will require expansion of its international operations. To successfully expand international sales, Visigenic must establish additional foreign sales offices, hire additional personnel and recruit additional international distributors and resellers. To the extent Visigenic is unable to do so in a timely manner, its growth in international sales, if any, will be limited, and Visigenic's business, results of operations and financial condition could be materially adversely affected.

  There are a number of risks inherent in Visigenic's international business activities, including unexpected changes in regulatory requirements, tariffs and other trade barriers, costs and risks of localizing and internationalizing products for foreign countries, longer accounts receivable payment cycles, potentially adverse tax consequences, repatriation of earnings and the burdens of complying with a wide variety of foreign laws. None of Visigenic's products is currently a "double byte" product, which is required to localize these products in certain non-English character set markets such as Asia. Visigenic believes that it will be required to develop double byte versions of its products and engage in other internationalization and localization activities. There can be no assurance Visigenic will successfully complete these activities in a timely manner. With the exception of sales made by the German subsidiary, all of Visigenic's sales are currently denominated in U.S. dollars and, therefore, increases in the value of the U.S. dollar related to foreign currencies could make Visigenic's products less competitive in foreign markets. In addition, revenue of Visigenic earned in various countries where the company does business may be subject to taxation by more than one jurisdiction, thereby adversely affecting Visigenic's earnings. There can be no assurance that such factors will not have an adverse effect on the revenue from Visigenic's future international sales and, consequently, on Visigenic's financial condition or results of operations.

 PROFESSIONAL SERVICES

  Visigenic believes that a high level of customer service and support is critical to Visigenic's success. In December 1996, Visigenic acquired CustomWare, Inc. ("CustomWare"), a training and consulting firm focused on Java and CORBA technologies. In September 1997, Visigenic acquired iO, a leading German consulting company that specializes in distributed object computing. Visigenic grew its professional service organization from 14 employees at the beginning of fiscal 1997 to 44 employees as of December 31, 1997.

  Visigenic's professional services organization provides product training, various consulting services, and product support. These services are designed to promote the successful development and deployment of distributed business applications built with Visigenic's distributed object and database access products.

  Consulting and Training. Visigenic's consulting services include application design and development, strategy assessments, project mentoring and technology transfer, thereby enabling the customer to choose the level of service that fits its development needs. Visigenic's consultants are experienced in distributed objects and application architecture. Visigenic complements its consulting services with a training curriculum that covers product training and complementary technologies, such as CORBA, Java and JDBC.

  Technical Support and Maintenance. Visigenic offers customer support through telephone, electronic mail and fax. Visigenic provides new software releases, maintenance releases and enhancements under annual support agreements with customers. Maintenance and customer support license fees are not included in software license fees but are purchased separately for an annual fee.

 PRODUCT DEVELOPMENT

  Visigenic believes its future success will depend in large part on its ability to expand the Visigenic product family by enhancing existing products, integrating database access technology with distributed object technology and developing new products to meet a broad range of customer needs. Visigenic's product development organization is responsible for new product and technology development, product testing and user interface development. This organization is working to expand the availability of Visigenic's products on the leading hardware platforms, operating systems, DBMSs, programming languages and networking and communication protocols.

  Since inception, Visigenic has made substantial investments in product development and related activities. Visigenic's products have been developed primarily by Visigenic's internal development staff and, in some instances, with the assistance of external consultants. Certain technologies have been acquired and integrated into Visigenic's products through licensing arrangements. Visigenic expects that most of its new products will be developed internally. However, Visigenic will evaluate on an ongoing basis externally developed technologies and products for integration into its product lines.

  Visigenic expects to enhance its VisiBroker for C++ and VisiBroker for Java products and expand its distributed object product line. Visigenic is developing an object-oriented transaction processing system based on the Object Transaction Service ("OTS") specified by the OMG that enables mission-critical On-line Transaction Process ("OLTP") applications. In addition, Visigenic is jointly developing a product, TP Broker, with Hitachi that is a combination of Visigenic's VisiBroker for C++ product, a transaction interface implementation and OpenTP1, Hitachi's advanced transaction processing engine.

  Visigenic expects that development activities with respect to its database access products will include the enhancement of its VisiChannel for JDBC product. Visigenic announced in October 1997 its decision to transition out of its business relating to ODBC-based database access products. See "-- Products--Database Access Products" above.

  Visigenic also intends to continue to leverage its technologies to provide integrated database capabilities for its VisiBroker product line. VisiChannel for JDBC is the first product that integrates the database access and CORBA/IIOP technologies. Visigenic's VisiBroker products will provide a more complete distributed object solution, addressing both the distributed object and database access requirements of its customer base.

  As of December 31, 1997, there were 58 employees on Visigenic's product development staff. Visigenic's product development expenditures in fiscal 1995, fiscal 1996, fiscal 1997 and for the first six months of fiscal 1998 were $3.2 million, $4.3 million, $9.5 million, and $5.4 million, respectively. Visigenic expects that it will continue to commit substantial resources to product development in the future.

 COMPETITION

  Visigenic's products are targeted at the emerging markets for standards-based distributed object software. The markets for Visigenic's products are intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Visigenic believes that the principal competitive factors in these markets are product quality, performance and price, vendor and product reputation, product architecture and quality of support.

  In the standards-based distributed object market, Visigenic competes principally against Iona Technologies, a public company, Expersoft, a privately held company, and BEA, a public company which recently acquired Digital Equipment Corporation's object request broker. Visigenic's distributed object products also compete against existing or proposed distributed object solutions from hardware vendors such as Hewlett-Packard, IBM, ICL and Sun. In addition, because there are relatively low barriers to entry in the software market and because the Visigenic's products are based on publicly available standards, Visigenic expects to experience additional competition in the future from other established and emerging companies if the market for database access and distributed object software continues to develop and expand. In particular, relational database vendors including Informix, Microsoft, Oracle and Sybase may offer standards-based database access software to their customers, eliminating or reducing demand for the Visigenic's products. Similarly, operating system vendors such as Hewlett-Packard, IBM, Microsoft and Sun may offer standards-based distributed object products bundled with their operating systems. For instance, Microsoft has introduced DCOM, which could reduce or eliminate the need for CORBA-compliant ORBs, such as those offered by Visigenic, for Microsoft operating systems. Many of these current and potential competitors have well-established relationships with current and potential customers of Visigenic and the combined company, have extensive knowledge of the markets serviced by Visigenic, more extensive development, sales and marketing resources and are capable of offering single vendor solutions. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any one of which could materially adversely affect the combined company's business, operating results and financial condition. There can be no assurance that Visigenic will be able to compete successfully against current and future competitors or that competitive pressures will not materially and adversely affect its business, financial condition or results of operations.

 INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

  Visigenic's success is dependent in part upon its proprietary technology. While Visigenic relies on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights, Visigenic believes that factors such as the technical and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable products and product support are more essential to establishing and maintaining a technology leadership position, particularly because Visigenic is supplying standards-based products. Visigenic seeks to protect its software, published data, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Visigenic has granted limited access to its source code to third parties under confidentiality obligations. Despite Visigenic's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of Visigenic's products or to obtain and use information that Visigenic regards as proprietary.

  Policing unauthorized use of Visigenic's products is difficult, and while Visigenic is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect Visigenic's proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that Visigenic's means of protecting its proprietary rights will be adequate or that Visigenic's competitors will not independently develop similar technology. Visigenic distributes its products electronically through the Internet. Distributing Visigenic's products through the Internet makes Visigenic's software more susceptible to unauthorized copying and use. Visigenic has historically allowed and intends to continue to allow customers to electronically download its client and server software. If as a result of changing legal interpretations of liability for unauthorized use of Visigenic's software or otherwise, users were to become less sensitive to avoiding copyright infringement, Visigenic's business, results of operations and financial condition could be materially adversely affected.

  From time to time, Visigenic has received claims that it has infringed third parties' intellectual property rights and there can be no assurance that in the future, third parties will not claim infringement by Visigenic with respect to current or future products. Visigenic expects that software developers will increasingly be subject to infringement claims as the number of products and competitors in Visigenic's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require Visigenic to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to Visigenic or at all, which could have a material adverse effect upon Visigenic's business, results of operations and financial condition.

  In addition, Visigenic relies on certain software that it licenses from third parties, including software that is integrated with internally developed software and used in Visigenic's products to perform key functions. Visigenic has announced its decision to transition out of its business relating to ODBC-based database access products. Visigenic does license the base technology for the VisiODBC SDK products from Microsoft. Visigenic also licenses security technology it currently uses in its VisiBroker SSL product and plans to use in several of its future products from RSA Data Security, Inc. ("RSA") and Talarian SmartSockets from Talarian for inclusion into a version of the VisiChannel product line. Microsoft has the right to terminate its license with Visigenic any time after delivery to Visigenic of the Microsoft SDK for ODBC 3.0, which occurred in December 1996. In addition, in February 1997, Microsoft converted its license to Visigenic from an exclusive to a non-exclusive license. Visigenic's licenses with RSA and Talarian may only be terminated for material breach. Visigenic has entered into a joint technology agreement with JavaSoft, a subsidiary of Sun, that grants Visigenic the right to sublicense JavaSoft's JDBC test suites and ODBC bridge. There can be no assurances that such firms will remain in business, that they will continue to support their technology or that their technology will otherwise continue to be available to Visigenic on commercially reasonable terms. The loss of or inability to maintain any of these software licenses could result in delays or cancellations in product shipments until equivalent software can be identified and licensed or developed and integrated with Visigenic's products. Any such delay or cancellation could materially adversely affect Visigenic's business, results of operations and financial condition.

 EMPLOYEES

  As of December 31, 1997, Visigenic employed 199 full time personnel, including 58 in product development, 44 in professional services, 69 in sales and marketing and 28 in finance and administration.

PROPERTIES

  Visigenic's principal executive offices and product development facilities are located in San Mateo, California and consist of approximately 40,000 square feet under leases that will expire between November 2001 and February 2003. Visigenic has sales offices in Atlanta, Boston, Chicago, Dallas, Denver, New York, and the Washington, D.C. area, Paris, France, and Frankfurt and Freiburg, Germany.

LEGAL PROCEEDINGS

  On April 10, 1997, Western Imaging, Inc. ("Western Imaging") filed a complaint in the U.S. District Court for the Northern District of California against Visigenic and Corel Corporation ("Corel"), a licensee of Visigenic, alleging breach of contract, intentional and negligent misrepresentation, copyright infringement, trademark infringement, misappropriation of trade secrets and other related claims.

  The lawsuit claims that in a May 1994 agreement with Western Imaging, Visigenic sold to Western Imaging all right, title and interest not only to its Lumena product, but also to its Color Tools, Creative License, Oasis and Signature products as well. As a result, Western Imaging asserts that Visigenic breached the terms of the agreement with Western Imaging when, among other things, it licensed Creative License, Color Tools, Oasis and Signature to Corel. Western Imaging is seeking injunctive relief, unspecified damages, impoundment of the disputed software during the pendency of the litigation, and punitive damages.

  Visigenic has not sold or marketed the disputed software products since January 1995. Visigenic does not utilize this technology in any current product offering. Visigenic has agreed to defend Corel pursuant to the terms of its license to Corel. On August 8, 1997, Visigenic and Corel filed an answer to the complaint denying Western Imaging's allegations. Visigenic believes it has meritorious defenses to such claims and intends to defend the litigation vigorously. However, due to the nature of the litigation and because the lawsuit is at an early stage, Visigenic cannot determine the total expense or possible loss, if any, that may ultimately be incurred either in the context of a trial or as a result of a negotiated settlement. Regardless of the ultimate outcome of the litigation, it could result in significant diversion of time by Visigenic's technical and managerial personnel. Because the results of the litigation, including any potential settlement, are uncertain, there can be no assurance that they will not have a material adverse effect on Visigenic's business, operating results and financial condition.

SELECTED FINANCIAL DATA

  The following selected consolidated financial data is qualified by reference to and should be read in conjunction with the Visigenic Consolidated Financial Statements and Notes thereto and the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this Joint Proxy Statement/Prospectus.

                                                               SIX MONTHS ENDED
                                YEAR ENDED MARCH 31,            SEPTEMBER 30,
                          -----------------------------------  -----------------
                          1994(2)  1995(2)   1996      1997      1996     1997
                          -------  -------  -------  --------  --------  -------
                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Total revenue...........  $   575  $ 1,831  $ 6,734  $ 19,601  $  7,810  $11,774
Gross profit............  $    96  $   952  $ 4,866  $ 14,936  $  6,146  $ 7,967
Loss from operations....  $(2,399) $(4,619) $(4,472) $(20,494) $(15,948) $(6,442)
Net loss................  $(2,398) $(4,568) $(4,408) $(20,268) $(15,939) $(6,222)
Net loss per share
 (1)....................                        --   $  (1.58)      --   $  (.43)
Pro forma net loss per
 share (1)..............                    $ (0.39)      --   $  (1.30)     --
Shares used in per share
 calculation (1)........                     11,418    12,807    12,254   14,411
CONSOLIDATED BALANCE
 SHEET DATA:
Cash and cash
 equivalents............  $ 2,979  $   771  $ 2,433  $ 19,679            $17,971
Working capital.........  $ 2,733  $   530  $   712  $ 22,667            $17,662
Total assets............  $ 3,621  $ 2,193  $ 5,109  $ 33,043            $27,909
Stockholders' equity....  $ 3,214  $ 1,221  $ 2,242  $ 26,998            $21,440

--------
(1) See Note 2 of Notes to Visigenic Consolidated Financial Statements for an explanation of the method used to determine the number of shares used to compute per share amounts.
(2) Although the statement of operations of Visigenic for the fiscal year ended March 31, 1994 and the balance sheet of Visigenic as of March 31, 1995 and 1994 were audited, the combined statement of operations for the fiscal year ended March 31, 1994 and the combined balance sheets as of March 31, 1995 and 1994 of Visigenic and iO were not audited.

 SELECTED QUARTERLY RESULTS OF OPERATIONS

  The following tables set forth statements of operations for each of the ten quarters ended September 30, 1997. This quarterly information is unaudited, but has been prepared on the same basis as the annual Consolidated Financial Statements and, in the opinion of Visigenic's management, reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair representation of the information for the periods presented. Such statements of operations should be read in conjunction with Visigenic's audited Consolidated Financial Statements and Notes thereto included elsewhere herein. Operating results for any quarter are not necessarily indicative of results for any future period.

  As adjusted to reflect the pooling of interests of iO:

                                                                QUARTER ENDED
                         -------------------------------------------------------------------------------------------------
                         JUNE 30, SEPT. 30, DEC. 31,  MAR. 31, JUNE 30,  SEPT. 30, DEC. 31,  MAR. 31,  JUNE 30,  SEPT. 30,
                           1995     1995      1995      1996     1996      1996      1996      1997      1997      1997
                         -------- --------- --------  -------- --------  --------- --------  --------  --------  ---------
                                                                (IN THOUSANDS)
Total revenue...........  $1,201   $ 1,591  $ 1,383    $2,559  $  3,404   $ 4,406  $ 5,539   $ 6,252   $ 6,210    $ 5,564
Gross profit............  $  798   $ 1,134  $   862    $2,072  $  2,643   $ 3,503  $ 4,187   $ 4,603   $ 4,463    $ 3,504
Loss from operations....  $ (980)  $(1,020) $(1,748)   $ (724) $(13,674)  $(2,274) $(2,348)  $(2,198)  $(2,699)   $(3,743)
Net loss................  $ (984)  $  (998) $(1,705)   $ (721) $(13,668)  $(2,271) $(2,263)  $(2,066)  $(2,606)   $(3,616)

  As historically presented:

                                                                QUARTER ENDED
                         -------------------------------------------------------------------------------------------------
                         JUNE 30, SEPT. 30, DEC. 31,  MAR. 31, JUNE 30,  SEPT. 30, DEC. 31,  MAR. 31,  JUNE 30,  SEPT. 30,
                           1995     1995      1995      1996     1996      1996      1996      1997      1997      1997
                         -------- --------- --------  -------- --------  --------- --------  --------  --------  ---------
                                                                (IN THOUSANDS)
Total revenue...........  $ 911    $ 1,301  $ 1,093    $2,270  $  2,961   $ 3,822  $ 4,751   $ 5,484   $ 5,560    $ 4,824
Gross profit............  $ 722    $ 1,059  $   786    $1,997  $  2,528   $ 3,290  $ 3,887   $ 4,353   $ 4,129    $ 3,099
Loss from operations....  $(978)   $(1,019) $(1,746)   $ (721) $(13,665)  $(2,345) $(2,451)  $(2,220)  $(2,736)   $(3,852)
Net loss................  $(977)   $  (991) $(1,698)   $ (713) $(13,659)  $(2,303) $(2,309)  $(2,059)  $(2,643)   $(3,670)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following Management's Discussion and Analysis of Financial Condition and Results of Operations section contains forward-looking statements which involve risks and uncertainties. Visigenic's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the additional factors set forth under "Risk Factors" and elsewhere in this Joint Proxy Statement/Prospectus.

  This discussion and analysis should be read in conjunction with the Visigenic Consolidated Financial Statements and Notes thereto included elsewhere in this Joint Proxy Statement/Prospectus for the fiscal year ended March 31, 1997.

 OVERVIEW

  Visigenic commenced operations in February 1993 and was engaged principally in product and market research and product development until the launch of its initial products in November 1994. Visigenic first recognized material revenue in the fourth quarter of fiscal 1995. In May 1996, Visigenic acquired PostModern Computing Technologies Inc. ("PostModern"), a supplier of distributed object technology, and began selling VisiBroker for C++ and VisiBroker for Java, distributed object products based on technology acquired from PostModern. On September 5, 1997 Visigenic acquired Interactive Objects Software GmbH ("iO"), a leading German consulting company that specializes in distributed object computing, which resulted in iO becoming a wholly-owned subsidiary of Visigenic. See Note 3 of Notes to Visigenic Consolidated Financial Statements.

  Through fiscal year 1997, revenues derived from the licensing of its database connectivity products based upon the Open Database Connectivity ("ODBC") standard accounted for a significant portion of Visigenic's total revenues. During fiscal 1997 and the first six months of fiscal 1998, Visigenic's revenues from database connectivity products declined each quarter as a percentage of overall revenues. As a result, in October 1997, Visigenic announced that, in order to focus its efforts on its business relating to distributed object products, Visigenic would be transitioning out of its business relating to ODBC database access products and would not be further enhancing such products, which included its VisiODBC software developer kits, VisiODBC drivers and VisiChannel for ODBC products. As part of this transition, Visigenic and Intersolv entered into an agreement in August 1997 under which Visigenic's customers for these products are being offered a plan to transition to comparable products provided by Intersolv. In the quarter ended September 30, 1997, Visigenic's revenues derived from licensing of ODBC-based data connectivity products accounted for less than 10% of revenues, and Visigenic does not anticipate that it will derive significant revenues from those products in future periods. Despite its decision to transition out of its ODBC-product business, Visigenic remains contractually committed under many of its agreements with customers to provide them with service and support. Visigenic continues to offer VisiChannel for JDBC, its JDBC-based data base access product.

  Visigenic's revenues are derived from license fees from licensing its products, royalties from VARs, ISVs and distributors, and fees for services related to its products, including software maintenance, development contracts, consulting and training. License fees for Visigenic's products vary according to the specific products licensed. Terms and conditions of individual license transactions, including prices and discounts, are often highly negotiated based on volumes and commitments and vary considerably from customer to customer. Certain of Visigenic's license arrangements with VARs and ISVs provide for sublicense fees payable to Visigenic based on a percent of the VAR's or ISV's net revenue. Certain of Visigenic's license arrangements with VARs and ISVs provide for fixed fees for the right to make and distribute an unlimited number of copies of Visigenic's product for a specified period of time. Service revenues are primarily attributable to consulting services performed by iO maintenance and other revenue, including training and consulting revenue and engineering development fees. Prior to the acquisition of PostModern, Visigenic's revenues were attributable to non-recurring license fees for its database access products, particularly its VisiODBC product line, and fees from related services. Since the acquisition of PostModern, Visigenic's revenues have been attributable to non-recurring license fees for both its database access and its distributed object products and fees from related services. Given its election to transition out of its business relating to ODBC-based database access products, Visigenic expects that its distributed object products will account for substantially all of its license revenues for the foreseeable future. Factors adversely affecting the pricing of or demand for its products could have a material adverse effect on Visigenic's business, results of operations and financial condition.

  Visigenic generally recognizes revenues from license and pre-paid royalty fees upon delivery of software products if there are no significant post-delivery obligations, if collection is probable and if the license agreement requires payment within 90 days. If significant post-delivery obligations exist or if a product is subject to customer acceptance, revenues are deferred until no significant obligations remain or acceptance has occurred. Royalty revenues (other than from pre-paid royalties) are recognized when it is reported by VARs, ISVs and distributors. Maintenance revenues from ongoing customer support and product upgrades are recognized ratably over the term of the applicable maintenance period, which is typically twelve months. Consulting and training revenues are generally recognized as services are performed over the term of the agreement. If maintenance revenues are included in a license agreement, such amount is unbundled from the license fee at its fair market value. Revenues from engineering development work is generally recognized on a percentage of completion basis. If a transaction includes both license and service elements, license fee revenues are recognized upon shipment of the software, provided services do not include significant customization or modification of the base product and payment terms are not subject to acceptance criteria. In cases where license fee payments are contingent upon the acceptance of services, revenues from both the license and service elements are deferred until the acceptance criteria are met. See Note 2 of Notes to Visigenic Consolidated Financial Statements.

  Visigenic licenses its products to VARs and ISVs, who include Visigenic's products in their own products, and to end users, who deploy Visigenic's products in their own computing environments. A substantial portion of Visigenic's license revenues to date are attributable to licenses to VARs and ISVs. A relatively small number of VAR and ISV customers have accounted for a significant percentage of Visigenic's license revenues. For fiscal 1996, licenses to Visigenic's ten largest customers accounted for approximately 65% of Visigenic's total revenues and licenses to one customer, Platinum technology, accounted for approximately 21% of Visigenic's total revenues. For fiscal 1997, licenses to Visigenic's ten largest customers accounted for approximately 48% of Visigenic's total revenues and no customer accounted for greater than 10% of Visigenic's total revenues. For the first six months of fiscal 1998, licenses to Visigenic's ten largest customers accounted for approximately 39% of Visigenic's total revenues. Visigenic expects licenses to end user customers to increase, yet a limited number of VAR and ISV customers will continue to account for a significant percentage of revenue for the foreseeable future.

  The sales cycles associated with the license of Visigenic's products are often lengthy (typically ranging from six to twelve months) and are subject to a number of significant delays over which Visigenic has little or no control. In some cases, the license of Visigenic's software products is an enterprise-wide decision by prospective end user customers or a product strategy decision by VARs and ISVs. Generally, Visigenic must provide a significant amount of information to prospective customers regarding the use and benefits of Visigenic's products as part of its sales efforts. In addition, the implementation of some of Visigenic's products involves a significant commitment of resources by prospective customers and may require substantial reengineering of customers' computing environments. The cost to the customer of Visigenic's product is typically only a portion of the related hardware, software, development, training and integration costs of implementing a large scale system. Given these factors and Visigenic's expected continued dependence on a limited number of customers for a substantial part of its license revenues, the loss of a major customer or any reduction or delay in sales to or implementations by such customers could have a material adverse effect on Visigenic's business, results of operations and financial condition.

  Visigenic markets its products in North America through its direct sales and telesales organizations and through VARs and ISVs. Throughout the rest of the world, Visigenic markets its products through distributors, VARs, ISVs and direct sales in western Europe. International revenues, which include export sales from North America, accounted for approximately 26% of total revenue in fiscal 1996, approximately 23% of total revenues in fiscal 1997 and approximately 34% of total revenues for the six months ended September 30, 1997. In September 1997, Visigenic entered into a new distributor agreement with Valtech, which thereby became a primary distributor for Visigenic's products in certain European territories. In September 1997, Visigenic also acquired iO, a leading German consulting company that specializes in distributed object computing, which resulted in iO becoming a wholly-owned subsidiary of Visigenic. See Note 3 of Notes to Visigenic Consolidated Financial Statements. Visigenic intends to increase its international sales force and focus on establishing additional international distributor, VAR and ISV relationships. Visigenic expects that international revenue will account for an increasing portion of total revenues in the future. As a result, failure to manage international sales appropriately could have a material adverse effect on Visigenic's business, results of operations and financial condition.

  Visigenic's quarterly operating results have varied significantly in the past, and its results are likely to vary significantly from time to time in the future. In addition, Visigenic's limited operating history makes the prediction of future operating results difficult. Visigenic expects that prior growth rates of Visigenic's software products revenues will not be sustainable in the future. Visigenic's future operating results will depend on many factors, including the size, timing and terms and conditions of individual license transactions; the relatively long sales and implementation cycles for Visigenic's products; the delay or deferral of customer implementations (some of which could result in connection with the Merger announcement); changes in Visigenic's operating expenses; the ability of Visigenic to develop and market new products and control costs; market acceptance of new products; timing of introduction or enhancement of products by Visigenic or its competitors; the level of product and price competition; the ability of Visigenic to expand its direct sales and telesales force, its indirect distribution channels and its customer support capabilities; activities of and acquisitions by competitors; changes in database access and distributed object software, database technology and industry standards; changes in the mix of products and services sold; changes in the mix of channels through which products and services are sold;

levels of international sales; personnel changes and difficulties in attracting and retaining qualified sales, marketing and technical personnel; changes in customers' budgeting cycles; foreign currency exchange rates; quality control of products sold; and general economic conditions. Visigenic has not been profitable to date and Visigenic currently anticipates that it will operate at a loss through at least the middle of 1998. There can be no assurance that any of Visigenic's business or strategies will be successful or that Visigenic will be able to achieve or sustain profitability on a quarterly or annual basis.

  In fiscal 1995 and fiscal 1996, Visigenic's consulting services, maintenance and other revenues consisted primarily of maintenance and consulting directly related to license sales and development fees. In fiscal 1997, Visigenic began making a significant investment in a professional services organization and a growing portion of its service and other revenues consisted of consulting and training revenues. In fiscal 1998, Visigenic continued to build its professional services organization, principally through its acquisition of iO effective September 5, 1997. This acquisition resulted in iO becoming a wholly-owned subsidiary of Visigenic. The acquisition was accounted for as a pooling of interests. Accordingly, Visigenic's consolidated financial statements for all periods presented have been restated to include the financial statements of iO.

  Visigenic's VAR and ISV sales generally reflect a relatively high amount of revenues per order. The loss or delay of individual orders, therefore, can have a significant impact on the revenue and quarterly results of Visigenic. Because Visigenic's operating expenses are relatively fixed, a delay in the recognition of revenue from a limited number of license transactions could cause significant variations in operating results from quarter to quarter and could result in significant losses. To the extent such expenses precede, or are not subsequently followed by, increased revenues, Visigenic's operating results would be materially adversely affected. As a result of these and other factors, revenues for any quarter is subject to significant variation, and Visigenic believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. It is likely that in some future quarter Visigenic's operating results will be below the expectations of market analysts and investors. In such event, the price of Visigenic Common Stock would likely be materially adversely affected.

  Visigenic acquired PostModern effective May 31, 1996 and CustomWare effective December 3, 1996. The acquisitions of PostModern and CustomWare were accounted for as a purchase in the quarter ended June 30, 1996 and the quarter ended December 31, 1996, respectively. See "--Purchased In Process Product Development and Amortization." PostModern's and CustomWare's financial results prior to the effective date of their respective acquisitions are not included in Visigenic's financial results presented herein.

  Visigenic first recognized material revenues in the fourth quarter of fiscal 1995 after Visigenic shipped version 1.0 of its VisiODBC product line. During fiscal 1997 and the first six months of fiscal 1998, Visigenic's revenues from database connectivity products declined each quarter as a percentage of overall revenues. As a result, in October 1997, Visigenic announced that, in order to focus its efforts on its business relating to distributed object products, Visigenic would be transitioning out of its business relating to ODBC database access products and would not be further enhancing such products, which included its VisiODBC software developer kits, VisiODBC drivers and VisiChannel for ODBC products. As a result, Visigenic believes that period-to-period comparisons of annual operating results are less meaningful than an analysis of recent quarterly results. The following table sets forth for the periods indicated the percentage of total revenues represented by certain line items from Visigenic's Consolidated Statements of Operations.

                                                                SIX MONTHS
                                                               ENDED SEPT.
                                   YEAR ENDED MARCH 31,          30, 1997
                                  --------------------------   --------------
                                   1995      1996     1997      1996    1997
                                  -------   ------   -------   ------   -----
Revenue:
  Software products..............    50.0%    73.9%     78.3%    79.0%   68.7%
  Consulting services,
   maintenance and other.........    50.0     26.1      21.7     21.0    31.3
                                  -------   ------   -------   ------   -----
    Total revenue................   100.0    100.0     100.0    100.0   100.0
                                  -------   ------   -------   ------   -----
Cost of revenue:
  Software products..............     2.6      9.1       6.8      6.8     8.7
  Consulting services,
   maintenance and other.........    45.4     18.6      17.0     14.5    23.6
                                  -------   ------   -------   ------   -----
    Total cost of revenue........    48.0     27.7      23.8     21.3    32.3
                                  -------   ------   -------   ------   -----
Gross profit.....................    52.0     72.3      76.2     78.7    67.7
                                  -------   ------   -------   ------   -----
Operating expenses:
  Product development............   172.6     64.6      48.5     53.0    45.7
  Sales and marketing............    84.1     51.8      51.3     59.0    52.3
  General and administrative.....    47.6     22.3      14.5     14.9    19.1
  Purchased in process product
   development...................     --       --       63.1    153.8     --
  Amortization of excess of
   purchase price over net assets
   acquired......................     --       --        3.4      2.2     5.2
                                  -------   ------   -------   ------   -----
    Total operating expenses.....   304.3    138.7     180.8    282.9   122.3
                                  -------   ------   -------   ------   -----
Loss from operations.............  (252.3)   (66.4)   (104.6)  (204.2)  (54.6)
Interest and other income, net...     2.8      1.0       1.2      0.4     3.7
                                  -------   ------   -------   ------   -----
Loss before provision for income
 taxes...........................  (249.5)   (65.4)   (103.4)  (203.6)  (50.9)
Provision for income tax.........     --       0.1       --       0.5     1.9
                                  -------   ------   -------   ------   -----
Net loss.........................  (249.5)%  (65.5)%  (103.4)% (204.1)% (52.8)%
                                  =======   ======   =======   ======   =====

 RECENT DEVELOPMENTS

  Visigenic's revenue for the third quarter of fiscal 1998, ended December 31, 1997, was $6.7 million, representing a 21% increase over revenue of $5.5 million recorded during the comparable period of fiscal 1997. The third quarter net loss was $2.1 million, compared to a net loss of $2.3 million for the same quarter of the prior year.

  Software license revenue from VisiBroker products increased approximately 95% in the third quarter of fiscal 1998 when compared to the third quarter of fiscal 1997. Total software license revenue decreased 4.9% in comparison with the third quarter of fiscal 1997 due primarily to Visigenic's previously announced discontinuance of its ODBC-based database access product line. Revenue from consulting services, maintenance and other increased 146% over the comparable period of the prior year and accounted for 34% of total revenue for the third quarter of fiscal 1998.

  For the nine months ended December 31, 1997, Visigenic's revenue increased 38% to $18.5 million from $13.3 million in the comparable period of the prior year. The net loss for the first nine months of fiscal 1998 was $8.3 million, compared to a net loss of $18.2 million for the first nine months of fiscal 1997.

 SIX MONTHS ENDED SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996

 Revenue

  For the six months ended September 30, 1997, Visigenic's revenue grew 51% to $11.8 million from $7.8 million reported for the comparable period of the prior fiscal year.

  Software Products. Revenues from software licenses increased during the six month period ended September 30, 1997 over the comparable period of fiscal 1997 primarily due to an increased volume of licensing of Visigenic's products, resulting from the expansion of Visigenic's direct sales and telesales organizations. However the average transaction size declined from the first half of fiscal 1997 to the same period in fiscal 1998, mainly due to the transition of Visigenic's sales and marketing strategy to grow the end-user business.

  License revenues for the first six months of fiscal 1998 was adversely impacted by a one-time charge of $753,000 for certain client-side ODBC driver products and a discontinued version of VisiChannel based on SmartSockets(TM) middleware, which Platinum technology returned. Platinum technology remains a customer of Visigenic's distributed object technology and a stockholder of the Visigenic. On October 21, 1997, Visigenic announced that in order to focus its efforts on the increasing demand for it's ORB technology, it would not be further enhancing its ODBC data access products, which include VisiODBC SDKs, VisiODBC Drivers and VisiChannel for ODBC.

  Consulting Services, Maintenance and Other. Consulting, maintenance and other revenues increased 124% in the first six months of fiscal 1998 over the comparable period of the prior year and accounted for 31.3% and 21.0% of total revenues for the first six months of fiscal 1998 and fiscal 1997, respectively. The increase in revenues was primarily due to the greater licensing of products to customers under agreements with maintenance components and growth in training and consulting activities including the results from the acquisition of iO in September 1997. See Note 3 of Notes to Visigenic Consolidated Financial Statements.

 Cost of Revenue

  Software Products. Cost of software license revenues includes product packaging, documentation, production and shipping. Cost of software license revenues increased from $531,000 for the six months ended September 30, 1996 to $1,030,000 for the six months ended September 30, 1997. The increases resulted from increased volume of licensing of Visigenic's products as well as additional technology and products licensed from third parties for inclusion in Visigenic's product line.

  Consulting Services, Maintenance and Other. Cost of consulting, maintenance and other revenues consists primarily of personnel and personnel-related overhead allocation, facility and systems costs incurred in providing consulting, training, customer support and engineering development services. Cost of consulting, maintenance and other revenues increased from $1.1 million for the six months ended September 30, 1996 to $2.8 million for the six months ended September 30, 1997. These increases reflect the effect of fixed costs resulting from Visigenic's investment during the first half of fiscal 1998 in a larger professional services organization, including the acquisition of iO in Germany which was accounted for as a pooling of interests. See Note 3 of Notes to Visigenic Consolidated Financial Statements. Visigenic intends to continue investing resources in its professional services organization.

 Operating Expenses

  Product Development. Product development expenses include expenses associated with the development of new products, enhancements of existing products and quality assurance activities, and consist primarily of employee salaries, personnel-related overhead allocation, benefits, consulting costs, the cost of technology licensed from other software companies and the cost of software development tools. Product development expenses increased by 30% from $4.1 million for the six months ended September 30, 1996 to $5.4 million for the six months ended September 30, 1997. The increase in the dollar amount of product development expenses was primarily attributable to costs of additional personnel and full-time contractors in Visigenic's product development operations and, to a lesser extent, the licensing of technology from third parties which has been or will be incorporated into Visigenic's products.

  In accordance with Statement of Financial Accounting Standards No. 86, the Company has charged all software development costs to product development expense as incurred because expenditures which were eligible for capitalization were insignificant.

  Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions and bonuses earned by sales and marketing personnel, personnel-related overhead allocation, field office rent and related expenses, travel and entertainment, advertising and promotional expenses. Sales and marketing expenses increased by 34% from $4.6 million for the six months ended September 30, 1996 to $6.2 million for the six months ended September 30, 1997. The increase in sales and marketing expenditures reflects primarily the hiring of additional sales and marketing personnel, costs associated with expanded advertising and promotional activities, increased sales commissions and increased costs associated with field sales offices. Visigenic expects that sales and marketing expenses will continue to increase in absolute dollar amounts as Visigenic continues to expand its sales and marketing efforts domestically, establishes additional sales offices internationally and increases advertising and promotional activities.

  General and Administrative. General and administrative expenses consist primarily of salaries and occupancy costs for administrative, executive, information technology and finance personnel and personnel related overhead allocation. General and administrative expenses increased by 94% from $1.2 million for the six months ended September 30, 1996 to $2.3 million for the six months ended September 30, 1997. The increase in general and administrative expenses was primarily due to increased staffing and associated expenses necessary to manage and support Visigenic's increased scale of operations, costs associated with the merger of iO and an increase in reserves associated with Visigenic's decision to discontinue enhancement of the ODBC data access product line.

  Purchased In Process Product Development and Amortization. In May 1996, Visigenic completed the acquisition of PostModern which was accounted for as a purchase in the quarter ended June 30, 1996. In December 1996, Visigenic completed the acquisition of CustomWare which was accounted for as a purchase in the quarter ended December 31, 1996. In connection with the acquisition of PostModern, Visigenic recorded a write-off in the quarter ended June 30, 1996 of approximately $12.0 million related to in process product development which had not reached technological feasibility and, in the opinion of management, had no alternative future use. The remaining excess of purchase price over net assets acquired of approximately $1.1 million will be amortized over two years. In connection with the acquisition of CustomWare, Visigenic recorded a write-off in the quarter ended December 31, 1996 of approximately $350,000 related to in process product development which had not reached technological feasibility and, in the opinion of management, had no alternative future use. The remaining excess of purchase price over net assets acquired of approximately $700,000 will be amortized over one year.

 Provision for Taxes

  Provision for taxes consists of foreign withholding taxes on sales to customers in Japan and German income taxes related to the operations of iO. See Note 3 of Notes to Visigenic Consolidated Financial Statements.

 Fiscal Years Ended March 31, 1997, 1996 and 1995

 Revenue

  Software Products. Revenues from software products were $915,000, $4,974,000, and $15,347,000 in fiscal 1995, 1996, and 1997, respectively, representing increases of 444% from fiscal 1995 to fiscal 1996 and 209% from fiscal 1996 to fiscal 1997. The revenue increase from fiscal 1995 to fiscal 1996 was primarily due to an increased volume of licensing of Visigenic's database access products, resulting from an increase in the number of products offered and the expansion of Visigenic's direct sales and telesales organizations. The revenue increase from fiscal 1996 to fiscal 1997 was primarily due to the increased volume of licensing of distributed object products, resulting from the acquisition of PostModern, and Visigenic's database access products.

  Consulting Services, Maintenance and Other. Revenues from consulting services, maintenance and other were $916,000, $1,760,000, and $4,254,000 in fiscal 1995, 1996, and 1997, respectively, representing increases of 92% from fiscal 1995 to fiscal 1996 and 142% from fiscal 1996 to fiscal 1997. The revenue increases from fiscal 1995 to fiscal 1996 and from fiscal 1996 to fiscal 1997 were due to the greater licensing of products to customers under agreements with a maintenance component, growth in Visigenic's installed base, and growth in training, consulting and development activities including the results from the acquisition of iO in September 1997. See Note 3 of Notes to Visigenic Consolidated Financial Statements.

 Cost of Revenue

  Software Products. Cost of software products revenues was $48,000, $615,000, and $1,334,000 in fiscal 1995, 1996, and 1997, respectively. The increase resulted from increased volume of licensing of Visigenic's products and royalties paid by iO for redistribution of product.

  Consulting Services, Maintenance and Other. Cost of consulting services, maintenance and other revenues was $831,000, $1,253,000, and $3,331,000 in fiscal 1995, 1996, and 1997, respectively. The increase between fiscal 1996 and fiscal 1997 reflects the effect of fixed costs resulting from Visigenic's investment during fiscal 1997 in a larger professional services organization including the affect of the acquisition of iO in September 1997. See Note 3 of Notes to Visigenic Consolidated Financial Statements. Visigenic intends to continue investing resources in its professional services organization and anticipates that the cost of consulting service, maintenance and other revenue may exceed consulting service, maintenance and other revenue in future periods.

 Operating Expenses

  Product Development. Product development expenses were $3,160,000, $4,348,000, and $9,497,000 in fiscal 1995, 1996, and 1997, respectively, representing increases of 38% from fiscal 1995 to fiscal 1996 and 118% from fiscal 1996 to fiscal 1997. The increases in the dollar amount of product development expenses were primarily attributable to costs of additional personnel, including the engineering personnel from PostModern beginning in June 1996, and full-time contractors in Visigenic's product development operations and, to a lesser extent, the licensing of existing technology from third parties which has been or will be incorporated into Visigenic's products. Of the product development costs, approximately $1.2 million in fiscal 1995 consisted of expenses for the development of a product Visigenic later chose not to introduce commercially. There can be no assurance that Visigenic will not devote significant resources in the future to develop and market other products that Visigenic may choose not to introduce commercially. Visigenic anticipates that it will continue to devote substantial resources to product development, including acquiring or licensing technology from others, in order to introduce new products, enhance existing products or accelerate its time to market.

  In accordance with Statement of Financial Accounting Standards No. 86, Visigenic has charged all software development costs to product development expense as incurred because expenditures which were eligible for capitalization in prior periods were insignificant.

  Sales and Marketing. Sales and marketing expenses were $1,539,000, $3,485,000, and $10,061,000 in fiscal 1995, 1996, and 1997, respectively, representing increases of 126% from fiscal 1995 to fiscal 1996 and 189% from fiscal 1996 to fiscal 1997. The increases in sales and marketing expenditures reflect primarily the hiring of additional sales and marketing personnel, costs associated with expanded advertising and promotional activities, increased sales commissions and increased costs associated with field sales offices. Of the sales and marketing costs, approximately $900,000 in fiscal 1995 consisted of expenses relating to a product Visigenic later chose not to introduce commercially, none of which expenses was of a recurring nature. Visigenic expects that sales and marketing expenses will continue to increase in absolute dollar amount as Visigenic continues to expand its sales and marketing efforts domestically and internationally, establishes additional sales offices and increases advertising and promotional activities.

  General and Administrative. General and administrative expenses were $872,000, $1,505,000, and $2,841,000 in fiscal 1995, 1996, and 1997, respectively, representing increases of 73% from fiscal 1995 to fiscal 1996 and 89% from fiscal 1996 to fiscal 1997. The increases in the absolute dollar amounts of general and administrative expenses were primarily due to increased staffing and associated expenses necessary to manage and support Visigenic's increased scale of operations and, since August 1996, expenses associated with being a public company. Visigenic believes that the absolute dollar amount of its general and administrative expenses will continue to increase as a result of the anticipated expansion of Visigenic's administrative staff to support growing operations.

 Purchased in Process Product Development and Amortization

  In May 1996, Visigenic completed the acquisition of PostModern which was accounted for as a purchase and, in December 1996, Visigenic completed the acquisition of CustomWare which was accounted for as a purchase. In connection with the acquisition of PostModern, Visigenic recorded a write-off of approximately $12.0 million related to in process product development which had not reached technological feasibility and, in the opinion of management, had no alternative future use. In connection with the acquisition of CustomWare, Visigenic recorded a write-off of approximately $350,000 related to in process product development which had not reached technological feasibility and, in the opinion of management, had no alternative future use.

 Interest And Other Income, Net

  Interest and other income, net, is comprised primarily of interest income earned on Visigenic's cash and cash equivalents. Interest and other income, net, was $94,000, $85,000, and $351,000 in fiscal 1995, 1996, and 1997, respectively. The increase of 313% from fiscal 1996 to fiscal 1997 was primarily due to the cash received from Visigenic's initial public offering, completed August 8, 1996, and Visigenic's secondary offering, completed February 12, 1997.

 Provision for Income Taxes

  The provision for taxes for 1995, 1996 and 1997 consists of foreign withholding taxes on sales to customers in Japan and German income taxes related to the operations of iO. See Notes 3 and 9 of Notes to Visigenic Consolidated Financial Statements.

  As of March 31, 1997, Visigenic had Federal and state net operating loss carryforwards of approximately $17.2 million and $1.4 million, respectively, which expire at various dates through 2012. In addition, as of March 31, 1997, Visigenic had general business credit carryforwards of approximately $981,000, which expire at various dates through 2012. Utilization of the net operating loss and business credit carryforwards may be subject to an annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. See Note 9 of Notes to Visigenic Consolidated Financial Statements.

 Liquidity and Capital Resources

  Visigenic's principal sources of liquidity as of September 30, 1997 include cash and cash equivalents of $18.0 million, a $5.0 million revolving line of credit which expires on July 14, 1998, and a $2.0 million equipment term loan with a draw down period ending April 15, 1998 with equipment borrowings to be amortized over thirty-six months thereafter. Advances under the revolving line of credit and term loan bear interest at the bank's prime lending rate (8.5% at September 30, 1997). Line of credit advances are limited to 80% of eligible accounts receivable. All advances are secured by substantially all of the assets and contractual rights of Visigenic. Both the line of credit and the equipment term loan contain certain financial restrictions and covenants when borrowings are outstanding. As of September 30, 1997, Visigenic was in compliance with these financial restrictions and covenants. There were no borrowings outstanding under the line of credit or equipment term loan as of September 30, 1997. See Note 4 of Notes to Visigenic Consolidated Financial Statements.

  Visigenic's operating activities used cash of $4.4 million in fiscal 1995, $2.6 million in fiscal 1996 and $11.6 million in fiscal 1997. The decline in net cash used in operations in fiscal 1996 as compared with fiscal 1995 was primarily due to an increase in accounts payable, accrued liabilities and deferred revenue. The increased use of cash in fiscal 1997 was primarily due to investments in Visigenic's infrastructure and product development as well as an increase in accounts receivable. The increase in accounts receivable was primarily due to an increase in revenues in fiscal 1997.

  Visigenic used $389,000, $1.2 million and $4.3 million of net cash during fiscal 1995, fiscal 1996 and fiscal 1997, respectively, for investing activities, due primarily to purchases of property and equipment. In fiscal 1997, $1.9 million of cash, net of cash acquired, was used for the acquisition of PostModern and CustomWare. Financing activities provided $2.6 million, $5.4 million and $33.1 million of net cash during fiscal 1995, fiscal 1996 and fiscal 1997, respectively, due to the issuance of Preferred and Common Stock and convertible notes and debt financing.

  Deferred revenue consists primarily of the unrecognized portion of revenue under maintenance and support contracts (which revenue is deferred and recognized ratably over the term of such contracts) and advance payment of software development fees and software license fees. Capital expenditures were primarily for computers, furniture and equipment. Visigenic expects that its capital expenditures will increase as its employee base grows. As of September 30, 1997, Visigenic did not have any material commitments for capital expenditures.

  Visigenic believes that its existing sources of liquidity and cash generated from operations will satisfy Visigenic's projected working capital and other cash requirements for at least the next twelve months. Although operating activities may provide cash in certain periods, to the extent Visigenic experiences growth in the future, Visigenic anticipates that its operating and investing activities will use cash. Any such future growth and any acquisitions of other technologies, products or companies may require Visigenic to obtain additional equity or debt financing, which may not be available or may be dilutive. If adequate funds are not available to satisfy either short or long-term capital requirements, Visigenic may be required to limit its operations significantly.

MANAGEMENT

  The executive officers of Visigenic and their ages as January 23, 1998 are as follows:

NAME                            AGE                  POSITION
----                            ---                  --------
Roger J. Sippl.................  42 Chairman of the Board of Directors, Chief
                                    Executive Officer and acting-Vice
                                    President, Engineering
Mark D. Hanson.................  37 President and Chief Operating Officer
Jens Christensen, Ph.D.........  34 Vice President, Advanced Systems, Chief
                                    Technical Officer and Director
Kevin C. Eichler...............  38 Vice President, Operations, Chief Financial
                                    Officer, Treasurer and Secretary
J. Scott Chalmers..............  53 Vice President, Worldwide Sales
Robert J. Macdonald............  41 Vice President, Marketing
Robert Perreault...............  40 Vice President, Professional Services
Therese H. Langlais............  39 Vice President, Business Development

  Roger J. Sippl is the founder of Visigenic and has served as a director and Chief Executive Officer since February 1993. Mr. Sippl is a co-founder of The Vantive Corporation, a customer interaction applications software company ("Vantive") and has served as its Chairman of the Board since December 1996. Mr. Sippl served as a director of Vantive since December 1990. Prior to his relationship with Vantive, Mr. Sippl founded Informix Software, a database software company ("Informix"), in 1980 and served as that company's President and Chief Executive Officer until 1989, and its Chairman of the Board until December 1992.

  Mark D. Hanson has served as President and Chief Operating Officer of Visigenic since January 1995. Mr. Hanson served as Vice President, Worldwide Sales from June 1994 when he joined Visigenic until his appointment as President and Chief Operating Officer. From July 1992 to March 1994, Mr. Hanson was Vice President of Channel Sales of Sybase, a database software company, and Vice President, International Sales of Gain Technology ("Gain"), a software company, before the acquisition of Gain by Sybase. From January 1991 to June 1992, Mr. Hanson served as Vice President, Worldwide Sales and Support for Macromedia, a supplier of PC multimedia software and services. Prior to that time, Mr. Hanson was employed as Vice President at Informix from 1984 to January 1991, most recently as Vice President, Americas Sales.

  Jens Christensen has served as Vice President, Advanced Systems, Chief Technical Officer and a director of Visigenic since May 1996. From October 1991 to May 1996, Dr. Christensen served as President and Chief Executive Officer of PostModern Computing Technologies Inc., a software company he co-founded in 1991. Dr. Christensen holds a Ph.D. in computer science from Stanford University.

  Kevin C. Eichler has served as Vice President, Operations, Chief Financial Officer, Treasurer and Secretary of Visigenic since July 1996. From July 1995 to July 1996, Mr. Eichler served as Executive Vice President, Finance, and Chief Financial Officer for National Insurance Group, a financial services and related technology solution provider. From January 1991 to June 1995, Mr. Eichler served as Executive Vice President, Finance and Chief Financial Officer for Mortgage Quality Management, Inc., a national provider of quality control services and technologies to residential mortgage lenders. From January 1990 to January 1991, Mr. Eichler served as Tax Manager, Corporate Finance for NeXT Software, Inc., a software company. From May 1988 to January 1990, Mr. Eichler served as Domestic Tax Manager for Microsoft, a software company.

  J. Scott Chalmers has served as Vice President, Worldwide Sales of Visigenic since October 1996. Prior to joining Visigenic, Mr. Chalmers was employed for six years at Informix, where he held various positions, the most recent being Vice President of U.S. Sales. Mr. Chalmers has had 25 years experience in senior sales and management positions at such companies as Cullinet, AT&T Information Systems and IBM.

  Robert J. Macdonald has served as Vice President, Marketing of Visigenic since September 1996. Prior to that, Mr. Macdonald was employed for over 10 years at Informix where he held various positions, the most recent being Vice President, Corporate Marketing.

  Robert Perreault has served as Vice President, Professional Services of Visigenic since September 1996. Mr. Perreault served as Vice-President of Research and Development from September 1995, when he joined Visigenic, until his appointment as Vice-President, Professional Services. From May 1994 to September 1995, Mr. Perreault served as Vice President of Client/Server Technology at Compuware Corporation, a software company. From September 1993 to May 1994, he served as Vice President of Database and Connectivity Products at Uniface Corporation, a software company which merged with Compuware Corporation in May 1994. In 1993, Mr. Perreault co-founded and served as President of Data Accessibility Solutions, Inc., a consulting company which merged with Visigenic in May 1996. Mr. Perreault co-founded and served as Vice President of U.S. Operations for RIAL, Inc., a consulting company, from September 1991 to August 1993.

  Therese H. Langlais has served as Vice President, Business Development since September 1996. Ms. Langlais served as Vice President of Marketing from November 1993 until her appointment as Vice President, Business Development and as Director of Marketing from April 1993 to November 1993. Prior to joining Visigenic, Ms. Langlais was employed for nine years at Informix, where she held various positions, the most recent being Director of Strategic Projects.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL
OWNERS

  The following table sets forth information, for each person known by Visigenic to be the beneficial owner of more than 5% of Visigenic Common Stock, each director of Visigenic, each current executive officer of Visigenic and all current executive officers and directors of Visigenic as a group, (i) the total number of shares of Visigenic Stock owned as of January 11, 1998,
(ii) the percent of Visigenic Stock so owned as of that date, (iii) the total number of shares of Borland Stock to be beneficially owned after the consummation of the Merger and (iv) the percent of Borland Common Stock to be so owned after the consummation of the Merger.

                              VISIGENIC COMMON STOCK (1)               BORLAND COMMON STOCK
                         ------------------------------------- -------------------------------------
                         NUMBER OF SHARES PERCENTAGE OF SHARES NUMBER OF SHARES PERCENTAGE OF SHARES
                           OWNED BEFORE    OUTSTANDING BEFORE    OWNED AFTER     OUTSTANDING AFTER
NAME                        THE MERGER         THE MERGER         THE MERGER         THE MERGER
----                     ---------------- -------------------- ---------------- --------------------
5% STOCKHOLDERS
Elizabeth Salmon (2)....    2,508,750             17.2%           2,056,874             4.1%
Neguine Navab (3).......    1,467,102             10.0            1,202,848             2.4
Prasad Mokkapati (4)....      761,735              5.2              624,531             1.2
EXECUTIVE OFFICERS AND
 DIRECTORS
Roger J. Sippl (5)......    2,508,750             17.2            2,056,874             4.1
Mark D. Hanson (6)......      337,156              2.3              276,427               *
Jens Christensen, Ph.D
 (7)....................    1,467,102             10.0            1,202,848             2.4
Kevin C. Eichler (8)....      124,921                *              102,420               *
J. Scott Chalmers (9)...      157,500              1.1              129,131               *
Robert J. Macdonald
 (10)...................      173,500              1.2              142,249               *
Robert Perreault (11)...      114,687                *               94,030               *
Therese H. Langlais
 (12)...................      124,208                *              101,836               *
Gill Cogan (13).........      559,684              3.8              458,874               *
Howard H. Graham (14)...        2,187                *                1,793               *
J. Sidney Webb (15).....       82,187                *               67,383               *
Eric Young (16).........      452,187              3.1              370,739               *
Executive officers and
 directors as a group
 (12 persons) (17)......    6,104,069             39.7            5,004,604             9.7

--------
 *Less than 1%.
 (1) Except as indicated in the footnotes to this table, Visigenic believes that the persons named in the table have sole voting and dispositive power with respect to all shares of Visigenic Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.
 (2) Includes (i) 2,055,000 shares held by Roger J. Sippl, Ms. Salmon's spouse, (ii) 40,000 shares Mr. Sippl has the right to acquire pursuant to an option exercisable within 60 days, 31,667 of which will be subject to repurchase by Visigenic at such date, if issued and (iii) 20,000 shares held by Nelson D. Salmon and Elizabeth G. Salmon, Trustees of the Nelson
     D. Salmon Trust dated October 14, 1994. See footnote 5.
 (3) Includes (i) 71,495 shares Ms. Navab has the right to acquire pursuant to options exercisable within 60 days, 3,167 of which will be subject to repurchase by Visigenic at such date, if issued, (ii) 724,800 shares held by Dr. Christensen, Ms. Navab's spouse and (iii) 25,000 shares Dr. Christensen has the right to acquire pursuant to an option exercisable within 60 days, 19,742 of which will be subject to repurchase by Visigenic at such date, if issued. Ms. Navab is Director of Object Technologies for Visigenic. Ms. Navab acquired her shares and options in Visigenic in connection with Visigenic's acquisition of PostModern Computing Technologies, Inc. ("PostModern"). See footnote 7.
 (4) Includes 30,000 shares Mr. Mokkapati has the right to acquire pursuant to an option exercisable within 60 days, 23,750 of which will be subject to repurchase by Visigenic at such date, if issued. Mr. Mokkapati is Senior Architect for Distributed Objects for Visigenic. Mr. Mokkapati acquired his shares in connection with Visigenic's acquisition of PostModern.

 (5) Includes (i) 40,000 shares Mr. Sippl has the right to acquire pursuant to an option exercisable within 60 days, 31,667 of which will be subject to repurchase by Visigenic at such date, if issued, (ii) 393,750 shares held by Elizabeth G. Salmon, Mr. Sippl's spouse, as separate property and
     (iii) 20,000 shares held by Nelson D. Salmon and Elizabeth G. Salmon, Trustees of the Nelson D. Salmon Trust dated October 14, 1994. Mr. Sippl disclaims beneficial ownership of all such shares. See footnote 2. Mr. Sippl is Chairman of the Board of Directors and Chief Executive Officer of Visigenic.
 (6) Includes (i) 82,554 shares subject to a right of repurchase in favor of Visigenic which lapses over time and (ii) 90,000 shares Mr. Hanson has a right to acquire pursuant to options exercisable within 60 days, 62,502 of which will be subject to repurchase by Visigenic at such date, if issued. Mr. Hanson is President and Chief Operating Officer of Visigenic.
 (7) Includes (i) 25,000 shares Dr. Christensen has the right to acquire pursuant to an option exercisable within 60 days, 19,792 of which will be subject to repurchase by Visigenic at such date, if issued, (ii) 645,807 shares held by Neguine Navab, Dr. Christensen's spouse and (iii) 71,495 shares Ms. Navab has the right to acquire pursuant to options exercisable within 60 days, 3,167 of which will be subject to repurchase by Visigenic at such date, if issued. Dr. Christensen acquired his shares in Visigenic in connection with Visigenic's acquisition of PostModern. Dr. Christensen is Vice President, Advanced Systems, Chief Technical Officer and director of Visigenic. See footnote 3.
 (8) Includes 120,000 shares Mr. Eichler has the right to acquire pursuant to options exercisable within 60 days, 75,209 of which will be subject to repurchase by Visigenic at such date, if issued. Mr. Eichler is Chief Financial Officer of Visigenic.
 (9) Represents 157,500 shares Mr. Chalmers has the right to acquire pursuant to options exercisable within 60 days, 102,814 of which will be subject to repurchase by Visigenic at such date, if issued. Mr. Chalmers is Vice President, World Wide Sales of Visigenic.
(10) Includes 172,500 shares Mr. Macdonald has the right to acquire pursuant to options exercisable within 60 days, 109,063 of which will be subject to repurchase by Visigenic at such date, if issued. Mr. Macdonald is Vice President, Marketing of Visigenic.
(11) Includes 97,000 shares Mr. Perreault has the right to acquire pursuant to options exercisable within 60 days, 61,198 of which will be subject to repurchase by Visigenic at such date, if issued. Mr. Perreault is Vice President, Professional Services of Visigenic.
(12) Includes 25,000 shares Ms. Langlais has the right to acquire pursuant to options exercisable within 60 days, 13,959 of which will be subject to repurchase by Visigenic, if issued, (ii) 4,750 shares held by the Mary Lucille Halloran, Trustee of the Halloran 1990 Living Trust dated 3/12/90 and (iii) 12,501 shares subject to a right of repurchase in favor of Visigenic which lapses over time. Ms. Langlais is Vice President, Business Development of Visigenic.
(13) Includes 2,187 shares Mr. Cogan has the right to acquire pursuant to options exercisable within 60 days, if issued, and shares held by entities affiliated with Weiss, Peck & Greer Venture Partners. Mr. Cogan, as a general partner of Weiss, Peck & Greer Venture Partners, may be deemed to beneficially own shares, but Mr. Cogan disclaims beneficial ownership of all such shares except to the extent of his proportional interest therein. Represents 46,940 shares held by Weiss, Peck & Greer Venture Associates II (Overseas), Ltd., 214,190 shares held by Weiss, Peck & Greer Venture Associates II, L.P. and 296,367 shares held by WPG Enterprise fund. Mr. Cogan, a Director of Visigenic, is a general partner of Weiss, Peck & Greer Venture Partners.
(14) Represents 2,187 shares Mr. Graham has the right to acquire pursuant to options exercisable within 60 days, if issued. Mr. Graham is a director of Visigenic.
(15) Includes (i) 2,187 shares Mr. Webb has the right to acquire pursuant to options exercisable within 60 days, is issued, (ii) 10,000 shares held by
     J. Sidney Webb, Trustee of the Webb Family Trust and (iii) 417 shares subject to a right of repurchase in favor of Visigenic which lapses over time.
(16) Includes 2,187 shares Mr. Young has the right to acquire pursuant to options exercisable within 60 days, if issued, and shares held by entities affiliated with Canaan Capital Partners. Mr. Young, as a general partner of Canaan Capital Partners, may be deemed to beneficially own shares, but Mr. Young disclaims beneficial ownership of all such shares except to the extent of his proportional interest therein. Represents 357,200 shares held by Canaan Capital Offshore Limited Partnership C.V. ("Offshore"), 42,800 shares held by Canaan Capital Limited Partnership ("CCLP") and 50,000 shares held by Quai Limited ("Quai"). Eric Young is a director of Visigenic and is a general partner of Offshore and CCLP. Quai is a limited partner of Canaan Partners. Mr. Young holds no voting or dispositive control over shares held by Quai, and he disclaims beneficial ownership of such shares.
(17) Includes 95,472 shares subject to rights of repurchase in favor of Visigenic which lapse over time.

DIRECTOR COMPENSATION

  Directors of Visigenic did not receive any cash compensation for their services as members of the Board of Directors of Visigenic in the year ended March 31, 1997.

INFORMATION REGARDING EXECUTIVE OFFICER COMPENSATION

  The following table sets forth certain information regarding executive compensation paid by Visigenic for services rendered to Visigenic during the fiscal years ended May 31, 1995, 1996 and 1997 by Roger J. Sippl, who will serve as Chief Technical Officer of Borland following the Merger. See "The Merger--Employment Agreements."

                          SUMMARY COMPENSATION TABLE

                                                          ANNUAL COMPENSATION
                                                          ----------------------
               NAME AND PRINCIPAL POSITION                YEAR  SALARY     BONUS
               ---------------------------                ---- --------    -----
Roger J. Sippl........................................... 1997 $      1(1)  --
 Chairman of the Board of Directors and                   1996 $ 90,001     --
 Chief Executive Officer                                  1995 $120,000     --

--------
(1) Mr. Sippl received a salary of $1 for the fiscal year ended March 31, 1997.

  Mr. Sippl did not receive any options to purchase shares of Visigenic Common Stock in the fiscal year ended March 31, 1997.

  Mr. Sippl did not exercise any options to purchase shares of Visigenic's Common Stock during the year ended March 31, 1997. Mr. Sippl held no unexercised options during the fiscal year ended March 31, 1997.

  Mr. Sippl formed RogerLabs, Inc. ("RLI") in February 1996, in order to pursue technology research and development projects of interest to him. Mr. Sippl is the sole owner, director and officer of RLI. In June 1996, Visigenic acquired certain technology and other assets being developed by RLI that Visigenic expects it may use in a future product or products. Visigenic paid Mr. Sippl $40,000 to acquire these assets. RLI's cost of development of the technology, consisting chiefly of salaries of RLI employees and fees paid to consultants, exceeded the price paid by Visigenic. In connection with the asset sale, five employees of RLI became employees of Visigenic.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

  The following pro forma unaudited combined condensed financial statements give effect to the proposed Merger of Visigenic and a wholly-owned subsidiary of Borland, to be accounted for as a pooling of interests. The pro forma unaudited combined condensed balance sheet presents the combined financial position of Borland and Visigenic as of September 30, 1997 assuming that the proposed Merger had occurred as of September 30, 1997. Such pro forma information is based upon the historical balance sheet data of Borland and Visigenic as of that date. The pro forma unaudited combined condensed statements of operations give effect to the proposed Merger by combining the results of operations of both entities for the fiscal years ended March 31, 1997, 1996 and 1995 and for the six months ended September 30, 1997 and 1996, on a pooling of interests basis. These unaudited pro forma combined condensed financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of Borland and Visigenic included elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus.

  The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated, nor is it necessarily indicative of future operating results or financial position.

              PRO FORMA UNAUDITED COMBINED CONDENSED BALANCE SHEET

                                 (IN THOUSANDS)

                                BORLAND      VISIGENIC                   PRO
                             SEPTEMBER 30, SEPTEMBER 30,                FORMA
                                 1997          1997      ADJUSTMENTS   COMBINED
                             ------------- ------------- -----------   --------
           ASSETS
Current assets:
  Cash and cash
   equivalents..............   $ 81,679       $17,971      $   --      $ 99,650
  Short-term investments....      1,793           --           --         1,793
  Accounts receivable, net..     21,375         5,664          --        27,039
  Inventories...............        971           --           --           971
  Other.....................      7,164           496       (1,000)(3)    6,660
                               --------       -------      -------     --------
  Total current assets......    112,982        24,131       (1,000)     136,113
Property and equipment,
 net........................    103,244         3,207       (1,000)(3)  105,451
Other non-current assets....      6,992           571          --         7,563
                               --------       -------      -------     --------
  Total assets..............   $223,218       $27,909      $(2,000)    $249,127
                               ========       =======      =======     ========
        LIABILITIES
Current liabilities:
  Accounts payable..........   $ 11,044       $   651      $   --      $ 11,695
  Accrued expenses..........     40,303         3,214          --        43,517
  Short term restructuring..      1,892           --        10,000 (3)   11,892
  Income taxes payable......      4,227           --           --         4,227
  Other.....................     18,646         2,604          --        21,250
                               --------       -------      -------     --------
  Total current
   liabilities..............     76,112         6,469       10,000       92,581
Long-term debt and other....     22,141           --           --        22,141
                               --------       -------      -------     --------
  Total liabilities.........     98,253         6,469       10,000      114,722
Mandatorily redeemable
 preferred shares...........     24,265           --           --        24,265
Stockholders' equity........    100,700        21,440      (12,000)(3)  110,140
                               --------       -------      -------     --------
  Total liabilities and
   stockholders' equity.....   $223,218       $27,909      $(2,000)    $249,127
                               ========       =======      =======     ========



   See Accompanying Notes to Pro Forma Unaudited Combined Condensed Financial
                                  Statements.

        PRO FORMA UNAUDITED COMBINED CONDENSED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                               SIX MONTHS
                          ENDED SEPTEMBER 30,        YEAR ENDED MARCH 31,
                          ---------------------  -----------------------------
                            1997        1996       1997       1996     1995
                          ---------  ----------  ---------  -------- ---------
Net revenues............  $  96,244  $   85,262  $ 170,977  $251,821 $ 274,016
Cost of revenues........     16,538      18,121     34,115    40,025    60,618
                          ---------  ----------  ---------  -------- ---------
Gross profit............     79,706      67,141    136,862   211,796   213,398
Operating expenses:
Selling, general and
 administrative.........     59,051      77,752    156,858   146,734   210,353
Research and
 development............     25,863      31,997     64,670    55,062    66,996
Restructuring and merger
 related charges........        --        1,083     18,944       679    63,070
Other non-recurring
 charges................        --          --      17,100       --        --
Purchased in process
 development............        --       12,014     12,364       --        --
                          ---------  ----------  ---------  -------- ---------
  Total operating
   expenses.............     84,914     122,846    269,936   202,475   340,419
                          ---------  ----------  ---------  -------- ---------
Operating income
 (loss).................     (5,208)    (55,705)  (133,074)    9,321  (127,021)
Interest income, net....      1,195       3,595      5,488     4,306     3,656
Gain on sale of Quattro
 Pro....................        --          --         --        --    109,927
                          ---------  ----------  ---------  -------- ---------
Income (loss) before
 income taxes...........     (4,013)    (52,110)  (127,586)   13,627   (13,438)
Provision (benefit) for
 income taxes...........        612         (52)       642     3,316     2,957
                          ---------  ----------  ---------  -------- ---------
Net income (loss) (See
 Note 6)................  $  (4,625) $  (52,058) $(128,228) $ 10,311 $ (16,395)
                          =========  ==========  =========  ======== =========
Net income (loss) per
 share..................  $    (.10) $    (1.12) $   (2.73) $    .22 $    (.40)
                          =========  ==========  =========  ======== =========
Weighted average shares
 and equivalent shares..     49,386      46,340     47,012    46,528    40,804
                          =========  ==========  =========  ======== =========


   See Accompanying Notes to Pro Forma Unaudited Combined Condensed Financial
                                  Statements.

     NOTES TO PRO FORMA UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS

  1. The pro forma unaudited combined condensed financial statements reflect the issuance of up to approximately 11.9 million shares of Borland Common Stock for an aggregate of up to approximately 14.5 million shares of Visigenic Common Stock (based on shares of Visigenic Common Stock outstanding as of September 30, 1997) in connection with the Merger based on an Exchange Ratio of 0.81988 of a share of Borland Common Stock for each share of Visigenic Common Stock. The actual number of shares of Borland Common Stock to be issued will be determined at the Effective Time based on the number of shares of Visigenic Common Stock then outstanding.

  The pro forma unaudited combined condensed balance sheet presents the combined financial position of Borland and Visigenic as of September 30, 1997 assuming that the proposed Merger had occurred as of September 30, 1997. Such pro forma information is based upon the historical consolidated balance sheet data of Borland and Visigenic as of that date. The pro forma unaudited combined condensed statements of operations give effect to the proposed Merger of Borland and Visigenic by combining the results of operations of both entities for the fiscal years ended March 31, 1997, 1996, and 1995 and for the six months ended September 30, 1997 and 1996, on a pooling of interests basis.

  2. There were no material transactions between Borland and Visigenic during any period presented.

  3. The combined company expects to incur charges to operations currently estimated to be in the range of $6 to $8 million, primarily in the quarter in which the Merger is consummated, to reflect the combination of the two companies. This estimate includes charges related to the elimination of duplicate facilities, property and equipment write-offs, severance costs relating to the termination of certain employees, cancellation of certain contract obligations, and the write-off of certain other assets. In addition, Borland and Visigenic will incur aggregate transaction costs of approximately $4 million associated with the Merger, bringing the total charge associated with the transaction to an estimated range of $10 million to $12 million.

  The pro forma combined balance sheet as of September 30, 1997 has been adjusted by $12 million, the upperpoint of the above range, to reflect the aforementioned costs. The estimated charge is not reflected in the pro forma unaudited combined condensed statements of operations data. The amount of this charge is a preliminary estimate and therefore is subject to change.

  4. There were no pro forma adjustments required to prepare the pro forma unaudited combined condensed statements of operations. The table below sets forth the composition of the unaudited pro forma combined net revenues and net income for each of the periods shown had the Merger taken place at the beginning of the periods shown:

                               SIX MONTHS
                          ENDED SEPTEMBER 30,       YEAR ENDED MARCH 31,
                          ---------------------  -----------------------------
                            1997        1996       1997       1996      1995
                          ---------  ----------  ---------  --------  --------
                                           (IN THOUSANDS)
   NET REVENUES
   Borland............... $  84,470  $   77,452  $ 151,376  $245,087  $272,185
   Visigenic.............    11,774       7,810     19,601     6,734     1,831
                          ---------  ----------  ---------  --------  --------
   Combined.............. $  96,244  $   85,262  $ 170,977  $251,821  $274,016
                          =========  ==========  =========  ========  ========
   NET INCOME (LOSS)
   Borland............... $   1,597  $  (36,119) $(107,960) $ 14,719  $(11,827)
   Visigenic.............    (6,222)    (15,939)   (20,268)   (4,408)   (4,568)
                          ---------  ----------  ---------  --------  --------
   Combined.............. $  (4,625)   $(52,058) $(128,228) $ 10,311  $(16,395)
                          =========  ==========  =========  ========  ========

  Certain classifications have been made to the Visigenic's consolidated financial statements in the pro forma unaudited combined condensed financial statements to conform to Borland's classifications.

  5. The pro forma unaudited combined net income (loss) per share is based on the weighted average number of shares of common stock and common equivalent shares outstanding of Borland and Visigenic for each period using the Exchange Ratio of 0.81988 of a share of Borland Common Stock for each share of Visigenic Common Stock.

  6. For the six months ended September 30, 1997, pro forma unaudited combined net loss per share was computed as the pro forma unaudited combined loss of $4,625,000 increased by $383,000 relating to the accretion attributable to the warrants issued in conjunction with Borland's private placement of manditorily redeemable convertible preferred stock divided by the pro forma unaudited combined weighted average common shares outstanding. The $383,000 represents the fair value of the warrants, which was treated as a distribution to the holders of the manditorily redeemable preferred stock. Accordingly, the fair value of the warrants has been recognized in the pro forma unaudited combined net loss per share on a pro rata basis over the period that the manditorily redeemable convertible preferred stock can be converted into common stock. The fair value of the warrants was estimated at the date of issuance using the Black-Scholes pricing model.

    COMPARISON OF RIGHTS OF BORLAND STOCKHOLDERS AND VISIGENIC STOCKHOLDERS

  Upon consummation of the Merger, stockholders of Visigenic will become stockholders of Borland. The rights of former Visigenic stockholders will continue to be governed by the DGCL, and by the Certificate of Incorporation, as amended, and Bylaws of Borland (the "Borland Certificate" and the "Borland Bylaws," respectively). The following is a summary of the material differences between the Borland Certificate and Borland Bylaws, on the one hand, and the Certificate of Incorporation and Bylaws of Visigenic (the "Visigenic Certificate" and the "Visigenic Bylaws," respectively), on the other hand, that may affect the rights of Visigenic's stockholders who become holders of Borland Common Stock.

SPECIAL MEETINGS

  Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the corporation's certificate of incorporation or the bylaws. The Borland Bylaws provide that special meetings of the stockholders may only be called by the Borland Board, the Chairman of the Board or the President. The Visigenic Bylaws and Visigenic Certificate provide that special meetings may only be called by the Visigenic Board, the President or the Chief Executive Officer.

CLASSIFICATION OF BOARD OF DIRECTORS

  The Borland Certificate provides that the number of directors shall be fixed from time to time by the Borland Board pursuant to the Borland Bylaws. The Borland Bylaws set the authorized number of directors at seven, subject to change pursuant to a resolution by the Borland Board. The Borland Certificate and Bylaws provide for the division of the Borland Board into three classes, with the number of directors per class as nearly equal as possible.

  The Visigenic Bylaws provide that the number of directors shall be set at six. The Visigenic Certificate and Bylaws provide (i) that the number of directors shall be fixed from time to time exclusively by the Visigenic Board and (ii) for the division of the Visigenic Board into three classes with staggered terms, the first class consisting of two directors, the second class consisting of two directors and the third class consisting of two directors.

REMOVAL OF DIRECTORS

  The Borland Certificate and Bylaws provide that any director or the entire Borland Board may be removed, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of capital stock of Borland entitled to vote generally in the election of directors, voting together as a single class.

  The Visigenic Certificate and Bylaws provide that any director or the entire Visigenic Board may be removed, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of capital stock of Visigenic entitled to vote generally in the election of directors, voting together as a single class.

INTRODUCTION OF BUSINESS BY STOCKHOLDERS AT MEETING OF STOCKHOLDERS

  The Borland Bylaws provide that a stockholder's notice regarding business to be conducted at a stockholders meeting must be received by the Secretary of Borland not less than 30 days prior to the meeting, provided that if Borland has given less than 40 days' notice to its stockholders of the stockholders meeting, the stockholder's notice must be received by the Secretary of Borland no later than the close of business on the tenth day following the day Borland gives its notice.

  The Visigenic Bylaws provide that a stockholder's notice regarding business to be conducted at a stockholders meeting must be received at Visigenic's principal executive offices not less than 120 calendar days in advance of the date that Visigenic's proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year's proxy statement, or in the event of a special meeting, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

AMENDMENT OF BYLAWS AND CERTIFICATE

  The Borland Bylaws provide that the Bylaws may be amended by (i) the affirmative vote of a majority of the directors present at any board meeting at which a quorum is present or (ii) by a majority vote of the shares represented and entitled to vote at a meeting of the stockholders.

  The Visigenic Certificate provides that, notwithstanding any provision of law which may permit a lesser vote, the Visigenic Certificate may only be amended by 66 2/3% of voting power of the then outstanding shares of capital stock of Visigenic. The Visigenic Bylaws may be amended by (i) the Visigenic Board, by approval of a majority of the total number of authorized directors, or (ii) the affirmative vote of 66 2/3% of the voting power of outstanding shares of capital stock of Visigenic entitled to vote generally in the election of directors, voting together as a single class.

  The foregoing summary does not purport to be a complete statement of the rights of holders of Borland Common Stock and Visigenic Common Stock under, and is qualified in its entirety by reference to, the DGCL, the Borland Certificate and Borland Bylaws, and the Visigenic Certificate and Visigenic Bylaws. See "Description of Borland Capital Stock" for a summary of certain other rights relating to the Borland Common Stock.

                     DESCRIPTION OF BORLAND CAPITAL STOCK

  The authorized capital stock of Borland consists of 100,000,000 shares of Common Stock, $.01 par value per share, and 1,000,000 shares of Preferred Stock, $.01 par value per share.

COMMON STOCK

  As of January 12, 1998, there were approximately 38,811,762 shares of Borland Common Stock outstanding.

  The holders of Borland Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Borland, holders of Borland Common Stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Borland Common Stock have no preemptive, conversion or redemption rights. All of the outstanding shares of Borland Common Stock are fully paid and non-assessable.

  The transfer agent for Borland Common Stock is ChaseMellon Shareholder
Services.

PREFERRED STOCK

  Up to 1,000,000 shares of Borland Preferred Stock are authorized for issuance. Of the Preferred Stock, 100,000 shares have been designated as Series A Junior Participating Preferred Stock and 1,470 shares have been designated as Series B Convertible Preferred Stock. Borland's Board of Directors has the authority, without further action by the stockholders, to issue the remaining undesignated Preferred Stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Borland or make removal of management more difficult. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock.

  As of January 12, 1998, there were 550 shares of Borland Series B Convertible Preferred Stock outstanding. Subject to certain limitations, shares of the Series B Preferred Stock are convertible into shares of its Common Stock, at the election of the holder of the Series B Preferred Stock, at a price (the "Conversion Rate") equal to the lower of market price at the original date of issuance of such share of Series B Preferred Stock (the "Initial Price") or the market price when a holder of Series B Preferred Stock delivers notice of an election to convert such shares ("Notification Date"). "Market price" is generally determined by the closing price for Borland Common Stock on the applicable date. Each share of Series B Preferred Stock is entitled to a number of votes that equals the number of shares of Borland Common Stock into which the Series B Preferred Stock may be converted. Approval of at least 66 2/3% of the Series B Preferred Stock, voting as a separate class, is required to approve any amendment to Borland's Certificate of Incorporation that would adversely affect the Series B Preferred Stock. Upon any liquidation, dissolution or winding up of Borland, each share of Series B Preferred Stock is entitled to be paid $50,000 per share from the assets of Borland. After payment in full of the foregoing each holder of Series B Preferred Stock, such holders are entitled to no further distributions. In addition, upon at least 20 trading days' written notice, Borland may elect to redeem, on October 29, 1999, 2000 or 2001, all shares of Series B Preferred Stock which remain outstanding on October 29, 1999 at $55,000 per share. Subject to certain limitations, Borland also has a right to call for redemption if the Conversion Rate is less than $6.00 per share.

BORLAND RIGHTS AGREEMENT

  On December 20, 1991, Borland adopted a Stockholder Rights Plan (the "Borland Rights Plan," and each right under the Borland Rights Plan, a "Right") for each share of Borland outstanding Common Stock. When exercisable, each Right initially entitles the holder to purchase Borland Common Stock at a 50% discount to its then-current market price. The Rights become exercisable on the earlier of: (i) the close of business on December 10, 2001 or (ii) the time at which the Rights are redeemed which shall be prior to the earlier of
(A) December 10, 2001 or (B) with certain exceptions, the close of business on the tenth day following the first day of a public announcement by Borland or any individual or entity (an "Acquiring Person") that such individual or entity has acquired beneficial ownership of 15% or more of Borland Common Stock, except in the case of a "Qualifying Offer" defined as a tender or exchange offer for all shares approved by a majority of disinterested directors which is deemed to be fair by an investment banker and otherwise in the best interests of the stockholders of Borland. The Rights are redeemable by the Company at a nominal price.

  The Rights Plan was designed to protect and maximize the value of the outstanding equity interests in Borland in the event of an unsolicited attempt by an acquiror to take over Borland in a manner or on terms not approved by the Borland Board of Directors. The Merger Agreement and the consummation of the Merger will not cause any change, effect or result under the Borland Rights Agreement which is adverse to the interests of Visigenic. Visigenic does not have a rights plan.

               AMENDMENTS TO THE BORLAND 1997 STOCK OPTION PLAN

GENERAL

  The Borland 1997 Stock Option Plan (the "Option Plan") was adopted by the Borland Board on June 18, 1997 and approved by Borland's stockholders on September 5, 1997. Currently, a maximum of 1,600,000 shares of Common Stock may be issued under the Option Plan.

  Option grants under the Option Plan are made at the discretion of the Compensation Committee or the Borland Board. Accordingly, future grants under the Option Plan are not yet determinable. As of January 14, 1998, a total of 1,486,028 shares had been issued under the Option Plan or were subject to options outstanding under the Option Plan, leaving 113,972 shares of Common Stock available for future option grants under the Option Plan. On December 5, 1997, subject to stockholder approval, the Borland Board amended the Option Plan to increase the aggregate maximum number of shares of Borland's Common Stock reserved for issuance under the Option Plan from 1,600,000 shares to 3,300,000 shares.

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the amount of compensation, including stock option related compensation, paid to each of Borland's chief executive officer and its four other most highly compensated executive officers, that Borland may deduct as a business expense for federal income tax purposes. However, section 162(m) exempts from this limit certain "performance-based compensation." In order to comply with the requirements of the exemption for performance-based compensation, the Option Plan provides that no employee may be granted in any fiscal year a number of Borland options which in the aggregate is for more than 500,000 shares, except that Borland may make an additional one-time grant to any newly-hired employee of an option for up to 1,500,000 shares (the "Grant Limits"). On December 5, 1997, subject to stockholder approval, the Borland Board amended the Option Plan to increase the Grant Limit for continuing employees to 1,000,000 shares and to increase the size of the additional one-time grant to new hires to 2,000,000 shares.

  The Borland Board seeks stockholder approval of the amendment to the Option Plan authorizing the additional 1,700,000 shares for future stock option awards and increasing the Grant Limits. The Board believes that the increase in the number of shares reserved for issuance under the Option Plan and the increase in the Grant Limits are in the best interests of Borland. Competition for highly qualified individuals in Borland's industry is intense, and the Borland Board believes that in order to attract the best candidates successfully, Borland must continue to offer a competitive equity incentive program. The Borland Board believes that the increase in the number of shares available for grant under the Option Plan and the increase in the Grant Limits will be an important factor in assisting Borland to attract and retain the high caliber employees, directors and consultants essential to the success of Borland and to continue the Option Plan's important role in motivating employees to contribute to Borland's growth and profitability. The proposed amendment to the Option Plan and the increase in the Grant Limits is intended to ensure that Borland will continue to have available a reasonable number of shares and a sufficient Grant Limit to meet these goals.

SUMMARY OF THE OPTION PLAN

  The following summary of the Option Plan is qualified in its entirety by the specific language of the Option Plan, a copy of which is available to any stockholder upon written request to Borland's Secretary at Borland's principal executive office.

  General. The purpose of the Option Plan is to advance the interests of Borland and its stockholders by providing an incentive to attract, retain and reward Borland's employees, directors and consultants and by motivating such persons to contribute to Borland's growth and profitability. The Option Plan provides for the grant to employees of incentive stock options within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and the grant to employees, directors and consultants of nonstatutory stock options.

  Shares Subject to Plan; Grant Limits. Currently, a maximum of 1,600,000 of the authorized but unissued or reacquired shares of Common Stock of Borland may be issued under the Option Plan. As amended, subject to stockholder approval, the maximum number of shares issuable under the Option Plan would be increased to 3,300,000. As amended, subject to stockholder approval, the Grant Limit for continuing employees would be increased to 1,000,000 shares and the size of the additional one-time grant to new hires would be increased to 2,000,000 shares. Appropriate adjustments will be made to the shares subject to the Option Plan, the Grant Limits, the automatic nonemployee director grants discussed below and to outstanding options upon any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of Borland. If any outstanding option expires, terminates or is canceled, or if shares acquired subject to a company repurchase option are repurchased by Borland, the expired or repurchased shares are returned to the Option Plan and again become available for grant.

  Administration. The Option Plan will be administered by the Borland Board or a duly appointed committee of the Borland Board, which, in the case of options intended to qualify for the performance-based compensation exemption under section 162(m) of the Code, must be comprised solely of two or more "outside directors" within the meaning of section 162(m) (hereinafter referred to collectively as the "Option Board"). Subject to the provisions of the Option Plan, the Option Board determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the timing and terms of exercisability and vesting of each option, the purchase price and the type of consideration to be paid to Borland upon the exercise of each option, the time of expiration of each option, and all other terms and conditions of the options. The Option Board may amend, modify, extend, cancel, renew, or grant a new option in substitution for, any option, waive any restrictions or conditions applicable to any option, and accelerate, continue, extend or defer the exercisability or vesting of any option, including with respect to the period following an optionee's termination of service with Borland. The Option Plan provides, subject to certain limitations, for indemnification by Borland of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the plan. The Option Plan permits the Option Board to delegate to an officer the authority to grant one or more options for not more than an aggregate of 250,000 shares in any fiscal year to any person eligible under the plan who is not an officer or a director of Borland, subject to guidelines established by the Option Board. The Option Board will interpret the Option Plan and options granted thereunder, and all determinations of the Option Board will be final and binding on all persons having an interest in the Option Plan or any option.

  Eligibility. Options may be granted under the Option Plan to employees, directors and consultants of Borland or of any present or future parent or subsidiary corporations of Borland. In addition, options may be granted to prospective service providers in connection with written employment offers, provided that no shares may be purchased prior to such person's commencement of service. As of January 14, 1998, Borland had approximately 792 full-time equivalent employees and contractors, including 5 executive officers and 5 non-employee directors who would be eligible under the Option Plan. While any eligible person may be granted a nonstatutory stock option, only employees may be granted incentive stock options.

  Terms and Conditions of Options. Each option granted under the Option Plan is evidenced by a written agreement between Borland and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the plan. The exercise price of each incentive stock option may not be less than the fair market value of a share of Borland Common Stock on the date of grant, while the exercise price of a nonstatutory stock option may not be less than 85% of such fair market value. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of Borland or any parent or subsidiary corporation of Borland (a "Ten Percent Stockholder") must have an exercise price equal to at least 110% of the fair market value of a share of Common Stock on the date of grant.

  The Option Plan provides that the option exercise price may be paid in cash, by check, or in cash equivalent, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the option, to the extent legally permitted, by tender of shares of Borland Common Stock owned by the optionee having a fair market value not less than the exercise price or by means of a promissory note if the optionee is an employee, by such other lawful consideration as approved by the Option Board, or by any combination of these. Nevertheless, the Option Board may restrict the forms of payment permitted in connection with any option grant. No option may be exercised until the optionee has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option.

  Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Option Board. The maximum term of an incentive stock option granted under the Option Plan is ten years, provided that an incentive stock option granted to a Ten Percent Stockholder must have a term not exceeding five years. Unless his or her service is terminated for cause, an optionee's option generally will remain exercisable for three months following termination of service, provided that if termination results from the optionee's death or disability, the option generally will remain exercisable for twelve months following the optionee's termination of service. In any event the option must be exercised no later than its expiration date. The Option Board, in its discretion, may provide for longer or shorter post-service exercise periods in particular instances.

  Incentive stock options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee. Nonstatutory stock options granted under the Option Plan may be assigned or transferred to the extent permitted by the Option Board and set forth in the optionee's option agreement.

  Automatic Grant of Nonemployee Director Options. In addition to authorizing the Option Board to grant options to employees, directors and consultants on a discretionary basis, the Option Plan provides for the nondiscretionary, automatic grant of options to directors who, at the time of grant, are not employees of Borland or of any parent or subsidiary corporation of Borland (a "Nonemployee Director"). Upon initial election or appointment to the Borland Board, each Nonemployee Director will be granted automatically on the date of such initial election or appointment an option to purchase 30,000 shares of Common Stock (an "Initial Option"). In addition, on the date of each Annual Meeting of the stockholders, each Nonemployee Director remaining in office will be granted automatically an option to purchase 7,500 shares of Common Stock (an "Annual Option"). The exercise price per share of each Nonemployee Director option will equal the fair market value of Borland Common Stock on the date of grant, generally the closing price reported on the Nasdaq National Market. Unless earlier terminated under the terms of the Option Plan, Nonemployee Director options will expire ten years after grant. Initial Options will become exercisable in full on their first anniversary, while Annual Options will become exercisable in full on the day preceding the first Annual Meeting of the stockholders following the date of grant. Nonemployee Directors options will remain exercisable for six months following the director's termination of service unless such termination results from the director's death or disability, in which case the option will remain exercisable for twelve months, provided that in no event may the option be exercised after its expiration date.

  Change in Control. The Option Plan provides that in the event of (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of Borland's voting stock, (ii) a merger or consolidation in which Borland is a party, (iii) the sale, exchange or transfer of all or substantially all of the assets of Borland, or (iv) a liquidation or dissolution of Borland wherein, upon any such event, the stockholders of Borland immediately before such event do not retain immediately after such event direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting stock of Borland, its successor, or the corporation to which the assets of Borland were transferred (a "Change in Control"), the surviving, continuing, successor or purchasing corporation or parent corporation thereof may either assume Borland's rights and obligations under the outstanding options or substitute substantially equivalent options for such corporation's stock. The Option Plan authorizes the Option Board to provide in any option agreement under the Option Plan for the acceleration of the vesting and exercisability of options upon such circumstances in connection with a Change in Control and to such extent as the Option Board determines in its discretion. To the extent that the outstanding options are not assumed, replaced or exercised prior to the Change in Control, they will terminate.

  Termination or Amendment. The Option Plan will continue in effect until the earlier of its termination by the Board or the date on which all shares available for issuance under the plan have been issued and all restrictions on such shares under the terms of the plan and the agreements evidencing options granted under the plan have lapsed, provided that all incentive stock options must be granted within ten years of the date on which the Borland Board adopted the Option Plan. The Option Board may terminate or amend the Option Plan at any time. However, without stockholder approval, the Option Board may not amend the Option Plan to increase the total number of shares of Common Stock issuable thereunder, change the class of persons eligible to receive incentive stock options, or effect any other change that would require stockholder approval under any applicable law, regulation or rule. No termination or amendment may adversely affect an outstanding option without the consent of the optionee, unless the amendment is required to preserve an option's status as an incentive stock option or is necessary to comply with any applicable law, regulation or rule.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES

  The following summary is intended only as a general guide as to the federal income tax consequences under current law of participation in the Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

  Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under section 422 of the Code. Optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, Borland will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the determination date (see discussion under "Nonstatutory Stock Options" below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by Borland for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

  The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under "Nonstatutory Stock Options" below) is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

  Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares are transferable or (ii) the date on which the shares are not subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period following the determination date is more than 12 months. No tax deduction is available to Borland with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. Borland generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

VOTE REQUIRED AND BORLAND BOARD RECOMMENDATION

  The affirmative vote of a majority of shares of Borland Common Stock present or represented by proxy and entitled to vote at the Borland Special Meeting is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will have no effect either for or against the vote for this proposal. The Borland Board believes that adoption of the proposed amendment of the Option Plan is in the best interests of Borland and the stockholders for the reasons stated above.

  THE BORLAND BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO AMEND THE OPTION PLAN.

                               AMENDMENT TO THE
                   BORLAND 1997 EMPLOYEE STOCK PURCHASE PLAN

  The Borland 1997 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Borland Board on June 18, 1997 and became effective on September 5, 1997, the date on which the Borland stockholders approved the adoption of the Purchase Plan. The Purchase Plan replaced Borland's 1990 Employee Stock Purchase Plan, and currently, a maximum of 200,000 shares of Borland Common Stock may be issued under the Purchase Plan. On December 5, 1997, subject to stockholder approval, the Borland Board amended the Purchase Plan to increase the number of shares of Borland Common Stock issuable under the Purchase Plan from 200,000 shares to 400,000 shares.

  The Borland Board seeks stockholder approval of the amendment to the Purchase Plan to increase the number of shares issuable thereunder to 400,000 shares. The Borland Board believes that possible future growth will require additional shares in the Purchase Plan to assure full employee participation. The Borland Board believes that the Purchase Plan benefits Borland and its stockholders by providing its employees with an opportunity through payroll deductions to purchase shares of Borland Common Stock that is helpful in attracting, retaining, and motivating valued employees. The proposed amendment to increase the number of shares issuable under the Purchase Plan is necessary to ensure that Borland will continue to have available a sufficient number of shares to continue offering employees a stock purchase opportunity under the Purchase Plan.

SUMMARY OF THE PURCHASE PLAN

  The following summary of the Purchase Plan is qualified in its entirety by the specific language of the Purchase Plan, a copy of which is available to any stockholder upon written request to Borland's Secretary at Borland's principal executive office.

  General. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Code. Each participant in the Purchase Plan is granted at the beginning of each offering under the plan (an "Offering") the right to purchase through accumulated payroll deductions up to a number of shares of Borland Common Stock (a "Purchase Right") determined on the first day of the Offering. The Purchase Right is automatically exercised on each purchase date during the Offering unless the participant has withdrawn from participation in the Purchase Plan prior to such date.

  Shares Subject to Plan. Currently, a maximum of 200,000 of Borland's authorized but unissued or reacquired shares of Common Stock may be issued under the Purchase Plan. The Borland Board has amended the Purchase Plan, subject to stockholder approval, to increase the maximum number of shares of Borland Common Stock issuable thereunder to an aggregate of 400,000 shares. Appropriate adjustments will be made to the shares issuable under the Purchase Plan and to outstanding Purchase Rights in the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of Borland, or in the event of any merger, sale of assets or other reorganization of Borland. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the Purchase Plan.

  Administration. The Purchase Plan is administered by the Borland Board or a duly appointed committee of the Borland Board (hereinafter referred to as the "Purchase Plan Administrator"). Subject to the provisions of the Purchase Plan, the Purchase Plan Administrator determines the terms and conditions of Purchase Rights granted under the plan. The Purchase Plan Administrator will interpret the Purchase Plan and Purchase Rights granted thereunder, and all determinations of the Purchase Plan Administrator will be final and binding on all persons having an interest in the Purchase Plan or any Purchase Right. The Purchase Plan provides, subject to certain limitations, for indemnification by Borland of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the plan.

  Eligibility. Any employee of Borland or of any present or future parent or subsidiary corporation of Borland designated by the Purchase Plan Administrator for inclusion in the Purchase Plan is eligible to participate in an Offering under the plan so long as the employee is customarily employed for at least 20 hours per week and more than five months in any calendar year. However, no employee who owns or holds options to purchase, or who, as a result of participation in the Purchase Plan, would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of stock of Borland or of any parent or subsidiary corporation of Borland is eligible to participate in the Purchase Plan. As of January 14, 1998, approximately 792 full-time equivalent employees, including 5 executive officers, were eligible to participate in the Purchase Plan.

  Offerings. The Purchase Plan is implemented through two series of Offerings, the terms of which are referred to herein as "Offering Periods." A twelve-month "Annual Offering Period" will generally begin on or about December 1 of each year, and a six-month "Half-Year Offering Period" will generally begin on or about June 1 of each year. An employee may not participate simultaneously in more than one Offering. Generally, each Annual Offering Period is comprised of two six-month "Purchase Periods" ending on or about the last day of May and November of each year, while each Half-Year Offering Period is comprised of a single Purchase Period. However, the Purchase Plan Administrator may establish a different term for one or more Offerings or different commencement or ending dates for any Offering Period or Purchase Period. The initial Annual Offering Period commenced on October 1, 1997 and will end on November 30, 1998.

  Participation and Purchase of Shares. Participation in an Offering under the Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the first day of an Offering Period (the "Offering Date"). Payroll deductions may not exceed 15% (or such other rate as the Purchase Plan Administrator determines) of an employee's compensation on any payday during the Offering Period. An employee who becomes a participant in the Purchase Plan will automatically participate in each subsequent Offering Period beginning immediately after the last day of the Offering Period in which he or she is a participant until the employee withdraws from the Purchase Plan, becomes ineligible to participate, or terminates employment.

  Subject to any uniform limitations or notice requirements imposed by Borland, a participant may increase or decrease his or her rate of payroll deductions or withdraw from the Purchase Plan at any time during an Offering. Upon withdrawal, Borland will refund without interest the participant's accumulated payroll deductions not previously applied to the purchase of shares. Once a participant withdraws from an Offering, that participant may not again participate in the same Offering. If the fair market value of a share of Common Stock on the Offering Date of the current Offering in which employees are participating is greater than such fair market value on the Offering Date of a new Offering, then, unless a participant elects otherwise, each participant will be automatically withdrawn from the current Offering after purchasing shares and enrolled in the new Offering.

  Subject to certain limitations, each participant in an Offering is granted a Purchase Right for a number of whole shares determined by dividing (i) $2,083.33 multiplied by the number of months in the Offering Period by (ii) the fair market value of a share of Common Stock on the Offering Date. However, the maximum number of shares a participant may purchase in any Offering Period is equal to 208.33 multiplied by the number of months in the Offering Period. As a further limitation, no participant may purchase shares of Common Stock under the Purchase Plan or any other employee stock purchase plan of Borland having a fair market value exceeding $25,000 in any calendar year (measured by the fair market value of Borland Common Stock on the first day of the Offering Period in which the shares are purchased). Purchase Rights are nontransferable and may only be exercised by the participant.

  On the last day of each Purchase Period (a "Purchase Date"), Borland issues to each participant in the Offering the number of shares of Borland Common Stock determined by dividing the amount of payroll deductions accumulated for the participant during the Purchase Period by the purchase price, limited in any case by the number of shares subject to the participant's Purchase Right for that Offering. The price at which shares are sold under the Purchase Plan is established by the Purchase Plan Administrator but may not be less than 85% of the lesser of the fair market value per share of Common Stock on the Offering Date or on the Purchase Date. The fair market value of the Common Stock on any relevant date generally will be the closing price per share as reported on the Nasdaq National Market. Any payroll deductions under the Purchase Plan not applied to the purchase of shares will be returned to the participant without interest, unless the amount remaining is less than the amount necessary to purchase a whole share of Common Stock, in which case the remaining amount may be applied to the next Purchase Period.

  Change in Control. The Purchase Plan provides that, in the event of (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of Borland's voting stock, (ii) a merger or consolidation in which Borland is a party, (iii) the sale, exchange or transfer of all or substantially all of the assets of Borland, or (iv) a liquidation or dissolution of Borland wherein, upon any such event, the stockholders of Borland immediately before such event do not retain immediately after such event direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting stock of Borland, its successor, or the corporation to which Borland's assets were transferred (a "Change in Control"), the surviving, continuing, successor or purchasing corporation or parent corporation thereof may assume Borland's rights and obligations under the Purchase Plan. However, if such corporation elects not to assume the outstanding Purchase Rights, the Purchase Date of the then current Purchase Period will be accelerated to a date before the Change in Control specified by the Purchase Plan Administrator. Any Purchase Rights that are not assumed or exercised prior to the Change in Control will terminate.

  Termination or Amendment. The Purchase Plan will continue until terminated by the Purchase Plan Administrator or until all of the shares reserved for issuance under the plan have been issued. The Purchase Plan Administrator may at any time amend or terminate the Purchase Plan, except that the approval of Borland's stockholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the Purchase Plan, or changing the definition of the corporations which may be designated by the Purchase Plan Administrator as corporations the employees of which may participate in the Purchase Plan.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES

  The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

  Generally, there are no tax consequences to an employee of either becoming a participant in the Purchase Plan or purchasing shares under the Purchase Plan. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the Offering Date or within one year after the Purchase Date on which the shares are acquired (a "disqualifying disposition"), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the Purchase Date and the purchase price. Such income may be subject to withholding of tax. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss. If the participant disposes of shares at least two years after the Offering Date and at least one year after the Purchase Date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) 15% of the fair market value of the shares on the Offering Date. Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss. If the participant owns the shares at the time of the participant's death, the lesser of (i) the difference between the fair market value of the shares on the date of death and the purchase price or (ii) 15% of the fair market value of the shares on the Offering Date is recognized as ordinary income in the year of the participant's death.

  If the exercise of a Purchase Right does not constitute an exercise pursuant to an "employee stock purchase plan" under section 423 of the Code, the exercise of the Purchase Right will be treated as the exercise of a nonstatutory stock option. The participant would therefore recognize ordinary income on the Purchase Date equal to the excess of the fair market value of the shares acquired over the purchase price. Such income is subject to withholding of income and employment taxes. Any gain or loss recognized on a subsequent sale of the shares, as measured by the difference between the sale proceeds and the sum of (i) the purchase price for such shares and (ii) the amount of ordinary income recognized on the exercise of the Purchase Right, will be treated as a capital gain or loss, as the case may be.

  A capital gain or loss will be long-term if the participant holds the shares for more than 12 months and short-term if the participant holds the shares for 12 months or less. Short-term capital gains are subject to the same tax rates as ordinary income. Long-term capital gains are currently subject to a maximum tax rate of (i) 28%, if the shares are held for more than 12 months but not more than 18 months, or (ii) 20%, if the shares are held for more than 18 months.

  If the participant disposes of the shares in a disqualifying disposition, Borland should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction by Borland is allowed.

VOTE REQUIRED AND BORLAND BOARD RECOMMENDATION

  The affirmative vote of a majority of shares of Borland Common Stock present or represented by proxy and entitled to vote at the Borland Special Meeting is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will have no effect either for or against the vote for this proposal. The Borland Board believes that adoption of the proposed amendment of the Purchase Plan is in the best interests of Borland and the stockholders for the reasons stated above.

  THE BORLAND BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO AMEND THE PURCHASE PLAN.

                     STOCKHOLDER PROPOSALS TO BE PRESENTED

                            AT NEXT ANNUAL MEETINGS

  Stockholders of Borland who wish to present proper proposals at Borland's 1998 Annual Meeting of Stockholders must submit their proposals in writing to the Secretary of Borland no later than March 26, 1998, and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act in order to have such proposals included in the proxy statement and form of proxy relating to that meeting.

  If the Merger is consummated, Visigenic will not hold a 1998 Annual Meeting of Stockholders. However, if such a meeting occurs, stockholders of Visigenic who wish to present proper proposals at such meeting must submit their proposals in writing to the Secretary of Visigenic no later than March 3, 1998, and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act in order to have such proposals included in the proxy statement and form of proxy relating to that meeting.

                                 LEGAL MATTERS

  The validity of the shares of Borland Common Stock to be issued pursuant to the Merger Agreement and certain legal matters relating to the federal income tax consequences of the Merger will be passed upon for Borland by Gray Cary Ware & Freidenrich LLP, Palo Alto, California. Certain legal matters relating to the federal income tax consequences of the Merger will be passed upon for Visigenic by Cooley Godward LLP, Palo Alto, California.

                                    EXPERTS

  The consolidated financial statements incorporated in this Joint Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K of Borland for the year ended March 31, 1997, except as they relate to the unaudited six month periods ended September 30, 1997 and 1996, have been audited by various independent accountants. The companies and periods covered by these audits are indicated in the individual accountants' reports. Such consolidated financial statements have been so incorporated by reference into this Joint Proxy Statement/Prospectus in reliance on the reports of the various independent accountants given on the authority of such firms as experts in auditing and accounting.

  The consolidated balance sheets of Visigenic as of March 31, 1996 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended March 31, 1997 included in this Joint Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
VISIGENIC SOFTWARE, INC.:
  Report of Independent Public Accountants................................. F-2
  Consolidated Balance Sheets.............................................. F-3
  Consolidated Statements of Operations.................................... F-4
  Consolidated Statements of Stockholders' Equity.......................... F-5
  Consolidated Statements of Cash Flows.................................... F-6
  Notes to Consolidated Financial Statements............................... F-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Visigenic Software, Inc.:

  We have audited the accompanying consolidated balance sheets of Visigenic Software, Inc. (a Delaware corporation) and subsidiaries as of March 31, 1996 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Visigenic Software, Inc. and subsidiaries as of March 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1997 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Jose, California
October 21, 1997

                            VISIGENIC SOFTWARE, INC.

                          CONSOLIDATED BALANCE SHEETS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                    MARCH 31,
                                                ------------------   SEPT. 30,
                                                  1996      1997       1997
                                                --------  --------  -----------
                                                                    (UNAUDITED)
                    ASSETS
                    ------
CURRENT ASSETS:
  Cash and cash equivalents.................... $  2,433  $ 19,679   $ 17,971
  Accounts receivable, net of allowance for
   doubtful accounts of $60, $144, and $394....      867     8,324      5,664
  Other current assets.........................      279       709        496
                                                --------  --------   --------
    Total current assets.......................    3,579    28,712     24,131
PROPERTY AND EQUIPMENT, net....................    1,457     3,143      3,207
OTHER ASSETS, net:
  Excess of purchase price over net assets
   acquired....................................       --     1,078        465
  Other........................................       73       110        106
                                                --------  --------   --------
                                                $  5,109  $ 33,043   $ 27,909
                                                ========  ========   ========
     LIABILITIES AND STOCKHOLDERS' EQUITY
     ------------------------------------
CURRENT LIABILITIES:
  Accounts payable............................. $    948  $    846   $    651
  Accrued liabilities--
   Payroll and related benefits................      360     1,458      1,754
   Other.......................................      358     1,222      1,460
  Deferred revenue.............................    1,201     2,519      2,604
                                                --------  --------   --------
    Total current liabilities..................    2,867     6,045      6,469
                                                --------  --------   --------
COMMITMENTS AND CONTINGENCIES (Note 5)
STOCKHOLDERS' EQUITY:
  Convertible preferred stock, $.001 par value
   Authorized--10,000,000 shares at March 31,
    1996; 2,000,000 shares at March 31, 1997
    and September 30, 1997
   Outstanding--3,674,625 shares in 1996.......        4        --         --
  Common stock, $.001 par value
   Authorized--20,000,000 shares at March 31,
    1996; 50,000,000 shares at March 31, 1997
    and September 30, 1997
   Outstanding--3,189,672 shares in 1996,
    14,344,474 shares in 1997 and
    14,500,178 shares at September 30, 1997....        3        14         14
  Additional paid-in capital...................   13,710    58,723     59,286
  Accumulated deficit..........................  (11,479)  (31,747)   (37,843)
  Accumulated translation adjustment...........        4         8        (17)
                                                --------  --------   --------
    Total stockholders' equity.................    2,242    26,998     21,440
                                                --------  --------   --------
                                                $  5,109  $ 33,043   $ 27,909
                                                ========  ========   ========

      The accompanying notes are an integral part of these balance sheets.

                            VISIGENIC SOFTWARE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              SIX MONTHS ENDED
                                    YEAR ENDED MARCH 31,         SEPT. 30,
                                  --------------------------  -----------------
                                   1995     1996      1997      1996     1997
                                  -------  -------  --------  --------  -------
                                                                (UNAUDITED)
REVENUE:
  Software products.............  $   915  $ 4,974  $ 15,347  $  6,166  $ 8,086
  Consulting services,
   maintenance and other........      916    1,760     4,254     1,644    3,688
                                  -------  -------  --------  --------  -------
    Total revenue...............    1,831    6,734    19,601     7,810   11,774
                                  -------  -------  --------  --------  -------
COST OF REVENUE:
  Software products.............       48      615     1,334       531    1,030
  Consulting services,
   maintenance and other........      831    1,253     3,331     1,133    2,777
                                  -------  -------  --------  --------  -------
    Total cost of revenue.......      879    1,868     4,665     1,664    3,807
                                  -------  -------  --------  --------  -------
GROSS PROFIT....................      952    4,866    14,936     6,146    7,967
                                  -------  -------  --------  --------  -------
OPERATING EXPENSES:
  Product development...........    3,160    4,348     9,497     4,138    5,382
  Sales and marketing...........    1,539    3,485    10,061     4,607    6,163
  General and administrative....      872    1,505     2,841     1,163    2,252
  Purchased in process product
   development..................       --       --    12,364    12,014       --
  Amortization of excess of
   purchase price over net
   assets acquired..............       --       --       667       172      612
                                  -------  -------  --------  --------  -------
    Total operating expenses....    5,571    9,338    35,430    22,094   14,409
                                  -------  -------  --------  --------  -------
LOSS FROM OPERATIONS............   (4,619)  (4,472)  (20,494)  (15,948)  (6,442)
INTEREST AND OTHER INCOME, net..       94       85       351        48      431
                                  -------  -------  --------  --------  -------
LOSS BEFORE PROVISION FOR INCOME
 TAXES..........................   (4,525)  (4,387)  (20,143)  (15,900)  (6,011)
PROVISION FOR INCOME TAXES......       43       21       125        39      211
                                  -------  -------  --------  --------  -------
NET LOSS........................  $(4,568) $(4,408) $(20,268) $(15,939) $(6,222)
                                  =======  =======  ========  ========  =======
NET LOSS PER SHARE..............                    $  (1.58)           $  (.43)
                                                    ========            =======
PRO FORMA NET LOSS PER SHARE....           $  (.39)           $  (1.30)
                                           =======            ========
SHARES USED IN PER SHARE
 CALCULATION....................            11,418    12,807    12,254   14,411
                                           =======  ========  ========  =======


   The accompanying notes are an integral part of these financial statements.

                            VISIGENIC SOFTWARE, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                             (DOLLARS IN THOUSANDS)

                                              CONVERTIBLE
                                            PREFERRED STOCK     COMMON STOCK     ADDITIONAL             CUMULATIVE      TOTAL
                                           ------------------ ------------------  PAID-IN   ACCUMULATED TRANSLATION STOCKHOLDERS'
                                             SHARES    AMOUNT   SHARES    AMOUNT  CAPITAL     DEFICIT   ADJUSTMENT     EQUITY
                                           ----------  ------ ----------  ------ ---------- ----------- ----------- -------------
BALANCE, MARCH 31, 1994...........          1,674,625   $  2   2,780,786   $ 2    $ 5,611    $ (2,401)     $ --       $  3,214
 Issuance of common stock.........                 --     --     459,575     1        183          --        --            184
 Repurchase of common stock.......                 --     --    (103,717)   --        (32)         --        --            (32)
 Issuance of Series B convertible
  preferred stock.................            625,000      1          --    --      2,464          --        --          2,465
 Cash dividends of iO prior to
  merger..........................                 --     --          --    --         --         (52)       --            (52)
 Translation adjustment...........                 --     --          --    --         --          --        10             10
 Net loss.........................                 --     --          --    --         --      (4,568)       --         (4,568)
                                           ----------   ----  ----------   ---    -------    --------      ----       --------
BALANCE, MARCH 31, 1995...........          2,299,625      3   3,136,644     3      8,226      (7,021)       10          1,221
 Issuance of Series B convertible
  preferred stock.................          1,375,000      1          --    --      5,459          --        --          5,460
 Exercise of stock options........                 --     --      54,068    --         25          --        --             25
 Repurchase of common stock, net
  of issuances....................                 --     --     (1,040)    --         --          --        --             --
 Cash dividends of iO prior to
  merger..........................                 --     --          --    --         --         (50)       --            (50)
 Translation adjustment...........                 --     --          --    --         --                    (6)            (6)
 Net loss.........................                 --     --          --    --         --      (4,408)       --         (4,408)
                                           ----------   ----  ----------   ---    -------    --------      ----       --------
BALANCE, MARCH 31, 1996...........          3,674,625      4   3,189,672     3     13,710     (11,479)        4          2,242
 Issuance of Series C convertible
  preferred stock.................            444,444     --          --    --      4,000          --        --          4,000
 Issuance of common stock in
  connection with the acquisition
  of PostModern Computing
  Technologies, Inc...............                 --     --   3,099,821     3     10,382          --        --         10,385
 Issuance of common stock in
  connection with public
  offerings.......................                 --     --   3,195,000     3     26,467          --        --         26,470
 Conversion of preferred stock in
  public offering ................         (4,119,069)    (4)  4,119,069     4         --          --        --             --
 Conversion of convertible
  notes...........................                 --     --     270,871    --      2,031          --        --          2,031
 Issuance of common stock in
  connection with the acquisition
  of CustomWare, Inc..............                 --     --     125,000    --      1,500          --        --          1,500
 Issuance of common stock, net of
  repurchases.....................                 --     --     345,041     1        633          --        --            634
 Translation adjustment...........                                                                            4              4
 Net loss.........................                 --     --          --    --         --     (20,268)       --        (20,268)
                                           ----------   ----  ----------   ---    -------    --------      ----       --------
BALANCE, MARCH 31, 1997...........                 --     --  14,344,474    14     58,723     (31,747)        8         26,998
 Issuance of common stock
  (unaudited).....................                 --     --     155,704    --        563          --        --            563
 Adjustment to conform year-end
  of iO (unaudited)...............                 --     --          --    --         --         126        --            126
 Translation adjustment
  (unaudited).....................                 --     --          --    --         --          --       (25)           (25)
 Net loss (unaudited).............                 --     --          --    --         --      (6,222)       --         (6,222)
                                           ----------   ----  ----------   ---    -------    --------      ----       --------
BALANCE, SEPTEMBER 30, 1997 (unaudited)..          --   $ --  14,500,178   $14    $59,286    $(37,843)     $(17)      $ 21,440
                                           ==========   ====  ==========   ===    =======    ========      ====       ========

   The accompanying notes are an integral part of these financial statements.

                            VISIGENIC SOFTWARE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                             SIX MONTHS ENDED
                                  YEARS ENDED MARCH 31,       SEPTEMBER 30,
                                 --------------------------  -----------------
                                  1995     1996      1997      1996     1997
                                 -------  -------  --------  --------  -------
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net loss....................... $(4,568) $(4,408) $(20,268) $(15,939) $(6,222)
 Adjustments to reconcile net
  loss to net cash used in
  operating activities--
  Depreciation and
   amortization.................     179      361     1,389       502    1,094
  Purchased in process product
   development..................      --       --    12,364    12,014       --
  Provision for doubtful
   accounts.....................      --       60        84        37      250
  Adjustment to conform year-end
   of pooled company............      --       --        --        --      126
  Changes in assets and
   liabilities, net of
   acquisition of PostModern and
   CustomWare--
   Decrease (increase) in
    accounts receivable.........    (408)    (390)   (7,191)   (1,611)   2,390
   Decrease (increase) in
    prepaid expenses and other
    current assets..............    (152)     (90)     (331)   (1,269)     213
   Increase (decrease) in
    accounts payable............      32      723      (193)      188     (195)
   Increase in accrued
    liabilities.................     233      277     1,446     1,064      529
   Increase in deferred
    revenue.....................     303      898     1,135        57       85
                                 -------  -------  --------  --------  -------
    Net cash used in operating
     activities.................  (4,381)  (2,569)  (11,565)   (4,957)  (1,730)
                                 -------  -------  --------  --------  -------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Payment for purchase of
  PostModern and CustomWare, net
  of cash acquired..............      --       --    (1,919)   (2,182)      --
 Purchases of property and
  equipment.....................    (384)  (1,152)   (2,341)   (1,074)    (545)
 Organization costs and other
  assets........................      (5)     (49)      (36)      (31)       4
                                 -------  -------  --------  --------  -------
    Net cash used in investing
     activities.................    (389)  (1,201)   (4,296)   (3,287)    (541)
                                 -------  -------  --------  --------  -------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Proceeds from issuance of
  convertible notes.............      --       --     2,000     2,000       --
 Net proceeds from issuance of
  preferred stock...............   2,465    5,460     4,000     4,000       --
 Net proceeds from issuance of
  common stock..................     149       22    27,107    13,458      563
 Cash dividends of iO prior to
  merger........................     (52)     (50)       --        --       --
                                 -------  -------  --------  --------  -------
    Net cash provided by
     financing activities.......   2,562    5,432    33,107    19,458      563
                                 -------  -------  --------  --------  -------
NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS...........  (2,208)   1,662    17,246    11,214   (1,708)
CASH AND CASH EQUIVALENTS,
 BEGINNING OF PERIOD............   2,979      771     2,433     2,433   19,679
                                 -------  -------  --------  --------  -------
CASH AND CASH EQUIVALENTS, END
 OF PERIOD...................... $   771  $ 2,433  $ 19,679  $ 13,647  $17,971
                                 =======  =======  ========  ========  =======

   The accompanying notes are an integral part of these financial statements.

                           VISIGENIC SOFTWARE, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                MARCH 31, 1997

 (INFORMATION RELATING TO THE SIX MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                  UNAUDITED)

1. ORGANIZATION AND OPERATIONS OF THE COMPANY:

  Visigenic Software, Inc. (the "Company") was incorporated on February 12, 1993. The Company operates in a single industry segment and is involved in the design, development and marketing of distributed object and database access software products. Through March 31, 1995 the Company's principal efforts were focused on raising capital, developing its products and applications, establishing marketing and sales channels and recruiting key personnel. During fiscal 1996, the Company emerged from the development stage, however, the Company continues to be subject to the risks associated with companies in a comparable stage of development including, but not limited to, dependence on key personnel; limited operating history and a history of losses; and the need to develop new software products and product enhancements.

  In May 1996, the Company acquired PostModern Computing Technologies Inc. ("PostModern") (See Note 3). Prior to the acquisition of PostModern, the Company derived substantially all of its revenue from the licensing of its database access products and fees from related services. Since the acquisition of PostModern, the Company has also derived a significant portion of its revenue from its distributed object products. On October 21, 1997 the Company announced that in order to focus its efforts on the increasing demand for its ORB technology (distributed object products), the Company would not be further enhancing its database access products, which include VisiODBC SDK's, VisiODBC Drivers and VisiChannel for ODBC. The Company's distributed object products and services are each expected to continue to account for a significant portion of the Company's revenue for the foreseeable future.

  In September 1997, the Company merged with Interactive Objects Software GmbH ("iO"), a leading German consulting company that specializes in distributed object computing, which resulted in iO becoming a wholly-owned subsidiary of the Company. The merger was accounted for as a pooling of interests. Accordingly, the Company's consolidated financial statements for all periods presented have been restated to include the financial statements of iO (See
Note 3).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Principles of Consolidation and Functional Currency

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries after elimination of intercompany transactions and balances. The functional currency of the Company's German subsidiary is the local currency. Foreign exchange gains and losses resulting from the translation of the German subsidiary's financial statements are reported as a separate component of stockholders' equity. The functional currency of the Company's French subsidiary is the U.S. dollar. Accordingly, foreign translation gains and loses, which have not been material to date, are reflected in the accompanying consolidated statements of operations. Additionally, exchange gains and losses arising form transactions denominated in foreign currency have not been material to date and are reflected in the accompanying consolidated statements of operations.

 Use of Estimates in Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported results of operations during the reporting period. Actual results could differ from those estimates.

                           VISIGENIC SOFTWARE, INC.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with an original maturity of three months or less from the date of purchase to be cash equivalents. As of March 31, 1996 and 1997, the Company's cash and cash equivalents were deposited in checking and money market accounts and certificates of deposit.

 Software Development Costs

  In accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," the Company capitalizes eligible computer software development costs upon the establishment of technological feasibility, which it has defined as completion of a working model. For the years ended March 31, 1995, 1996 and 1997, the amount of costs eligible for capitalization, after consideration of factors such as realizable value, were not material and, accordingly, all software development costs have been charged to product development expense in the accompanying consolidated statements of operations.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets (or over the lease term if it is shorter for leasehold improvements), which range from three to five years. Property and equipment consists of the following (in thousands):

                                                                  MARCH 31,
                                                                ---------------
                                                                 1996    1997
                                                                ------  -------
      Computer equipment......................................  $1,206  $ 2,884
      Furniture and fixtures..................................     530      812
      Purchased software......................................     401      742
      Leasehold improvements..................................      34      142
                                                                ------  -------
                                                                 2,171    4,580
      Less--Accumulated depreciation and amortization.........    (714)  (1,437)
                                                                ------  -------
      Property and equipment, net.............................  $1,457  $ 3,143
                                                                ======  =======

 Revenue Recognition and Deferred Revenue

  The Company's revenue is derived from fixed license fees from licensing its products, royalties from value added resellers (VARs), independent software vendors (ISVs) and distributors, and fees for services related to its products, including software maintenance, development contracts and consulting and training. Certain of the Company's license arrangements with VARs and ISVs provide for sublicense fees payable to the Company based on a percentage of the VAR's or ISV's net revenue. Other license arrangements provide for fixed license fees for the right to make and distribute an unlimited number of copies of the Company's product for a specified period of time. Royalty revenue, other than from prepaid royalties, is recognized when it is reported by the VAR, ISV or distributor. Service revenue is primarily attributable to consulting revenues of iO as well as lower margin maintenance and other revenue, including training revenue and engineering development fees.

  The Company generally recognizes revenue from license and prepaid royalties upon delivery of software products if there are no significant post-delivery obligations, if collection is probable and if the license agreement requires payment within 90 days. If significant post-delivery obligations exist or if a product is subject to customer acceptance, revenue is deferred until no significant obligations remain or acceptance has occurred.

                           VISIGENIC SOFTWARE, INC.

  Maintenance revenue from ongoing customer support and product upgrades is recognized ratably over the term of the applicable maintenance period, which is typically 12 months. If maintenance is included in a license agreement, such amounts are unbundled from the license fee at their fair market value. Consulting and training revenue is generally recognized as services are performed over the term of the agreement. Revenue from engineering development work is generally recognized on a percentage of completion basis. If a transaction includes both license and service elements, license fee revenue is recognized upon shipment of the software, provided services do not include significant customization or modification of the base product and payment terms are not subject to acceptance criteria. In cases where license fee payments are contingent upon the acceptance of services, revenues from both the license and service elements are deferred until the acceptance criteria are met.

  Deferred revenue consists primarily of the unrecognized portion of revenue under maintenance and support contracts (which revenue is deferred and recognized ratably over the term of such contract) and advance payment of software development fees and license fees.

 Significant Customers

  A relatively small number of customers have accounted for a significant percentage of the Company's total revenue. The following customers accounted for more than 10% of total revenue:

                                                                    YEAR ENDED
                                                                    MARCH 31,
                                                                  ----------------
                                                                  1995  1996  1997
                                                                  ----  ----  ----
      Customer A.................................................  34%    *     *
      Customer B.................................................  12%    *     *
      Customer C.................................................   *    21%    *
      Customer D.................................................  33%    *     *

--------
* less than 10%

 Concentration of Credit Risk

  Financial instruments which potentially subject the Company to a concentration of credit risk consist principally of accounts receivable. As of March 31, 1997, approximately 68% of accounts receivable was concentrated with ten customers. The Company generally does not require collateral on accounts receivable as the majority of the Company's customers are large, well established companies. The Company provides reserves for credit losses, which to date have been insignificant.

 Stock-Based Compensation

  Effective April 1, 1996, the Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." In accordance with the provisions of SFAS No. 123, the Company applies Accounting Principals Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock option plans.

 Net Loss per Share and Pro Forma Net Loss per Share

  For periods after the Company's initial public offering in August 1996, net loss per share has been computed using the weighted average number of common shares outstanding. Common equivalent shares have not been included as their effect would be antidilutive. For the portion of fiscal 1997 prior to the Company's initial public offering, net loss per share has been computed on a pro forma basis.

                           VISIGENIC SOFTWARE, INC.

  Pro forma net loss per share is computed using the pro forma weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of convertible preferred stock (using the if converted method) and stock options (using the treasury stock method). Common stock options are excluded from the computation if their effect is antidilutive. Convertible preferred stock outstanding during the period is included (using the if converted method) in the computation of common equivalent shares even though the effect is antidilutive. Also, pursuant to the Securities and Exchange Commission Staff Accounting Bulletins and staff policy, such computations include all common and common equivalent shares issued within the 12 months preceding the Company's initial public offering as if they were outstanding for all periods presented. Historical net loss per share amounts for periods prior to fiscal 1996 have not been presented since such amounts are not deemed meaningful due to the significant change in the Company's capital structure that occurred upon consummation of the Company's initial public offering.

 Cash Dividends

  Cash dividends for fiscal year 1995 and 1996 reflect dividends paid by iO to the shareholders of iO prior to its merger with the Company. In October 1997, the Company recorded and paid the final dividends in the aggregate amount of approximately $115,000 to the shareholders of iO.

 New Accounting Standards

  In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, "Earnings per Share," which specifies the computation, presentation and disclosure requirements for earnings per share. SFAS No. 128 will become effective for the Company's year ending March 31, 1998. SFAS No. 128 will not have a material impact on the Company's results of operations.

  In February 1997, FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure," which will be adopted by the Company in the fourth quarter of 1998. SFAS No. 129 requires companies to disclose certain information about their capital structure. SFAS No. 129 will not have a material impact on the Company's financial statement disclosures.

 Unaudited Interim Financial Data

  The unaudited interim financial statements as of September 30, 1997 and for the six months ended September 30, 1996 and 1997 have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial information set forth therein, in accordance with generally accepted accounting principles. The data disclosed in the notes to the consolidated financial statements for these periods are unaudited. The results of operations for the six months ended September 30, 1997 are not necessarily indicative of the results to be expected for any future period.

3. ACQUISITIONS:

 Acquisition of PostModern

  In May 1996, the Company completed the acquisition of PostModern, a supplier of distributed object technology. In the acquisition the Company issued 3,099,821 shares of its common stock, valued at $3.00 per share based on an independent appraisal of the Company's common stock, and paid a total of $2.3 million in exchange for all of PostModern's outstanding shares. The Company also incurred acquisition-related costs of approximately $450,000, resulting in a total purchase price of approximately $13.1 million. In addition, the Company made cash payments, subject to one-year vesting and totaling $1.5 million, to certain PostModern

                           VISIGENIC SOFTWARE, INC.

employees. The acquisition of PostModern was accounted for as a purchase in the quarter ended June 30, 1996 and, accordingly, the results of PostModern from the date of acquisition forward have been recorded in the Company's consolidated financial statements.

  In connection with the purchase price allocation, the Company received an appraisal of the intangible assets which indicated that approximately $12.0 million of the acquired intangible assets consisted of in process product development which had not reached technological feasibility and, in the opinion of management, had no alternative future use. The acquired in process product development was charged to expense in the Company's 1997 Statement of Operations.

  As a result of the purchase price allocation, the excess of the purchase price over net assets acquired is $1.1 million, which is being amortized on a straight-line basis over a period of two years. Management believes that the unamortized balance is recoverable through future operating results.

  The following unaudited pro forma information shows the results of operations for the two fiscal years ended March 31, 1997 as if the PostModern acquisition had occurred at the beginning of each period presented and at the purchase price established in May 1996. The results are not necessarily indicative of what would have occurred had the acquisition actually been made at the beginning of each of the respective periods presented or of future operations of the combined companies. The pro forma results for 1997 combine the Company's results for the year ended March 31, 1997 with the results of PostModern for the period from April 1, 1996 through the date of acquisition and includes the $12.0 million write-off discussed above. The following unaudited pro forma results include the straight-line amortization of intangibles over a period of two years.

                                                            YEAR ENDING
                                                             MARCH 31,
                                                       -----------------------
                                                          1996        1997
                                                       ----------  -----------
                                                       (IN THOUSANDS, EXCEPT
                                                         PER SHARE AMOUNTS)
      Revenue......................................... $    7,736  $    19,733
      Net loss........................................ $   (6,406) $   (20,504)
      Net loss per share.............................. $     (.56) $     (1.60)
      Shares used in per share calculation............     11,418       12,807

In connection with the acquisition, the Company also assumed PostModern's outstanding stock options and reserved 361,785 shares of the Company's common stock for issuance upon exercise of such options at an exercise price of $0.24 to $0.60 per share under similar vesting terms. As of March 31, 1997, 15,000 options had been exercised, 346,785 are outstanding and 147,061 shares are vested.

 Acquisition of CustomWare

  In December 1996, the Company completed the acquisition of CustomWare, Inc. ("CustomWare"), a training and consulting firm focused on Java and CORBA technologies. In the acquisition, the Company issued 125,000 shares of its common stock to the shareholder of CustomWare, resulting in a total purchase price of approximately $1.5 million. The acquisition of CustomWare was accounted for as a purchase in the quarter ended December 31, 1996.

  In connection with the purchase price allocation, the Company received an appraisal of the intangible assets which indicated that approximately $350,000 of the acquired intangible assets consisted of in process product development. Because there can be no assurance that the Company will be able to successfully complete the development of the CustomWare products or that the acquired technology has any alternative future use, the

                           VISIGENIC SOFTWARE, INC.

acquired in process product development was charged to expense by the Company in its quarter ended December 31, 1996 and accordingly, the results of CustomWare from the date of acquisition forward have been recorded in the Company's consolidated financial statements.

  As a result of the purchase price allocation, the excess of the purchase price over net assets acquired is $700,000, which is being amortized on a straight-line basis over a period of one year. Management believes that the unamortized balance is recoverable through future operating results.

  Comparative pro forma information reflecting the acquisition of CustomWare has not been presented because the operations of CustomWare are not material to the Company's consolidated financial statements.

 Acquisition of iO Software GmbH

  On September 5, 1997 the Company merged with iO, a leading German consulting company that specializes in distributed object computing, which resulted in iO becoming a wholly-owned subsidiary of the Company. In connection therewith, the Company issued 353,767 shares of the Company's common stock in exchange for all outstanding shares of iO.

  The merger was accounted for as a pooling of interests. Accordingly, the Company's consolidated financial statements for all periods presented have been restated to include the financial statements of iO. Prior to the merger, iO's year end was December 31. In accordance with Securities and Exchange Commission rules and regulations, the restated consolidated financial statements combine the consolidated financial statements of the Company for the three years ended March 31, 1997 with the financial statements of iO for the three years ended December 31, 1996. Revenue of iO for the three-month period ended March 31, 1997 of $951,000 is excluded from the consolidated financial statements. In addition, net income of iO for the three-month period ended March 31, 1997 of $126,000 is also excluded from the consolidated financial statements and was recorded as an adjustment to accumulated deficit in the Company's consolidated financial statements in the quarter ended June 30, 1997.

  Reconciliation of the current financial statements with previously reported separate company information is presented as follows (in thousands):

                                                          INTERACTIVE
                                               VISIGENIC    OBJECTS
                                               SOFTWARE,   SOFTWARE
                                                 INC.        GMBH     COMBINED
                                               ---------  ----------- --------
Six months ended September 30, 1997:
  Revenue..................................... $ 10,297     $1,477    $ 11,774
  Net income (loss)........................... $ (6,400)    $  178    $ (6,222)
Six months ended September 30, 1996:
  Revenue..................................... $  6,783     $1,027    $  7,810
  Net income (loss)........................... $(15,962)    $   23    $(15,939)
Year ended March 31, 1997:
  Revenue..................................... $ 17,018     $2,583    $ 19,601
  Net income (loss)........................... $(20,330)    $   62    $(20,268)
Year ended March 31, 1996:
  Revenue..................................... $  5,575     $1,159    $  6,734
  Net loss.................................... $ (4,379)    $  (29)   $ (4,408)
Year ended March 31, 1995:
  Revenue..................................... $  1,115     $  716    $  1,831
  Net income (loss)........................... $ (4,629)    $   61    $ (4,568)

                           VISIGENIC SOFTWARE, INC.

  Costs associated with the merger have been expensed in the quarter ended September 30, 1997. The expenses associated with the merger, which consist primarily of transaction costs, were approximately $300,000.

4. LINE OF CREDIT:

  As of March 31, 1997, the Company had a $3.0 million revolving line of credit agreement with a bank that expired on July 15, 1997. There were no borrowings outstanding under the line of credit agreement as of March 31, 1997. In July 1997, the Company entered into a $5.0 million revolving line of credit agreement (as amended on July 15, 1997) which expires on July 14, 1998, and a $2.0 million equipment term loan agreement with a draw down period ending April 15, 1998 which allows for equipment borrowings to be amortized over thirty-six months thereafter. Both the line of credit and the equipment term loan are incorporated into a loan agreement (the "Agreement") dated July 15, 1997. Advances under the Agreement bear interest at the bank's prime lending rate. Line of credit advances are limited to 80% of eligible accounts receivable. All advances are secured by substantially all of the assets and contractual rights of the Company. The Agreement also contains certain financial restrictions and covenants which require, among other things, for the line of credit, that the Company maintain monthly tangible net worth and a minimum quick ratio; and for the equipment term loan, a minimum liquidity ratio or debt service coverage.

5. COMMITMENTS AND CONTINGENCIES:

  The Company leases its facilities under operating lease agreements expiring through February 2003. Rent expense for all operating leases totaled approximately $204,000, $319,000 and $918,000 for the years ended March 31, 1995, 1996 and 1997, respectively. Minimum future lease payments under all noncancellable operating leases were as follows (in thousands):

      Year Ending March 31,
        1998............................................................. $1,108
        1999.............................................................  1,140
        2000.............................................................  1,164
        2001.............................................................    875
        2002.............................................................    436
        Thereafter.......................................................    105
                                                                          ------
                                                                          $4,828
                                                                          ======

  On April 10, 1997, Western Imaging, Inc. ("Western Imaging") filed a complaint in the U.S. District Court for the Northern District of California against the Company and Corel Corporation ("Corel"), a licensee of the Company, alleging breach of contract, intentional and negligent misrepresentation, copyright infringement, trademark infringement, misappropriation of trade secrets and other related claims.

  The lawsuit claims that in a May 1994 agreement with Western Imaging, the Company sold to Western Imaging all right, title and interest not only to its Lumena product, but also to its Color Tools, Creative License, Oasis and Signature products as well. As a result, Western Imaging asserts that the Company breached the terms of the agreement with Western Imaging when, among other things, it licensed Creative License, Color Tools, Oasis and Signature to Corel. Western Imaging is seeking injunctive relief, unspecified damages, impoundment of the disputed software during the pendency of the litigation, and punitive damages.

  The Company has not sold or marketed the disputed software products since January 1995. The Company does not utilize this technology in any current product offering.

                           VISIGENIC SOFTWARE, INC.

  The Company has agreed to defend Corel pursuant to the terms of its license to Corel. Neither the Company nor Corel has responded to the complaint. On August 8, 1997, the Company and Corel filed an answer to the complaint denying Western Imaging's allegations and believes it has meritorious defenses to such claims and intends to defend the litigation vigorously. However, due to the nature of the litigation and because the lawsuit is at an early stage, the Company cannot determine the total expense or possible loss, if any, that may ultimately be incurred either in the context of a trial or as a result of a negotiated settlement. Regardless of the ultimate outcome of the litigation, it could result in significant diversion of time by the Company's technical and managerial personnel. Because the results of the litigation, including any potential settlement, are uncertain, there can be no assurance that they will not have a material adverse effect on the Company's business, operating results and financial condition.

  From time to time the Company is involved in other various disputes which have arisen in the ordinary course of business. Management believes that the ultimate resolution of the disputes will not have a material adverse impact on the Company's financial position or results of operations.

6. CONVERTIBLE PREFERRED STOCK AND CONVERTIBLE NOTES:

  In June 1996, the Company's Board of Directors approved a one-for-two reverse split of its common and preferred stock. All common and preferred share and per share amounts in the accompanying consolidated financial statements have been adjusted retroactively to give effect to this reverse stock split.

  The Company's certificate of incorporation, as amended in May 1996, authorized the issuance of up to 10,000,000 shares of convertible preferred stock, of which the Company had designated 1,606,000 shares as Series A preferred stock, 6,000,000 shares as Series B preferred stock and 1,000,000 shares as Series C preferred stock. In conjunction with the initial public offering of the Company's common stock on August 8, 1996, all outstanding shares of convertible preferred stock automatically converted into common stock upon closing of the offering. The Company amended its certificate of incorporation in August 1996 authorizing the issuance of up to 2,000,000 shares of preferred stock. No preferred shares had been issued as of March 31, 1997.

 Issuance of Series C Convertible Preferred Stock and Convertible Notes

  On May 24, 1996, the Company sold 444,444 shares of its Series C preferred stock at a price of $9.00 per share to three investors, for aggregate proceeds of $4.0 million. Between May 28 and June 7, 1996, the Company issued $2.0 million principal amount of convertible notes to the same three investors, bearing interest at the rate of 8.25% per annum. Upon the closing of the Company's initial public offering on August 8, 1996, the principal amount of each note and all accrued interest automatically converted into shares of the Company's common stock at $7.50 per share, the offering price per share to the public, and the Series C preferred stock automatically converted into shares of the Company's common stock. The Company used a portion of the proceeds from the sale of the Series C preferred stock and the convertible notes to pay amounts due in connection with the acquisition of PostModern. (See Note 3)

7. COMMON STOCK:

  In June 1996, the Company's Board of Directors approved a one-for-two reverse split of its common and preferred stock. All common and preferred share and per share amounts in the accompanying consolidated financial statements have been adjusted retroactively to give effect to this reverse stock split.

  In August 1996, the Company completed the initial public offering of its common stock. The Company sold 2,015,000 shares for net proceeds of approximately $13.2 million. Concurrent with the closing of the initial

                           VISIGENIC SOFTWARE, INC.

public offering, 4,119,069 shares of convertible preferred stock were converted into an equivalent number of shares of common stock and $2,000,000 of convertible notes plus accrued interest of $31,526 converted into 270,871 shares of common stock. (See Note 6)

  In February 1997, the Company completed a second public offering of its common stock. The Company sold 1,180,000 shares for net proceeds of approximately $13.3 million.

  Prior to July 1993, the Company issued 232,575 shares of common stock to certain employees and directors of the Company that are subject to certain repurchase rights. These rights of repurchase lapse over a five-year period. As of March 31, 1997, 31,728 shares of common stock are subject to repurchase by the Company at prices ranging from $.08 to $.40 per share.

 Stock Purchase Plans

  In April 1993 and August 1994, the Company adopted Stock Purchase Plans (the "Stock Plans") and authorized the issuance of 952,500 shares thereunder to employees and consultants. Stock purchased under these Stock Plans generally vests ratably over a five-year period. Unvested shares may be repurchased by the Company at the original issuance price in the event of the employee's or consultant's termination.

  As of March 31, 1997, 526,287 shares were issued and outstanding under these Stock Plans at prices ranging from $.20 to $.40 per share, which was the fair market value of the common stock, as determined by the Board of Directors, on the date of grant, of which 193,373 shares were subject to repurchase. As of March 31, 1997, no further shares were available for issuance under the Stock Plans.

 1995 Stock Option Plan

  In fiscal 1996, the Company established the 1995 Stock Option Plan (the "1995 Plan"). As of March 31, 1997, the Company had reserved 2,500,000 shares of common stock for issuance under the 1995 Plan. In July 1997, the stockholders approved an increase in the reserve under the 1995 Plan of 1,500,000 shares. Under the 1995 Plan, the Board of Directors may grant incentive and nonqualified stock options to employees, consultants and directors of the Company. The exercise price per share for an incentive stock option cannot be less than the fair market value of the stock on the date of grant. The exercise price per share for nonqualified stock options cannot be less than 85% of the fair market value of the stock on the date of grant. Options generally expire ten years after the date of grant and vest over a period of four years. Option activity under the 1995 Plan was as follows:

                                                        OPTIONS OUTSTANDING
                                                     ---------------------------
                                          OPTIONS               WEIGHTED AVERAGE
                                         AVAILABLE    SHARES     EXERCISE PRICE
                                         ----------  ---------  ----------------
  Authorized............................  2,000,000         --          --
  Granted...............................   (820,750)   820,750       $ .40
  Exercised.............................         --    (54,068)      $ .40
  Canceled..............................     12,932    (12,932)      $ .40
                                         ----------  ---------       -----
Balance at March 31, 1996...............  1,192,182    753,750       $ .40
  Authorized............................    500,000         --          --
  Granted............................... (1,690,250) 1,690,250       $9.40
  Exercised.............................         --   (225,611)      $ .48
  Canceled..............................     77,967    (77,967)      $7.71
                                         ----------  ---------       -----
Balance at March 31, 1997...............     79,899  2,140,422       $7.23
                                         ==========  =========       =====

                           VISIGENIC SOFTWARE, INC.

  As of March 31, 1997, all of the outstanding options were immediately exercisable in full on the date of grant subject to repurchase of unvested shares by the Company at cost and at the option of the Company if employment is terminated. As of March 31, 1997, 115,392 shares were subject to repurchase.

 1996 Employee Stock Purchase Plan

  The Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Company's Board of Directors in June 1996. A total of 450,000 shares of common stock has been reserved for issuance under the Purchase Plan. The Purchase Plan permits eligible employees to purchase common stock at 85% of the lower of the fair market value of the Company's common stock on the first day or the last day of each six-month offering period. As of March 31, 1997, 60,822 shares had been issued under the Purchase Plan. The weighted average fair value of shares issued in fiscal 1997 was $2.72.

 1996 Outside Director's Stock Option Plan

  The Company's 1996 Outside Director's Stock Option Plan (the "Director's Plan") was adopted by the Company's Board of Directors in June 1996. A total of 200,000 shares of common stock has been reserved for issuance under the Director's Plan. The Director's Plan provides for the initial grant of nonstatutory stock options to purchase 15,000 shares of common stock on the earlier of the first annual meeting following the initial public offering of the Company's common stock or the date on which the optionee first becomes a nonemployee director of the Company, and an additional option to purchase 5,000 shares of common stock on the next anniversary to existing and future nonemployee directors of the Company. The exercise price per share of all options granted under the Director's Plan will equal the fair market value of a share of the Company's common stock on the date of grant of the option. No options have been issued under the Director's Plan as of March 31, 1997.

 Stock-Based Compensation

  The Company accounts for the 1995 Plan, the Purchase Plan and the Director's Plan (the "Plans") under APB Opinion No. 25 and related interpretations, under which no compensation cost has been recognized as the exercise price per share for stock options was equal to the fair market value of the stock on the date of grant and the Purchase Plan qualified as a non compensatory plan under APB Opinion No. 25. Had compensation cost for these Plans been determined consistent with SFAS No. 123, the Company's net loss and net loss per share would have been reduced to the following pro forma amounts (in thousands):

                                                                YEAR ENDING
                                                                 MARCH 31,
                                                              -----------------
                                                               1996      1997
                                                              -------  --------
 Net loss:           As reported............................  $(4,408) $(20,268)
                     Pro forma..............................  $(4,421) $(21,571)
 Net loss per share: As reported............................  $  (.39) $  (1.58)
                     Pro forma..............................  $  (.39) $  (1.68)

  The weighted average fair values of options granted during fiscal 1996 and fiscal 1997 were $.09 and $5.70 per share, respectively. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in fiscal 1996 and fiscal 1997:

                                                                  1996    1997
                                                                 ------- -------
Volatility......................................................      0%     75%
Risk-free interest rate.........................................    5.9%    6.8%
Dividend yield..................................................      0%      0%
Expected lives.................................................. 4 years 4 years

                           VISIGENIC SOFTWARE, INC.

  The following table summarizes information regarding stock options outstanding under the 1995 Plan at March 31, 1997 (in thousands, except per share and life amounts):

                                      OPTIONS OUTSTANDING             OPTIONS VESTED AND EXERCISABLE
                          ------------------------------------------- ------------------------------
                            NUMBER    WEIGHTED AVERAGE    WEIGHTED     NUMBER VESTED     WEIGHTED
                          OUTSTANDING    REMAINING        AVERAGE     AND EXERCISABLE    AVERAGE
RANGE OF EXERCISE PRICES  AT 3/31/97  CONTRACTUAL LIFE EXERCISE PRICE   AT 3/31/97    EXERCISE PRICE
------------------------  ----------- ---------------- -------------- --------------- --------------
$ 0.40..................       508          8.58           $ 0.40           138           $ 0.40
$ 2.00-$ 6.00...........       550          9.16             4.45           104             4.27
$ 8.00-$10.50...........       530          9.55             9.67            36             9.18
$11.25-$16.50...........       552          9.63            13.94            10            11.95
----------------------------------------------------------------------------------------------------
$ 0.40-$16.50...........     2,140          9.24           $ 7.23           288           $ 3.30
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

 Executive Performance Incentive Plan

  The Company's Executive Performance Incentive Plan (the "Incentive Plan") was adopted by the Company's Board of Directors in October 1996. A total of 100,000 shares of common stock has been reserved for issuance under the Incentive Plan. Under the Incentive Plan, the Compensation Committee of the Board of Directors may award performance units to designated executives that will vest and become payable if one or more pre-established performance goals are attained during a specified performance period and the participant remains an employee. As of March 31, 1997, 3,615 shares had been issued under the Incentive Plan.

 Common Stock Reserved for Future Issuance

  As of March 31, 1997, the Company has reserved 3,252,669 shares of common stock for future issuance under the Plans, the Incentive Plan, and for options assumed from PostModern.

8. EMPLOYEE BENEFIT PLAN:

  In June 1995, the Company adopted the Visigenic Software, Inc. 401(k) Plan (the "401(k) Plan"), as allowed under Section 401(k) of the Internal Revenue Code, which provides for tax deferred salary deductions for eligible employees of the Company. Employees who are 21 years of age or older are eligible to participate immediately upon the date of hire and may make voluntary contributions of their compensation to the 401(k) Plan. The 401(k) Plan does not provide for Company contributions and the Company is the administrator.

9. INCOME TAXES:

  The provision for taxes for 1997, 1996 and 1995 represents taxes related to the Company's German subsidiary. Income (loss) before taxes is comprised of the following:

                                                      YEAR ENDING MARCH 31,
                                                    ---------------------------
                                                      1995     1996      1997
                                                    --------  -------  --------
Domestic........................................... $ (4,629) $(4,379) $(20,330)
Foreign............................................      104      ( 8)      187
                                                    --------  -------  --------
                                                    $(4,525)  $(4,387) $(20,143)
                                                    ========  =======  ========

                           VISIGENIC SOFTWARE, INC.

  The Company accounts for income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns based upon enacted tax laws and rates applicable to the periods in which taxes become payable. A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding realization of the asset, including the limited operating history of the Company, the lack of profitability to date and the uncertainty over future operating profitability. Components of the net deferred tax asset are as follows (in thousands):

                                                                  MARCH 31,
                                                               ----------------
                                                                1996     1997
                                                               -------  -------
Net operating loss carryforwards.............................. $ 3,398  $ 5,916
Cumulative book to tax differences............................     994    1,368
General business credit carryforwards.........................     372      981
                                                               -------  -------
                                                                 4,764    8,265
Valuation allowance...........................................  (4,764)  (8,265)
                                                               -------  -------
Net deferred tax asset........................................ $    --  $    --
                                                               =======  =======

  As of March 31, 1997, the Company had Federal and state net operating loss carryforwards of approximately $17.2 million and $1.4 million, respectively, which expire at various dates through 2012. In addition, as of March 31, 1997, the Company had general business credit carryforwards of approximately $981,000 which expire at various dates through 2012.

  Under current tax law, net operating loss and credit carryforwards available in any given year may be limited upon the occurrence of certain events, including significant changes in ownership interests.

10. GEOGRAPHIC INFORMATION:

  The Company markets its products in North America and in foreign countries (primarily Europe and Japan) through its sales personnel, VARs, ISVs and distributors. For fiscal 1995, 1996 and 1997, export sales, which consist of domestic sales to customers in foreign countries, were less than 10% of total revenue.

  The Company's operations by geographic area for the years ended March 31, 1997, 1996 and 1995 were as follows (in thousands):

                                                     UNITED
                                                     STATES   EUROPE   TOTAL
                                                    --------  ------  --------
1997
Revenue............................................ $ 17,018  $2,583  $ 19,601
Income (loss) from operations...................... $(20,681) $  187  $(20,494)
Identifiable assets................................ $ 32,333  $  710  $ 33,043
1996
Revenue............................................ $  5,575  $1,159  $  6,734
Loss from operations............................... $ (4,464) $   (8) $ (4,472)
Identifiable assets................................ $  4,820  $  289  $  5,109
1995
Revenue............................................ $  1,115  $  716  $  1,831
Income (loss) from operations...................... $ (4,723) $  104  $ (4,619)
Identifiable assets................................ $  1,829  $  364  $  2,193

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                          BORLAND INTERNATIONAL, INC.,
                            A DELAWARE CORPORATION,
                                 ("ACQUIRER"),

                         VIXEN ACQUISITION CORPORATION,
                    A DELAWARE CORPORATION AND WHOLLY-OWNED
                            SUBSIDIARY OF ACQUIRER,

                                      AND

                           VISIGENIC SOFTWARE, INC.,
                             A DELAWARE CORPORATION
                                   ("TARGET")

                            DATED NOVEMBER 17, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
 ARTICLE I The Merger...................................................   1
    Section 1.1  Effective Time of the Merger..........................    1
    Section 1.2  Closing...............................................    1
    Section 1.3  Effects of the Merger.................................    1
    Section 1.4  Directors and Officers................................    2
 ARTICLE II Conversion of Securities....................................   2
    Section 2.1  Conversion of Capital Stock...........................    2
    Section 2.2  Exchange of Certificates..............................    3
 ARTICLE III Representations and Warranties of Target...................   5
    Section 3.1  Organization..........................................    5
    Section 3.2  Target Capital Structure..............................    5
                           Authority; No Conflict; Required Filings and
    Section 3.3  Consents..............................................    6
    Section 3.4  SEC Filings; Financial Statements.....................    7
    Section 3.5  Absence of Undisclosed Liabilities....................    7
    Section 3.6  Absence of Certain Changes or Events..................    8
    Section 3.7  Taxes.................................................    8
    Section 3.8  Properties............................................    8
    Section 3.9  Intellectual Property.................................    9
    Section 3.10 Compliance; Permits; Restrictions.....................   10
    Section 3.11 Agreements, Contracts and Commitments.................   10
    Section 3.12 Litigation............................................   11
    Section 3.13 Environmental Matters.................................   11
    Section 3.14 Employee Benefit Plans................................   12
    Section 3.15 Insurance.............................................   12
    Section 3.16 Section 203 of the DGCL Not Applicable................   13
    Section 3.17 Pooling of Interests..................................   13
    Section 3.18 Interested Party Transactions.........................   13
                 Registration Statement: Joint Proxy
    Section 3.19 Statement/Prospectus..................................   13
    Section 3.20 Opinion of Financial Advisor..........................   13
    Section 3.21 No Existing Discussions...............................   13
 ARTICLE IV Representations and Warranties of Acquiror and Sub..........  14
    Section 4.1  Organization..........................................   14
    Section 4.2  Acquirer Capital Structure............................   14
                           Authority; No Conflict; Required Filings and
    Section 4.3  Consents..............................................   15
    Section 4.4  SEC Filings; Financial Statements.....................   16
    Section 4.5  Absence of Undisclosed Liabilities....................   16
    Section 4.6  Absence of Certain Changes or Events..................   16
    Section 4.7  Taxes.................................................   17
    Section 4.8  Properties............................................   17
    Section 4.9  Intellectual Property.................................   17
    Section 4.10 Compliance; Permits; Restrictions.....................   18
    Section 4.11 Agreements, Contracts and Commitments.................   18
    Section 4.12 Litigation............................................   19
    Section 4.13 Environmental Matters.................................   19
    Section 4.14 Employee Benefit Plans................................   19
    Section 4.15 Pooling of Interests..................................   20
    Section 4.16 Interested Party Transactions.........................   20

                                                                         PAGE
                                                                         ----
                                    Registration Statement; Joint Proxy
    Section 4.17 Statement/Prospectus..................................   20
    Section 4.18 Opinion of Financial Advisor..........................   20
    Section 4.19 Interim Operations of Sub.............................   21
    Section 4.20 Acquirer Common Stock.................................   21
 ARTICLE V Conduct of Business Prior to the Effective Time..............  21
    Section 5.1  Covenants of Target...................................   21
    Section 5.2  Covenants of Acquirer.................................   23
    Section 5.3  Cooperation...........................................   24
 ARTICLE VI Additional Agreements.......................................  24
    Section 6.1  No Solicitation.......................................   24
    Section 6.2  Proxy Statement; Registration Statement...............   25
    Section 6.3  Consents..............................................   25
    Section 6.4  Current Nasdaq Quotation..............................   25
    Section 6.5  Access to Information.................................   25
    Section 6.6  Stockholder Meetings..................................   26
    Section 6.7  Legal Conditions to Merger............................   26
    Section 6.8  Public Disclosure.....................................   26
    Section 6.9  Tax-Free Organization.................................   26
    Section 6.10 Pooling Accounting....................................   26
    Section 6.11 Affiliate Agreements..................................   27
    Section 6.12 Nasdaq Quotation......................................   27
    Section 6.13 Stock Plans, Options and Employee Benefits............   27
    Section 6.14 Brokers or Finders....................................   28
    Section 6.15 Indemnification.......................................   29
    Section 6.16 Additional Agreements; Reasonable Efforts.............   29
 ARTICLE VII Conditions to Merger.......................................  30
                    Conditions to Each Party's Obligation to Effect the
    Section 7.1  Merger................................................   30
                   Additional Conditions to Obligations of Acquirer and
    Section 7.2  Sub...................................................   30
    Section 7.3  Additional Conditions to Obligations of Target........   31
 ARTICLE VIII Termination and Amendment.................................  32
    Section 8.1  Termination...........................................   32
    Section 8.2  Effect of Termination.................................   33
    Section 8.3  Fees and Expenses.....................................   33
    Section 8.4  Amendment.............................................   34
    Section 8.5  Extension; Waiver.....................................   34
 ARTICLE IX Miscellaneous...............................................  34
                         Nonsurvival of Representations, Warranties and
    Section 9.1  Agreements............................................   34
    Section 9.2  Notices...............................................   35
    Section 9.3  Interpretation........................................   35
    Section 9.4  Counterparts..........................................   35
    Section 9.5  Entire Agreement; No Third Party Beneficiaries........   36
    Section 9.6  Governing Law.........................................   36
    Section 9.7  Assignment............................................   36

                             TABLE OF DEFINED TERMS

                                                                CROSS REFERENCE
TERMS                                                            IN AGREEMENT
-----                                                           ---------------
Acquirer...................................................... Preamble
Acquirer Balance Sheet........................................ Section 4.4
Acquirer Common Stock......................................... Section 2.1
Acquirer Contract............................................. Section 4.11
                                                               Article IV
Acquirer Disclosure Schedule.................................. Preamble
Acquirer Employee Plans....................................... Section 4.14
Acquirer Intellectual Property Rights......................... Section 4.9
Acquirer Lease(s)............................................. Section 4.8
                                                               Article IV
Acquirer Material Adverse Effect.............................. Preamble
Acquirer Option Plans......................................... Section 4.2
Acquirer Permits.............................................. Section 4.10
Acquirer Preliminary Pooling Letter........................... Section 4.15
Acquirer Purchase Plan........................................ Section 4.2
Acquirer Requisite Vote....................................... Section 7.1
Acquirer Rights Agreement..................................... Section 4.3
Acquirer SEC Reports.......................................... Section 4.4
Acquirer Series A Preferred Stock............................. Section 4.2
Acquirer Series B Agreements.................................. Section 4.2
Acquirer Series B Preferred Stock............................. Section 4.2
Acquirer Stockholders' Meeting................................ Section 3.19
Acquisition Proposal.......................................... Section 6.1
Affiliate..................................................... Section 6.11
Affiliates Agreement.......................................... Section 6.11
Alternative Transaction....................................... Section 8.3
Approval...................................................... Section 6.7
Certificate of Merger......................................... Section 1.1
Certificat(es)................................................ Section 2.2
Closing....................................................... Section 1.2
Closing Date.................................................. Section 1.2
Code.......................................................... Recitals
Confidentiality Agreements.................................... Section 6.1
Constituent Corporations...................................... Section 1.3
DGCL.......................................................... Section 1.1
Effective Time................................................ Section 1.1
Employment Agreements......................................... Section 7.2
Environmental Permits......................................... Section 3.13
ERISA......................................................... Section 3.14
ERISA Affiliate............................................... Section 3.14
Exchange Agent................................................ Section 2.2
Exchange Fund................................................. Section 2.2
Exchange Ratio................................................ Section 2.1
Final Target Purchase Date.................................... Section 6.14
Governmental Entity........................................... Section 3.3
Hazardous Material............................................ Section 3.13
Hazardous Materials Activities................................ Section 3.13
HSR Act....................................................... Section 3.3
Incentive Stock Options....................................... Section 6.13
Indemnified Liabilities....................................... Section 6.15

                                                                CROSS REFERENCE
TERMS                                                            IN AGREEMENT
-----                                                           ---------------
Indemnified Parties........................................... Section 6.15
Insurance Policies............................................ Section 3.15
Licensed Intellectual Property................................ Section 3.9
Material Acquirer Subsidiaries................................ Section 4.1
Matter........................................................ Section 3.12
Merger........................................................ Recitals
Pooling Letter................................................ Section 6.10
Proxy Statement............................................... Section 3.19
Registration Statement........................................ Section 3.19
Returns....................................................... Section 3.7
Rule 145...................................................... Section 6.11
SEC........................................................... Section 3.3
Securities Act................................................ Section 3.3
Stockholder Meetings.......................................... Section 3.19
Sub........................................................... Preamble
Subsidiary.................................................... Section 2.1
Superior Proposal............................................. Section 6.1
Surviving Corporation......................................... Section 1.3
Target........................................................ Preamble
Target Balance Sheet.......................................... Section 3.4
Target Common Stock........................................... Section 2.1
Target Contract............................................... Section 3.11
Target Director Option Plan................................... Section 2.1
                                                               Article III
Target Disclosure Schedule.................................... Preamble
Target Employee Option Plan................................... Section 2.1
Target Employee Plans......................................... Section 3.14
Target Incentive Plan......................................... Section 2.1
Target Individual Options..................................... Section 2.1
Target Intellectual Property Rights........................... Section 3.9
Target Leases................................................. Section 3.8
                                                               Article III
Target Material Adverse Effect................................ Preamble
Target Option................................................. Section 6.13
Target Permits................................................ Section 3.10
Target Preferred Stock........................................ Section 3.2
Target Preliminary Pooling Letter............................. Section 3.17
Target Products............................................... Section 3.9
Target Purchase Plan.......................................... Section 2.1
Target Requisite Vote......................................... Section 7.1
Target SEC Reports............................................ Section 3.4
Target SPAs................................................... Section 3.2
Target Stockholders' Meeting.................................. Section 3.19
Tax(es)....................................................... Section 3.7
Third Party................................................... Section 8.3

                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of November 17, 1997 by and among Borland International, Inc., a Delaware corporation ("Acquirer"), Vixen Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Acquirer ("Sub"), and Visigenic Software, Inc., a Delaware corporation ("Target").

                                   RECITALS

  A. The Boards of Directors of Acquirer, Sub and Target deem it advisable and in the best interests of each corporation and its respective stockholders that Acquirer and Target combine in order to advance the long-term business strategies, goals and interests of Acquirer and Target;

  B. The combination of Acquirer and Target shall be effected by the terms of this Agreement through a transaction (the "Merger") in which Sub will merge with and into Target, Target will become a wholly-owned subsidiary of Acquirer and the stockholders of Target will become stockholders of Acquirer;

  C. Concurrently with the execution of this Agreement, and as a condition and inducement to Acquirer's willingness to enter into this Agreement, certain stockholders of Target are entering into Voting Agreements in substantially the form of Exhibit A hereto;

  D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under Section 368(a) of the Code; and

  E. It is intended that the Merger shall qualify for accounting treatment as a pooling of interests.

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I

                                  The Merger

  Section 1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") in such form as is required by the relevant provisions of the Delaware General Corporation Law (the "DGCL") shall be duly prepared, executed and acknowledged by the Surviving Corporation (as defined in Section 1.3) and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, as soon as practicable on or after the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time").

  Section 1.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., Pacific Standard Time, on a date to be specified by Acquirer and Target, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Sections 7.1, 7.2(b) (other than the delivery of the officers' certificate referred to therein) and 7.3(b) (other than the delivery of the officers' certificate referred to therein), provided that the other closing conditions set forth in Article VII have been met or waived as provided in Article VII at or prior to the Closing (the "Closing Date"), at the offices of Gray Cary Ware & Freidenrich, 400 Hamilton Avenue, Palo Alto, California 94301, unless another date or place is agreed to in writing by Acquirer and Target.

  Section 1.3 Effects of the Merger.

  (a) At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into Target (Sub and Target are sometimes referred to herein as the "Constituent Corporations" and Target is sometimes referred to herein as the "Surviving Corporation"), (ii) the Certificate of Incorporation of Target shall be amended so that Article III of such Certificate of Incorporation shall read as follows: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000, all of which shall consist of Common Stock, par value $.001 per share," and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, and (iii) subject to the requirements of Section 6.15, the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

  (b) At and after the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the foregoing, and subject thereto, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, shall be vested in the Surviving Corporation, and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thereafter attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts and liabilities had been incurred by it.

  Section 1.4 Directors and Officers. The initial director(s) of the Surviving Corporation shall be the directors of Sub immediately prior to the Effective Time, each of whom will hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

                                  ARTICLE II

                           Conversion of Securities

  Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, $.001 par value, of Target ("Target Common Stock") or capital stock of Sub:

    (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, $.001 par value, of the Surviving Corporation.

    (b) Cancellation of Treasury Stock and Acquirer-Owned Stock. Any shares of Target Common Stock that are owned by Target as treasury stock and any shares of Target Common Stock that are owned by Acquirer, Sub or any other wholly-owned Subsidiary (as defined below) of Acquirer shall be canceled and retired and shall cease to exist and no stock of Acquirer or other consideration shall be delivered in exchange therefor. All shares of Common Stock, $.01 par value, of Acquirer ("Acquirer Common Stock") owned by Target shall remain unaffected by the Merger. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

    (c) Exchange Ratio for Target Common Stock. Subject to Section 2.2, each issued and outstanding share of Target Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into
  0.81988 (which amount will be adjusted for any stock split or stock dividend effected between the date of this Agreement and the Effective
  Time) (the "Exchange Ratio") fully paid and nonassessable shares of Acquirer Common Stock. All such shares of Target Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive certificates representing the number of fully paid and nonassessable shares of Acquirer Common Stock into which such holder's shares of Target Common Stock were converted at the Effective Time and any cash in lieu of fractional shares of Acquirer Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

    (d) Target Stock Options and Employee Stock Purchase Plan. At the Effective Time, all then outstanding options to purchase Target Common Stock issued under Target's 1995 Stock Option Plan, as amended (the "Target Employee Option Plan"), and individual stock options assumed by Target through Target's prior acquisitions (the "Target Individual Options") will be assumed by Acquirer in accordance with Section 6.13. At the Effective Time, all then outstanding options to purchase Target Common Stock issued under Target's 1996 Outside Directors Stock Option Plan (the "Target Director Option Plan") will terminate in accordance with the terms of the Director Option Plan. Immediately prior to the Effective Time, all then outstanding rights to acquire shares of Target Common Stock under Target's 1996 Employee Stock Purchase Plan (the "Target Purchase Plan") will be exercised for the purchase of shares of Target Common Stock, as provided in
  Section 6.13. Immediately prior to the Effective Time, all awards accrued as of the Effective Time under Target's Executive Performance Incentive Plan (the "Target Incentive Plan") shall be paid in cash or stock, as provided in Section 6.13.

  Section 2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Target Common Stock for Acquirer Common Stock pursuant to the Merger are as follows:

    (a) Exchange Agent. As of the Effective Time, Acquirer shall deposit with a bank or trust company designated by Acquirer with the approval of Target (the "Exchange Agent"), for the benefit of the holders of shares of Target Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, certificates representing the shares of Acquirer Common Stock (such shares of Acquirer Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of Target Common Stock.

    (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Target Common Stock (each a "Certificate" and, collectively, the "Certificates") whose shares were converted pursuant to Section 2.1 into shares of Acquirer Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquirer and Target may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquirer Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Acquirer Common Stock which such holder has the right to receive pursuant to the provisions of this
  Article II and cash in lieu of fractional shares in accordance with Section 2.2(f), and the Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of Target Common Stock which is not registered in the transfer records of Target, a certificate representing the proper number of shares of Acquirer Common Stock may be issued to a transferee if the Certificate representing such Target Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing the number of shares of Acquirer Common Stock into which the shares of Target Common Stock represented thereby were converted at the Effective Time and cash in lieu of any fractional shares of Acquirer Common Stock as contemplated by this Section 2.2.

    (c) Lost or Stolen Certificates. The instructions for effecting the surrender of the Certificates shall set forth procedures that must be taken by the holder of any Certificate that has been lost, destroyed or stolen. It shall be a condition to the right of such holder to receive a certificate representing shares of Acquirer Common Stock that the Exchange Agent shall have received, along with the letter of transmittal, a duly executed lost certificate affidavit, including an agreement to indemnify Acquirer, signed exactly as the name or names of the registered holder or holders appeared on the books of Target immediately prior to the Effective Time, together with a customary bond and such other documents as Acquirer or the Exchange Agent may reasonably require in connection therewith.

    (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Acquirer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquirer Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (f) below until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquirer Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Acquirer Common Stock to which such holder is entitled pursuant to subsection (f) below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Acquirer Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Acquirer Common Stock.

    (e) No Further Ownership Rights in Target Common Stock. All shares of Acquirer Common Stock issued pursuant to this Article II (and any cash paid pursuant to subsection (d) or (f) of this Section 2.2) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Target Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Target on such shares of Target Common Stock in accordance with the terms of this Agreement on or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Target Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this
  Section 2.2.

    (f) No Fractional Shares. No certificate or scrip representing fractional shares of Acquirer Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Acquirer. Notwithstanding any other provision of this Agreement, each holder of shares of Target Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Acquirer Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Acquirer Common Stock multiplied by the last reported sale prices of Acquirer Common Stock, as reported on The Nasdaq National Market, on the trading day immediately preceding the date of the Effective Time.

    (g) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of Target for one year after the Effective Time shall be delivered to Acquirer, upon demand, and any stockholders of Target who have not previously complied with this Section 2.2 shall thereafter look only to Acquirer for certificates evidencing Acquirer Common Stock, cash in lieu of fractional shares of Acquirer Common Stock, and any dividends or distributions with respect to Acquirer Common Stock.

    (h) No Liability. Neither Acquirer nor Target shall be liable to any holder of shares of Target Common Stock or Acquirer Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) properly delivered to a public official as required by any applicable abandoned property, escheat or similar law.

                                  ARTICLE III

                   Representations and Warranties of Target

  Target represents and warrants to Acquirer and Sub that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule delivered by Target to Acquirer on or before the date of this Agreement (the "Target Disclosure Schedule"). All disclosures set forth in the Target Disclosure Schedule shall refer to the corresponding numbered and lettered Sections of this Article III to which they principally pertain. For purposes of this Agreement, the phrase "Target Material Adverse Effect" means a material adverse effect on the business, operations, financial condition or results of operations of Target and its Subsidiaries, taken as a whole.

  Section 3.1 Organization. Each of Target and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept with respect to such entity) under the laws of the jurisdiction of its incorporation or organization, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing (with respect to jurisdictions which recognize such concept with respect to such entity) in each other jurisdiction in which the failure to be so qualified and in good standing would have a Target Material Adverse Effect. The Target Disclosure Schedule contains a list of each of Target's Subsidiaries and the jurisdiction of their organization. Except for their interests in Target Subsidiaries, neither Target nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any such equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding securities of any publicly traded company held for investment by Target and comprising less than five percent of the outstanding stock of such company.

  Section 3.2 Target Capital Structure.

  (a) The authorized capital stock of Target consists of 50,000,000 shares of Target Common Stock and 2,000,000 shares of Preferred Stock, $.001 par value ("Target Preferred Stock"). As of November 13, 1997: (i) 14,515,265 shares of Target Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of Target Common Stock were held in the treasury of Target or by Subsidiaries of Target; (iii) 3,662,570 shares of Target Common Stock were reserved for issuance under the Target Employee Option Plan, 3,153,814 of which were subject to outstanding options and 508,756 shares of which were reserved for future option grants;
(iv) 291,194 shares of Target Common Stock were reserved for issuance pursuant to the Target Individual Options; (v) 200,000 shares of Target Common Stock were reserved for issuance under the Target Director Option Plan, 60,000 shares of which were subject to outstanding options; (vi) 327,579 shares of Target Common Stock were reserved for future issuance under the Target Purchase Plan, (vii) 96,385 shares of Target Common Stock were reserved for future issuance under the Target Incentive Plan and (viii) no shares of Target Preferred Stock were outstanding. No change in such capitalization has occurred between November 13, 1997 and the date of this Agreement other than the exercise and termination of outstanding stock options and the accrual of rights under the Target Purchase Plan. All shares of Target Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Target or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Target Common Stock or the capital stock or other equity securities of any Target Subsidiary or provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of such Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock and all other outstanding equity securities of each of Target's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares and other equity securities (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by Target or another Target Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations on Target's voting rights, charges or other encumbrances of any nature, except as imposed by law, rule or regulation.

  (b) Except as set forth in this Section 3.2 or as reserved for future grants of options or rights under the Target Employee Option Plan, the Target Individual Options, the Target Director Option Plan, the Target Incentive Plan or the Target Purchase Plan, and except for Target Common Stock issued subsequent to November 13, 1997, there are no equity securities of any class of Target or any of its Subsidiaries, or any security exchangeable or convertible into such equity securities, issued, reserved for issuance or outstanding. Except as set forth in this Section 3.2, and except for: (i) options to purchase shares of Target Common Stock granted pursuant to Section 5.1(e); (ii) rights to purchase Target Common Stock outstanding under the Target Purchase Plan and the Target Individual Options; (iii) rights under the Target Incentive Plan; and (iv) rights of acceleration or early vesting or termination of repurchase options under (A) option agreements executed in connection with the Target Employee Option Plan, (B) the Target Director Option Plan, (C) the Target Incentive Plan or (D) stock purchase agreements under Target's 1993 and 1994 Purchase Plans (the "Target SPAs"), there are no options, warrants, calls, rights or contracts of any character to which Target or any of its Subsidiaries is a party or by which it is bound obligating Target or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold (excluding, in each case, upon exchange or conversion of an equity security), additional shares of capital stock of Target or any of its Subsidiaries or obligating Target or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, call, right or contract. To the knowledge of Target, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of Target, except as contemplated in connection with this Agreement.

  Section 3.3 Authority; No Conflict; Required Filings and Consents.

  (a) Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Target, subject only to the adoption of this Agreement and the approval of the Merger by Target's stockholders under applicable provisions of the DGCL. This Agreement has been duly executed and delivered by Target and, assuming its due authorization, execution, and delivery by Acquirer and, if applicable, Sub, constitutes the valid and binding obligation of Target, enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

  (b) The execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Target, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Target or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its Subsidiaries or any of their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not be reasonably likely to have a Target Material Adverse Effect or a material adverse effect on the parties' ability to consummate the transactions contemplated by this Agreement.

  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required to be made or obtained by Target or any of its Subsidiaries at or before the Effective Time in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any applicable filings under the antitrust laws of any foreign country,
(ii) the filing by Acquirer of the Registration Statement (as defined in Section 3.19) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Act of 1933, as amended (the "Securities Act"),
(iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (iv) the filing of the Proxy Statement (as defined in Section 3.19) and related proxy materials with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Target Material Adverse Effect or a material adverse effect on the parties' ability to consummate the transactions contemplated by this Agreement.

  Section 3.4 SEC Filings; Financial Statements.

  (a) Target has filed and made available to Acquirer all forms, reports and documents required to be filed by Target with the SEC, other than registration statements on Form S-8 (collectively, the "Target SEC Reports"). The Target SEC Reports (excluding the exhibits thereto and the preliminary Proxy Statement) at the time filed (or, if amended or superseded by a subsequent filing, then on the date of such filing), (i) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Target SEC Reports or necessary in order to make the statements in such Target SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Target's Subsidiaries is required to file any forms, reports or other documents with the SEC.

  (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Target SEC Reports, including any Target SEC Reports filed after the date of this Agreement until the Closing (excluding the Preliminary Proxy Statement), complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted for presentation in quarterly reports on by Form 10-
Q) and fairly presented, or will fairly present, in all material respects, the consolidated financial position of Target and its Subsidiaries as of the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited consolidated balance sheet of Target as of September 30, 1997 is referred to herein as the "Target Balance Sheet."

  Section 3.5 Absence of Undisclosed Liabilities. Except as disclosed in the Target SEC Reports, Target and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), which individually or in the aggregate, would be reasonably likely to have a Target Material Adverse Effect, other than (i) liabilities reflected on the Target Balance Sheet, (ii) liabilities specifically described in this Agreement, or in the Target Disclosure Schedule, (iii) liabilities for future performance under contracts entered into by Target or its Subsidiaries or by which any of them or any of their assets or properties may be bound and
(iv) normal or
recurring liabilities incurred since September 30, 1997 in the ordinary course of business consistent with past practices.

  Section 3.6 Absence of Certain Changes or Events. Since the date of the Target Balance Sheet, Target and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been: (i) any damage, destruction or loss (whether or not covered by insurance) with respect to Target or any of its Subsidiaries having a Target Material Adverse Effect; (ii) any material change by Target in its accounting methods, principles or practices; (iii) any material revaluation by Target of any of its assets, including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business; or (iv) any other event that constitutes a Target Material Adverse Effect.

  Section 3.7 Taxes.

  (a) For purposes of this Agreement, a "Tax" or, collectively, "Taxes," refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

  (b) Target has prepared and timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by Target or any of its Subsidiaries, and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law, except where failure of such Returns to be prepared and timely filed or to be so accurate would not be reasonably likely to have a Target Material Adverse Effect.

  (c) Target and each of its Subsidiaries as of the Effective Time: (i) will have paid all Taxes it is required to pay prior to the Effective Time and (ii) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, except where any failure to make such payment or withholding would not be reasonably likely to have a Target Material Adverse Effect.

  (d) There is no material Tax deficiency outstanding, proposed or assessed against Target or any of its Subsidiaries that is not reflected as a liability on the Target Balance Sheet nor has Target or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax.

  (e) No audit or other examination of any Return of Target or any of its Subsidiaries by any Tax authority is presently in progress, nor has Target or any of its Subsidiaries been notified of any request for such an audit or other examination excluding audits, examinations or notifications that are not reasonably likely to result in a Target Material Adverse Effect.

  (f) No material adjustment relating to any Returns filed by Target or any of its Subsidiaries has been proposed in writing by any Tax authority to Target or any of its Subsidiaries or any representative thereof.

  (g) Neither Target nor any of its Subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Target Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to Target and its Subsidiaries, taken as a whole, other than any liability for unpaid Taxes accrued since the date of the Target Balance Sheet in connection with the operation of the business of Target and its Subsidiaries in the ordinary course.

  Section 3.8 Properties. All leases of Target and its Subsidiaries ("Target Leases") are in good standing, valid and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law, and neither Target nor its Subsidiaries is in default under any of such leases, except where the lack of such good standing, validity and enforceability or the existence of such default would not be reasonably likely to have a Target Material Adverse Effect.

  Section 3.9 Intellectual Property.

  (a) Target and its Subsidiaries own, or are licensed to use, all trademarks, trade names, service marks, and copyrights and, to the knowledge of Target, all patents, together with any applications for and registrations of such trademarks, trade names, service marks, copyrights and, to the knowledge of Target, all patents, and all processes, formulae, methods, schematics, technology, know-how, software programs or applications and tangible or intangible proprietary information or materials that are necessary to conduct the business of Target and its Subsidiaries as currently conducted, the absence of which rights could reasonably be expected to have a Target Material Adverse Effect (the foregoing collectively referred to as "Target Intellectual Property Rights").

  (b) The Target Disclosure Schedule contains an accurate list as of the date of this Agreement of (i) all patents and patent applications and all registered trademarks, and trademark applications and all registered copyrights included in the Target Intellectual Property Rights, including the jurisdictions in which each such Target Intellectual Property Right has been issued or registered or in which any such application for such issuance and registration has been filed, and (ii) the following agreements relating to each of the products of Target or its Subsidiaries (the "Target Products") or other Target Intellectual Property: all (A) agreements granting any right to distribute or sublicense a Target Product on any exclusive basis, (B) agreements pursuant to which the amounts actually paid or payable under firm commitments to Target or its Subsidiaries are $250,000 or more, and (C) agreements pursuant to which any party is granted any rights to access source code or to use source code to create derivative works of Target Products (other than source code escrow agreements, porting agreements, localization or translation agreements and licenses pursuant to which such access is permitted principally to enable the licensee to develop products ancillary to the Target Products, in each case entered into in the ordinary course of business). The licenses and agreements listed in the Target Disclosure Schedule pursuant to clause (ii) of the preceding sentence shall not include agreements reflected solely by purchase orders.

  (c) The Target Disclosure Schedule contains an accurate list as of the date of this Agreement of all licenses, sublicenses and other agreements to which Target or its Subsidiaries are a party and pursuant to which Target or its Subsidiaries are authorized to use any third party technology, trade secret, know-how, process, patent, trademark or copyright, including software, which is incorporated in or forms a part of any Target Product, excluding "off the shelf" or other software at a cost of less than $10,000 which is widely available through regular commercial distribution channels on standard terms and conditions, or which if required to be replaced, such replacement could not reasonably be expected to have a Material Adverse Effect ("Licensed Intellectual Property").

  (d) Target and its Subsidiaries are not, and will not be as a result of the execution and delivery of this Agreement or the performance of their obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Target Intellectual Property Rights or Licensed Intellectual Property, the breach of which could reasonably be expected to have a Target Material Adverse Effect.

  (e) To Target's knowledge, all patents and registered trademarks, service marks and copyrights claimed by or issued to Target which relate to any Target Product are valid and subsisting. The operation of the businesses of Target and its Subsidiaries as such businesses are currently conducted, including Target's design, development, manufacture, marketing and the sale of the Target Products has not and does not infringe or misappropriate any copyright, trademark, service mark or trade secret of any third party or, to its knowledge, infringe any patent or constitute unfair competition or trade practices under the laws of any jurisdiction, except where any of the foregoing could not reasonably be expected to have a Target Material Adverse Effect. Except for notices delivered prior to January 1, 1995 regarding matters which were subsequently resolved or are no longer pending, Target (i) has not received written notice that it has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, and (ii) has no knowledge of any written claim challenging or questioning the validity or effectiveness of any license or agreement relating to any Target Intellectual Property Rights or Licensed Intellectual Property.

  (f) Target and its Subsidiaries are not subject to any proceeding or outstanding decree, order, judgment, or stipulation restricting in any manner the use, transfer, or licensing thereof by Target or its Subsidiaries, or which may affect the validity, use or enforceability of such Target Intellectual Property. Target and its Subsidiaries are not subject to any agreement which restricts in any material respect the use, transfer, or licensing by Target and its Subsidiaries of the Target Intellectual Property and Target Products where such restriction would be likely to have a Target Material Adverse Effect.

  (g) Target and its Subsidiaries have taken reasonable steps to protect their rights in their material confidential information and trade secrets or any trade secrets or confidential information of third parties provided to them, and, without limiting the foregoing, Target has and enforces a policy requiring each employee and independent contractor developing Target Intellectual Property or having access to confidential information regarding Target Intellectual Property to execute a proprietary information/confidentiality agreement substantially in the form provided to Acquirer and all such current and former employees and contractors of Target and its Subsidiaries have executed such an agreement, except where the failure to do so is not reasonably likely to have a Target Material Adverse Effect.

  Section 3.10 Compliance; Permits; Restrictions.

  (a) Neither Target nor any of its Subsidiaries is in conflict with or in violation of any law, rule, regulation, order, judgment or decree applicable to Target or any of its Subsidiaries or by which Target or any of its Subsidiaries or any of their respective properties is bound or affected, except for conflicts and violations that (individually or in the aggregate) would not be reasonably likely to have a Target Material Adverse Effect. No investigation or review by any Governmental Entity is pending or, to Target's knowledge, has been threatened in a writing delivered to Target against Target or any of its Subsidiaries (except for such threats delivered prior to January 1, 1995 regarding matters which were subsequently resolved or are no longer pending). There is no material judgment, injunction, order or decree binding upon Target or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Target or any its Subsidiaries, any acquisition of material property by Target or any of its Subsidiaries, or the conduct of business by Target as currently conducted.

  (b) Target and its Subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to and required for the operation of their businesses as currently conducted (collectively, the "Target Permits"), except where the failure to hold any such Target Permit would be reasonably likely to have a Target Material Adverse Effect. Target and its Subsidiaries are in compliance in all material respects with the terms of the Target Permits, except where the failure to be in compliance with the terms of the Target Permits would not be reasonably likely to have a Target Material Adverse Effect.

  Section 3.11 Agreements, Contracts and Commitments. As of the date of this Agreement, neither Target nor any of its Subsidiaries is a party to or is bound by:

    (a) any employment or consulting agreement, contract or commitment with any officer or member of Target's Board of Directors, other than those that are terminable by Target or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Target's or any of its Subsidiaries' ability to terminate employees at will;

    (b) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of software products in the ordinary course of business where such agreement or guarantee might reasonably result in a Target Material Adverse Effect;

    (c) any agreement, contract or commitment containing any covenant limiting in any material respect the right of Target or any of its Subsidiaries to engage in any line of business or to compete with any person; or

    (d) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Target or any of its Subsidiaries after the date of this Agreement of any material assets not in the ordinary course of business or pursuant to which Target has any ownership interest in any corporation, partnership, joint venture or other business enterprise other than Target's Subsidiaries.

  Neither Target nor any of its Subsidiaries, nor to Target's knowledge any other party to a Target Contract (as defined below), is in breach, violation or default under, and neither Target nor any of its Subsidiaries has received written notice (except for notices delivered prior to January 1, 1995 regarding matters which were subsequently resolved or are no longer pending) that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Target or any of its Subsidiaries is a party or by which it is bound that are required to be filed as an exhibit to a Target SEC Report or to be disclosed in the Target Disclosure Schedule (any such agreement, contract or commitment, a "Target Contract") in such a manner as would permit any other party to cancel or terminate any such Target Contract, or would permit any other party to seek damages or other remedies, which cancellation, termination, damages or other remedies would be reasonably likely to have a Target Material Adverse Effect.

  Section 3.12 Litigation. There is no action, suit or proceeding, arbitration or, to Target's knowledge, investigation (collectively, "Matter") against Target or any of its Subsidiaries pending or as to which Target has received any written notice of assertion (except for notices delivered prior to January 1, 1995 regarding Matters which were subsequently resolved or are no longer pending).

  Section 3.13 Environmental Matters.

  (a) To the knowledge of Target, no underground storage tanks are present under any property that Target or any of its Subsidiaries has at any time owned, operated, occupied or leased. No amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "Hazardous Material"), is present as a result of the actions of Target or any of its Subsidiaries, or, to Target's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that Target or any of its Subsidiaries has at any time owned, operated, occupied or leased, where the presence of such Hazardous Material is reasonably likely to have a Target Material Adverse Effect.

  (b) At no time has Target or any of its Subsidiaries transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has Target or any of its Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity, with the exception of violations that have not had or are not reasonably likely to have a Target Material Adverse Effect.

  (c) Target and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents from Governmental Entities necessary for the conduct of their Hazardous Materials Activities as such

Hazardous Materials Activities are currently being conducted (the
"Environmental Permits"), the absence of which would be reasonably likely to have a Target Material Adverse Effect.

  (d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Target, threatened concerning any Environmental Permit or any Hazardous Materials Activity of Target or any of its Subsidiaries. Target is not aware of any fact or circumstance which could involve Target in any environmental litigation or impose upon Target any environmental liability which would be reasonably likely to have a Target Material Adverse Effect.

  Section 3.14 Employee Benefit Plans.

  (a) Set forth in the Target Disclosure Schedule is a list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of Target or any trade or business (whether or not incorporated) which is a member or which is under common control with Target within the meaning of Section 414 of the Code (an "ERISA Affiliate") (together, the "Target Employee Plans").

  (b) With respect to the Target Employee Plans, individually and in the aggregate, to the knowledge of Target, no event has occurred, and there exists no condition or set of circumstances reasonably likely to have a Target Material Adverse Effect.

  (c) With respect to the Target Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of Target, which obligations are reasonably likely to have a Target Material Adverse Effect.

  (d) Except as disclosed in Target SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, neither Target nor any of its Subsidiaries is a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of Target or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Target of the nature contemplated by this Agreement, other than with respect to (A) options granted under the Target Employee Option Plan (including the lapse of repurchase options for the benefit of Target thereunder) or the Target Director Option Plan, (B) rights granted under Target Purchase Plan, (C) the Target Incentive Plan or (D) the Target SPAs, (iii) agreement with any officer of Target providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum, or (iv) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, other than with respect to (A) options granted under the Target Employee Option Plan (including the lapse of repurchase options for the benefit of Target thereunder) or the Target Director Option Plan, (B) the lapse of repurchase options for the benefit of Target under the Target SPAs, (C) rights granted under Target Purchase Plan or (D) the Target Incentive Plan.

  Section 3.15 Insurance. Target maintains insurance policies (the "Insurance Policies") against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, except as such enforceability may be limited by
(i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law, and all premiums due thereon have been paid in full. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. Target and its Subsidiaries have complied in all material respects with the provisions of each Insurance policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or, to Target's knowledge, indicated in writing any intent to do so or not to renew any such policy. All claims under the Insurance Policies have been filed in a timely fashion, except where the failure to so file has not had and is not reasonably likely to have a Target Material Adverse Effect.

  Section 3.16 Section 203 of the DGCL Not Applicable. The Board of Directors of Target has taken all necessary action so that the restrictions contained in
Section 203 of the DGCL applicable to a "business combination" (as defined in said Section 203) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

  Section 3.17 Pooling of Interests.

  (a) To its knowledge, neither Target nor any of its Affiliates (as defined in Section 6.11) has, through the date of this Agreement, taken or agreed to take any action which would prevent Acquirer from accounting for the business combination to be effected by the Merger as a pooling of interests.

  (b) Target has received a letter from Arthur Andersen LLP, dated the date of this Agreement, stating that it will deliver at Closing a letter to the effect that it believes that Target could be a combining entity in a transaction accounted as a pooling of interests (the "Target Preliminary Pooling Letter").

  Section 3.18 Interested Party Transactions. Except as set forth in the Target SEC Reports, since the date of Target's last proxy statement to its stockholders, no event has occurred that would be required to be reported by Target as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

  Section 3.19 Registration Statement: Joint Proxy Statement/Prospectus. The information supplied by Target for inclusion in the registration statement on Form S-4 pursuant to which shares of Acquirer Common Stock to be issued in the Merger will be registered with the SEC (the "Registration Statement") shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by Target for inclusion in the joint proxy statement/prospectus (the "Proxy Statement") to be sent to the stockholders of Target and Acquirer in connection with the meetings of their stockholders to consider this Agreement and the Merger (the "Target Stockholders' Meeting" and the "Acquirer Stockholders' Meeting," respectively, and, collectively, the "Stockholder Meetings") shall not, on the date the Proxy Statement is first mailed to stockholders of Target or at the time of the Stockholders' Meetings, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meetings which has become materially false or misleading. If at any time prior to the Stockholders' Meetings any event relating to Target or any of its Affiliates, officers or directors should be discovered by Target which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Target shall promptly inform Acquirer.

  Section 3.20 Opinion of Financial Advisor. The financial advisor of Target, BancAmerica Robertson Stephens, has delivered to Target an opinion, dated the date of this Agreement, to the effect that the aggregate Merger consideration is fair to Target from a financial point of view.

  Section 3.21 No Existing Discussions. As of the date hereof, Target is not engaged, directly or indirectly, in any negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 6.1).

                                  ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF ACQUIRER AND SUB

  Acquirer and Sub represent and warrant to Target that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule delivered by Acquirer to Target on or before the date of this Agreement (the "Acquirer Disclosure Schedule"). All disclosures set forth in the Acquirer Disclosure Schedule shall refer to the corresponding numbered and lettered Sections of this Article IV to which they principally pertain. For purposes of this Agreement, the phrase "Acquirer Material Adverse Effect" means a material adverse effect on the business, operations, financial condition, or results of operations of Acquirer and its Subsidiaries, taken as a whole.

  Section 4.1 Organization. Each of Acquirer and Sub and Acquirer's other Subsidiaries that are material to the business of Acquirer and all of its Subsidiaries, taken as a whole (the "Material Acquirer Subsidiaries") is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept with respect to such entity) under the laws of the jurisdiction of its incorporation or organization, has all requisite power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing (with respect to jurisdictions which recognize such concept with respect to such entity) in each jurisdiction in which the failure to be so qualified and in good standing would have an Acquirer Material Adverse Effect. Except for their interests in Acquirer Subsidiaries, neither Acquirer nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities of any publicly traded company held for investment by Acquirer and comprising less than five percent of the outstanding stock of such company.

  Section 4.2 Acquirer Capital Structure.

  (a) The authorized capital stock of Acquirer consists of 100,000,000 shares of Acquirer Common Stock and 1,000,000 shares of Preferred Stock, $.01 par value, of which 100,000 shares are designated as Series A Junior Participating Preferred Stock ("Acquirer Series A Preferred Stock") and 1,470 shares are designated as Series B Convertible Preferred Stock ("Acquirer Series B Preferred Stock"). As of November 13, 1997: (i) 38,597,404 shares of Acquirer Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of Acquirer Common Stock were held in the treasury of Acquirer or by Subsidiaries of Acquirer; (iii) 9,609,598 shares of Acquirer Common Stock were reserved for issuance pursuant to stock options granted and outstanding under Acquirer's employee and director option plans (collectively, the "Acquirer Option Plans"); (iv) 200,000 shares of Acquirer Common Stock were reserved for issuance under Acquirer's Employee Stock Purchase Plan (the "Acquirer Purchase Plan"); (v) 198,000 shares of Acquirer Common Stock were reserved for issuance pursuant to outstanding warrants; (vi) no shares of Acquirer Series A Preferred Stock were outstanding; and (vii) 495 shares of Acquirer Series B Preferred Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable. No change in such capitalization has occurred between November 13, 1997 and the date of this Agreement other than the exercise and termination of outstanding stock options and the accrual of rights under the Acquirer Purchase Plan. All shares of Acquirer Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Acquirer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Acquirer Common Stock or Acquirer Series B Preferred Stock (except as provided in the Acquirer's Restated Certificate of Incorporation) or the capital stock or other securities of any Acquirer Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of such Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock and all other outstanding equity securities of each of Acquirer's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares and other equity securities (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by Acquirer or another Acquirer Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations on Acquirer's voting rights, charges or other encumbrances of any nature, except as imposed by law, rule or regulation.

  (b) Except as set forth in this Section 4.2 or as reserved for future grants of options or rights under the Acquirer Option Plans or the Acquirer Purchase Plan, and except for Acquirer Common Stock issued subsequent to November 13, 1997, there are no equity securities of any class of Acquirer or any of its Subsidiaries, or any security exchangeable or convertible into such equity securities, issued, reserved for issuance or outstanding. Except as set forth in this Section 4.2 and except for up to 975 shares of Acquirer Series B Preferred Stock and warrants for the purchase of up to 390,000 shares of Acquirer Common Stock issuable in connection with Acquirer's Series B Preferred Stock Subscription Agreements (the "Acquirer Series B Agreements"), there are no options, warrants, calls, rights or contracts of any character to which Acquirer or any of its Subsidiaries is a party or by which it is bound obligating Acquirer or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold (excluding, in each case, upon exchange or conversion of an equity security), additional shares of capital stock of Acquirer or any of its Subsidiaries or obligating Acquirer or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, call, right or contract. To the knowledge of Acquirer, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of Acquirer.

  Section 4.3 Authority; No Conflict; Required Filings and Consents.

  (a) Acquirer and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Acquirer and Sub, subject only to the approval of the issuance of Acquirer Common Stock in the Merger by Acquirer's stockholders under applicable rules of the Nasdaq Stock Market and provisions of the DGCL. This Agreement has been duly executed and delivered by Acquirer and Sub and, assuming its due authorization, execution and delivery by Target, constitutes the valid and binding obligation of Acquirer and Sub, enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The Board of Directors of Acquirer has taken all necessary steps to ensure that the Merger and other transactions contemplated hereby will not result in the distribution or exercisability of any rights under the Rights Agreement between Acquirer and Manufacturers Hanover Trust Company of California, as rights agent, dated as of December 20, 1991 (the "Acquirer Rights Agreement").

  (b) The execution and delivery of this Agreement by Acquirer does not, and the consummation of the transactions contemplated by this Agreement will not,
(i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Acquirer or Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Acquirer or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquirer or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not be reasonably likely to have an Acquirer Material Adverse Effect.

  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be made or obtained by Acquirer or any of its Subsidiaries at or before the Effective Time in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification report under the HSR Act and any applicable filings under the antitrust laws of any foreign country, (ii) the filing of the Registration

Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (iv) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have an Acquirer Material Adverse Effect or a material adverse effect on the parties' ability to consummate the transactions contemplated by this Agreement.

  Section 4.4 SEC Filings; Financial Statements.

  (a) Acquirer has filed and made available to Target all forms, reports and documents required to be filed by Acquirer with the SEC since January 1, 1996 other than registration statements on Form S-8 (collectively, the "Acquirer SEC Reports"). The Acquirer SEC Reports (excluding the exhibits thereto and the preliminary Proxy Statement) at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), (i) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Acquirer SEC Reports or necessary in order to make the statements in such Acquirer SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Acquirer's Subsidiaries is required to file any forms, reports or other documents with the SEC.

  (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Acquirer SEC Reports, including any Acquirer SEC Reports filed after the date of this Agreement until the Closing (excluding the Preliminary Proxy Statement), complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted for presentation in quarterly reports on Form 10-Q) and fairly presented, or will present, in all material respects, the consolidated financial position of Acquirer and its Subsidiaries as of the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited consolidated balance sheet of Acquirer as of September 30, 1997 is referred to herein as the "Acquirer Balance Sheet."

  Section 4.5 Absence of Undisclosed Liabilities. Except as disclosed in the Acquirer SEC Reports, Acquirer and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), which individually or in the aggregate would be reasonably likely to have an Acquirer Material Adverse Effect, other than (i) liabilities reflected on the Acquirer Balance Sheet, (ii) liabilities specifically described in this Agreement, or in the Acquirer Disclosure Schedule, (iii) liabilities for future performance under contracts entered into by Acquirer or its Subsidiaries or by which any of them or their assets or properties may be bound, and (iv) normal or recurring liabilities incurred since September 30, 1997 in the ordinary course of business consistent with past practices.

  Section 4.6 Absence of Certain Changes or Events. Since the date of the Acquirer Balance Sheet, Acquirer and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been: (i) any damage, destruction or loss (whether or not covered by insurance) with respect to Acquirer or any of its Subsidiaries having an Acquirer Material Adverse Effect; (ii) any material change by Acquirer in its accounting methods, principles or practices; (iii) any material revaluation by Acquirer of any of its assets, including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business; or (iv) any other event that constitutes an Acquirer Material Adverse Effect.

  Section 4.7 Taxes.

  (a) Acquirer has prepared and timely filed all material required Returns relating to Taxes required to be filed by Acquirer or any of the Material Acquirer Subsidiaries, and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law, except where failure of such Returns to be prepared and timely filed or to be so accurate would not be reasonably likely to have a Target Material Adverse Effect.

  (b) Acquirer and each of its Subsidiaries as of the Effective Time: (i) will have paid all Taxes it is required to pay prior to the Effective Time and (ii) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, except where any failure to make such payment or withholding would not be reasonably likely to have an Acquirer Material Adverse Effect.

  (c) There is no material Tax deficiency outstanding, proposed or assessed against Acquirer or any of the Material Acquirer Subsidiaries that is not reflected as a liability on the Acquirer Balance Sheet nor has Acquirer or any of the Material Acquirer Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax.

  (d) Neither Acquirer nor any of its Subsidiaries has any liability for unpaid Taxes which have not been accrued for or reserved on Acquirer Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to Acquirer and its Subsidiaries, taken as a whole, other than any liability for unpaid Taxes accrued since the date of the Acquirer Balance Sheet in connection with the operation of the business of Acquirer or its Subsidiaries in the ordinary course.

  Section 4.8 Properties. Acquirer and its Subsidiaries own and have good and marketable title to all the real property that they purport to own (including all reflected in the Acquirer Balance Sheet), free and clear of any liens, claims or encumbrances other than those described or set forth in the Acquirer SEC reports or the exhibits thereto, and none of such real properties are subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations except where any imperfection of title or any such liens, claims, encumbrances, restrictions, variances, reservations or limitations are not reasonably likely to have an Acquirer Material Adverse Effect. All leases under which Acquirer or any of its Subsidiaries lease real property ("Acquirer Lease(s)") are in good standing, valid and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy laws or other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law, and neither Acquirer nor its Subsidiaries is in default under any of such Acquirer Material Leases, except where the lack of such good standing, validity and enforceability or the existence of such default would not be reasonably likely to have an Acquirer Material Adverse Effect.

  Section 4.9 Intellectual Property.

  (a) Acquirer and its Subsidiaries own, or are licensed to use, all trademarks, trade names, service marks, copyrights, and to the knowledge of Acquirer, all patents, together with any applications for and registrations of such trademarks, trade names, service marks, copyrights and, to the knowledge of Acquirer, all patents, and all processes, formulae, methods, schematics, technology, know-how, software programs or applications and tangible or intangible proprietary information or materials that are necessary to conduct the business of Acquirer and its Subsidiaries as currently conducted, the absence of which rights could reasonably be expected to have an Acquirer Material Adverse Effect (the foregoing collectively referred to as "Acquirer Intellectual Property Rights").

  (b) Acquirer and its Subsidiaries are not, and will not be as a result of the execution and delivery of this Agreement or the performance of their obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Acquirer Intellectual Property Rights or licensed intellectual property rights, the breach of which could reasonably be expected to have a Acquirer Material Adverse Effect.

  (c) To Acquirer's knowledge, all patents and registered trademarks, service marks and copyrights claimed by or issued to Acquirer which relate to any Acquirer product are valid and subsisting. The operation of the businesses of Acquirer and its Subsidiaries as such businesses are currently conducted, including Acquirer's design, development, manufacture, marketing and the sale of its products has not and does not infringe or misappropriate any copyright, trademark, service mark or trade secret of any third party or, to its knowledge, infringe any patent or constitute unfair competition or trade practices under the laws of any jurisdiction, except where any of the foregoing might not reasonably likely have a Acquirer Material Adverse Effect. Except for notices delivered prior to January 1, 1995 regarding matters which were subsequently resolved or are no longer pending and except where such matter could not reasonably be expected to have an Acquirer Material Adverse Effect, Acquirer (i) has not received written notice that it has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, and (ii) has no knowledge of any written claim challenging or questioning the validity or effectiveness of any license or agreement relating to any Acquirer Intellectual Property Rights or licensed intellectual property rights.

  (d) Acquirer and Acquirer Subsidiaries are not subject to any proceeding or outstanding decree, order, judgment, or stipulation restricting in any manner the use, transfer, or licensing thereof by Acquirer or Acquirer Subsidiaries, or which may affect the validity, use or enforceability of such Acquirer Intellectual Property.

  (e) Acquirer and its Subsidiaries have taken reasonable steps to protect their rights in their material confidential information and trade secrets or any trade secrets or confidential information of third parties provided to them, and, without limiting the foregoing, Acquirer has and enforces a policy requiring each employee and independent contractor developing Acquirer Intellectual Property or having access to confidential information regarding Acquirer Intellectual Property to execute a proprietary information/confidentiality agreement substantially in the form provided to Acquirer and all such current and former employees and contractors of Acquirer and its Subsidiaries have executed such an agreement, except where the failure to do so is not reasonably likely to have an Acquirer Material Adverse Effect.

  Section 4.10 Compliance; Permits; Restrictions.

  (a) Neither Acquirer nor any of its Subsidiaries is in conflict with, or in default or in violation of any law, rule, regulation, order, judgment or decree applicable to Acquirer or any of its Subsidiaries or by which Acquirer or any of its Subsidiaries or any of their respective properties is bound or affected, except for conflicts and violations that (individually or in the aggregate) would not be reasonably likely to have an Acquirer Material Adverse Effect. No investigation or review by any Governmental Entity is pending or, to Acquirer's knowledge, has been threatened in a writing delivered to Acquirer against Acquirer or any of the Material Acquirer Subsidiaries (except for threats delivered prior to January 1, 1995 regarding matters which were subsequently resolved or are no longer pending). There is no material agreement, judgment, injunction, order or decree binding upon Acquirer or any of the Material Acquirer Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Acquirer or any the Material Acquirer Subsidiaries, any acquisition of material property by Acquirer or any of the Material Acquirer Subsidiaries or the conduct of business by Acquirer or any of the Material Acquirer Subsidiaries as currently conducted.

  (b) Acquirer and the Material Acquirer Subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to and required for the operation of their businesses as currently conducted, except where the failure to hold any such Acquirer Permit would be reasonably likely to have an Acquirer Target Adverse Effect (collectively, the "Acquirer Permits"). Acquirer and the Material Acquirer Subsidiaries are in compliance in all material respects with the terms of the Acquirer Permits, except where the failure to be in compliance with the terms of the Acquirer Permits would not be reasonably likely to have a Acquirer Material Adverse Effect.

  Section 4.11 Agreements, Contracts and Commitments. Neither Acquirer nor any of the Material Acquirer Subsidiaries, nor to Acquirer's knowledge any other party to an Acquirer Contract (as defined below), is in breach, violation or default under, and neither Acquirer nor any of the Material Acquirer Subsidiaries has received written notice (except for notices delivered prior to January 1, 1995 regarding matters which were subsequently resolved and are no longer pending) that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Acquirer or any of the Material Acquirer Subsidiaries is a party or by which it is bound that are required to be filed as an exhibit to an Acquirer SEC Report (any such agreement, contract or commitment, an "Acquirer Contract") in such a manner as would permit any other party to cancel or terminate any such Acquirer Contract, or would permit any other party to seek damages or other remedies, which cancellation, termination, damages or other remedies would be reasonably likely to have an Acquirer Material Adverse Effect.

  Section 4.12 Litigation. Except as disclosed in the Acquirer SEC Reports, there is no action, suit or proceeding, or arbitration or investigation against Acquirer or any of its Subsidiaries pending or as to which Acquirer has received any written notice of assertion, which is reasonably likely to have an Acquirer Material Adverse Effect, or a material adverse effect on the ability of Acquirer to consummate the transactions contemplated by this Agreement.

  Section 4.13 Environmental Matters.

  (a) To the knowledge of Acquirer, no underground storage tanks are present under any property that Acquirer or any of its Subsidiaries has at any time owned, operated, occupied or leased. No amount of any Hazardous Material is present as a result of the actions of Acquirer or any of its Subsidiaries, or, to Acquirer's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that Acquirer or any of its Subsidiaries has at any time owned, operated, occupied or leased, where the presence of such Hazardous Material is reasonably likely to have an Acquirer Material Adverse Effect.

  (b) At no time has Acquirer or any of its Subsidiaries transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has Acquirer or any of its Subsidiaries conducted any Hazardous Materials Activities in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity, with the exception of violations that have not had or are not reasonably likely to have an Acquirer Material Adverse Effect.

  (c) Acquirer and its Subsidiaries currently hold all Environmental Permits the absence of which would be reasonably likely to have an Acquirer Material Adverse Effect.

  (d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Acquirer, threatened concerning any Environmental Permit or any Hazardous Materials Activity of Acquirer or any of its Subsidiaries. Acquirer is not aware of any fact or circumstance which could involve Acquirer in any environmental litigation or impose upon Acquirer any environmental liability which would be reasonably likely to have an Acquirer Material Adverse Effect.

  Section 4.14 Employee Benefit Plans.

  (a) Acquirer has made available to Target all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of Acquirer or any ERISA Affiliate of Acquirer (together, the "Acquirer Employee Plans").

  (b) With respect to the Acquirer Employee Plans, individually and in the aggregate, to the knowledge of Acquirer, no event has occurred, and there exists no condition or set of circumstances in connection with which Acquirer could be subject to any liability that is reasonably expected to have an Acquirer Material Adverse Effect.

  (c) With respect to the Acquirer Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of Acquirer, which obligations are reasonably likely to have an Acquirer Material Adverse Effect.

  (d) Except as disclosed in Acquirer SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, neither Acquirer nor any of its Subsidiaries is a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of Acquirer or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Acquirer of the nature contemplated by this Agreement, (iii) agreement with any officer of Acquirer providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof, or (iv) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

  Section 4.15 Pooling of Interests.

  (a) To its knowledge, neither Acquirer nor any of its Affiliates (as defined in Section 6.11) has, through the date of this Agreement, taken or agreed to take any action which would prevent Acquirer from accounting for the business combination to be effected by the Merger as a pooling of interests.

  (b) Acquirer has received a letter from Price Waterhouse LLP, dated the date of this Agreement, stating that it will deliver at Closing a letter to the effect that it concurs with Acquirer's management as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16, if the Merger is consummated in accordance with this Agreement (the "Acquirer Preliminary Pooling Letter").

  Section 4.16 Interested Party Transactions. Except as set forth in the Acquirer SEC Reports, since the date of Acquirer's last proxy statement to its stockholders, no event has occurred that would be required to be reported by Acquirer as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

  Section 4.17 Registration Statement; Joint Proxy Statement/Prospectus. The information supplied by Acquirer for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by Acquirer for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of Target, at the time of the Target Stockholder's Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Target Stockholders' Meeting which has become materially false or misleading. If at any time prior to the Stockholders' Meetings any event relating to Acquirer or any of its Affiliates, officers or directors should be discovered by Acquirer which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Acquirer shall promptly inform Target.

  Section 4.18 Opinion of Financial Advisor. The financial advisor of Acquirer, Hambrecht & Quist LLC, has delivered to Acquirer an opinion, dated the date of this Agreement, to the effect that the Exchange Ratio is fair to Acquirer from a financial point of view.

  Section 4.19 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Acquirer, in its capacity as sole stockholder of Sub, has adopted this Agreement and approved the Merger.

  Section 4.20 Acquirer Common Stock. The Acquirer Common Stock to be issued in accordance with Article II and the Acquirer Common Stock to be issued in accordance with Section 6.13 of this Agreement will be validly issued, fully paid and nonassessable and not subject to preemptive rights, and will be freely tradable, except for restrictions on transfer imposed by law or required in order to preserve pooling of interests accounting treatment of the Merger.

                                   ARTICLE V

                Conduct of Business Prior to the Effective Time

  Section 5.1 Covenants of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Target agrees as to itself and its Subsidiaries, except to the extent that Acquirer shall otherwise consent in writing (which consent will not be unreasonably withheld or delayed), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to
(i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. Target shall promptly notify Acquirer of any event or occurrence not in the ordinary course of business of Target of which Target has knowledge where such event or occurrence would result in a breach of any covenant of Target set forth in this Agreement or cause any representation or warranty of Target set forth in this Agreement to be inaccurate in any material respect as of the date made or (except in the case of representations and warranties that speak specifically as of the date hereof or as of another specific date) as of the Effective Time. Except as expressly contemplated by this Agreement, subject to Section 6.1, Target shall not (and shall not permit any of its Subsidiaries to), without the prior written consent of Acquirer (which consent will not be unreasonably withheld or delayed):

    (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan of Target or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

    (b) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Target Intellectual Property Rights other than (i) the grant of non-exclusive licenses in the ordinary course of business consistent with past practices and (ii) the grant of exclusive licenses in connection with [describe type of transaction] transactions entered into in the ordinary course of business consistent with past practices;

    (c) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

    (d) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

    (e) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of (i) rights to purchase shares of Target Common Stock under the Target Purchase Plan, (ii) options to purchase up to an aggregate of 150,000 shares of Target Common Stock in connection with the hiring, retention and/or promotion of employees of or consultants to the Target or its Subsidiaries (other than officers and directors of Target) in the ordinary course of business consistent with Target's past policies, or (iii) shares of Target Common Stock issuable upon the exercise of options granted under the Target Employee Option Plan or the Target Director Option Plan or the Target Individual Options or pursuant to rights under the Target Purchase Plan or pursuant to the Target Incentive Plan;

    (f) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation or other business organization or division;

    (g) Sell, lease, license, encumber or otherwise dispose of (by merger, consolidation, sale of assets or otherwise) any of its properties or assets which are material, individually or in the aggregate, to the business of Target and its Subsidiaries, taken as a whole, except for licenses and sales in the ordinary course of business consistent with past practices;

    (h) Take any action to: (i) increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, officers, (iii) grant any additional severance or termination pay to, or enter into any employment or severance agreement, with any employee, except in accordance with past practices, (iv) enter into any collective bargaining agreement, or (v) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

    (i) Revalue any material amount of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practices;

    (j) Incur any material indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, other than indebtedness incurred under outstanding lines of credit;

    (k) Amend or propose to amend its Certificate of Incorporation or Bylaws, except as contemplated by this Agreement;

    (l) Incur or commit to incur capital expenditures in excess of $200,000 during any calendar month;

    (m) Enter into or amend any agreement pursuant to which any third party is granted exclusive marketing, distribution or manufacturing rights with respect to any Target product or any agreement pursuant to which any third party is granted any right to source code or to use source code to make or create derivative works other than pursuant to (i) agreements relating to the porting of Target's software with specific products of third parties,
  (ii) customary source code escrow agreements with customers,
  (iii) agreements for the development of ancillary products, and (iv) agreements relating to the localization or translation of software, in each case entered into in the ordinary course of business consistent with past practice;

    (n) Amend or terminate any material contract, agreement or license to which it is a party except in the ordinary course of business;

    (o) Waive or release any material right or claim, except in the ordinary course of business;

    (p) Initiate any litigation or arbitration proceeding, other than a proceeding relating to the enforcement or interpretation of its rights under this Agreement or relating to the transactions contemplated hereby;

    (q) Agree in writing or otherwise to take any of the actions described in Sections (a) through (p) above; or

    (r) Take any other action which is reasonably likely to make any of Target's representations or warranties contained in this Agreement inaccurate in any material respect as of the date made or (except in the case of representations or warranties that speak specifically as of the date hereof or as of another specific date) as of the Effective Time.

  Section 5.2 Covenants of Acquirer. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Acquirer agrees as to itself and its Subsidiaries, except to the extent that Target shall otherwise consent in writing (which consent will not be unreasonably withheld or delayed), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. Acquirer shall promptly notify Target of any event or occurrence not in the ordinary course of business of Acquirer of which Acquirer has knowledge where such event or occurrence would result in a breach of any covenant of Acquirer set forth in this Agreement or cause any representation or warranty of Acquirer to be inaccurate in any material respect as of the date made or (except in the case of representations and warranties that speak as of a specific date) as of the Effective Time. Except as expressly contemplated by this Agreement, Acquirer shall not (and shall not permit any of its Subsidiaries to), without the prior written consent of Target (which consent shall not be unreasonably withheld or delayed):

    (a) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any of its capital stock, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

    (b) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

    (c) Issue, deliver or sell to any of its directors, officers, employees or consultants any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of (i) rights to purchase shares of Acquirer Common Stock under the Acquirer Purchase Plan, (ii) options to purchase shares of Acquirer Common Stock granted under the Acquirer Option Plans in the ordinary course of business consistent with Acquirer's past policies or (iii) shares of Acquirer Common Stock issuable upon the exercise of options granted under the Acquirer Option Plans or pursuant to rights under the Acquirer Purchase Plan;

    (d) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire any such shares or convertible securities (i) by means of any public offering registered under the Securities Act (other than an offering registered pursuant to a registration statement on Form S-8) or (ii) in any transaction exempt from such registration where the gross proceeds from such transaction are reasonably expected to exceed $50,000,000 (other than Acquirer Series B Preferred Stock and warrants issuable pursuant to the Acquirer Series B Agreements, the securities of Acquirer issuable upon conversion of Acquirer Series B Preferred Stock or upon the exercise of warrants issuable pursuant to the Acquirer Series B Agreements), in any such case unless Acquirer has advised Target in advance of its intention to effect such offering or enter into such transaction and, if Target so requests, consulted with Target regarding the advisability of such proposed offering or transaction;

    (e) Acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation or other business organization or division where the consideration to be paid by Acquirer therefor consists of voting securities, cash and/or other assets having an aggregate value (as determined in good faith by the Board of Directors of Acquirer at the time such acquisition is approved by such Board) of more than $125,000,000 unless Acquirer has advised Target in advance of its intention to effect such acquisition and, if Target so requests, consulted with Target regarding the advisability of such proposed acquisition;

    (f) Sell, lease, license or otherwise dispose of (by merger, consolidation, sale of assets or otherwise) any of its properties or assets which are material, individually or in the aggregate, to the business of Acquirer and its Subsidiaries, taken as a whole, except for licenses and sales in the ordinary course of business;

    (g) Amend or propose to amend its Certificate of Incorporation or Bylaws, except as contemplated by this Agreement;

    (h) Agree in writing or otherwise to take any of the actions described in Sections (a) through (g) above; or

    (i) Take any other action which is reasonably likely to make any of Acquirer's representations or warranties contained in this Agreement inaccurate in any material respect as of the date made or (except in the case of representations or warranties that speak specifically as of the date hereof or as of another specific date) as of the Effective Time.

  Section 5.3 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Acquirer and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby.

                                  ARTICLE VI

                             Additional Agreements

  Section 6.1 No Solicitation.

  (a) From and after the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, Target shall not, directly or indirectly, through any officer, director, employee, affiliate, agent or representative, (i) solicit, initiate, seek, entertain, or knowingly encourage or support any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, sale of any material portion of assets, sale of shares of capital stock of Target (including without limitation by way of a tender offer) constituting more than 10% of the total outstanding voting securities of Target (excluding sales permitted pursuant to Section 5.1), other than the transactions contemplated by this Agreement (any of such proposals or offers being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Target or its Board of Directors from (A) providing non-public information to, or engaging or participating in discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity (including a new and unsolicited Acquisition Proposal received by Target after the execution of this Agreement from a person or entity whose initial contact with Target may have been solicited by Target prior to the execution of this Agreement) or recommending such an unsolicited bona fide written Acquisition Proposal to the stockholders of Target, if and only to the extent that (1) the Board of Directors of Target determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction more favorable to Target's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") and that the party making such Superior Proposal has the financial means, or the ability to obtain the necessary financing, to conclude such transaction, (2) the Board of Directors of Target determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would create a substantial risk of liability for breach of its fiduciary duties to Target's stockholders under applicable law and (3) prior to furnishing such non-public information to such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with terms no less favorable to Target than those contained in the nondisclosure letter agreements dated October 28, 1997 between Acquirer and Target (the "Confidentiality Agreements"); or (B) complying with Rules 14d-9 or 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or making any disclosure to Target's stockholders if, in the good faith judgment of the Board of Directors at Target (after consultation with its outside legal counsel), failure to do so would be inconsistent with any law, rule, regulation or duty applicable to Target or its Board of Directors.

  (b) Target shall notify Acquirer no later than 24 hours after receipt by Target (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of Target by any person or entity that informs Target that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

  Section 6.2 Proxy Statement; Registration Statement.

  (a) As promptly as practicable after the execution of this Agreement, Acquirer and Target shall prepare and file with the SEC the Proxy Statement, and Acquirer shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Acquirer and Target shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practicable. The Proxy Statement shall include the recommendation of the Board of Directors of Target in favor of this Agreement and the Merger and the recommendation of the Board of Directors of Acquirer in favor of the issuance of shares of Acquirer Common Stock pursuant to the Merger; provided that, notwithstanding anything to the contrary in Sections 6.1, 6.2, 6.6 or other provisions of this Agreement, the Board of Directors of Target may withdraw such recommendation if such Board of Directors determines in good faith (after consultation with its outside legal counsel) that the failure to withdraw such recommendation would create a substantial risk of liability for breach of its fiduciary duties to its stockholders under applicable law.

  (b) Acquirer and Target shall make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and applicable state blue sky laws and the rules and regulations thereunder.

  Section 6.3 Consents. Each of Acquirer and Target shall use all reasonable efforts to obtain all necessary consents, waivers and approvals under any of Acquirer's or Target's material agreements, contracts, licenses or leases as may be necessary to consummate the Merger and the other transactions contemplated by this Agreement.

  Section 6.4 Current Nasdaq Quotation. Each of Acquirer and Target agrees to continue the quotation of Acquirer Common Stock and Target Common Stock, respectively, on The Nasdaq National Market during the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time.

  Section 6.5 Access to Information. Upon reasonable notice, Target and Acquirer shall each (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time or the termination of this Agreement, to all its properties, books, contracts, commitments and records and, during such period, each of Target and Acquirer shall (and shall cause each of its Subsidiaries to) furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreements. No information or knowledge obtained in any investigation pursuant to this Section 6.5 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

  Section 6.6 Stockholder Meetings. Acquirer and Target each shall call a meeting of its respective stockholders, subject to the provisions of applicable law, to be held as promptly as reasonably practicable for the purpose of voting upon, in the case of Target, the adoption of this Agreement and the approval of the Merger and, in the case of Acquirer, the issuance of shares of Acquirer Common Stock pursuant to the Merger. Subject to Sections
6.1 and 6.2, Acquirer and Target will, through their respective Board of Directors, recommend to their respective stockholders approval of such matters and will coordinate and cooperate with respect to the timing of such meetings and shall use all reasonable efforts to hold such meetings on the same day and as soon as reasonably practicable after the date hereof. Subject to applicable law and the provisions of Sections 6.1 and 6.2(a), each party shall use its reasonable efforts to solicit from its stockholders proxies in favor of such matters.

  Section 6.7 Legal Conditions to Merger. Each of Acquirer and Target will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and use its best efforts to furnish information to each other in connection with any such requirements imposed upon either of them or any of their Subsidiaries in connection with the Merger. Each of Acquirer and Target will, and will cause its Subsidiaries to, (i) take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity required to be obtained or made by Target, Acquirer or any of their Subsidiaries in connection with the Merger (any of the foregoing an "Approval") or the taking of any action contemplated thereby or by this Agreement, (ii) diligently oppose or pursue any rehearing, appeal or other challenge which may be available to it of any refusal to issue any Approval or of any order or ruling of any Governmental Entity which may adversely affect the ability of the parties hereto to consummate the Merger or, except as permitted by Sections 6.1, 6.2 and 6.6, to take any action contemplated by any Approval or by this Agreement until such time as such refusal to issue any Approval or any order or ruling has become final and non-appealable, and (iii) diligently oppose any objections to, appeals from or petitions to reconsider or reopen any Approval or the taking of any action contemplated thereby or by this Agreement. Notwithstanding the foregoing, neither Target nor Acquirer shall be required to agree, as a condition to any Approval, to divest itself of or hold separate any Subsidiary, division or business unit which is material to the business of such party and its Subsidiaries, taken as a whole, or the divestiture or holding separate of which would be reasonably likely to have a material adverse effect on (A) the business, financial condition or results of operations of such party and its Subsidiaries, taken as a whole or (B) the benefits intended to be derived as a result of the Merger.

  Section 6.8 Public Disclosure. Acquirer and Target shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by the rules of the NASD.

  Section 6.9 Tax-Free Organization. Both before and after the Effective Time, Acquirer and Target shall each use all reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

  Section 6.10 Pooling Accounting. Acquirer and Target shall each use all reasonable efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of Acquirer and Target shall use all reasonable efforts (i) to cause its respective Affiliates (as defined in Section 6.11) not to take any action that would adversely affect the ability of Acquirer to account for the business combination to be effected by the Merger as a pooling of interests and (ii) to cause its respective Affiliates to sign and deliver to

Acquirer a customary "pooling letter" in form and substance agreed upon by Target and Acquirer to the extent that receipt of such letter is required to assure the availability of pooling of interests accounting treatment.

  Section 6.11 Affiliate Agreements. Acquirer and Target have provided each other with a list of those persons who are, in Acquirer's or Target's respective reasonable judgment, "affiliates" of Acquirer or Target, respectively, within the meaning of Rule 145 under the Securities Act ("Rule 145"). Each such person who is an "affiliate" of Acquirer or Target within the meaning of Rule 145 is referred to herein as an "Affiliate." Acquirer and Target shall provide each other such information and documents as Target or Acquirer shall reasonably request for purposes of reviewing such list and shall notify the other party in writing regarding any change in the identity of its Affiliates prior to the Closing Date. Target shall use all reasonable efforts to deliver or cause to be delivered to Acquirer at least 30 days prior to Closing Date from each of the Affiliates of Target, an executed Affiliate Agreement, in form and substance reasonably satisfactory to Acquirer and Target, by which such Affiliate of Target agrees to comply with the applicable requirements of Rule 145 ("Affiliates Agreement"). Acquirer shall be entitled to place appropriate legends on the certificates evidencing any Acquirer Common Stock to be received by such Affiliates of Target pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Acquirer Common Stock, consistent with the terms of the Affiliates Agreements.

  Section 6.12 Nasdaq Quotation. Acquirer shall use its best efforts to cause the shares of Acquirer Common Stock to be issued in the Merger to be approved for quotation on The Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date.

  Section 6.13 Stock Plans, Options and Employee Benefits.

  (a) At the Effective Time, each outstanding option to purchase Target Common Stock (a "Target Option") under the Target Employee Option Plan or the Target Individual Options shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Target Option, the same number of shares of Acquirer Common Stock as the holder of such Target Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest tenth of a cent) equal to (i) the aggregate exercise price for the shares of Target Common Stock otherwise purchasable pursuant to such Target Option divided by (ii) the number of full shares of Acquirer Common Stock deemed purchasable pursuant to such Target Option in accordance with the foregoing; provided, however, that in the case of any Target Options to which
Section 422 of the Code applies ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 425(a) of the Code.

  (b) As soon as practicable after the Effective Time, Acquirer shall deliver to the participants in the Target Employee Option Plan and the holders of the Target Individual Options an appropriate notice setting forth such participants' rights pursuant thereto and the Target Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.13 after giving effect to the Merger). Acquirer shall comply with the terms of the Target Employee Option Plan and the Target Individual Options and ensure, to the extent required by, and subject to the provisions of, such plan, that Target Options which qualified as incentive stock options prior to the Effective Time will continue to qualify as incentive stock options after the Effective Time.

  (c) Acquirer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Acquirer Common Stock for delivery upon the exercise of the Target Options assumed in accordance with this
Section 6.13. On the first business day after the date of the Effective Time, Acquirer shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Acquirer Common Stock subject to the Target Options assumed pursuant to this Section 6.13 and shall use its best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Target Options remain outstanding. With respect to those individuals, if any, who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Acquirer shall administer Target Options assumed pursuant to this
Section 6.13 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Target Employee Option Plan and the Target Individual Options complied with such rule prior to the Merger.

  (d) Target shall take such action as is necessary to cause the ending date of the then current offering period under of the Target Purchase Plan to be the last trading day on which the Target Common Stock is traded on The Nasdaq National Market immediately prior to the Effective Time (the "Final Target Purchase Date"); provided, that, such change in such current offering period shall be conditioned upon the consummation of the Merger. On the Final Target Purchase Date, Target shall apply the funds credited as of such date under the Target Purchase Plan within each participant's payroll withholding account to the purchase of whole shares of Target Common Stock in accordance with the terms of the Target Purchase Plan.

  (e) Employees of Target or its Subsidiaries as of the Effective Time shall be permitted to participate in the Acquirer Purchase Plan commencing on the first enrollment date of such plan following the Effective Time, subject to the eligibility provisions of such plan (with employees receiving credit, for purposes of such eligibility provisions, for service with Target or Acquirer).

  (f) Immediately prior to the Effective Time, all awards accrued as of the Effective Time under the Target Incentive Plan shall be paid in accordance with the terms of the Target Incentive Plan. Such awards shall be paid in cash or stock, as provided in the Target Incentive Plan, upon the election of the employees of Target or its Subsidiaries receiving the awards.

  (g) Acquirer shall cause the Registration Statement to cover any shares of Acquirer Common Stock issuable in the Merger upon conversion of Target Common Stock issued prior to the Effective Time upon any exercise of any option or right, or the delivery of any award, or the purchase of any shares under the Target Employee Option Plan, the Target Individual Options, the Target Director Option Plan, the Target Incentive Plan or the Target Purchase Plan.

  (h) Acquirer shall, and shall cause the Surviving Corporation and its Subsidiaries to, provide employees of the Surviving Corporation and its Subsidiaries with benefits (other than those described in Section 6.15), including 401(k), deferred compensation, health and welfare and paid-time off benefits, which are no less favorable in the aggregate than those generally provided by Acquirer to its U.S. employees.

  (i) To the extent that any employee of Target or any of Target's Subsidiaries becomes eligible to participate in any employee benefit plan of Acquirer after the Effective Time, Acquirer, the Surviving Corporation and their Subsidiaries, to the extent such employee benefit plan permits, shall credit such employee's service with Target or its Subsidiaries for purposes of determining such employee's eligibility to participate in and vesting under, and for purposes of calculating the benefits under, such employee benefit plan. To the extent permitted by such employee benefit plan of Acquirer and applicable law, Acquirer, the Surviving Corporation and its Subsidiaries shall waive any pre-existing condition limitations, waiting periods or similar limitations under such employee benefit plan. If Acquirer can amend any employee benefit plan without significant cost or expense to implement such service credit or waiver, it shall do so.

  (j) This Section 6.13 will survive the termination of the Merger, is intended to benefit and may be enforced by each of the persons who participate in any of the employee benefits plans referred to in this Section 6.13, and will be binding on all successors and assigns of Acquirer and Surviving Corporation.

  Section 6.14 Brokers or Finders. Each of Acquirer and Target represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Hambrecht & Quist LLC, whose fees and expenses will be paid by Acquirer in accordance with Acquirer's agreement with such firm (a copy of which has been delivered by Acquirer to Target prior to the date of this Agreement), and BancAmerica Robertson Stephens, whose fees and expenses will be paid by Target in accordance with Target's agreement with such firm (a copy of which has been delivered by Target to Acquirer prior to the date of this Agreement), and each of Acquirer and Target agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its Affiliate.

  Section 6.15 Indemnification.

  (a) From and after the Effective Time, Acquirer shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of Target or any of its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, fines, penalties, expenses, fees (including reasonable attorneys' fees), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Target or any of its Subsidiaries, whether pertaining to any matter existing or occurring prior to or after the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") including, without limitation, all losses, claims, damages, costs, fines, penalties, expenses, fees, liabilities or judgments based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby. Acquirer and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law. Any Indemnified Party wishing to claim indemnification under this Section 6.15, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Target, Acquirer or the Surviving Corporation (but the failure so to notify an Indemnifying Party shall not relieve it from any liability which it may have under this Section 6.15 except to the extent such failure prejudices such party).

  (b) Without limiting any commitment under Section 6.15(a), from and after the Effective Time, the Surviving Corporation and Acquirer will fulfill and honor in all respects the obligations of Target pursuant to Target's Certificate of Incorporation and Bylaws, as in effect as of the date hereof and any indemnification agreement between Target and any Indemnified Party existing and in force as of the date of this Agreement and identified in the Target Disclosure Schedule.

  (c) Acquirer shall maintain, or shall cause the Surviving Corporation to maintain, in effect a policy or policies of directors and officers liability insurance with coverage substantially comparable to policies in force as of the date of this Agreement (copies of which have been provided to Acquirer) covering the Indemnified Parties for a period of not less than six years following the Effective Time; provided, however, that in no event shall Acquirer or the Surviving Corporation be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by Target for such insurance; and, provided, however, that if during such period the annual premiums for such comparable insurance coverage exceed such amount, Acquirer or the Surviving Corporation shall be obligated to obtain a policy which, in the reasonable judgment of Acquirer, provides the best coverage available for a cost not exceeding such amount.

  (d) The provisions of this Section 6.15 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives, and may not be amended, altered or repealed without the written consent of any affected Indemnified Party.

  Section 6.16 Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of stockholders of Target described in Section 6.6. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

                                  ARTICLE VII

                             Conditions to Merger

  Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

    (a) Stockholder Approvals. This Agreement shall have been adopted and the Merger shall have been approved by the affirmative vote of the holders of a majority of the shares of Target Common Stock outstanding as of the record date for the Target Stockholders Meeting (the "Target Requisite Vote"), and the issuance of shares of Acquirer Common Stock in the Merger shall have been approved by the minimum vote required under Rule 4460(i)(b) of the National Association of Securities Dealers, Inc. (the "Acquirer Requisite Vote").

    (b) HSR Waiting Period. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    (c) Approvals. Other than the filing provided for by Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the absence or nonoccurrence of which would be reasonably likely to have a Target Material Adverse Effect or an Acquirer Material Adverse Effect shall have been filed, occurred or been obtained.

    (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

    (e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting Acquirer's operation of the business of Target after the Merger shall have been issued by any Governmental Entity, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal in any jurisdiction in the United States.

    (f) Pooling Letters. Acquirer shall have received a letter from Price Waterhouse LLP, dated as of the Closing Date, confirming the statements contained in the Acquirer Preliminary Pooling Letter, and Target shall have received a letter from Arthur Andersen LLP, dated as of the Closing Date, confirming the statements contained in the Target Preliminary Pooling Letter.

    (g) Nasdaq. The shares of Acquirer Common Stock to be issued in the Merger and upon exercise of options under the Target Employee Option Plan shall have been approved for quotation on The Nasdaq National Market.

  Section 7.2 Additional Conditions to Obligations of Acquirer and Sub. The obligations of Acquirer and Sub to effect the Merger are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Acquirer and Sub:

    (a) Representations and Warranties. The representations and warranties of Target set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties that speak specifically as of the date hereof or as of another specific date, which shall be true and correct as of such date), except for (i) changes contemplated by this

  Agreement and (ii) where the failure to be true and correct would not be reasonably likely to have a Target Material Adverse Effect (it being understood that, for purposes of determining whether such representations and warranties are true and correct as of the Closing Date, (i) any inaccuracy that primarily results from or relates to general business, economic or industry conditions shall be disregarded, (ii) any inaccuracy that directly or indirectly results from or relates to the announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement shall be disregarded, and (iii) any inaccuracy that directly or indirectly results from or relates to the taking of any action contemplated or permitted by this Agreement shall be disregarded); and Acquirer shall have received a certificate signed on behalf of Target by the chief executive officer and the chief financial officer of Target to such effect.

    (b) Performance of Obligations of Target. Target shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date (except, in the case of Target's obligations under the second sentence of Section 5.1 and under
  Section 5.1(r), where such failure of performance would not be reasonably likely to have a Target Material Adverse Effect); and Acquirer shall have received a certificate signed on behalf of Target by the chief executive officer and the chief financial officer of Target to such effect.

    (c) Tax Opinion. Acquirer shall have received a written opinion from Gray Cary Ware & Freidenrich, A Professional Corporation, counsel to Acquirer, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that if Gray Cary Ware & Freidenrich, A Professional Corporation, does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if special counsel to Target renders such opinion to Acquirer.

    (d) Employment Agreements. Roger Sippl and Jens Christensen shall have executed and delivered to Acquirer Employment Agreements in the form of Exhibit B and Exhibit C hereto, respectively (the "Employment Agreements").

    (e) Non-Competition Agreements. Each person listed in the preamble of Exhibit D hereto shall have executed and delivered to Acquirer a Non-Competition Agreement substantially in the form of Exhibit D hereto.

    (f) No Material Adverse Change. After the date of this Agreement, there shall not have occurred any material adverse change in the business, operations, financial condition or results of operations of Target and its Subsidiaries, taken as a whole (it being understood that, for purposes of this subsection, (i) any adverse change that primarily results from or relates to general business, economic or industry conditions shall be disregarded, (ii) any adverse change that directly or indirectly results from or relates to the announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement shall be disregarded, and
  (iii) any adverse change that directly or indirectly results from or relates to the taking of any action contemplated or permitted by this Agreement shall be disregarded). Without limiting the generality of the foregoing and notwithstanding anything herein to the contrary, a material and adverse deviation in the financial performance of Target from the consensus of published financial analyst estimates as of the date of this Agreement for the fiscal quarter ending December 31, 1997 shall be deemed a material adverse change under this subsection (f).

  Section 7.3 Additional Conditions to Obligations of Target. The obligation of Target to effect the Merger is subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Target:

    (a) Representations and Warranties. The representations and warranties of Acquirer and Sub set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties that speak specifically as of the date hereof or as of another specific date, which shall be true and correct as of such date), except for (i) changes contemplated by this Agreement and
  (ii) where the failure to be true and correct would not be reasonably likely to have an Acquirer Material Adverse Effect, (it being understood that, for purposes of determining whether such representations and warranties are true and correct as of the Closing Date, (i) any inaccuracy that primarily results from or relates to general business, economic or industry conditions shall be disregarded, (ii) any inaccuracy that directly or indirectly results from or relates to the announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement shall be disregarded, and (iii) any inaccuracy that directly or indirectly results from or relates to the taking of any action contemplated or permitted by this Agreement shall be disregarded); and Target shall have received a certificate signed on behalf of Acquirer by the chief executive officer and the chief financial officer of Acquirer to such effect.

    (b) Performance of Obligations of Acquirer and Sub. Acquirer and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date (except, in the case of Acquirer's obligations under the second sentence of Section 5.2 and under Section 5.2(i), where such failure of performance would not be reasonably likely to have an Acquirer Material Adverse Effect); and Target shall have received a certificate signed on behalf of Acquirer by the chief executive officer and the chief financial officer of Acquirer to such effect.

    (c) Tax Opinion. Target shall have received the opinion of Cooley Godward LLP, special counsel to Target, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that if Cooley Godward LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if counsel to Acquirer renders such opinion to Target.

    (d) Employment Agreements. Acquirer shall have executed and delivered the Employment Agreements.

    (e) No Material Adverse Change. After the date of this Agreement, there shall not have occurred any material adverse change in the business, operations, financial condition or results of operations of Acquirer and its Subsidiaries, taken as a whole (it being understood that, for purposes of this subsection, (i) any adverse change that primarily results from or relates to general business, economic or industry conditions shall be disregarded, (ii) any adverse change that directly or indirectly results from or relates to the announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement shall be disregarded, and
  (iii) any adverse change that directly or indirectly results from or relates to the taking of any action contemplated or permitted by this Agreement shall be disregarded). Without limiting the generality of the foregoing and notwithstanding anything herein to the contrary, a material and adverse deviation in the financial performance of Acquirer from the consensus of published financial analyst estimates as of the date of this Agreement for the fiscal quarter ending December 31, 1997 shall be deemed a material adverse change under this subsection (e).

    (f) Rights Plan. The Acquirer Rights Plan shall have been amended to provide that the Merger and the other transactions contemplated by this Agreement will not result the distribution or exercisability of any rights under the Acquirer Rights Plan.

                                 ARTICLE VIII

                           Termination and Amendment

  Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(g), by written notice by the terminating party to the other party); whether before or after approval of the matters presented in connection with the Merger by the stockholders of Target or Acquirer:

    (a) by the mutual written consent of Acquirer and Target;

    (b) by either Acquirer or Target if the Merger shall not have been consummated by March 31, 1998; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date (except, in the case of Target's obligations under the second sentence of Section 5.1 and under Section 5.1(r), where such failure of performance would not be reasonably likely to have a Target Material Adverse Effect);

    (c) by either Acquirer or Target if a court of competent jurisdiction or other Governmental Entity in the United States shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party which has failed to comply in any material respect with its obligations under Section 6.7);

    (d) by either Acquirer or Target, if at the Target Stockholders' Meeting or the Acquirer Stockholders' Meeting (including any adjournment or postponement) the final vote of the stockholders shall have been taken and, in respect of Target, the Target Requisite Vote shall not have been obtained or, in respect of Acquirer, the Acquirer Requisite Vote shall not have been obtained (provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party which has failed to comply in any material respect with its obligations under Sections 6.2 and 6.6);

    (e) by Acquirer, if (i) the Board of Directors of Target shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Acquirer or shall have resolved or publicly announced its intention to do so; (ii) an Alternative Transaction (as defined in Section 8.3(e)) shall have been consummated or the Board of Directors of Target shall have recommended an Alternative Transaction to the stockholders of Target or shall have resolved or publicly announced its intention to recommend or engage in such an Alternative Transaction; or
  (iii) a tender offer or exchange offer for 50% or more of the outstanding shares of Target Common Stock is commenced (other than by Acquirer or an Affiliate of Acquirer) and the Board of Directors of Target shall have (A) recommended (or resolved or publicly announced its intention to recommend) that the stockholders of Target tender their shares in such tender or exchange offer or (B) resolved or publicly announced its intention to take no position with respect to such tender or exchange offer;

    (f) by Target, if the Board of Directors of Target shall have determined
  (i) to recommend an Acquisition Proposal to its stockholders after determining, pursuant to Section 6.1, that such Acquisition Proposal constitutes a Superior Proposal or (ii) to withdraw its recommendation of this Agreement or the Merger in accordance with the provisions of Section 6.2; or

    (g) by Acquirer or Target, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 7.2(a) or (b) (in the case of termination by Acquirer) or 7.3(a) or (b) (in the case of termination by Target) not to be satisfied and (ii) shall not have been cured within 20 business days following receipt by the breaching party of written notice of such breach from the other party.

  Section 8.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, there shall be no liability or obligation on the part of Acquirer, Target, Sub or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 8.3 and further except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement (except, in the case of Target's obligations under the second sentence of Section 5.1 and under Section 5.1(r), where such failure of performance would not be reasonably likely to have a Target Material Adverse Effect); provided that, the provisions of Sections 6.14 and 8.3 of this Agreement and the Confidentiality Agreements shall remain in full force and effect and survive any termination of this Agreement.

  Section 8.3 Fees and Expenses.

  (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Acquirer and Target shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with the printing and filing of the Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

  (b) If this Agreement is terminated by Acquirer or by Target pursuant to
Section 8.1(d) as a result of the failure to receive the Target Requisite Vote or by Target pursuant to Section 8.1(f), Target shall reimburse Acquirer for all of its reasonable and documented legal, accounting and financial advisory fees and all other reasonable and documented out-of-pocket expenses incurred by Acquirer in connection with this Agreement and the transactions contemplated hereby, in an aggregate amount not to exceed $750,000.

  (c) If (i) this Agreement is terminated by Acquirer pursuant to Section 8.1(e) or by Target pursuant to Section 8.1(f), and (ii) within six months after such termination, an Alternative Transaction is consummated, Target shall pay to Acquirer a termination fee of $4,000,000 in cash, less any amount previously paid by Target in reimbursement of Acquirer's expenses pursuant to
Section 8.3(b), at or prior to the consummation of such Alternative
Transaction.

  (d) If this Agreement is terminated by Acquirer or Target pursuant to
Section 8.1(d) as a result of the failure to receive the Acquirer Requisite Vote, Acquirer shall pay to Target a termination fee of $4,000,000 in cash within one business day after such termination.

  (e) As used in this Agreement, an "Alternative Transaction" means (i) a transaction or series of transactions pursuant to which any person or group (as such term is defined under the Exchange Act) other than Acquirer or Sub or any Affiliate thereof, (a "Third Party") acquires or would acquire (upon completion of such transaction or series of transactions) shares (or securities exercisable for or convertible into shares) representing more than 50% of the outstanding shares of Target Common Stock, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, consolidation or share exchange involving Target if, upon consummation of such merger, consolidation or share exchange such Third Party owns or would own more than 50% of the outstanding equity securities of Target or the entity surviving such merger or resulting from such consolidation (where Target either disappears into such entity in such merger or consolidation or becomes a direct or indirect Subsidiary of such entity), or (iii) any other transaction or series of transactions pursuant to which any third party acquires or would acquire (upon completion of such transaction or series of transactions) control of assets of Target and its Subsidiaries (including, for this purpose, outstanding equity securities of Subsidiaries of such party) having a fair market value equal to more than 50% of the fair market value of all the consolidated assets of Target and its Subsidiaries immediately prior to such transaction or series of transactions. The occurrence of any of the foregoing prior to the date of this Agreement shall not constitute an "Alternative Transaction" under this Agreement.

  Section 8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Target, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  Section 8.5 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE IX

                                 Miscellaneous

  Section 9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and the Effective Time, except for covenants and agreements which, by their terms, are to be performed after the Effective Time and the agreements of the Affiliates of Target delivered pursuant to Section 6.11. The Confidentiality Agreements shall survive the execution and delivery of this Agreement.

  Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Acquirer or Sub, to

      Borland International, Inc.
      100 Borland Way
      Scotts Valley, CA 95066
      Attention: General Counsel
      Facsimile No.: (408) 431-4171

      with a copy to:

      Gray Cary Ware & Freidenrich
      A Professional Corporation
      400 Hamilton Avenue
      Palo Alto, California 94301
      Attention: Peter M. Astiz, Esq.

    (b) if to Target, to

      Visigenic Software, Inc.
      951 Mariner's Island Boulevard
      San Mateo, CA 94404
      Attention: President
      Facsimile No.: (650) 286-5146

      with a copy to

      Cooley Godward LLP
      3000 El Camino Real
      Five Palo Alto Square
      Palo Alto, California 94306
      Attention: Timothy J. Moore, Esq.

  Section 9.3 Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to November 17, 1997. The words "agreement," "contract" or "commitment" when used in this Agreement shall mean a legally binding agreement, contract or commitment.

  Section 9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

  Section 9.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Sections 6.13 and 6.15 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

  Section 9.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law, except that the DGCL shall, to the extent applicable, govern the procedures to be taken hereunder to effect the Merger.

  Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  IN WITNESS WHEREOF, Acquirer, Sub and Target have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

Visigenic Software, Inc.                  Borland International, Inc.


          /s/ Roger J. Sippl                       /s/ Delbert W. Yocam
By: _________________________________     By: _________________________________
  Title:   Chief Executive Officer          Title:   Chief Executive Officer

                                          Vixen Acquisition Corporation

                                                   /s/ Delbert W. Yocam
                                          By: _________________________________
                                            Title:   Chief Executive Officer

                                                                        ANNEX B

                                                                ONE BUSH STREET
                                                        SAN FRANCISCO, CA 94104
                                                                 (415) 439-3000

November 17, 1997

Confidential

The Board of Directors
Borland International, Inc.
100 Borland Way
Scotts Valley, CA 95066

Gentlemen:

  You have requested our opinion as to the fairness from a financial point of view to Borland International, Inc. ("Borland" or the "Company") of the consideration to be paid by the Company in connection with the proposed acquisition by Borland of the common stock of Visigenic Software, Inc. ("Visigenic") (the "Proposed Transaction") under the terms of the Agreement and Plan of Merger, dated as of November 17, 1997, among Visigenic and Borland and the related Exhibits and Schedules thereto (the "Agreement"). The Agreement provides, among other things, that Borland will issue to stockholders of Visigenic, upon consummation of the proposed transaction
0.81988 shares of Borland for each share of Visigenic common stock.

  Hambrecht & Quist LLC ("Hambrecht & Quist"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwriting, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as a financial advisor to the Board of Directors of Borland in connection with the Proposed Transaction, and we will receive a fee for our services, which include the rendering of this opinion.

  In connection with our review of the Proposed Transaction, and in arriving at our opinion, we have, among other things:

    (i) reviewed the publicly available financial statements of Borland for recent years and interim periods to date and certain other relevant financial and operating data of Borland made available to use from published sources and from the internal records of Borland;

    (ii) reviewed certain internal financial and operating information, including certain projections, relating to Borland prepared by the management of Borland;

    (iii) discussed the business, financial condition and prospects of Borland with certain of its officers;

    (iv) reviewed the publicly available consolidated financial statements of Visigenic for recent years and interim periods to date and certain other relevant financial and operating data of Visigenic made available to use from published sources and from the internal records of Visigenic;

    (v) reviewed certain financial and operating information, including certain projections, relating to Visigenic prepared by analysts and certain information relating to Visigenic prepared by the management of Visigenic;

    (vi) discussed the business, financial condition and prospects of Visigenic with certain of its officers;

    (vii) reviewed the recent reported prices and trading activity for the common stocks of Borland and Visigenic and compared such information and certain financial information of Borland and Visigenic with similar information for certain other companies engaged in businesses we consider comparable;

    (viii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

    (ix) reviewed the Agreement;

    (x) discussed the tax and accounting treatment of the Proposed Transaction with Borland and Borland's lawyers and accountants; and

    (xi) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

  In the past, we have provided financial advisory services to Post Modern Computing Technologies, Inc. in its merger with Visigenic and received fees for rendering these services including 84,375 shares of common stock in Visigenic which we currently own. Hambrecht & Quist acted as the lead underwriter in both Visigenic's initial public offering of common stock in August 1996 and its subsequent follow-on offering in February 1997. In the ordinary course of business, Hambrecht & Quist has acted as a market maker and broker in the publicly traded securities of Visigenic and has received customary compensation in connection therewith. Hambrecht & Quist has also provided research coverage on Visigenic. Christina Morgan, Managing Director and Co-Head of Investment Banking at Hambrecht & Quist was a member of Visigenic's Board of Directors between March, 1993 and July, 1997.

  In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all of the information or Visigenic considered in connection with our review of the Proposed Transaction, and we have not assumed any responsibility for independent verification or such information or any independent valuation or appraisal of any of the assets or liabilities of Borland or Visigenic nor have we conducted a physical inspection of the properties and facilities of either company. With respect to the financial forecast and projections made available to us and used in our analysis, we have assumed that they reflect the best currently available estimates and judgments of the expected future financial performance of Borland and Visigenic. For purposes of this Opinion, we have assumed that neither Borland nor Visigenic is a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the Proposed Transaction and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a reevaluation of this opinion.

  It is understood that this letter is for the information of the Board of Directors and may not be used for any other purpose without our prior written consent; provided, however, that this letter may be reproduced in full in the Proxy Statement/Prospectus. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Proposed Transaction.

  Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof the consideration to be paid by Borland in the Proposed Transaction is fair to the Company from a financial point of view.

                                          Very truly yours,

                                          Hambrecht & Quist LLC

                                          /s/ Paul B. Cleveland
                                          -----------------------------
                                             Managing Director

                                                                        ANNEX C

November 17, 1997

PRIVILEGED AND CONFIDENTIAL

Board of Directors
Visigenic Software, Inc.
951 Mariner's Island Boulevard, Suite 120
San Mateo, CA 94404

Members of the Board:

  You have asked our opinion with respect to the fairness to the stockholders of Visigenic Software, Inc. ("Visigenic") from a financial point of view, as of the date hereof, of the Aggregate Merger Consideration (as defined below) in connection with the Agreement and Plan of Merger (the "Agreement"), by and among Borland International, Inc. ("Borland"), Vixen Acquisition Corp., a wholly owned subsidiary of Borland ("Merger Sub") and Visigenic.

  As more fully described in the Agreement, pursuant to the terms and subject to the conditions set forth therein, (i) Merger Sub will be merged with and into Visigenic (the "Merger"), (ii) the outstanding shares of common stock, par value $0.001 per share, of Visigenic (the "Visigenic Common Stock") and options to purchase Visigenic Common Stock will be converted into a total of approximately 12 million shares and options to purchase shares (on a treasury stock basis) of the common stock, par value $0.01 per share (the "Borland Common Stock"), of Borland (the "Aggregate Merger Consideration"). Under certain specified conditions related to the termination of the Agreement, Borland will be entitled to a fee of $4 million. The Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and to be accounted for as a "pooling of interests."

  For purposes of this opinion, we have: (i) reviewed financial information relating to Visigenic and Borland furnished to us by each company, including financial forecasts provided by Visigenic and other information and data which were provided to or otherwise discussed with us by the respective managements of Visigenic and Borland; (ii) reviewed publicly available information; (iii) held discussions with the managements of Visigenic and Borland concerning the business, past and current business operations, financial condition and future prospects of both companies, independently and combined; (iv) reviewed a draft of the Agreement; (v) reviewed the stock prices and trading histories of Visigenic and Borland; (vi) analyzed the potential pro forma financial impact of the Merger on Borland; (vii) reviewed the valuations of publicly traded companies which we deemed comparable to Visigenic, (viii) compared the financial terms of the Merger with other transactions which we have deemed relevant; (ix) analyzed the pro forma earnings per share of the combined company; (x) prepared a discounted cash flow analysis of Visigenic; (xi) held discussions with the management of Visigenic and Borland concerning the future prospects of a combined company comprised of Visigenic and Borland; and (xii) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

  In connection with our opinion, we have not independently verified any of the foregoing information and have relied on all such information as provided to us being complete and accurate in all material respects, including information furnished to us orally or otherwise discussed with us by management of Visigenic or Borland. Furthermore, we did not obtain any independent appraisal of the properties or assets and liabilities of Visigenic and Borland. With respect to the financial and operating forecasts of Visigenic and Borland which we have reviewed, we have assumed that such forecasts have been reasonably prepared in good faith on the basis of reasonable assumptions, and reflect the best available estimates and judgments of the managements of Visigenic and Borland. We have also assumed that the Merger will be accounted for as a "pooling of interests" under the GAAP. This opinion is based upon the closing trading price of the Borland Common Stock as of November 17, 1997, and is necessarily based upon market, economic, and other conditions that exist and can be evaluated as of the date of this letter and on the information noted above available to us as of the date hereof. In rendering this opinion, we have assumed that the Merger will be consummated substantially on the terms described in the Agreement, without any waiver of any material terms or conditions by any party thereto. It should be understood that, although subsequent developments may affect this opinion, we assume no obligation to update, revise or reaffirm this opinion.

  BancAmerica Robertson Stephens ("BARS") has provided certain investment banking services to Visigenic from time to time, including acting as co-manager for its initial public offering. In addition, BARS maintains a market in shares of Visigenic Common Stock. Furthermore, BARS has acted as financial advisor to Visigenic in connection with the Merger for which a portion of our fee is due and payable upon delivery of this opinion and the remaining portion of our fee is due and payable contingent upon the closing of the Merger.

  Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Visigenic in its evaluation of the proposed Merger, and this opinion is not intended to be and does not constitute a recommendation to any stockholder of Visigenic as to how such stockholder should vote on the proposed Merger. This opinion does not address the relative merits of the proposed Merger and any other transactions or business strategies discussed by the Board of Directors of Visigenic as alternatives to the proposed Merger or the underlying business decision of the Board of Directors of Visigenic to proceed with the proposed Merger. The opinion may not be published or otherwise used or referred to, nor shall any public reference to BARS be made, without our prior written consent; provided, that this opinion letter may be included in its entirety in the Joint Proxy Statement/Prospectus of Visigenic and Borland relating to the proposed Merger.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Merger Consideration is fair to the stockholders of Visigenic from a financial point of view.

                                          Very truly yours,

                                          BancAmerica Robertson Stephens

                                          /s/ Edwin David Hetz
                                          -----------------------------
                                            Managing Director

1568-PS-98SPC

                            VISIGENIC SOFTWARE, INC.

                   951 MARINER'S ISLAND BOULEVARD, SUITE 120
                          SAN MATEO, CALIFORNIA 94404

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 27, 1998

  The undersigned hereby appoints Mark D. Hanson and Kevin C. Eichler, and each or either of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all the shares of stock of Visigenic Software, Inc. (the "Company") which the undersigned may be entitled to vote at the Special Meeting of Stockholders of the Company to be held at the Company's offices at 951 Mariner's Island Boulevard, Suite 120, San Mateo, California 94404, on February 27, 1998, at 10:00 A.M., and at any and all continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions with discretionary authority as to any and all other matters that may properly come before the meeting.

  UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

                 CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
                                                                     SIDE



   Please mark
   votes as in
[X]this example.

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 1.

1. To (a) approve and adopt the Agreement and Plan of Merger, dated as of November 17, 1997, by and among Borland International, Inc. ("Borland"), Vixen Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Borland ("Sub"), and the Company pursuant to which, among other things, Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Borland (the "Merger"), and each outstanding share of common stock, par value $.001 per share, of the Company will be converted into the right to receive 0.81988 of a share of common stock, par value $.01 per share, of Borland; and (b) approve the Merger.

       FOR                            AGAINST                                                   ABSTAIN
       [_]                              [_]                                                       [_]

                              MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [_]

                              PLEASE SIGN, DATE, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

                              Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

SIGNATURE: ________ DATE: ________  SIGNATURE: ____________ DATE: _____________